 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-197039
Quinnipiac Bank & Trust Company
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
August 12, 2014
Dear Shareholders:
On March 31, 2014, the boards of directors of Bankwell Financial Group, Inc., or BWFG or Bankwell, and Quinnipiac Bank & Trust Company, or QBT, agreed to a strategic business combination in which QBT will merge with and into Bankwell Bank, a Connecticut chartered bank and wholly owned subsidiary of BWFG, referred to herein as the merger. Bankwell Bank will be the survivor of the merger. Under the terms and conditions of the merger, the shareholders of QBT, as of the record date, will be able to elect to receive either (i) $12.00 in cash, (ii) 0.56 shares of BWFG common stock for each share of QBT common stock, subject to proration provisions described in this proxy statement/prospectus, whereby approximately 75% of QBT shares will be exchanged for stock and approximately 25% for cash, or (iii) a combination of cash and BWFG common stock. The value of the stock consideration will depend on the market price of BWFG common stock on the effective date of the merger.
This proxy statement/prospectus is being sent to you to notify you of and invite you to the special meeting of QBT shareholders being held to consider the Agreement and Plan of Merger, dated as of March 31, 2014, referred to herein as the merger agreement, that QBT has entered into with BWFG. At the special meeting, you will be asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. You will also be asked to approve the adjournment of the special meeting, if necessary, in order to solicit additional proxies in favor of the merger agreement and the transactions contemplated by the merger agreement, including the merger.
The special meeting of QBT shareholders will be held at the New Haven Country Club, 160 Hartford Turnpike, Hamden, Connecticut 06517 on September 24, 2014, at 4:00 p.m., local time.
The merger cannot be completed unless, among other things, the holders of at least two-thirds of the shares of QBT common stock outstanding and entitled to vote approve the merger agreement. The board of directors of QBT unanimously approved the merger agreement and determined that the merger is fair and in the best interests of QBT and its shareholders, and accordingly unanimously recommends that shareholders vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and “FOR” the approval of the adjournment of the special meeting, if necessary, in order to solicit additional proxies in favor of the approval of the merger agreement and the transactions contemplated thereby, including the merger.
The attached proxy statement/prospectus, which serves as the proxy statement for the special meeting of the shareholders of QBT and as the prospectus for the shares of BWFG common stock to be issued in the merger, includes detailed information about the special meeting, the merger, and the documents related to the merger. We urge you to read this entire document carefully, including the discussion of the risks related to the merger and owning BWFG common stock after the merger in the section titled “Risk Factors” beginning on page 21. You can also obtain information about BWFG from documents that have been filed with the Securities and Exchange Commission that are incorporated in the proxy statement/prospectus by reference.

BWFG’s common stock is traded on the NASDAQ Global Market under the symbol “BWFG.” No established trading market exists for QBT common stock. On August 11, 2014, the last practicable trading day prior to the printing of the attached proxy statement/prospectus, the last sales price of BWFG common stock was $18.08 per share.
Your vote is important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card as soon as possible to make sure your shares are represented at the special meeting. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and “FOR” the approval of the adjournment of the special meeting. The failure to vote by submitting your proxy or attending the special meeting and voting in person will have the same effect as a vote against the approval of the merger agreement.
QBT’s board of directors unanimously recommends that shareholders vote “FOR” the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and “FOR” the approval of the adjournment of the special meeting, if necessary, in order to solicit additional proxies in favor of the merger agreement and the transactions contemplated by the merger agreement, including the merger.
Sincerely,

Brian P. McArdle
Chairman of the Board of Directors
Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the securities to be issued in the merger or determined if the attached proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The shares of BWFG common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.
This document is dated August 12, 2014, and is first being mailed to QBT shareholders on or about August 18, 2014.

Quinnipiac Bank & Trust Company
2704 Dixwell Avenue
Hamden, Connecticut 06518
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 24, 2014
A special meeting of shareholders of QBT will be held at the New Haven Country Club, 160 Hartford Turnpike, Hamden, Connecticut 06517 on September 24, 2014, at 4:00 p.m., local time for the following purposes:
1.
  to consider and vote on a proposal to approve the Agreement and Plan of Merger by and between Quinnipiac Bank & Trust Company (QBT) and Bankwell Financial Group, Inc. (BWFG or Bankwell), dated March 31, 2014, a copy of which is attached as Appendix A to the accompanying proxy statement/prospectus, and the transactions contemplated thereby; and
2.
  to consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.
The proposed merger of QBT with and into Bankwell Bank is more fully described in the attached document, which you should read carefully and in its entirety before voting.
The board of directors of QBT has established the close of business on July 28, 2014, as the record date for the special meeting. Only record holders of QBT common stock as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of that meeting. The affirmative vote of holders of at least two-thirds of the shares of QBT common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement.
If you hold QBT common stock on the record date, you will have the right to dissent from the merger and obtain payment in cash for the fair value of your QBT shares under Sections 33-855 to 33-872 of the Connecticut Business Corporation Act, or the CBCA, a copy of which is attached as Appendix B to the accompanying proxy statement/prospectus.
It is very important that all shares of QBT common stock be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. Alternatively, you may vote telephonically or by the internet by following the instructions described on the enclosed proxy card. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend. You may revoke it at any time before the meeting by giving written notice to the Secretary of QBT at the address set forth above, by subsequently filing another proxy or by attending the special meeting and voting in person. Executed proxies with respect to shares of QBT common stock with no instructions indicated on the proxy card will be voted “FOR” the approval of the merger agreement and the transactions contemplated thereby. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting will have the same effect as voting “AGAINST” the merger agreement.
By order of the Board of Directors,

Mark A. Candido
President and Chief Executive Officer
Hamden, Connecticut
August 12, 2014
Your vote is important. Please complete, sign, date and return your proxy card.

i

Business Strategy	27
BWFG’s Competitive Strengths	28
BWFG’s Market	29
BWFG Products and Services	30
Lending Activities	32
Credit Policy and Procedures	35
Deposits	36
Investment Services	36
Investments	37
Competition	37
Small Business Lending Fund Program	38
Description of Property	38
Legal Proceedings	38
Enterprise Risk Management	38
Intellectual Property	39
Full Time Employees	39
Management’s Discussion and Analysis of Financial Condition and Results of Operations — Bwfg and the wilton bank	40
Bankwell Financial Group, Inc. As of March 31, 2014 and December 31, 2013 and For the Three Months Ended March 31, 2014 and 2013	40
Bankwell Financial Group, Inc. As of December 31, 2013 and 2012 and For the Years Ended December 31, 2013, 2012 and 2011	52
The Wilton Bank As of September 30, 2013 and December 31, 2012 and 2011 and For the Nine Months Ended September 30, 2013 and 2012 and the Years Ended December 31, 2012 and 2011	93
BWFG QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	114
Interest Rate Risk Management	114
Inflation Risk Management	114
BWFG EXECUTIVE COMPENSATION	115
Summary Compensation Table	115
Outstanding Equity Awards at 2013 Fiscal Year-End	117
Employment Agreements	119
Stock Option, Equity Award and Incentive Plans	120
401(k) Retirement Plan	123
Director Compensation	123
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	126
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	129
Robinson & Cole, L.L.P.	129

SUMMARY
The following is a summary of information located elsewhere in this document. It does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in this document and the information incorporated into this document by reference to fully understand the merger. See “Where You Can Find More Information” on page 192. Each item in this summary refers to the page where that subject is discussed in more detail.
Information about the Companies (Page 25)
Bankwell Financial Group, Inc.
BWFG is the bank holding company of Bankwell Bank, which provides a wide range of banking and financial services. Bankwell Bank operates in the greater Fairfield County, Connecticut area through its main banking office located in New Canaan, Connecticut and five other branch offices located throughout Fairfield County, Connecticut and one loan production office.
At March 31, 2014, BWFG had $812.1 million in total consolidated assets. BWFG’s principal executive offices are located at 220 Elm Street, New Canaan, Connecticut 06840, and its telephone number is (203) 652-6300.
Quinnipiac Bank & Trust Company
QBT is a Connecticut chartered bank that provides financial services from its main office in Hamden, Connecticut and QBT has received regulatory approvals from the Federal Deposit Insurance Corporation, or FDIC, and the State of Connecticut Department of Banking, or Banking Department, to open a branch office at 24 Washington Avenue, North Haven, Connecticut, in New Haven County. QBT was chartered as a de novo bank and began operations on March 6, 2008. QBT provides banking solutions for small and medium sized businesses, consumers and professionals in the greater New Haven, Connecticut marketplace.
At March 31, 2014, QBT had $105.9 million in total assets. QBT’s principal executive offices are located at 2704 Dixwell Avenue, Hamden, Connecticut 06518, and its telephone number is (203) 407-0756.
General
QBT will merge with and into Bankwell Bank with Bankwell Bank as the surviving institution, referred to herein as the merger. A copy of the merger agreement is attached as Appendix A to this document and is incorporated by reference.
Consideration to be Received in the Merger (Page 180)
The merger agreement provides that QBT shareholders will have the right, with respect to each of their shares of QBT common stock, to elect to receive, subject to proration as described below, either (i) 0.56 shares of BWFG common stock, (ii) $12.00 in cash, without interest, or (iii) a combination of cash and BWFG common stock. You will have the opportunity to elect the form of consideration to be received for your shares, subject to proration and allocation procedures set forth in the merger agreement, which may result in your receiving a portion of the merger consideration in a form other than that which you elected.

The value of the stock consideration is dependent upon the value of BWFG common stock and therefore will fluctuate with the market price of BWFG common stock. Accordingly, any change in the price of BWFG common stock prior to the merger will affect the market value of the stock consideration that QBT shareholders will receive as a result of the merger.
Proration (Page 180)
The merger agreement contains allocation and proration provisions that are designed to ensure that 75% of the outstanding shares of common stock of QBT will be exchanged for shares of BWFG common stock and the remaining 25% of the outstanding shares of common stock of QBT will be exchanged for cash. BWFG will issue no more than 510,305 shares of BWFG common stock as merger consideration under the terms of the merger agreement.
Treatment of Shares if Too Much Stock is Elected.   Under the allocation and proration provisions in the merger agreement, if the holders of more than 75% of the outstanding shares of common stock of QBT common stock elect to receive BWFG common stock for such shares, the amount of BWFG common stock that each such shareholder would receive from BWFG will be reduced on a pro rata basis. As a result, these QBT shareholders will receive cash consideration for any QBT shares for which they do not receive BWFG common stock.
Proration if Too Much Cash is Elected.   If the holders of more than 25% of the outstanding QBT common stock elect to receive cash for such shares, the amount of cash that each such shareholder would receive from BWFG will be reduced on a pro rata basis. As a result, such shareholders will receive BWFG common stock for any QBT shares for which they do not receive cash.
Election Procedures for Shareholders; Surrender of Stock Certificates (Page 173)
No more than forty (40) business days and no less than twenty (20) business days before the expected date of completion of the merger, an election form will be sent to QBT shareholders. You may use the election form to indicate whether your preference is to receive either cash, shares of BWFG common stock, or a combination thereof. The election deadline will be 5:00 p.m., Eastern Time, twenty-five (25) days following the mailing date of the election form. To make an election, a holder of QBT common stock must submit a properly completed election form and return it, together with all stock certificates, so that the form and certificates are actually received by the exchange agent at or before the election deadline in accordance with the instructions on the election form.
You should not send in your stock certificates until you receive the election form or instructions from the exchange agent.
Non-Election Shares (Page 175)
QBT shareholders who do not submit a properly completed election form accompanied by stock certificates representing all shares of QBT common stock covered by the election form or an appropriate guarantee of delivery or revoke their election form prior to the election deadline will have their shares of QBT common stock designated as non-election shares. Non-election shares will be converted into the right to receive either cash or shares of BWFG common stock, or a combination of cash and shares of BWFG common stock, depending on the elections made by other QBT shareholders.
Treatment of Stock Options and Warrants (Page 181)
Stock Options.   Any QBT options properly exercised prior to the effective time will have the right to receive merger consideration on the same terms and subject to the same conditions as all other outstanding QBT common stock. Any QBT common stock received after the election deadline pursuant to the exercise of a QBT option will be considered non-election shares and will be paid in cash.
At the effective time, each option granted under the QBT stock option plan, whether vested or unvested, and which has not been previously exercised or cancelled, will be converted automatically into an option to purchase shares of BWFG common stock. The number of shares of BWFG common stock subject to the new option shall be equal to the product of the number of shares of QBT common stock subject to the option and 0.56, provided any fractional share resulting from the multiplication will be rounded down to the nearest whole share. The exercise price of the new option will be equal to the exercise price of the QBT option divided by 0.56, provided that the exercise price will be rounded up to the nearest whole cent.
Warrants.   Any QBT warrants properly exercised prior to the effective time will have the right to receive the cash merger consideration on the same terms as all other outstanding QBT common stock. Any QBT common stock received after the election deadline pursuant to the exercise of a QBT warrant will be considered non-election shares and will be paid in cash.
At the effective time, each warrant issued by QBT that is unexercised and outstanding will be converted into a warrant to purchase 0.56 shares of BWFG common stock for $17.86; provided any fractional share of BWFG common stock resulting from the exercise shall be rounded down to the nearest whole share.
Accounting Treatment (Page 173)
BWFG will account for the merger as a purchase for financial reporting purposes.
Material U.S. Federal Income Tax Consequences of the Merger (Page 169)
The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of QBT common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration and will recognize gain or loss if such holder received the entirety of the merger consideration in cash or with respect to any cash received in lieu of fractional shares of BWFG common stock.
Tax matters are very complicated. You should consult your tax advisor for a full explanation of the tax consequences of the merger to you.
Recommendation of the Board of Directors of QBT (Page 156)
The board of directors of QBT has determined that the merger is fair and in the best interests of QBT and its shareholders. The board of directors of QBT unanimously recommends that QBT shareholders vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement and “FOR” the approval of the adjournment of the special meeting.
Opinion of Financial Advisor to QBT (Page 158)
In deciding to approve the merger, QBT’s board of directors considered the opinion of Sterne Agee & Leach, Inc., or SAL, or Sterne Agee, QBT’s financial advisor. The opinion concluded that the proposed consideration to be received by the holders of QBT’s common stock in the merger is fair to the shareholders from a financial point of view. This opinion is attached as Appendix C to this document. We encourage you to read this opinion carefully in order to completely understand the assumptions made, matters considered and limitations of the review made by SAL in providing this opinion.
Interests of QBT’s Directors and Executive Officers in the Merger (Page 166)
QBT’s executive officers and directors may have financial interests in the merger that are different from, or in addition to, the interests of QBT shareholders. These interests include continued indemnification and insurance coverage by BWFG after the merger for acts or omissions occurring before the merger, change of control payments due certain executive officers in connection with the merger, the continuation of employment with BWFG for some executive officers, the appointment of one (1) member of the current board of directors of QBT to the board of directors of both BWFG and Bankwell Bank and the invitation to all other QBT directors to serve on a paid advisory board of BWFG. These interests also include the accelerated vesting of stock options and payments pursuant to severance agreements, as well as other considerations. QBT’s board of directors was aware of these interests and considered them in its decision to approve the merger agreement.
BWFG and Bankwell Bank Boards of Directors After the Merger (Page 169)
BWFG has agreed to appoint one (1) member of the current board of directors of QBT to the board of directors of both BWFG and Bankwell Bank. The remaining members of the current board of directors of QBT will be invited to serve as members of a paid advisory board to be established and maintained by BWFG.
No Solicitation (Page 185)
QBT has agreed not to initiate, solicit, encourage or knowingly facilitate the submission of any proposals from third parties regarding acquiring QBT or its businesses. In addition, QBT has agreed not to engage in discussions or negotiations with or provide confidential information to a third party regarding acquiring QBT or its businesses. However, if QBT receives an acquisition proposal from a third party that did not result from solicitation in violation of its obligations under the merger agreement prior to the date of the special meeting of QBT shareholders, QBT may participate in discussions with, or provide confidential information to, such third party if, among other steps, the QBT board of directors concludes in good faith that the failure to take such actions would result in a violation of its fiduciary duties under applicable law.
Regulatory Approvals (Page 173)
Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the FDIC and the Banking Department. Prior to the date of this proxy statement/prospectus, BWFG and QBT have filed with the FDIC and the Banking Department the required applications necessary to complete the merger. In addition, the completion of the merger is subject to the expiration of certain waiting periods and other requirements. Although BWFG and QBT do not know of any reason why the necessary regulatory approvals would not be obtained in a timely manner, BWFG and QBT cannot be certain when or if they will receive them.
Conditions to the Merger (Page 186)
As more fully described in this proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of mutual conditions being satisfied or waived, including approval of the merger agreement by QBT shareholders and receipt of required regulatory approvals.

Termination of the Merger Agreement (Page 187)
The merger agreement specifies a number of situations when BWFG and QBT may terminate the merger agreement. For example, the merger agreement may be terminated at any time prior to the effective time by BWFG’s and QBT’s mutual consent and by either BWFG or QBT under specified circumstances, including if the merger is not consummated by December 31, 2014, unless the delay is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement.
QBT has agreed to pay to BWFG a termination fee of $600,000 if the merger agreement is terminated under the circumstances specified in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 187.
Dissenters’ Appraisal Rights (Page 175)
Under Connecticut law, holders of QBT common stock have the right to dissent from, and obtain payment of the fair value of their shares of QBT common stock in connection with, the merger. To perfect such dissenters’ rights, a QBT shareholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under the Connecticut Business Corporation Act, or CBCA. These procedures are described more fully beginning on page 175.
The relevant provisions of the CBCA are included as Appendix B to this proxy statement/prospectus.
Comparison of Stockholders’ Rights (Page 190)
As a result of the merger, some or all of the holders of QBT common stock will become holders of BWFG common stock. Following the merger, QBT shareholders will have different rights as stockholders of BWFG than as shareholders of QBT due to the different provisions of the governing documents of BWFG and QBT. For additional information regarding the different rights as stockholders of BWFG than as shareholders of QBT, see “Comparison of Stockholders’ Rights” beginning on page 190.
Special Meeting of Shareholders of QBT (Page 151)
QBT will hold its special meeting of shareholders at the New Haven Country Club, 160 Hartford Turnpike, Hamden, Connecticut 06517 on September 24, 2014, at 4:00 p.m., local time. At the special meeting you will be asked to vote for the approval of the merger agreement and the transactions contemplated by the merger agreement and to approve adjournment of the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement. You can vote at the special meeting of QBT shareholders if you owned QBT common stock at the close of business on July 28, 2014.
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the appendices.

Q:
  Why am I receiving this proxy statement/prospectus?
A:
  BWFG and QBT have agreed to the acquisition of QBT by BWFG under the terms of an Agreement and Plan of Merger that is described in this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. In order to complete the merger, QBT shareholders must vote to approve the merger agreement. QBT will hold a special meeting of its shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of QBT shareholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of QBT common stock without attending the special meeting in person.

  We are delivering this proxy statement/prospectus to you as both a proxy statement of QBT and a prospectus of BWFG. It is a proxy statement because the board of directors of QBT is soliciting proxies from its shareholders to vote on the approval of the merger agreement at a special meeting of shareholders, and your proxy will be used at the special meeting or at any adjournment or postponement of the special meeting. It is a prospectus because BWFG will issue BWFG common stock to QBT common shareholders who receive stock consideration in the merger and this prospectus contains information about that common stock.
Q:
  What am I being asked to vote on?
A:
  QBT shareholders are being asked to vote on the following proposals:
•
  to approve the merger agreement between BWFG and QBT; and
•
  to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.
Q:
  What will happen in the merger?
A:
  In the proposed merger, QBT will merge with and into Bankwell Bank, a wholly owned subsidiary of BWFG, with Bankwell Bank being the surviving bank.
Q:
  What will I receive in the merger?
A:
  The merger agreement provides that QBT shareholders will have the right, with respect to each of their shares of QBT common stock, to elect to receive, subject to proration as described below, either (i) 0.56 shares of BWFG common stock, (ii) $12.00 in cash, without interest, or (iii) a combination of cash and BWFG common stock. You will have the opportunity to elect the form of consideration to be received for your shares, subject to proration and allocation procedures set forth in the merger agreement, which may result in your receiving a portion of the merger consideration in a form other than that which you elected.
Q:
  What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of QBT common stock?
A:
  The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of QBT common stock generally will only recognize gain (but not loss) in an amount not to exceed the cash (if any) received as part of the merger consideration but will recognize gain or loss (1) if such holder received the entirety of its consideration in cash and (2) with respect to any cash received in lieu of fractional shares of BWFG common stock. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169.
Q:
  What are the conditions to completion of the merger?
A:
  The obligations of BWFG and QBT to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, but not limited to, the receipt of required regulatory approvals, legal opinions delivered by tax counsel to BWFG and QBT, respectively, and approval of the merger agreement by QBT shareholders.
Q:
  When will the merger close?
A:
  BWFG and QBT will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining customary regulatory approvals and the approval of the merger agreement by QBT shareholders at the special meeting. While BWFG and QBT expect the merger to be completed in the fourth quarter of 2014, because fulfillment of some of the conditions to completion of the merger is not entirely within the control of BWFG and QBT, the actual timing cannot be assured.
Q:
  When and where is the special meeting?
A:
  The special meeting of shareholders of QBT will be held at New Haven Country Club, 160 Hartford Turnpike, Hamden, Connecticut 06517 on September 24, 2014, at 4:00 p.m., local time.
Q:
  Who can vote?
A:
  You are entitled to vote at the QBT special meeting if you owned QBT common stock at the close of business on July 28, 2014. You will have one vote for each share of QBT common stock that you owned at that time.
Q:
  Does QBT’s board of directors recommend voting in favor of the merger agreement?
A:
  Yes. After careful consideration, QBT’s board of directors unanimously recommends that QBT shareholders vote “FOR” approval of the merger agreement. At the meeting, the members of the board of directors and the executive officers of QBT, and their affiliates, in the aggregate have the power to vote approximately 21.0% of the outstanding shares of QBT common stock. QBT’s directors and executive officers each entered into a voting agreement with BWFG in connection with the execution of the merger agreement and therefore will vote their shares in favor of the proposals to be considered at the QBT special meeting.
Q:
  How many votes are needed to approve the merger?
A:
  The affirmative vote of two-thirds of the shares of QBT’s common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement and the transactions contemplated thereby. Accordingly, the failure of any holder of QBT common stock to vote on this proposal will have the same effect as a vote against the proposal. Each of the executive officers and directors of QBT individually have entered into an agreement with BWFG to vote their shares of QBT common stock in favor of the merger agreement and against any competing proposal. These shareholders held approximately 21.0% of QBT’s outstanding common stock as of July 28, 2014.

Q:
  What do I need to do now?
A:
  You should first carefully read and consider the information contained and incorporated by reference in this proxy statement/prospectus. After you have decided how to vote your shares, please indicate on the enclosed proxy card how you want to vote, and sign, date and return it as soon as possible in the enclosed envelope. You may also vote telephonically or through the internet by following the instructions described on the enclosed proxy card. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be voted “FOR” approval of the merger agreement. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting, will have the same effect as voting “AGAINST” the merger agreement.
Q:
  Can I attend the special meeting and vote my shares in person?
A:
  Yes. Although QBT’s board of directors requests that you return the proxy card accompanying this proxy statement/prospectus, all QBT shareholders are invited to attend the special meeting. Shareholders of record on July 28, 2014, can vote in person at the special meeting.
Q:
  Can I change my vote after I have mailed my signed proxy card?
A:
  Yes. You can change your vote at any time after you have submitted your proxy card and before your proxy is voted at the special meeting.
1)
  You may deliver a written notice bearing a date later than the date of your proxy card to the secretary of QBT, stating that you revoke your proxy.
2)
  You may sign and deliver to the secretary of QBT a new proxy card relating to the same shares and bearing a later date.
3)
  You may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.
You should send any notice of revocation or your completed new proxy card, as the case may be, to QBT at the following address:
Quinnipiac Bank & Trust Company
2704 Dixwell Avenue
Hamden, Connecticut 06518
Attn: Mark A. Candido, President & CEO
Q:
  What happens if I sell my shares after the record date but before the special meeting?
A:
  The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your QBT shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by QBT shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:
  How do I make an election with respect to my shares of QBT common stock?
A:
  Each QBT shareholder will receive an election form, which you should complete and return, along with your QBT stock certificate(s), according to the instructions printed on the form. The election deadline will be 5:00 p.m., Eastern Time, twenty-five (25) days following the mailing date of the election form. A copy of the election form is being mailed under separate cover on or about the date of this proxy statement/prospectus. If you do not send in the election form with your stock certificates by the election deadline, you will be deemed not to have made an election and you may be paid in cash, BWFG common stock or a combination of cash and stock depending on, and after giving effect to, the valid cash elections and stock elections that have been made by other QBT shareholders. See “The Merger — Election Procedures; Surrender of Stock Certificates” beginning on page 173.
Q:
  Can I elect to receive cash consideration with respect to a portion of my QBT shares and BWFG common stock with respect to the rest of my QBT shares?
A:
  Yes. A QBT shareholder may specify different elections with respect to different shares that such shareholder holds. For example, a QBT shareholder who owns 100 shares of QBT common stock may make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.
Q:
  Are QBT shareholders entitled to seek appraisal or dissenters’ rights if they do not vote for the approval of the merger agreement?
A:
  Yes. Under Connecticut law, holders of QBT common stock have the right to dissent from, and obtain payment of the fair value of their shares of QBT common stock in connection with, the merger. To perfect such dissenters’ rights, a QBT shareholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under the CBCA. These procedures are summarized under the section entitled “The Merger — Dissenters’ Appraisal Rights” beginning on page 175. The relevant provisions of the CBCA are included as Appendix B to this proxy statement/prospectus.
Q:
  Should I send in my stock certificates now?
A:
  No. You will receive a form on which you can elect the type of consideration you would prefer to receive as a result of the merger, which will include instructions for surrendering your stock certificates in order to make an effective election. If you do not surrender your stock certificates as part of the election process, then after the merger is complete you will receive separate written instructions for surrendering your shares of QBT common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.
Q:
  Where can I find more information about BWFG?
A:
  You can find more information about BWFG from the various sources described under “Where You Can Find More Information” beginning on page 192.
Q:
  Who can I call with questions?
A:
  You may contact BWFG or QBT at the telephone numbers listed under “Where You Can Find More Information” on page 192. In each case, please ask to speak with the persons identified in that section.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between BWFG and QBT, including future financial and operating results and performance; statements about BWFG and QBT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of BWFG and QBT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of BWFG and QBT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements, for any of the following factors:
•
  local, regional and national business or economic conditions may differ from those expected;
•
  BWFG and QBT are subject to credit risk and could incur losses in their loan portfolios;
•
  BWFG’s or QBT’s allowances for loan losses may not be adequate to absorb loan losses;
•
  changes in real estate values could also increase BWFG’s and QBT’s credit risk;
•
  BWFG’s Chief Executive Officer and President recently resigned, and BWFG and QBT could experience changes in key management personnel;
•
  BWFG and QBT may not be able to successfully execute their management teams’ strategic initiatives;
•
  BWFG’s and QBT’s ability to successfully execute their growth initiatives such as branch openings and acquisitions;
•
  volatility and direction of market interest rates;
•
  increased competition within BWFG’s and QBT’s market area may limit growth and profitability;
•
  economic, market, operational, liquidity, credit and interest rate risks associated with BWFG’s and QBT’s business;
•
  the effects of and changes in trade, monetary and fiscal policies and laws, including the Federal Reserve Board’s interest rate policies;
•
  changes in accounting policies and practices, as may be adopted by regulatory agencies, the Public Accounting Oversight Board or the Financial Accounting Standards Board;
•
  changes in law and regulatory requirements (including those concerning taxes, banking, securities and insurance); and

•
  further governmental intervention in the U.S. financial system.
The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if BWFG’s or QBT’s underlying assumptions prove to be incorrect, actual results may differ materially from what BWFG anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and neither BWFG nor QBT undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for BWFG and QBT to predict which will arise. In addition, BWFG and QBT cannot assess the impact of each factor on their business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
BANKWELL FINANCIAL GROUP, INC.
You should read the selected historical consolidated financial and operating data set forth below in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — BWFG and The Wilton Bank” as well as the consolidated financial statements and the related notes included elsewhere in this prospectus. The selected historical financial data as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, except for the selected ratios, has been derived from BWFG’s audited consolidated financial statements included elsewhere in this prospectus. The selected historical financial data as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009, except for the selected ratios, has been derived from BWFG’s audited consolidated financial statements not included in this registration statement. The selected historical earnings data for the three months ended March 31, 2014 and 2013 and the selected historical financial condition data as of March 31, 2014, has been derived from BWFG’s unaudited consolidated financial statements included elsewhere in this registration statement, and BWFG’s selected historical financial condition data as of March 31, 2013, has been derived from BWFG’s unaudited consolidated financial statements not included in this prospectus. The selected historical financial data for the three months ended March 31, 2014 and 2013 has not been audited but, in the opinion of BWFG’s management, contain all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly BWFG’s financial position and results of operations for such periods in accordance with U.S. generally accepted accounting principles, or GAAP. BWFG’s results of operations are not necessarily indicative of BWFG’s results of operations that may be expected for future performance. Certain prior year amounts have been reclassified to conform to the current year financial statement presentation. These reclassifications only changed the reporting categories but did not affect BWFG’s results of operations or financial position. The performance, asset quality and capital ratios are unaudited and derived from the financial statements as of and for the periods presented. Average balances have been computed using daily averages.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Statements of Income:
Interest and dividend income	$7,861	$6,676	$28,092	$24,397	$20,587	$16,877	$13,950
Interest expense	715	591	2,765	3,192	2,870	3,209	3,651
Net interest income	7,146	6,085	25,327	21,205	17,717	13,668	10,299
Provision for loan losses	211	190	585	1,821	1,049	1,311	1,741
Net interest income after provision for loan losses	6,935	5,895	24,742	19,384	16,668	12,357	8,558
Noninterest income	769	284	4,722	345	1,134	1,695	896
Noninterest expense	6,041	4,598	22,119	17,858	14,601	13,331	10,555
Income (loss) before income tax	1,663	1,581	7,345	1,871	3,201	721	(1,101)
Income tax expense (benefit)	540	569	2,184	657	997	214	(271)
Net income (loss)	1,123	1,012	5,161	1,214	2,204	507	(830)
Preferred stock dividends and net accretion	27	27	111	132	206	261	427
Net income (loss) available to common shareholders	$1,096	$985	$5,050	$1,082	$1,998	$246	$(1,257)
Per Share Data:
Basic earnings (loss) per share	$0.28	$0.31	$1.46	$0.39	$0.72	$0.10	$(0.51)
Diluted earnings (loss) per share	0.28	0.30	1.44	0.38	0.71	0.09	(0.50)
Book value per share (end of period)(a)	15.94	14.68	15.58	14.50	13.85	12.81	12.51
Tangible book value per share (end of period)(a)(b)	15.81	14.68	15.46	14.50	13.85	12.81	12.51
Shares outstanding (end of period)(a)	3,773,158	3,326,813	3,754,253	2,797,200	2,758,200	2,756,200	2,450,349
Weighted average shares outstanding – basic	3,762,080	3,148,899	3,395,779	2,768,000	2,757,000	2,531,000	2,447,000
Weighted average shares outstanding – diluted	3,795,946	3,196,873	3,451,393	2,865,000	2,811,000	2,588,000	2,492,000
Performance Ratios:
Return on average assets(c)	0.58%	0.67%	0.77%	0.22%	0.50%	0.14%	(0.29)%
Return on average common shareholders’ equity(c)	7.57%	8.38%	9.89%	3.07%	6.70%	0.75%	(4.04)%
Return on average shareholders’ equity(c)	6.39%	6.83%	8.17%	2.40%	5.03%	1.33%	(2.47)%
Average shareholders’ equity to average assets	9.14%	9.77%	9.32%	9.34%	10.01%	10.37%	11.70%
Net interest margin	3.97%	4.16%	3.94%	4.11%	4.27%	4.12%	3.73%
Efficiency ratio(b)	74.37%	73.01%	75.72%	82.76%	78.50%	84.93%	94.28%
Asset Quality Ratios:
Total past due loans to total loans(d)	0.88%	0.31%	0.73%	0.75%	1.01%	0.79%	2.68%
Nonperforming loans to total loans(d)(e)	0.32%	0.20%	0.16%	0.75%	1.01%	0.79%	0.96%
Nonperforming assets to total assets(e)	0.36%	0.19%	0.23%	0.81%	0.78%	0.57%	0.75%
Allowance for loan losses to nonperforming loans	409.48%	710.39%	835.69%	200.84%	171.88%	239.23%	177.83%
Allowance for loan losses to total loans(d)	1.31%	1.46%	1.33%	1.50%	1.74%	1.87%	1.70%
Net (recoveries) charge-off’s to average loans(d)	(0.01)%	—%	0.03%	0.07%	0.02%	0.09%	0.18%
Statements of Financial Condition:
Total assets	$812,055	$629,353	$779,618	$610,016	$477,355	$395,708	$328,160
Gross portfolio loans(d)	657,161	558,775	632,012	530,050	369,294	288,425	257,268
Investment securities	49,337	45,912	42,413	46,412	94,972	58,152	34,060
Deposits	679,223	480,021	661,545	462,081	367,115	309,137	244,215
Borrowings	59,000	87,000	44,000	91,000	58,000	44,000	46,000
Total equity	71,106	59,817	69,485	51,534	49,188	40,354	35,695
Capital Ratios:
Tier 1 capital to average assets(f)
Bankwell Bank	7.90%	—%	7.91%	—%	—%	—%	—%
The Bank of New Canaan	—%	7.90%	—%	7.88%	8.71%	8.15%	8.48%
The Bank of Fairfield	—%	8.65%	—%	8.39%	11.30%	13.25%	16.54%
Tier 1 capital to risk-weighted assets(f)
Bankwell Bank	9.49%	—%	9.49%	—%	—%	—%	—%
The Bank of New Canaan	—%	8.97%	—%	9.09%	11.07%	11.86%	12.24%
The Bank of Fairfield	—%	10.74%	—%	10.80%	13.66%	16.41%	22.46%
Total capital to risk-weighted assets(f)
Bankwell Bank	10.74%	—%	10.74%	—%	—%	—%	—%
The Bank of New Canaan	—%	10.23%	—%	10.34%	12.33%	13.12%	13.50%
The Bank of Fairfield	—%	11.99%	—%	12.05%	14.91%	17.10%	23.26%
Total shareholders’ equity to total assets	8.76%	9.80%	8.91%	8.45%	10.30%	10.20%	10.88%
Tangible common equity ratio(b)	7.35%	7.76%	7.45%	6.65%	8.00%	8.93%	9.34%

(a)
  Excludes preferred stock and unvested restricted stock awards.
(b)
  This measure is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measure. See “Non-GAAP Financial Measures” for a description of this measure and a reconciliation of this measure to its most directly comparable GAAP measure.
(c)
  Calculated based on net income before preferred stock dividends and net accretion.
(d)
  Calculated using the principal amounts outstanding on loans.
(e)
  Nonperforming assets consist of nonperforming loans and other real estate owned.
(f)
  Represents bank ratios. In September 2013, The Bank of New Canaan and The Bank of Fairfield were merged into Bankwell Bank.

SELECTED HISTORICAL FINANCIAL DATA OF THE WILTON BANK
You should read the selected historical financial and operating data set forth below in conjunction with the financial statements and the related notes included elsewhere in this prospectus. The selected historical financial data as of and for the years ended December 31, 2012 and 2011, except for the selected ratios, has been derived from The Wilton Bank’s audited financial statements included elsewhere in this prospectus. The selected historical financial data for the years ended December 31, 2010 and 2009, except for the selected ratios, has been derived from The Wilton Bank’s audited financial statements not included in this prospectus. The selected historical earnings data for the nine months ended September 30, 2013 and 2012 and the selected historical financial condition data as of September 30, 2013, has been derived from The Wilton Bank’s unaudited financial statements included elsewhere in this prospectus, and The Wilton Bank’s selected historical financial condition data as of September 30, 2012, has been derived from unaudited financial statements not included in this prospectus. The selected historical financial data for the nine months ended September 30, 2013 and 2012 has not been audited but, in the opinion of management, contains all adjustments (consisting of only normal or recurring adjustments) necessary to present fairly The Wilton Bank’s financial position and results of operations for such periods in accordance with GAAP. The Wilton Bank’s results of operations for the nine months ended September 30, 2013 are not necessarily indicative of future results of operations or performance. The performance, asset quality and capital ratios are unaudited and derived from the financial statements as of and for the periods presented. Average balances have been computed using daily averages.

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2012	2011	2010	2009
Statements of Income:
Interest and dividend income	$1,278	$1,497	$1,954	$2,034	$2,619	$4,364
Interest expense	106	133	177	244	397	807
Net interest income	1,172	1,364	1,777	1,790	2,222	3,557
Provision for loan losses	—	—	—	900	560	3,200
Net interest income after provision for loan losses	1,172	1,364	1,777	890	1,662	357
Noninterest income	194	205	278	1,061	273	276
Noninterest expense	2,851	2,705	3,796	3,870	3,842	3,485
Loss before income tax	(1,485)	(1,136)	(1,741)	(1,919)	(1,907)	(2,852)
Income tax expense (benefit)	—	—	—	1,351	(391)	(1,124)
Net loss	$(1,485)	$(1,136)	$(1,741)	$(3,270)	$(1,516)	$(1,728)
Per Share Data:
Basic loss per share	$(3.98)	$(3.05)	$(4.67)	$(8.77)	$(4.07)	$(4.61)
Diluted loss per share	(3.98)	(3.05)	(4.67)	(8.77)	(4.07)	(4.61)
Book value per share (end of period)	17.55	23.15	21.53	26.20	34.97	38.79
Shares outstanding (end of period)	481,245	481,245	481,245	481,245	481,245	481,245
Weighted average shares outstanding – basic	372,985	372,985	372,985	372,985	372,985	372,985
Weighted average shares outstanding – diluted	372,985	372,985	372,985	372,985	372,985	375,260
Annualized Performance Ratios:
Return on average assets	(2.70)%	(2.09)%	(2.38)%	(4.17)%	(1.66)%	(1.77)%
Return on average common shareholders’ equity	(27.02)%	(16.49)%	(19.32)%	(28.85)%	(10.74)%	(10.97)%
Return on average shareholders’ equity	(27.02)%	(16.49)%	(19.32)%	(28.85)%	(10.74)%	(10.97)%
Average shareholders’ equity to average assets	9.99%	12.67%	12.34%	14.44%	15.44%	16.18%
Net interest margin	2.42%	2.89%	2.80%	2.57%	2.71%	4.06%
Asset Quality Ratios:
Total past due loans to total loans(a)	23.80%	23.87%	22.05%	31.50%	39.09%	12.91%
Nonperforming loans to total loans	23.78%	23.67%	21.60%	31.37%	39.09%	12.91%
Nonperforming assets to total assets(b)	12.92%	17.21%	13.85%	20.72%	25.26%	9.96%
Allowance for loan losses to nonperforming loans	12.42%	12.72%	15.31%	10.06%	10.39%	32.94%
Allowance for loan losses to total loans	2.95%	3.01%	3.31%	3.16%	4.06%	4.25%
Net charge-off’s to average loans	0.73%	0.43%	0.50%	3.52%	2.29%	3.05%
Statements of Financial Condition:
Total assets	$69,599	$72,249	$76,124	$76,412	$84,285	$95,360
Gross portfolio loans	29,857	37,766	33,656	41,330	50,067	66,199
Investment securities	1,024	1,000	1,032	2,499	8,036	8,067
Deposits	62,694	63,382	67,881	66,448	70,982	80,539
Borrowings	—	—	—	—	—	—
Total equity	6,546	8,636	8,031	9,772	13,044	14,555

(a)
  Calculated using the principal amounts outstanding on loans.
(b)
  Nonperforming assets consist of nonperforming loans and other real estate owned.

SUMMARY SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
The following unaudited pro forma condensed consolidated financial data combines data from the historical consolidated statements of income of BWFG and the historical statements of income of The Wilton Bank, giving effect to the merger of The Wilton Bank into Bankwell Bank, referred to as the Wilton Merger.
The unaudited pro forma combined condensed statement of income data for the year ended December 31, 2013 combines data from the historical consolidated statement of income of BWFG for the year ended December 31, 2013 and the historical statement of income of The Wilton Bank for the year to date period ended November 5, 2013, the acquisition date, giving effect to the Wilton Merger as if it had been consummated on January 1, 2013. The unaudited pro forma combined condensed statement of income data for the year ended December 31, 2012 combine the historical consolidated statement of income of BWFG for the year ended December 31, 2012 and the historical statement of income of The Wilton Bank for the year ended December 31, 2012, giving effect to the Wilton Merger as if it had been consummated on January 1, 2012.
The unaudited pro forma condensed consolidated financial data give effect to the Wilton Merger using acquisition accounting as required by accounting principles generally accepted in the United States of America.
The unaudited pro forma condensed consolidated financial data are provided for informational purposes only. The pro forma unaudited consolidated financial data presented are not necessarily indicative of the actual results that might have been achieved for the periods or dates indicated, nor are they necessarily indicative of the future results of the combined company following the consummation of the Wilton Merger. The unaudited pro forma financial data are based on estimates and assumptions set forth below.
The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of each of BWFG and The Wilton Bank contained elsewhere in this prospectus.
The unaudited pro forma net earnings (loss) assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of BWFG’s common stock or the actual results of operations of BWFG for any period. Such pro forma data may be materially affected by the actual expenses incurred in connection with the Wilton Merger.
The pro forma condensed consolidated financial data do not reflect adjustments for estimated transaction costs or cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized. Income taxes do not reflect the amounts that would have resulted had BWFG and The Wilton Bank filed consolidated income tax returns during the periods presented. Such entries will be recorded as incurred, are non-recurring and are thus not reflected in the calculations of pro forma income (loss).

December 31, 2013 Pro Forma Statement of Income Data.   The following table presents pro forma statement of income information for the year ended December 31, 2013.
Bankwell Financial Group
Pro Forma Income Statement Data
For the Year Ended December 31, 2013

In thousands, except per share data	Bankwell Financial Group		The Wilton Bank		Pro Forma Merger Adjustments		Pro Forma Combined
Interest and dividend income	$28,092		$1,355		$478	(1)	$29,925
Interest expense	2,765		119		—		2,884
Net interest income	25,327		1,236		478		27,041
Provision for loan losses	585		—		—		585
Net income after provision for loan losses	24,742		1,236		478		26,456
Noninterest income	3,389	(2)	369		—		3,758
Noninterest expense	21,211	(3)	3,294		89	(4)	24,594
Income (loss) before income tax expense	6,920		(1,689)		389		5,620
Income tax expense (benefit)	2,184		(574	)(5)	132	(5)	1,742
Net income (loss)	$4,736		$(1,115)		$257		$3,878
Preferred stock dividends	(111)		—		—		(111)
Net income (loss) attributable to common shareholders	$4,625		$(1,115)		$257		$3,767
Weighted average shares outstanding
Basic	3,395		373				3,395
Diluted	3,451		373				3,451
Net earnings (loss) per common share (pro forma)
Basic	$1.34		$(2.99)				$1.09
Diluted	$1.32		$(2.99)				$1.07

(1)
  Adjustment to interest income represents amortization of the accretable portion of the credit mark adjustments for loans. The credit mark is being amortized using the interest method over the projected lives of the related loans. The total credit mark of $2.9 million is comprised of accretable and nonaccretable discounts totaling $1.4 million and $1.5 million, respectively, which was applied to loans totaling $14.5 million with projected lives of 3 to 36 months.
(2)
  Noninterest income excludes a one-time gain of $1.3 million recorded in conjunction with the acquisition, representing the amount that the net assets exceeded the amount paid.
(3)
  Noninterest expense excludes one-time merger and acquisition related expenses of $908 thousand.
(4)
  Adjustment to noninterest expense represents amortization of the core deposit intangible of $499 thousand over 9.3 years based on the double declining balance method of amortization.
(5)
  Income tax expense is based on Bankwell’s Federal marginal rate of 34%.

December 31, 2012 Pro Forma Statement of Income Data.   The following table presents pro forma statement of income information for the year ended December 31, 2012.
Bankwell Financial Group
Pro Forma Income Statement Data
For the Year Ended December 31, 2012

In thousands, except per share data	Bankwell Financial Group	The Wilton Bank		Pro Forma Merger Adjustments		Pro Forma Combined
Interest and dividend income	$24,397	$1,954		$574	(1)	$26,925
Interest expense	3,192	177		—		3,369
Net interest income	21,205	1,777		574		23,556
Provision for loan losses	1,821	—		—		1,821
Net income after provision for loan losses	19,384	1,777		574		21,735
Noninterest income	345	278		—		623
Noninterest expense	17,858	3,796		107	(2)	21,761
Income (loss) before income tax expense	1,871	(1,741)		467		597
Income tax expense (benefit)	657	(592	)(3)	159	(3)	224
Net income (loss)	$1,214	$(1,149)		$308		$373
Preferred stock dividends	(132)	—		—		(132)
Net income (loss) attributable to common shareholders	$1,082	$(1,149)		$308		$241
Weighted average shares outstanding
Basic	2,768	373				2,768
Diluted	2,865	373				2,865
Net earnings (loss) per common share (pro forma)
Basic	$0.39	$(3.08)				$0.09
Diluted	$0.38	$(3.08)				$0.08

(1)
  Adjustment to interest income represents amortization of the accretable portion of the credit mark adjustments for loans. The credit mark is being amortized using the interest method over the projected lives of the related loans. The total credit mark of $2.9 million is comprised of accretable and nonaccretable discounts totaling $1.4 million and $1.5 million, respectively, which was applied to loans totaling $14.5 million with projected lives of 3 to 36 months.
(2)
  Adjustment to noninterest expense represents amortization of the core deposit intangible of $499 thousand over 9.3 years based on the double declining balance method of amortization.
(3)
  Income tax expense is based on Bankwell’s Federal marginal rate of 34%.

NON-GAAP FINANCIAL MEASURES
BWFG identifies “efficiency ratio,” “tangible common equity ratio,” “tangible book value per share” and “total revenue” as “non-GAAP financial measures.” In accordance with the SEC’s rules, BWFG classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in statements of income, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.
The non-GAAP financial measures that are discussed in this prospectus should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which BWFG calculates the non-GAAP financial measures discussed in this prospectus may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures BWFG has discussed in this prospectus when comparing such non-GAAP financial measures.
Efficiency ratio is defined as noninterest expenses, net of foreclosed real estate expenses divided by operating revenue, which is equal to net interest income plus noninterest income excluding gains and losses on sales of securities and foreclosed real estate. Also excluded are one-time gains and expenses related to merger and acquisition related activities. In BWFG’s judgment, the adjustments made to operating revenue allow management and investors to better assess performance in relation to core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to BWFG’s core business.
Tangible common equity is defined as total shareholders’ equity, excluding preferred stock, less goodwill and other intangible assets. BWFG believes that this measure is important to many investors in the marketplace who are interested in changes from period to period in common shareholders’ equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both common equity and assets while not increasing tangible common equity or tangible assets. In connection with the acquisition of The Wilton Bank on November 5, 2013, BWFG recorded a core deposit intangible asset, the balance of which was $454 thousand and $481 thousand, respectively at March 31, 2014 and December 31, 2013. The acquisition transaction resulted in a bargain purchase gain, therefore, no goodwill was recorded.
Tangible common equity to tangible assets is defined as the ratio of tangible common equity divided by total assets less goodwill and other intangible assets. BWFG believes that this measure is important to many investors in the marketplace who are interested in relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. BWFG believes that the most directly comparable GAAP financial measure is total shareholders’ equity to total assets.
Tangible book value per share is defined as book value, excluding the impact of goodwill and other intangible assets, if any, divided by common shares outstanding.
Total revenue is defined as the sum of net interest income before provision of loan losses and noninterest income.

The information provided below presents a reconciliation of each of BWFG’s non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
			(Dollars in thousands, except per share data)
Efficiency Ratio
Noninterest expense	$6,041	$4,598	$22,119	$17,858	$14,601
Less: foreclosed real estate expenses	14	—	7	9	—
Less: merger and acquisition related expenses	141	—	908	—	—
Adjusted noninterest expense (numerator)	$5,886	$4,598	$21,204	$17,849	$14,601
Net interest income	$7,146	$6,085	$25,327	$21,205	$17,717
Noninterest income	769	284	4,722	345	1,134
Less: gains (losses) on sales of securities	—	—	648	(18)	250
Less: gains on sale of foreclosed real estate	—	71	63	—	—
Less: gain on bargain purchase	—	—	1,333	—	—
Adjusted operating revenue (denominator)	$7,915	$6,298	$28,005	$21,568	$18,601
Efficiency ratio	74.37%	73.01%	75.72%	82.76%	78.50%
Tangible Common Equity and Tangible Common Equity/Tangible Assets
Total shareholders’ equity	$71,106	$59,817	$69,485	$51,534	$49,188
Less: preferred stock	10,980	10,980	10,980	10,980	10,980
Common shareholders’ equity	60,126	48,837	58,505	40,554	38,208
Less: Intangible assets	454	—	481	—	—
Tangible common shareholders’ equity	$59,672	$48,837	$58,024	$40,554	$38,208
Total assets	$812,055	$629,535	$779,618	$610,016	$477,355
Less: Intangible assets	454	—	481	—	—
Tangible assets	$811,601	$629,535	$779,137	$610,016	$477,355
Tangible common shareholders’ equity to tangible assets	7.35%	7.76%	7.45%	6.65%	8.00%
Tangible Book Value per Share
Total shareholders’ equity	$71,106	$59,817	$69,485	$51,534	$49,188
Less: preferred stock	10,980	10,980	10,980	10,980	10,980
Common shareholders’ equity	60,126	48,837	58,505	40,554	38,208
Less: Intangible assets	454	—	481	—	—
Tangible common shareholders’ equity	$59,672	$48,837	$58,024	$40,554	$38,208
Common shares issued	3,891,690	3,376,313	3,876,393	2,846,700	2,788,200
Less: shares of unvested restricted stock	118,532	49,500	122,140	49,500	30,000
Common shares outstanding	3,773,158	3,326,813	3,754,253	2,797,200	2,758,200
Book value per share	$15.94	$14.68	$15.58	$14.50	$13.85
Less: effects of intangible assets	0.12	—	0.12	—	—
Tangible book value per share	$15.81	$14.68	$15.46	$14.50	$13.85
Total Revenue
Net interest income	$7,146	$6,085	$25,327	$21,205	$17,717
Add: noninterest income	769	284	4,722	345	1,134
Total revenue	$7,915	$6,369	$30,049	$21,550	$18,851
Noninterest income as a percentage of total revenue	9.72%	4.46%	15.71%	1.60%	6.02%
Return on Average Common Shareholders’ Equity
Net income	$1,123	$1,012	$5,161	$1,214	$2,204
Total average shareholders’ equity	$70,316	$59,287	$63,142	$50,572	$43,852
Less: average preferred stock	10,980	10,980	10,980	10,980	10,980
Average common shareholders’ equity	$59,336	$48,307	$52,162	$39,592	$32,872
Return on average common sharesholders’s equity(1)	7.57%	8.38%	9.89%	3.07%	6.70%

(1)
  Based on annualized net income

RISK FACTORS
In addition to the other information included in this proxy statement/prospectus (including the matters addressed in “Cautionary Note Concerning Forward-Looking Statements”), you should carefully consider the matters described below in determining whether to approve the merger agreement and in connection with your election with respect to the form of merger consideration you will receive for your QBT shares or options.
Because the market price of BWFG’s common stock will fluctuate, QBT shareholders who receive stock consideration will not know until the effective time of the merger the value of the consideration they will receive in the merger.
Upon completion of the merger, each share of QBT common stock, other than dissenting shares, will be converted into the right to receive merger consideration consisting of, at the option of the holder of such share, either cash or shares of BWFG common stock. Because the per share stock consideration is fixed at 0.56 shares of BWFG common stock, the market value of the BWFG common stock to be issued in the merger will depend upon the market price of BWFG common stock. This market price may vary from the closing price of BWFG common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to QBT shareholders and on the date of QBT special meeting. Accordingly, QBT shareholders who elect to receive stock consideration will not necessarily know or be able to calculate the value of the stock consideration they would be entitled to receive upon completion of the merger.
QBT shareholders may receive a form of consideration different from what they elect.
While each QBT shareholder may elect to receive cash, BWFG common stock or a combination thereof in the merger, only 75% of QBT common stock outstanding at March 31, 2014 will be converted into BWFG common stock. BWFG will issue no more than 510,305 shares of BWFG common stock as merger consideration under the terms of the merger agreement. Therefore, if QBT shareholders elect more cash or stock than is available under the merger agreement, their elections will be prorated to permit 75% of QBT common stock outstanding at March 31, 2014 to be converted into BWFG common stock. As a result, your ability to receive cash or stock in accordance with your election may depend on the elections of other QBT shareholders.
In addition, any QBT common stock resulting from the exercise of QBT stock options or warrants after March 31, 2014 will be considered non-election shares and will be paid in cash.
If you tender shares of QBT common stock to make an election, you will not be able to transfer those shares until after the merger, unless you revoke your election prior to the election deadline.
QBT shareholders may elect to receive the merger consideration in the form of cash or stock. Shareholders making an election must turn in their QBT stock certificates with their election form by 5:00 p.m., Eastern Time, twenty-five (25) days following the mailing date of the election forms. During the time between when the election is made and when stock certificates for shares of BWFG are received by shareholders following the completion of the merger, QBT shareholders will be unable to sell their QBT common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Elections received after the close of the election period will not be accepted or honored.

The merger agreement limits QBT’s ability to pursue alternatives to the merger.
The merger agreement contains terms and conditions that make it more difficult for QBT to sell its business to a party other than BWFG. QBT has agreed to take action necessary to convene and to hold a meeting of shareholders of QBT to consider and vote upon the approval of the merger agreement and the merger as promptly as practicable following the execution of the merger agreement. Subject to certain limited exceptions, QBT’s board of directors is required to recommend such approval. The board of directors may, however, pursue a bona fide, written acquisition proposal (i) if and only to the extent that the board of directors reasonably determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties, and (ii) if the board of directors determines in good faith that such written acquisition proposal is a “Superior Proposal,” as defined in the merger agreement. If the QBT board of directors determines that an acquisition proposal satisfies the criteria described above, QBT is required to notify BWFG of the receipt of the proposal and negotiate in good faith with BWFG to make adjustments to the terms and conditions of the merger agreement such that the proposal would no longer constitute a “Superior Proposal.” If the board of directors determines that it desires to accept a written acquisition proposal from a party other than BWFG, QBT may terminate the merger agreement, subject to the obligation to pay a termination fee in the amount of $600,000 to BWFG.
BWFG required QBT to agree to these provisions as a condition to BWFG’s willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of QBT from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire QBT than it might otherwise have proposed to pay.
The failure to successfully integrate QBT’s business and operations in the expected time frame may adversely affect BWFG’s future results.
The success of the merger will depend, in part, on the combined company’s ability to realize the anticipated benefits from combining the businesses of BWFG and QBT. However, to realize these anticipated benefits, the businesses of BWFG and QBT must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
BWFG and QBT have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any or all of which could adversely affect BWFG’s ability to maintain relationships with clients, customers, depositors and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of BWFG and QBT.
QBT’s executive officers and directors have interests in the merger that are different from your interest as a QBT shareholder.
QBT executive officers negotiated the merger agreement with BWFG, and the QBT board of directors approved the agreement and is recommending that QBT shareholders who are entitled to vote, vote for the agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that QBT’s executive officers and directors have interests in the merger in addition to the interests that they share with you as a QBT shareholder. These interests include continued indemnification and insurance coverage by BWFG after the merger for acts or omissions occurring before the merger, change of control payments due certain executive officers in connection with the merger, the continuation of employment with BWFG for some executive officers, the appointment of one (1) current director of QBT to the BWFG and Bankwell Bank boards of directors following the effective date of the merger and the invitation of all other QBT directors to serve on a paid Advisory Board of BWFG. These interests also include the accelerated vesting of stock options and payments pursuant to severance agreements, as well as other considerations. For a detailed discussion of these interests, see the section in this document titled “Interests of QBT’s Directors and Executive Officers in the Merger” beginning on page 166.
The tax consequences of the merger to a QBT shareholder will be dependent upon the merger consideration received.
The tax consequences of the merger to a QBT shareholder will depend upon the merger consideration that the shareholder receives. A QBT shareholder generally will not recognize any gain or loss on the conversion of shares of QBT common stock solely into shares of BWFG common stock. However, a QBT shareholder generally will be taxed if he, she, or it receives cash in exchange for shares of QBT common stock or for any fractional share of BWFG common stock. For a detailed discussion of the tax consequences of the merger to QBT shareholders generally, see the section in this document titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169. Each QBT shareholder should consult his, her, or its own tax advisors as to the effect of the merger as applicable to each QBT shareholder’s particular circumstances.
The merger may not be completed if certain conditions are not satisfied or waived.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, but are not limited to: the approval of the merger agreement by QBT shareholders; receipt of required regulatory approvals; absence of orders prohibiting the completion of the merger; the effectiveness of the registration statement of which this proxy statement/prospectus is a part; the continued accuracy of the representations and warranties by both parties; the performance by both parties of their covenants and agreements; and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger Agreement—Conditions to the Merger” beginning on page 186 for a more complete discussion of the conditions to the merger.
QBT shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.
QBT’s shareholders currently have the right to vote in the election of the board of directors of QBT and on other matters affecting QBT. Upon the completion of the merger, each QBT shareholder that receives shares of BWFG common stock will become a stockholder of BWFG with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of QBT. It is expected that the former shareholders of QBT as a group will receive shares in the merger constituting approximately 11.0% of the outstanding shares of BWFG common stock immediately after the merger. Because of this, QBT’s shareholders will have significantly less influence on the management and policies of BWFG than they now have on the management and policies of QBT.

The fairness opinion obtained by QBT from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.
SAL, QBT’s financial advisor in connection with the proposed merger, has delivered to the board of directors of QBT its opinion dated as of March 31, 2014. The opinion of SAL stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received in the merger was fair to QBT shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of BWFG or QBT, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of BWFG and QBT.
The merger is subject to the receipt of consents and approvals from governmental entities that may delay the date of completion of the merger or impose conditions that could have an adverse effect on BWFG.
Before the merger may be completed, various approvals, consents or waivers must be obtained from state and federal governmental authorities, including the FDIC and the Banking Department. Satisfying the requirements of these governmental entities may delay the date of completion of the merger. In addition, these governmental entities may include conditions on the completion of the merger or require changes to the terms of the merger. While BWFG and QBT do not currently expect that any such conditions or changes would result in a material adverse effect on BWFG, there can be no assurance that they will not, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of BWFG following the merger, any of which might have a material adverse effect on BWFG following the merger. The parties are not obligated to complete the merger should any regulatory approval contain a non-customary condition that materially alters the benefit to which BWFG bargained for in the merger agreement.
Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of BWFG and QBT.
If the merger is not completed, the ongoing businesses of BWFG and QBT may be adversely affected and BWFG and QBT will be subject to several risks, including the following:
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  QBT may be required, under certain circumstances, to pay BWFG a termination fee of $600,000 under the merger agreement;
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  BWFG and QBT will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;
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  under the merger agreement, QBT is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and
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  matters relating to the merger may require substantial commitments of time and resources by BWFG and QBT management, which could otherwise have been devoted to other opportunities that may have been beneficial to BWFG and QBT as independent companies, as the case may be.
In addition, if the merger is not completed, BWFG and/or QBT may experience negative reactions from the financial markets and from their respective customers and employees. BWFG and/or QBT also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against BWFG or QBT to perform their respective obligations under the merger agreement. If the merger is not completed, BWFG and QBT cannot assure their shareholders that the risks described above will not materialize and will not materially affect their business, financial results and stock prices.
The shares of BWFG common stock to be received by QBT shareholders as a result of the merger will have different rights from shares of QBT common stock.
Following completion of the merger, QBT shareholders will no longer be shareholders of QBT. QBT shareholders who receive shares of BWFG in the merger will instead be shareholders of BWFG. There will be important differences between your current rights as a QBT shareholder and the rights to which you will be entitled as a BWFG stockholder. See “Comparison of Shareholders’ Rights” beginning on page 190 for a discussion of the different rights associated with BWFG common stock and QBT common stock.
BWFG and Bankwell Bank recently underwent a change in their key management personnel.
Effective August 7, 2014, Peyton R. Patterson resigned as the Chief Executive Officer and President of BWFG, the Chief Executive Officer of Bankwell Bank, and as a director of each of BWFG and Bankwell Bank. On August 7, 2014 the BWFG board appointed Blake S. Drexler as Executive Chairman of the board of BWFG. As Executive Chairman, Mr. Drexler will devote substantial time to BWFG’s strategic planning and enterprise-wide initiatives. However, Mr. Drexler does not have any previous experience as an executive officer of a bank holding company or a commercial bank. BWFG is engaged in a comprehensive search for a permanent Chief Executive Officer, but it is possible that the disruption caused by the resignation of BWFG’s and Bankwell Bank’s chief executive could adversely affect BWFG’s future results of operations or BWFG’s ability to maintain relationships with clients, customers, depositors and employees.
INFORMATION ABOUT THE COMPANIES
Bankwell Financial Group, Inc.
BWFG is a Connecticut bank holding company and the parent company of Bankwell Bank, a Connecticut-chartered bank. Bankwell Bank was originally chartered as two separate banks, The Bank of New Canaan (including a separate division, Stamford First Bank) and The Bank of Fairfield. The Bank of New Canaan began operations in April 2002 with an initial capitalization of $8.6 million. The two banks were subsequently merged and rebranded as “Bankwell Bank” in September 2013. In November 2013, The Wilton Bank was acquired and merged into Bankwell Bank. Bankwell Bank’s deposits are insured by the Deposit Insurance Fund of the FDIC.
Bankwell Bank’s operations are headquartered in New Canaan, Connecticut. Its primary market is the greater Fairfield County, Connecticut area, which is served from its main banking office, five other branch offices and one loan production office located throughout the Fairfield County area.
At March 31, 2014, BWFG had $812.1 million in total consolidated assets. BWFG’s principal executive offices are located at 220 Main Street, New Canaan, CT 06840, and its telephone number is (203) 652-6300.
See “Where You Can Find More Information” on page 192 for additional information about BWFG and its subsidiaries.

Quinnipiac Bank & Trust Company
QBT is a Connecticut-chartered bank that provides financial services to the greater New Haven area from its branch in Hamden, Connecticut. QBT has received FDIC and Banking Department approval to open a branch in North Haven, Connecticut. QBT was chartered as a de novo bank and began operations on March 6, 2008. QBT’s deposits are insured by the Deposit Insurance Fund of the FDIC.
At March 31, 2014, QBT had $105.9 million in total assets. QBT’s principal executive offices are located at 2704 Dixwell Avenue, Hamden, Connecticut 06518, and its telephone number is (203) 407-0756.
BUSINESS OF BWFG
General
BWFG is a Connecticut bank holding company headquartered in New Canaan, Connecticut and offers a broad range of financial services through BWFG’s banking subsidiary, Bankwell Bank, a Connecticut state non-member bank founded in 2002. BWFG’s primary market is the greater Fairfield County, Connecticut area, which BWFG serves from its main banking office located in New Canaan, Connecticut and five other branch offices located throughout the Fairfield County area and a loan production office. According to the U.S. Department of Commerce, Fairfield County is located in the fourth wealthiest metropolitan statistical area in the United States. As of March 31, 2014, on a consolidated basis, BWFG had total assets of approximately $812.1 million, total loans of approximately $657.2 million, total deposits of approximately $679.2 million, and shareholders’ equity of approximately $71.1 million.
Because BWFG conducts all of its material business operations through Bankwell Bank, the description of BWFG’s products and services relates to activities primarily conducted at or by Bankwell Bank. BWFG is committed to making Bankwell Bank the premier “Hometown” bank in Fairfield County and its surrounding areas. In 2011, the Commercial Record’s Annual Readers Poll named Bankwell Bank the No. 1 community bank in Connecticut. BWFG believes that its market exhibits highly attractive demographic attributes and presents favorable competitive dynamics, thereby offering long-term opportunities for growth. BWFG has a history of building long-term customer relationships and attracting new customers through what BWFG believes is superior customer service and ability to deliver a diverse product offering. In addition, BWFG believes that its strong capital position and extensive local ownership, coupled with a highly respected and experienced executive management team and board of directors, gives BWFG instant credibility with its customers and potential customers in BWFG’s market. BWFG’s focus is on building a franchise with meaningful market share and consistent revenue growth complemented by operational efficiencies that it believes will produce attractive risk-adjusted returns for BWFG’s shareholders.
BWFG History and Growth
Bankwell Bank was originally chartered as two separate banks, The Bank of New Canaan (including a separate division, Stamford First Bank) and The Bank of Fairfield, which were subsequently merged and rebranded as “Bankwell Bank.” Bankwell Bank was chartered with a commitment to building the premier community bank in the market BWFG serves. Bankwell Bank began operations in April 2002 with an initial capitalization of $8.6 million. Since December 31, 2008, Bankwell Bank has experienced significant growth, with $459.4 million in loan growth and $508.5 million in deposit growth, for compound annual growth rates of 26% and 30%, respectively, through March 31, 2014. Bankwell Bank’s net interest margin was 3.97% for the three months ended March 31, 2014 and for the year ended December 31, 2013, the net interest margin was 3.94%, compared to a high of 4.27% for the year ended

December 31, 2011. In November 2013, BWFG acquired The Wilton Bank, and it was merged into Bankwell Bank. On March 31, 2014, BWFG entered into a merger agreement with QBT, pursuant to which QBT will be merged with and into Bankwell Bank. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Bankwell Financial Group, Inc. — QBT Acquisition” for additional information.
With the efforts of BWFG’s strong management team, BWFG continued its growth and maintained a strong track record of performance through the recent economic recession. From December 31, 2008 through March 31, 2014, Bankwell Bank’s total assets grew from $247.0 million to approximately $812.1 million; total loans outstanding grew from $197.8 million to approximately $657.2 million and noninterest bearing deposits grew from $36.9 million to approximately $119.7 million. BWFG believes this growth was driven by BWFG’s ability to provide superior service to its customers and its financial stability. This loan growth was achieved while maintaining BWFG’s focus on strong underwriting standards, which has been reflected in BWFG’s low net charge-off levels. BWFG’s return on average common equity improved from (1.4%) to 7.57% over the same period.
Business Strategy
BWFG is focused on making Bankwell Bank the “Hometown” bank and banking provider of choice in BWFG’s highly attractive market area through:
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  Responsive, Customer-Centric Products and Services and a Community Focus.   BWFG offers a broad array of products and services which BWFG customizes to allow it to focus on building long-term relationships with its customers through high-quality, responsive and personal customer service. By focusing on the entire customer relationship, BWFG builds the trust of its customers, which leads to long-term relationships and generates organic growth. In addition, BWFG is committed to meeting the needs of the communities that it serves. BWFG employees are involved in many civic and community organizations which BWFG support through sponsorships. As a result, customers and potential customers within BWFG’s market know about BWFG and frequently interact with its employees, which allows BWFG to develop long-term customer relationships without extensive advertising.
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  Strategic Acquisitions.   To complement BWFG’s organic growth, BWFG focuses on strategic acquisitions in or around its existing markets that further its objectives. BWFG believes there are many banking institutions that continue to face credit challenges, capital constraints and liquidity issues and that lack the scale and management expertise to manage the increasing regulatory burden and will likely need to partner with an institution like BWFG. On March 31, 2014, BWFG entered into the merger agreement with QBT. As BWFG evaluates potential acquisitions, it will continue to seek acquisitions that provide meaningful financial benefits, long-term organic growth opportunities and expense reductions, without compromising BWFG’s risk profile.
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  Utilization of Efficient and Scalable Infrastructure.   BWFG employs a systematic and calculated approach to increasing its profitability and improving its efficiencies. BWFG recently upgraded its operating infrastructure, particularly in the areas of technology, data processing, compliance and personnel. BWFG believes that its scalable infrastructure provides BWFG with an efficient operating platform from which to grow in the near term, and without incurring significant incremental noninterest expenses, while continuing to deliver high-quality, responsive customer service, which will enhance BWFG’s ability to grow and increase its returns.
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  Disciplined Focus on Risk Management.   Effective risk management is a key component of BWFG’s strong corporate culture. BWFG uses its strong risk management infrastructure to monitor existing loan and investment securities portfolios, support operational decision-making and improve its ability to generate earning assets with strong credit quality. To maintain BWFG’s strong credit quality, BWFG uses a comprehensive underwriting process and seeks to maintain a diversified loan portfolio and a conservative investment securities portfolio. Board-approved policies contain approval authorities, as appropriate, and are reviewed at least annually. BWFG has a Risk Management Steering Committee comprised of executive officers who oversee new business initiatives and other activities that warrant oversight of risk and related mitigants. Internal review procedures are performed regarding anti-money laundering and consumer compliance requirements. BWFG’s Chief Risk Officer reports directly to the Chair of BWFG’s Audit Committee.
BWFG’s Competitive Strengths
BWFG believes that it is especially well-positioned to create value for its shareholders as a result of the following competitive strengths:
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  BWFG’s Market.   BWFG’s current market is defined as the greater Fairfield County area, which is part of the fourth most affluent metropolitan statistical area in the United States, the Bridgeport-Stamford-Norwalk, Connecticut MSA, according to the U.S. Department of Commerce. The Stamford market area includes numerous affluent suburban communities of professionals who work and commute into New York City, approximately 50 miles from BWFG’s headquarters, and many small to mid-sized businesses which support these communities. Fairfield County is the wealthiest county in Connecticut, with a 2008-2012 median household income of $82,614 according to estimates from United States Census Bureau. BWFG believes that this market has economic and competitive dynamics that are favorable to executing BWFG’s growth strategy.
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  Experienced and Respected Management Team with a Proven and Successful Track Record.   BWFG’s executive management team is led by Executive Chairman Blake S. Drexler. Mr. Drexler is an investor and Portfolio Manager with the Silvermine Fund and previously was the Managing Director in charge of Derivative Products at Greenwich Capital Markets for 22 years, as well as a member of the Chicago Board of Trade, The Chicago Mercantile Exchange and the Chicago Board Options Exchange. Mr. Drexler joined our board of directors in 2001 and served on the board of The Bank of New Canaan from its organization. Appointed Executive Chairman of BWFG effective August 7, 2014, Mr. Drexler will devote substantial time to BWFG’s strategic planning and enterprise-wide initiatives. The balance of BWFG’s senior management team is comprised of seasoned professionals with significant banking experience, a history of high performance at local financial institutions and success in identifying, acquiring and integrating financial institutions, including: Heidi S. DeWyngaert, Executive Vice President, Chief Lending Officer (nine years with BWFG), Ernest J. Verrico, Sr., Executive Vice President, Chief Financial Officer (five years with BWFG), Gail E.D. Brathwaite, Executive Vice President and Chief Operating Officer (one year with BWFG, formerly worked for nine years at NewAlliance Bancshares), and Diane Knetzger, Senior Vice President, Director of Marketing (nine years with BWFG). Effective August 7, 2014, Peyton R. Patterson resigned as the Chief Executive Officer and President of BWFG, the Chief Executive Officer of Bankwell Bank, and as a director of each of BWFG and Bankwell Bank. BWFG has initiated a search for a permanent Chief Executive Officer.
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  Dedicated Board of Directors with Strong Community Involvement.   BWFG’s board of directors is comprised of a group of local business leaders who understand the need for strong community banks that focus on serving the financial needs of their customers. One of BWFG’s directors, Frederick R. Afragola was instrumental in BWFG’s organization and growth. Mr. Afragola was the Chief Executive Officer and President of The Bank of New Canaan from its opening in 2002 until his retirement in 2008 and played an integral role in building BWFG’s foundation and guiding its growth. The interests of BWFG’s executive management team and directors are aligned with those of BWFG’s shareholders through common stock ownership. As of May 31, 2014, BWFG directors and officers beneficially owned approximately 33% of BWFG’s common stock. By capitalizing on the close community ties and business relationships of BWFG’s executive management team and directors, BWFG is positioned to continue taking advantage of the market opportunity present in its primary market.
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  Strong Capital Position.   At March 31, 2014, BWFG had a 7.35% tangible common equity ratio, and Bankwell Bank had a 7.90% tier 1 leverage ratio and a 9.49% tier 1 risk-based ratio. BWFG believes that its ability to attract capital has facilitated its growth and is an integral component to the execution of its business plan.
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  Scalable Operating Platform.   BWFG provides banking technology, including remote deposit capture, internet banking and mobile banking, to provide BWFG’s customers with maximum flexibility and create a scalable platform to accommodate BWFG’s future growth aspirations. BWFG believes that its advanced technology combined with responsive and personal service provides its customers with a superior banking experience.
BWFG’s Market
BWFG’s banking offices are located in Fairfield County, Connecticut, which includes some of the most affluent areas in the United States and is part of the Bridgeport-Stamford-Norwalk, Connecticut MSA, the fourth most affluent MSA in the United States according to the U.S. Department of Commerce. BWFG believes this area represents one of the more robust economic regions in the country.
BWFG’s market area is a demographically diverse area, which includes affluent suburban communities of professionals who work at the 16 Fortune 500 companies headquartered in Connecticut or commute into New York City, approximately 50 miles from BWFG’s headquarters. From a small business perspective, in 2010 Connecticut ranked 27th in the nation in the number of business establishments with less than 500 employees (over 70,000 businesses) according to the United States Census Bureau. Many small to mid-sized businesses support these communities and create a highly attractive demographic landscape in which to operate. Fairfield County, where BWFG is headquartered, is the wealthiest county in Connecticut, with a 2008-2012 median household income of $82,614 according to estimates from United States Census Bureau.
During 2008-2012, over 89% of Fairfield County adult residents were high school graduates, with 44% having a bachelor’s degree or higher, according to the American Community Survey provided by the United States Census Bureau. Ten Fairfield County high schools ranked in the top 1,000 high schools in the nation for 2013, according to Newsweek magazine. For the years 2008-2012, over 69% of Fairfield County residents owned their own home, according to the United States Census Bureau. The median value of owner-occupied housing units was $447,500 according to the United States Census Bureau.
According to data from the FDIC, the Fairfield County market area is served by 399 bank and thrift branches, and total deposits in BWFG’s primary market area are approximately $34.9 billion as of June 30, 2013. Over 53% of the deposits, as of June 30, 2013, in BWFG’s market area were controlled by banks in excess of $50 billion in assets. In the twelve month period ended June 30, 2013, BWFG grew its deposit base by $109.5 million, or 26.2%, representing a 21.7% increase in market share.
BWFG believes that its primary market is a long-term, attractive market for the types of products and services that BWFG offers. Given Fairfield County’s close proximity to New York City and the vibrant business community located in Fairfield County, BWFG anticipates that this market will continue to support BWFG’s projected growth. BWFG believes that the population and business concentrations within its primary markets provide attractive opportunities to grow BWFG’s business.
BWFG Products and Services
BWFG offers its clients a broad range of deposit and loan products, including personal and business checking accounts, retirement accounts, money market accounts, time and savings accounts at competitive interest rates, online and mobile banking, cash management, Popmoney® Person to Person transfers, a personal Visa® Debit Card Purchase Rewards Program, an online personal financial management tool and safe deposit boxes. In addition, to attract the business of consumer and business customers, BWFG also provides a broad array of other banking services, including a full suite of cash management services for businesses, wire transfers, stop payments, e-statements, self-service coin counting and notary services. BWFG also offers remote deposit capture banking, which allows business and professional customers to use a desktop scanner to scan and transmit checks for deposit, reducing time and cost.

The following is a summary of BWFG’s deposits as of March 31, 2014:

Type	Total Deposits (dollars in thousands)	Number of Accounts
Checking	$119,656	4,447
NOW	47,274	1,195
Money Market	196,904	1,045
Savings	104,813	3,328
Time	210,576	2,362
Total Deposits	$679,223	12,377

Checking consists of both retail and business products. BWFG offers retail customers a range of checking products, including Free Checking, Personal Interest Checking and Tiered Rate Checking, all of which provide BWFG’s retail clients with No-Fee ATM Banking Nationwide, a free first order of checks, Free Online and Mobile Banking and Bill Pay Services and the option of E-statements and Debit Purchase Rewards. BWFG offers noninterest bearing checking accounts. BWFG also offer interest-bearing checking to its attorney, IOLTA and sole proprietorship accounts. NOW accounts consist of retail accounts that have minimum balance requirements. Money market accounts consist of products that provide a market rate of interest to depositors but have limited check-writing capabilities. BWFG savings accounts for personal and business are statement savings accounts. Time deposits consist of certificates of deposit, including those held in IRA accounts, generally with maturities ranging from three months to five years and brokered certificates of deposit which are used primarily for asset liability management purposes. BWFG also offers a suite of cash management services for businesses, and Remote Deposit Capture.
Deposits serve as the primary source of funding for BWFG’s interest-earning assets, and also generate noninterest revenue through insufficient funds fees, stop payment fees, safe deposit rental fees, card income, including foreign ATM fees and credit and debit card interchange and other miscellaneous fees. In addition, BWFG generates additional noninterest revenue associated with residential loan origination and sale, loan servicing, late fees and merchant services.
BWFG offers personal and commercial business loans on a secured and unsecured basis, revolving lines of credit, commercial mortgage loans, and residential mortgages on both primary and secondary residences, home equity loans, bridge loans and other personal purpose loans. BWFG is not and has not been a participant in the sub-prime lending market.
Commercial loans are loans made for business purposes and are secured by collateral such as marketable securities held by or under the control of Bankwell Bank, business assets including accounts receivable, inventory and equipment and liens on commercial and residential real estate. Commercial construction loans are loans to finance the construction of commercial or residential properties secured by first liens on such properties. Commercial real estate loans include loans secured by first liens on completed commercial properties, including multi-family properties, to purchase or refinance such properties. Residential mortgages include loans secured by first liens on residential real estate, and are generally made to new or existing customers of BWFG to purchase or refinance primary and secondary residences. Home equity loans and lines of credit include loans secured by first or second liens on residential real estate for primary or secondary residences. Consumer loans are made to individuals who qualify for auto loans, cash reserve, credit cards and installment loans.

The following table sets forth loan origination activity:

	For the Three Months Ended March 31, 2014		For the Years Ended December 31,
			2013		2012
(Dollars in thousands)	Total Loans	Number of Loans	Total Loans	Number of Loans	Total Loans	Number of Loans
Real estate loans:
Residential	$4,075	7	$52,798	51	$65,862	79
Commercial	42,622	12	100,075	80	133,956	92
Construction	11,077	5	46,237	30	21,064	13
Home equity loans	210	3	2,272	5	1,885	7
	57,984	27	201,382	166	222,767	191
Commercial business loans	6,735	12	75,622	70	58,131	73
Consumer loans	18	4	461	6	50	5
Total loans	$64,737	43	$277,465	242	$280,948	269

BWFG’s business model includes using industry best practices for community banks, including personalized service, state-of-the-art technology and extended hours. BWFG believes this will generate deposit accounts with somewhat larger average balances than are found at many other financial institutions. BWFG also uses pricing techniques in its efforts to attract banking relationships having larger than average balances.
Lending Activities
General.   BWFG’s primary lending focus is to serve commercial and middle-market businesses and their executives, high net worth individuals, not-for-profit organizations and consumers with a variety of financial products and services, while maintaining strong and disciplined credit policies and procedures. BWFG offers a full array of commercial and retail lending products to serve the needs of its customers. Commercial lending products include owner-occupied commercial real estate loans, commercial real estate investment loans, commercial loans (such as business term loans, equipment financing and lines of credit) to small and mid-sized businesses and real estate construction and development loans. Retail lending products include residential mortgage loans, home equity lines of credit and consumer installment loans. BWFG’s retail lending products are offered to the community in general and as an accommodation to BWFG’s commercial customers, and their executives and employees. BWFG focuses its lending activities on loans that BWFG originates from borrowers located in its market. BWFG has established an informal, internal lending limit of $9.1 million to one borrower (the statutory maximum is 15% of BWFG’s unimpaired capital and surplus for unsecured loans and an additional 10% of BWFG’s unimpaired capital and surplus for fully secured loans).
BWFG markets its lending products and services to qualified borrowers through conveniently located banking offices, relationship networks and high touch personal service. BWFG targets its business development and marketing strategy primarily on small to medium sized businesses with between $500,000 and $20 million in annual revenue. BWFG’s relationship managers actively solicit the business of companies entering BWFG’s market areas as well as long-standing businesses operating in the communities BWFG serves. BWFG seeks to attract new lending customers through professional service, relationship networks, competitive pricing and innovative structure, including the utilization of federal and state tax incentives. BWFG prides itself on smart, efficient underwriting and timely decision making for new loan requests due to BWFG’s leaner approval structure and local decision-making. BWFG believes this gives BWFG a competitive advantage over larger institutions that are not as nimble.

Total loans were $657.2 million at March 31, 2014. Since December 31, 2008, total loans have increased $459.4 million from $197.8 million, reflecting expansion of BWFG’s branch network, including $25.1 million of acquired loans from The Wilton Bank. The following table summarizes the composition of BWFG’s loan portfolio for the dates indicated.

	At March 31, 2014		At December 31,
			2013		2012
(Dollars in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio
Real estate loans:
Residential	$158,905	24.18%	$155,874	24.66%	$144,288	27.22%
Commercial	332,007	50.52	315,762	49.96	284,763	53.72
Construction	48,996	7.46	51,495	8.15	33,148	6.26
Home equity	13,549	2.06	13,497	2.14	11,030	2.08
	553,457	84.22	536,628	84.91	473,229	89.28
Commercial business loans	103,154	15.70	94,547	14.96	56,764	10.71
Consumer loans	550	0.08	837	0.13	57	0.01
Total loans	$657,161	100.00%	$632,012	100.00%	$530,050	100.00%

	At December 31,
	2011		2010		2009
(Dollars in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio
Real estate loans:
Residential	$104,754	28.37%	$104,053	36.08%	$117,386	45.63%
Commercial	173,951	47.10	111,271	38.58	71,829	27.92
Construction	40,422	10.95	38,072	13.20	41,703	16.21
Home equity	14,815	4.01	16,657	5.77	17,091	6.64
	333,942	90.43	270,053	93.63	248,009	96.40
Commercial business loans	35,041	9.49	17,713	6.14	9,016	3.51
Consumer loans	311	0.08	659	0.23	243	0.09
Total loans	$369,294	100.00%	$288,425	100.00%	$257,268	100.00%

Commercial loans.   BWFG offers a wide range of commercial loans, including business term loans, equipment financing and lines of credit to small and midsized businesses. BWFG’s target commercial loan market is retail and professional establishments and small- to medium-sized businesses. The terms of these loans vary by purpose and by type of underlying collateral. The commercial loans primarily are underwritten on the basis of the borrower’s ability to service the loan from cash flow. BWFG makes equipment loans with conservative margins generally for a term of ten years or less, supported by the useful life of the equipment, at fixed or variable rates, with the loan fully amortizing over the term. Loans to support working capital typically have terms not exceeding one year and usually are secured by accounts receivable, inventory and personal guarantees of the principals of the business and often by the commercial real estate of the borrower. For loans secured by accounts receivable or inventory, principal typically is repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness. Risks associated with

BWFG’s commercial loan portfolio include those related to the strength of the borrower’s business, which may be affected not only by local, regional and national market conditions, but also changes in the borrower’s management and other factors beyond the borrower’s control; those related to fluctuations in value of any collateral securing the loan; and those related to terms of the commercial loan, which may include balloon payments that must be refinanced or paid off at the end of the term of the loan. BWFG’s commercial loan portfolio presents a higher risk profile than its consumer real estate and consumer loan portfolios.
Commercial real estate loans.   BWFG offers real estate loans for commercial property that is owner-occupied as well as commercial property owned by real estate investors. Commercial loans that are secured by owner-occupied commercial real estate and primarily collateralized by operating cash flows are also included in this category of loan. Commercial real estate loan terms generally are limited to ten years or less, although payments may be structured on a longer amortization basis of 20 to 25 years. The interest rates on BWFG’s commercial real estate loans may be fixed or adjustable, although rates typically are not fixed for a period exceeding five to ten years. BWFG generally charges an origination fee for its services. BWFG typically requires personal guarantees from the principal owners of the business or real estate supported by a review of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, the overall strength of the economy, new job creation trends, tenant vacancy rates, environmental contamination, and the quality of the borrower’s management. BWFG makes efforts to limit its risk by analyzing borrowers’ cash flow and collateral value as well as all of the sponsors’ investment activities. The real estate securing BWFG’s existing commercial real estate loans includes a wide variety of property types, such as owner-occupied offices/warehouses/production facilities, office buildings, industrial, mixed-use residential/commercial, retail centers and multifamily properties. BWFG’s commercial real estate loan portfolio presents a higher risk profile than its consumer real estate and consumer loan portfolios.
Construction loans.   BWFG’s construction portfolio includes loans to small and midsized businesses to construct owner-user properties, loans to developers of commercial real estate investment properties and residential developments and, to a lesser extent, loans to individual clients for construction of single family homes in BWFG’s market. Construction and development loans are generally made with a term of one to two years and interest is paid monthly. The ratio of the loan principal to the value of the collateral, as established by independent appraisal, typically will not exceed industry standards. Loan proceeds are disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate, project completion risk and change in market trends. BWFG is also exposed to risk based on the ability of the construction loan borrower to finance the loan or sell the property upon completion of the project, which may be affected by changes in market trends since the time that BWFG funded the construction loan.
Consumer real estate loans.   BWFG offers first lien one-to-four family mortgage loans, as well as home equity lines of credit, in each case primarily on owner-occupied primary residences. BWFG also originates for resale one-to-four family mortgage loans, which are classified as loans held for sale until sold to investors. Although BWFG’s consumer real estate loan portfolio presents lower levels of risk than BWFG’s commercial, commercial real estate and construction loan portfolios, BWFG is exposed to risk based on fluctuations in the value of the real estate collateral securing the loan, as well as changes in the borrower’s financial condition, which could be affected by numerous factors, including divorce, job loss, illness or other personal hardship.
Consumer loans.   BWFG offers consumer loans as an accommodation to BWFG’s existing customers, but does not market consumer loans to persons who do not have a pre-existing relationship with BWFG. As of March 31, 2014, BWFG’s consumer loans represented less than 1% of BWFG’s total loan portfolio. BWFG does not expect its consumer loans to become a material component of BWFG’s loan portfolio at any time in the foreseeable future. Although BWFG does not engage in any material amount of consumer lending, BWFG’s consumer loans, which are underwritten primarily based on the borrower’s financial condition and, in many cases, are unsecured credits, subject BWFG to risk based on changes in the borrower’s financial condition, which could be affected by numerous factors, including those discussed above.
Credit Policy and Procedures
General.   BWFG adheres to what it believes are disciplined underwriting standards, but also remains cognizant of the need to serve the credit needs of customers in its primary market areas by offering flexible loan solutions in a responsive and timely manner. BWFG also seeks to maintain a broadly diversified loan portfolio across customer, product and industry types. However, BWFG’s lending policies do not provide for any loans that are highly speculative, subprime, or that have high loan-to-value ratios. These components, together with active credit management, are the foundation of BWFG’s credit culture, which BWFG believes is critical to enhancing the long term value of BWFG to its customers, employees, shareholders and communities.
BWFG has a service-driven, relationship-based, business-focused credit culture, rather than a price-driven, transaction-based culture. Accordingly, substantially all of BWFG’s loans are made to borrowers located or operating in BWFG’s primary market with whom BWFG has ongoing relationships across various product lines. The limited number of loans secured by properties located in out-of-market areas that BWFG has made are generally to borrowers who are well-known to BWFG. These borrowers typically have strong deposit relationships with BWFG.
Credit concentrations.   In connection with the management of BWFG’s credit portfolio, BWFG actively manages the composition of its loan portfolio, including credit concentrations. BWFG monitors borrower, loan product and industry concentrations on at least a quarterly basis. Loan product concentrations are reviewed annually in conjunction with the portfolio’s credit quality and the business plan for the coming year. All concentrations are monitored by BWFG’s Chief Credit Officer and BWFG’s Loan Committee. BWFG has also established an informal, internal limit on loans to one borrower, principal or guarantor of $9.1 million. BWFG’s top 20 borrowing relationships range in exposure from $4.9 million to $13.8 million and are monitored on an on-going basis.
Loan approval process.   BWFG seeks to achieve an appropriate balance between prudent, disciplined underwriting, on the one hand, and flexibility in BWFG’s decision-making and responsiveness to BWFG’s customers, on the other hand. BWFG’s credit approval policies have a tiered approval process, with larger exposures referred to Bankwell Bank’s internal loan committee and the Loan Committee, as appropriate, based on the size of the loan. Smaller exposures are approved under a three-signature system. Loans with policy exceptions require the next higher level of approval authority, the highest of which is the Loan Committee, depending on dollar amount. These authorities are periodically reviewed and updated by BWFG’s board of directors. BWFG believes that BWFG’s credit approval process provides for thorough underwriting and efficient decision making.
Credit risk management.   Credit risk management involves a partnership between BWFG’s relationship managers and BWFG’s credit approval, credit administration and collections personnel. Portfolio monitoring and early problem recognition are an important aspect of maintaining BWFG’s high credit quality standards. Past due reports are reviewed daily, as well as insurance and tax payment monitoring. BWFG’s evaluation and compensation program for its relationship managers includes significant goals that BWFG believes motivate the relationship managers to focus on high quality credit consistent with BWFG’s strategic focus on asset quality.
It is BWFG’s policy to review all commercial loans in excess of $300 thousand on an annual basis, or more frequently through the receipt of interim financial statements and borrowing base certificates. BWFG’s policies require rapid notification of delinquency and prompt initiation of collection actions. Relationship managers, credit administration personnel and senior management proactively support collection activities in order to maximize accountability and efficiency.
As part of these annual review procedures, BWFG analyzes recent financial statements of the property and/or borrower to determine the current level of occupancy, revenues and expenses and to investigate any deterioration in the value of the real estate collateral or in the borrower’s financial condition. Upon completion, BWFG updates the risk rating grade assigned to each loan. Relationship managers are encouraged to bring potential credit issues to the attention of BWFG’s Chief Credit Officer immediately upon any sign of deterioration in the performance of the borrower. BWFG maintains a list of loans that receive additional attention if BWFG believes there may be a potential credit risk via BWFG’s Watch List report.
Loans that are downgraded are reviewed by BWFG’s Chief Credit Officer, while classified loans undergo a detailed quarterly analysis prepared by the lending officer and reviewed by management and BWFG’s internal loan committee. This review includes an evaluation of the market conditions, the property’s trends, the borrower and guarantor status, the level of reserves required and loan accrual status. Additionally, BWFG has an independent, third-party review performed on BWFG’s loan grades and BWFG’s credit administration functions each year. Finally, BWFG performs an annual stress test of BWFG’s commercial real estate portfolio, in which BWFG evaluates the impact on the portfolio of declining economic conditions, including lower rental rates, lower occupancy rates, higher interest rates and lower resulting valuations. Management reviews these reports and presents them to BWFG’s Loan Committee. These asset review procedures provide management with additional information for assessing BWFG’s asset quality.
Deposits
Deposits are BWFG’s primary source of funds to support BWFG’s earning assets. BWFG offers traditional depository products, including checking, savings, money market and certificates of deposit with a variety of rates. Deposits at Bankwell Bank are insured by the FDIC up to statutory limits. BWFG price its deposit products with a view to maximizing BWFG’s share of each customer’s financial services business, and BWFG’s loan pricing gives value to deposits from BWFG’s loan customers.
BWFG has built out a network of its main banking office and five other deposit-taking branch offices and attracted significant transaction account business through BWFG’s relationship-based approach. As a result of BWFG’s significant deposit growth in transaction accounts, which BWFG defines as demand, NOW and money market deposits, BWFG has achieved a favorable deposit mix between transaction accounts and certificates of deposit.
Investment Services
On October 15, 2013, BWFG launched Bankwell Investment Services, which provides a range of services, including, but not limited to: 401k rollover planning, retirement planning, asset allocation planning, financial planning, business planning, estate planning, mutual funds, fixed and variable annuities, exchange traded funds, separate managed accounts, stocks and bonds, traditional and Roth IRAs and brokerage certificates of deposits. These services are handled through Kingston Wealth Management Group and Investacorp, Inc. and are not obligations of BWFG or Bankwell Bank and are not endorsed nor recommended by BWFG. BWFG earns a fixed percentage of the revenue generated on products sold through Kingston Wealth Management Group and Investacorp, Inc., net of commissions paid to the financial advisors. These products and services are not savings accounts, deposits, or other obligations of Bankwell Bank and are not insured or guaranteed by the FDIC or any other governmental agency.
Investments
BWFG manages its investment portfolio primarily for liquidity purposes, with a secondary focus on returns through the use of a liquidity portfolio and an earnings portfolio. BWFG’s liquidity portfolio’s primary purpose is to provide adequate liquidity necessary to meet any reasonable decline in deposits and any anticipated increase in the loan portfolio. The majority of these securities are classified as available-for-sale. BWFG’s earnings portfolio’s primary purpose is to generate earnings adequate to provide and contribute to stable income and to generate a profitable return while minimizing risk. The majority of these securities are classified as held-to-maturity. Additionally, BWFG’s investment portfolio is used to provide adequate collateral for various regulatory or statutory requirements and to manage BWFG’s interest rate risk. BWFG invests in a variety of high-grade securities, including government agency securities, government guaranteed mortgage backed securities, highly rated corporate bonds and municipal securities. BWFG regularly evaluates the composition of this category as changes occur with respect to the interest rate yield curve. Although BWFG may sell investment securities from time to time to take advantage of changes in interest rate spreads, it is BWFG’s policy not to sell investment securities unless BWFG can reinvest the proceeds at a similar or higher spread, so as not to take gains to the detriment of future income.
The investment policy is reviewed annually by BWFG’s board of directors. Overall investment goals are established by BWFG’s board of directors, Chief Executive Officer, Chief Financial Officer and BWFG’s asset/liability management committee, or ALCO. BWFG’s board of directors has delegated the responsibility of monitoring BWFG’s investment activities to ALCO. Day-to-day activities pertaining to the investment portfolio are conducted within BWFG’s accounting department under the supervision of BWFG’s Chief Financial Officer.
Competition
The financial services industry in BWFG’s market and the surrounding area is highly competitive. BWFG competes with commercial banks, savings banks, savings associations, money market funds, mortgage brokers, finance companies, credit unions, insurance companies, investment firms and private lenders in various segments of BWFG’s business. Many of these competitors have more assets, capital and lending limits, and resources than BWFG and may be able to conduct more intensive and broader based promotional efforts to reach both commercial and individual customers. Competition for deposit products can depend heavily on pricing because of the ease with which customers can transfer deposits from one institution to another.
BWFG focuses its marketing efforts on small to medium-sized businesses, professionals and individuals and their employees. This focus includes retail, service, wholesale distribution, manufacturing and international businesses. BWFG attracts these customers based on relationships and contacts that BWFG’s management and board of directors have within and beyond the market area. BWFG does not expect to compete with large institutions for the primary banking relationships of large corporations. Rather, BWFG competes for niches in this business segment and for the consumer business of employees of such entities. Many of BWFG’s larger commercial bank competitors have greater name recognition and offer certain services that BWFG does not. However, BWFG believes that its presence in BWFG’s primary market area and focus on providing superior service to professionals at small to medium sized businesses and individual employees of such businesses are instrumental to BWFG’s success.

BWFG emphasizes personalized banking services and the advantage of local decision-making in BWFG’s banking businesses, and this emphasis has been well received by the public in BWFG’s market area. BWFG derives a majority of BWFG’s business from its local market area, which includes its primary market area of Fairfield County, Connecticut.
Small Business Lending Fund Program
Since 2011, BWFG has participated in the Small Business Lending Fund program, or SBLF, offered by the United States Department of the Treasury, a dedicated investment fund designed to encourage lending to small businesses by providing capital to qualified community banks and community development loan funds with assets of less than $10 billion. In connection with SBLF, the Treasury purchased shares of BWFG’s preferred stock on August 4, 2011 for an aggregate purchase price of approximately $10,980,000. BWFG used the proceeds from the SBLF funding to repurchase the preferred stock issued by BWFG to the Treasury in connection with its Capital Purchase Program, as well as to provide additional capital to Bankwell Bank, allowing Bankwell Bank to expand its small business lending programs. In July, 2013, BWFG was ranked first by the Treasury on its list of top performing banks across the nation that participated in SBLF, with the highest growth in qualified small business loans (as defined by the Treasury). As a result of BWFG’s success in making loans through the program, BWFG was allowed to repay the funds at a 1% interest rate. The SBLF funds must be repaid by February 4, 2016 or the interest rate on the preferred stock will automatically increase to 9% per year.
Description of Property
Bankwell Bank’s main office is located at 208 Elm Street in New Canaan, Connecticut. The property is leased until 2016, with three remaining five-year renewal options. In July 2012, BWFG leased additional space adjacent to 208 Elm Street at 220 Elm Street primarily for BWFG’s executive management offices. The initial term expires in 2018, with one five-year renewal option.
BWFG also leases office space for each of Bankwell Bank’s branch offices in New Canaan, Norwalk, Stamford and Fairfield, Connecticut, and BWFG’s loan production office in Bridgeport. The leases for BWFG’s facilities have terms expiring at dates ranging from 2015 to 2028, although certain of the leases contain options to extend beyond these dates. BWFG owns the Wilton branch office. BWFG believes that BWFG’s current facilities are adequate for BWFG’s current level of operations.
Each lease is at market rate based on similar properties in the applicable market area. BWFG believes that BWFG has the necessary infrastructure in place to support BWFG’s projected growth.
Legal Proceedings
From time to time BWFG is a party to various litigation matters incidental to the conduct of BWFG’s business. BWFG is not presently party to any legal proceedings the resolution of which BWFG believes would have a material adverse effect on BWFG’s business, future prospects, financial condition, liquidity, results of operation, cash flows or capital levels.
Enterprise Risk Management
BWFG places significant emphasis on risk mitigation as an integral component of BWFG’s organizational culture. BWFG believes that BWFG’s emphasis on risk management is manifested in BWFG’s solid asset quality statistics. Risk management with respect to BWFG’s lending philosophy focuses, among other things, on structuring credits to provide for multiple sources of repayment, coupled with strong underwriting undertaken by experienced bank officers and credit policy personnel. BWFG performs quarterly loan impairment analyses on criticized loans and criticized asset action plans for those borrowers who display deteriorating financial conditions in order to monitor those relationships and implement corrective measures on a timely basis to minimize losses. In addition, BWFG performs an annual stress test of BWFG’s commercial real estate portfolio, in which BWFG evaluates the impact on the portfolio of declining economic conditions, including lower rental rates, lower occupancy rates and lower resulting valuations. The stress test focuses only on the cash flow and valuation of the properties and ignores the liquidity, net worth and cash flow of any guarantors related to the credits.
BWFG also focuses on risk management in other areas throughout BWFG’s organization. BWFG has created the position of Chief Risk Officer to oversee the Risk Management function and formulated a risk management Steering Committee. BWFG currently outsources its asset/liability management process to a reputable third party and on a quarterly basis, BWFG runs the full interest rate risk model. Results of the model are reviewed and validated by BWFG’s ALCO. Additionally, BWFG is in the process of strengthening its regulatory compliance and internal control procedures.
Intellectual Property
BWFG does not hold any patents, trademarks, licenses, franchises or concessions materially important to BWFG, other than those required or granted by regulatory authorities.
Full Time Employees
At March 31, 2014, BWFG had a total of 103 full-time equivalent employees. None of BWFG’s employees are subject to a collective bargaining agreement.
Recent Developments
Effective August 7, 2014, Peyton R. Patterson resigned as the Chief Executive Officer and President of BWFG, the Chief Executive Officer of Bankwell Bank, and as a director of each of BWFG and Bankwell Bank. Ms. Patterson resigned for personal reasons; her resignation was unrelated to the operations and management of BWFG and Bankwell Bank. Also on August 7, 2014, the BWFG Board of Directors named Blake S. Drexler the Executive Chairman of the Board. As Executive Chairman, Mr. Drexler will devote substantial time to BWFG’s strategic planning and enterprise-wide initiatives and discharge the responsibilities of chief executive officer. His broad financial and managerial experience will complement the operational skills of the executive team.
BWFG has initiated a search for a permanent Chief Executive Officer.

Management’s Discussion and Analysis of Financial Condition and
Results of Operations — Bwfg AND THE WILTON BANK
BWFG Selected Financial Information As of March 31, 2014 and December 31, 2013 and For the Three Months Ended March 31, 2014 and 2013.
This section presents management’s perspective on BWFG’s financial condition and results of operations. The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus on Form S-4. To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of future financial outcomes. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the section titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” BWFG assumes no obligation to update any of these forward-looking statements.
General
Bankwell Financial Group, Inc. is a bank holding company headquartered in New Canaan, Connecticut. Through its wholly owned subsidiary, Bankwell Bank, or the Bank, BWFG serves small and medium-sized businesses and retail customers in greater Fairfield County, Connecticut. BWFG has a history of building long-term customer relationships and attracting new customers through strong customer service and its ability to deliver a diverse product offering.
The following discussion and analysis presents BWFG’s results of operations and financial condition on a consolidated basis. However, because BWFG conducts all of its material business operations through the Bank, the discussion and analysis relates to activities primarily conducted at the Bank.
BWFG generates most of its revenue from interest on loans and investments and fee-based revenues. BWFG’s primary source of funding for its loans is deposits. BWFG’s largest expenses are interest on these deposits and salaries and related employee benefits. BWFG measures its performance primarily through its net interest margin, efficiency ratio, ratio of allowance for loan losses to total loans, return on average assets and return on average equity, among other metrics, while maintaining appropriate regulatory leverage and risk-based capital ratios.
BWFG believes that accounting estimates for the allowance for loan losses, fair values of securities and deferred taxes are particularly critical and susceptible to significant near-term change. These accounting estimates are discussed further below. See “Critical Accounting Policies and Estimates.”
Executive Overview
BWFG is focused on becoming the “Hometown” bank and the banking provider of choice in its highly attractive market area, and to serve as a locally based alternative to its larger competitors through:
•
  Responsive, customer-centric products and services and a community focus;
•
  Strategic acquisitions;
•
  Utilization of efficient and scalable infrastructure; and
•
  Disciplined focus on risk management.

During 2014 BWFG entered into a merger agreement and completed an initial public offering, or IPO, for the sale of 2,702,703 shares of common stock.
On March 31, 2014, BWFG entered into a merger agreement with Quinnipiac Bank & Trust Company, or Quinnipiac or QBT, located in New Haven County, Connecticut. Quinnipiac has one branch located in Hamden, Connecticut, and a second branch scheduled to open in July 2014, in the neighboring town of North Haven, Connecticut. At March 31, 2014, Quinnipiac had approximately $106 million in assets, $89 million in deposits and loans of $88 million. Upon consummation of the transaction, Quinnipiac will be merged into Bankwell Bank. The transaction is expected to close in the third quarter of 2014, subject to the requisite approval of the shareholders of Quinnipiac, required regulatory approvals, and satisfaction of other customary closing conditions. See Note 13, Subsequent Events, in the Notes to Unaudited Consolidated Financial Statements located elsewhere for further information about the merger agreement with Quinnipiac.
On May 15, 2014, Bankwell Financial Group, Inc. priced 2,702,703 common shares in its IPO at $18.00 per share, and on May 15, 2014, Bankwell common shares began trading on the Nasdaq Stock Market (ticker symbol: BWFG). The net proceeds from the IPO were approximately $44.9 million, after deducting the underwriting discount of approximately $2.5 million and approximately $1.3 million of expenses. BWFG intends to use the net proceeds for general corporate purposes, which may include maintaining liquidity at the holding company, providing equity capital to Bankwell Bank to fund balance sheet growth or working capital needs, its working capital needs, and funding acquisitions of branches, whole financial institutions and related lines of businesses in or around its existing market that further its objectives.
Earnings Overview
Net income was $1.1 million for the first quarter of 2014, compared to $1.0 million for the first quarter of 2013. Net income available to common shareholders was $1.1 million, or $0.28 per diluted share, and $1.0 million, or $0.30 per diluted share, respectively, for the three months ended March 31, 2014 and 2103. Returns on average equity and average assets for the three months ended March 31, 2014 were 6.39% and 0.58%, respectively, compared to 6.83% and 0.67%, respectively, for the same period in 2013.
The quarter ended March 31, 2014 included merger and acquisition related expenses of $141 thousand, $93 thousand net of tax, primarily reflecting costs related to BWFG’s definitive agreement to purchase Quinnipiac signed on March 31, 2014. Exclusive of these expenses, net income for the first quarter of 2014 would have been $1.2 million.
For the three months ended March 31, 2014, BWFG had net interest income of $7.1 million, an increase of $1.1 million, or 17%, over the three months ended March 31, 2013. Net interest margin (fully taxable equivalent basis) for the three months ended March 31, 2014 and 2013 was 3.97% and 4.16%, respectively. BWFG also experienced growth in non-interest income, which totaled $769 thousand for the three months ended March 31, 2014 representing 10% of total revenue, up from $284 thousand, or 4% of total revenue, for the three months ended March 31, 2013.
Results of Operations
Net Interest Income
Net interest income is the difference between interest earned on loans and securities and interest paid on deposits and other borrowings, and is the primary source of operating income. Net interest income is affected by the level of interest rates, changes in interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Included in interest income are certain loan fees, such as deferred origination fees and late charges. The following tables and discussion present net interest income on a fully taxable equivalent, or FTE basis, by adjusting income and yields on tax-exempt loans and securities to be comparable to taxable loans and securities. BWFG converts tax-exempt income to a FTE basis using the statutory federal income tax rate adjusted for applicable state income taxes net of the related federal tax benefit. The average balances are principally daily averages and, for loans, only include performing loans. Average balances of non-performing loans for the three months ended March 31, 2014 and 2013 totaling $1.0 million and $3.0 million, respectively have been excluded. Interest income on loans includes the effect of deferred loan fees and costs accounted for as yield adjustments, but does not include interest on loans for which BWFG has ceased to accrue interest. Premium amortization and discount accretion are included in the respective interest income and interest expense amounts.
FTE net interest income for the three months ended March 31, 2014 and 2013 was $7.3 million and $6.2 million, respectively. The net interest margin declined 19 basis points to 3.97% for the three months ended March 31, 2014, compared to the same period in 2013 due primarily to the effects of the low interest rate environment. While BWFG has experienced significant growth in average loan balances, in the current low interest rate environment, market yields on new loan originations are below the average yield of BWFG’s existing loan portfolio. Due to the combined effect of new loan growth and the runoff of higher yielding loan balances, management anticipates that interest rates on total earning assets will continue to decline. The impact of this trend is likely to exceed the benefit to be realized in reduced funding costs, resulting in modestly lower net interest margin results in the near term.
FTE basis interest income for the three months ended March 31, 2014 increased by $1.2 million, or 18%, to $8.0 million, compared to FTE basis interest income for the three months ended March 31, 2013 due primarily to loan growth in the commercial real estate and commercial business portfolios. Average interest-earning assets were $731.0 million for the three months ended March 31, 2014, up by $137.8 million from the same period in 2013. The average balance of total loans increased $117.7 million, or 22%, contributing $1.4 million to the increase in interest income. Commercial real estate and commercial business loan average balances grew by $47.5 million and $38.0 million, respectively. Partially offsetting the increase in interest income due to volume was a 17 basis point decrease in the weighted average yield earned on BWFG’s loan portfolio due to a lower interest rate environment, which caused a reduction of $275 thousand in interest income.
Interest expense for the three months ended March 31, 2014, increased by $124 thousand, or 21%, compared to interest expense for the three months ended March 31, 2013 due to a $101.6 million increase in the average balances of interest-bearing liabilities. Average balances of total funding liabilities for the three months ended March 31, 2014, increased by $146.4 million, or 27%, from the same period in 2013, primarily due to higher average balances in money market and time accounts, while the weighted average cost declined two basis points to 0.42%.

Average Balance Sheet, FTE basis Interest and Average Yields/Rates
The following table presents the average balances and yields earned on interest-earning assets and the average balances and weighted average rates paid on BWFG’s funding liabilities for the three months ended March 31, 2014 and 2013. Such yields and costs are derived by dividing annualized income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented.

	Three Months Ended March 31,
	2014			2013
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Assets:
Cash and Fed funds sold	$32,699	$22	0.27%	$16,986	$10	0.25%
Securities(1)	47,782	501	4.20	43,815	451	4.12
Loans:(2)
Commercial real estate	327,512	4,193	5.12	280,043	3,600	5.14
Residential real estate	156,069	1,395	3.58	143,814	1,405	3.91
Construction(3)	49,318	531	4.30	33,443	409	4.89
Commercial business	98,061	1,170	4.77	60,103	791	5.26
Home equity	14,207	127	3.62	10,531	96	3.70
Consumer	545	13	9.32	66	2	10.78
Total loans	645,712	7,429	4.60	528,000	6,303	4.77
Federal Home Loan Bank stock	4,834	18	1.50	4,450	4	0.36
Total earning assets	731,027	$7,970	4.36%	593,251	$6,768	4.56%
Other assets	38,273			13,590
Total assets	$769,300			$606,841
Liabilities and shareholders’ equity:
Deposits:
Noninterest-bearing	$123,232	$—	—%	$78,457	$—	—%
NOW	52,596	13	0.10	33,542	12	0.14
Money market	170,901	180	0.43	95,315	91	0.39
Savings	107,971	82	0.31	132,599	154	0.47
Time	183,664	347	0.77	121,821	182	0.61
Total deposits	638,364	622	0.40	461,734	439	0.39
Federal Home Loan Bank advances	49,733	93	0.76	79,989	152	0.77
Total funding liabilities	688,097	$715	0.42%	541,723	$591	0.44%
Other liabilities	10,887			5,831
Shareholders’ equity	70,316			59,287
Total liabilities and shareholders’ equity	$769,300			$606,841
Net interest income(4)		$7,255			$6,177
Interest rate spread			3.94%			4.12%
Net interest margin(5)			3.97%			4.16%

(1)
  Average balances and yields for securities are based on amortized cost.
(2)
  Average balances and yields for loans exclude nonperforming loans.
(3)
  Includes commercial and residential real estate construction.
(4)
  The adjustment for securities and loans taxable equivalency amounted to $109 thousand and $92 thousand, respectively, for the three months ended March 31, 2014 and 2013.
(5)
  Annualized net interest income as a percentage of earning assets.

Effect of changes in interest rates and volume of average earning assets and average interest-bearing liabilities
The following table shows the extent to which changes in interest rates and changes in the volume of average earning assets and average interest-bearing liabilities have affected net interest income. For each category of earning assets and interest-bearing liabilities, information is provided relating to: changes in volume (changes in average balances multiplied by the prior year’s average interest rates); changes in rates (changes in average interest rates multiplied by the prior year’s average balances); and the total change. Changes attributable to both volume and rate have been allocated proportionately based on the relationship of the absolute dollar amount of change in each.

	Three Months Ended March 31, 2014 vs 2013 Increase (Decrease)
(In thousands)	Volume	Rate	Total
Interest and dividend income:
Cash and Fed funds sold	$11	$1	$12
Securities	41	9	50
Loans:
Commercial real estate	608	(15)	593
Residential real estate	114	(124)	(10)
Construction	176	(54)	122
Commercial business	459	(80)	379
Home equity	33	(2)	31
Consumer	11	—	11
Total loans	1,401	(275)	1,126
Federal Home Loan Bank stock	1	13	14
Total change in interest and dividend income	1,454	(252)	1,202
Interest expense:
Deposits:
NOW	5	(4)	1
Money market	79	10	89
Savings	(25)	(47)	(72)
Time	109	56	165
Total deposits	168	15	183
Federal Home Loan Bank advances	(56)	(3)	(59)
Total change in interest expense	112	12	124
Change in net interest income	$1,342	$(264)	$1,078

Provision for Loan Losses
The provision for loan losses is based on management’s periodic assessment of the adequacy of allowance for loan losses which, in turn, is based on such interrelated factors as the composition of the loan portfolio and its inherent risk characteristics, the level of nonperforming loans and net charge-offs, both current and historic, local economic and credit conditions, the direction of real estate values, and regulatory guidelines. The provision for loan losses is charged against earnings in order to maintain BWFG’s allowance for loan losses and reflects management’s best estimate of probable losses inherent in BWFG’s loan portfolio at the balance sheet date.

Under accounting standards for business combinations, acquired loans are recorded at fair value with no loan loss allowance on the date of acquisition. A provision for loan losses will be recorded for the emergence of new probable and estimable losses on acquired loans which were not impaired as of the acquisition date. As of and for the three months ended March 31, 2014, there was no provision or allowance for loan losses related to the loan portfolio that we acquired from The Wilton Bank on November 5, 2013 for this reason.
The provision for loan losses for the three months ended March 31, 2014 was $211 thousand compared to $190 thousand provision for loan losses for the three months ended March 31, 2013. For further information, see sections titled Asset Quality and Allowance for Loan Losses.
Noninterest Income
The following table compares noninterest income for the three months ended March 31, 2014 and 2013.

	Three Months Ended March 31,		Change
(Dollars in thousands)	2014	2013	$	%
Service charges and fees	$132	$101	$31	31%
Gains and fees from sales and referrals of loans	428	8	420	5,250
Bank owned life insurance	85	—	85	100
Gain on sale of foreclosed real estate	—	71	(71)	100
Other	124	104	20	19
Total noninterest income	$769	$284	$485	171%

Noninterest income increased $485 thousand to $769 thousand for the three months ended March 31, 2014 compared to the same period in 2013, reflecting an increase in gains recorded on sales of loan and income earned on bank-owned life insurance. During the three months ended March 31, 2014, BWFG recorded income of $413 thousand on the sale of $14.9 million commercial real estate loans and $15 thousand on the sale of $1.1 million residential real estate loans. In the fourth quarter of 2013, BWFG purchased $10.0 million in life insurance coverage and during the quarter ended March 31, 2014, the cash surrender value increased by $85 thousand, which is recorded as noninterest income.

Noninterest Expense
The following table compares noninterest expense for the three months ended March 31, 2014, and 2013.

	Three Months Ended March 31,		Change
(Dollars in thousands)	2014	2013	$	%
Salaries and employee benefits	$3,337	$2,492	$845	34%
Occupancy and equipment	1,068	772	296	38
Professional services	369	369	—	—
Data Processing	337	256	81	32
Marketing	110	128	(18)	(14)
Merger and acquisition related expenses	141	—	141	100
FDIC insurance	118	130	(12)	(9)
Director fees	138	139	(1)	(1)
Foreclosed real estate	14	—	14	100
Amortization of intangibles	27	—	27	100
Other	382	312	70	22
Total noninterest expense	$6,041	$4,598	$1,443	31%

Noninterest expense increased $1.4 million to $6.0 million for the three months ended March 31, 2014 compared to the same period in 2013. The largest component of the total increase was salaries and employee benefits, primarily reflecting higher staffing levels, incentive accruals and equity-based compensation expense. The increase in occupancy and equipment expense largely reflects investments related to technology and other equipment as well as costs related to the new Wilton location acquired in November, 2013 and the relocation of two branch locations. Data processing costs have increased reflecting higher transaction volume. Merger and acquisition related expenses during the first quarter 2014 primarily reflect costs associated with the definitive merger agreement with Quinnipiac signed on March 31, 2014.
Income Tax Expense
Income tax expense for the three months ended March 31, 2014 and 2013 totaled $540 thousand and $569 thousand, respectively. The effective tax rates for the three months ended March 31, 2014 and 2013, were 32.5%,and 36.0%, respectively. The decrease in the effective tax rate reflects increases in nontaxable income, including bank-owned life insurance.
Financial Condition
Summary
At March 31, 2014, total assets were $812.1 million, a $32.4 million, or 4%, increase over December 31, 2013. Total loans outstanding and total deposits continued to show momentum during the first quarter and totaled $657.2 million and $679.2 million, respectively at March 31, 2014. Credit quality remained strong, with nonperforming assets to total assets of 0.36% and the allowance for loan losses to total loans was 1.31% Total shareholders’ equity at March 31, 2014 and December 31, 2013 was $71.1 million and $69.5 million, respectively. Tangible book value was $15.79 per share at March 31, 2014 compared to $15.46 per share at December 31, 2013.

Loan Portfolio
Bankwell Bank originates commercial and residential real estate loans, including construction loans, commercial business loans, home equity and other consumer loans. Lending activities are primarily conducted within the market of Fairfield County and the surrounding Connecticut region. The loan portfolio is the largest category of its earning assets. Loans acquired in connection with the Wilton acquisition in November 2013 are referred to as “acquired” loans as a result of the manner in which they are accounted for. All other loans are referred to as “originated” loans. Accordingly, selected disclosures that follow are presented separately for the originated loan portfolio and the acquired loan portfolio.
Total loans before deferred loan fees were $657.2 million at March 31, 2014, up by $25.1 million, or 4%, from December 31, 2013. Commercial real estate and commercial business loans have experienced the most significant growth, up by $15.5 million and $9.6 million, respectively.
The following table compares the composition of the loan portfolio for the dates indicated:

(In thousands)	March 31, 2014			December 31, 2013			Change
	Originated	Acquired	Total	Originated	Acquired	Total	Total
Real estate loans:
Residential	$158,905	$—	$158,905	$155,874	$—	$155,874	$3,031
Commercial	323,849	8,158	332,007	305,823	9,939	315,762	16,245
Construction	44,158	4,838	48,996	44,187	7,308	51,495	(2,499)
Home equity	9,734	3,815	13,549	9,625	3,872	13,497	52
	536,646	16,811	553,457	515,509	21,119	536,628	16,829
Commercial business	100,701	2,453	103,154	92,173	2,374	94,547	8,607
Consumer	67	483	550	225	612	837	(287)
Total loans	$637,414	$19,747	$657,161	$607,907	$24,105	$632,012	$25,149

Asset Quality
Acquired loans are recorded at fair value and are categorized as performing regardless of their payment status. Therefore, some overall portfolio measures of asset performance are not comparable between periods as a result of The Wilton Bank acquisition.
Asset quality metrics remained strong through the first quarter of 2014. Nonperforming assets totaled $2.9 million and represented 0.36% of total assets at March 31, 2014, compared to $1.8 million and 0.23% of total assets at December 31, 2013. Nonaccrual loans totaled $2.1 million at March 31, 2014, an increase of $1.1 million from December 31, 2013, due to the addition of one commercial real estate loan. The balance of foreclosed real estate remained unchanged and was $829 thousand at March 31, 2014 and December 31, 2013, consisting of four residential lots that were acquired from Wilton. There were three accruing troubled debt restructured loans, with a balance of $1.6 million at March 31, 2014 and December 31, 2013.

The following table presents nonperforming assets and additional asset quality data for the dates indicated:

	At March 31, 2014			At December 31, 2013
(In thousands)	Originated	Acquired	Total	Originated	Acquired	Total
Nonaccrual loans:
Real estate loans:
Residential	$984	$—	$984	$1,003	$—	$1,003
Commercial	1,117	—	1,117	—	—	—
Construction	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total non accrual loans	$2,101	$—	$2,101	$1,003	$—	$1,003
Property acquired through foreclosure or repossession, net	—	829	829	—	829	829
Total nonperforming assets	$2,101	$829	$2,930	$1,003	$829	$1,832
Nonperforming assets to total assets	0.26%	0.10%	0.36%	0.13%	0.11%	0.23%
Nonaccrual loans to total loans	0.33%	0.00%	0.32%	0.16%	0.00%	0.16%
Total past due loans to total loans	0.35%	18.01%	0.88%	0.16%	15.02%	0.73%
Accruing loans 90 days or more past due	$—	$1,747	$1,747	$—	$3,620	$3,620

Allowance for Loan Losses
Establishing an appropriate level of allowance for loan losses, or the allowance, necessarily involves a high degree of judgment. BWFG uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the loan portfolio for purposes of establishing a sufficient allowance for loan losses. BWFG evaluates the adequacy of the allowance at least quarterly. The allowance for loan losses is management’s best estimate of the probable loan losses inherent in the loan portfolio as of the balance sheet date. The allowance is increased by provisions charged to earnings and by recoveries of amounts previously charged off, and is reduced by charge-offs on loans.
At March 31, 2014, the allowance for loan losses was $8.6 million and represented 1.31% of total loans, compared to $8.4 million, or 1.33% of total loans, at December 31, 2013. The net increase in the allowance primarily reflects the quarterly provision of $211 thousand and net recoveries of $10 thousand. The carrying amount of total impaired loans at March 31, 2014 and December 31, 2013 was $3.7 million and the amount of related allowance totaled $144 thousand and $145 thousand, respectively. At March 31, 2014 and December 31, 2013, impaired loans consisted of one residential mortgage loan, one substandard commercial mortgage loan and three performing troubled debt restructured loans.

The following tables present the activity in BWFG’s allowance for loan losses and related ratios for the dates indicated:

	Three Months Ended March 31,
(Dollars in thousands)	2014	2013
Balance at beginning of period	$8,382	$7,941
Charge-offs:
Consumer	—	(2)
Total charge-offs	—	(2)
Recoveries:
Consumer	10	5
Total recoveries	10	5
Net recoveries (charge-offs)	10	3
Provision charged to earnings	211	190
Balance at end of period	$8,603	$8,134
Net recoveries (charge-offs) to average loans	0.01%	0.00%
Allowance for loan losses to total loans	1.31%	1.46%

The following tables present the allocation of the allowance for loan losses and the percentage of these loans to total loans for the dates indicated:

	At March 31, 2014		At December 31, 2013
(Dollars in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio
Residential real estate	$1,298	24.18%	$1,310	24.66%
Commercial real estate	3,767	50.52	3,616	50.08
Construction	1,012	7.46	1,032	8.16
Home equity	192	2.06	190	2.20
Commercial business	2,331	15.70	2,225	14.80
Consumer	3	0.08	9	0.10
Unallocated	—	—	—	—
Total allowance for loan losses	$8,603	100.00%	$8,382	100.00%

The allocation of the allowance for loan losses at December 31, 2013 reflects management’s assessment of credit risk and probable loss within each portfolio. Management believes that the level of the allowance for loan losses at March 31, 2014 is appropriate to cover probable losses.
Investment Securities
At March 31, 2014, the carrying value of the investment securities portfolio totaled $49.3 million and represented 6% of total assets, compared to $42.4 million and 5% of total assets at December 31, 2013. The increase of $6.9 million, or 16%, primarily reflects purchases of U.S. Government agency obligations, corporate and municipal bonds totaling $7.2 million. BWFG purchases investment grade securities with a focus on earnings, duration exposure and for use as collateral for public funds. There were no sales of available-for-sale investment securities during the first quarter of 2014.
The net unrealized gain position on the investment portfolio at March 31, 2014 and December 31, 2013 was $988 thousand and $695 thousand, respectively and included gross unrealized losses of $258 thousand and $349 thousand, respectively. The gross unrealized losses were concentrated in U.S. Government and agency obligations, reflecting interest rate fluctuation. At March 31, 2014, management determined that there had been no deterioration in credit quality subsequent to purchase and believe that all unrealized losses are temporary. All of BWFG’s investment securities are investment grade.
Sources of Funds
Total deposits were $679.2 million at March 31, 2014, an increase of $17.7 million, or 3%, from balance at December 31, 2013 reflecting growth in money market accounts and time deposits generated from the Certificate of Deposit Account Registry Service, or CDARS, network, partially offset by a decrease in NOW accounts. CDARS time deposits increased by $11.7 million, or 39%, from year-end 2013, reflecting an increase in one-way buy transactions.
BWFG utilizes advances from the Federal Home Loan Bank of Boston, or FHLBB, as part of its overall funding strategy and to meet short-term liquidity needs. Total FHLBB advances were $59.0 million at March 31, 2014 compared to $44.0 million at December 31, 2013. The increase of $15 million, or 34%, reflects normal operating fluctuation in borrowings.
Liquidity
BWFG is required to maintain levels of liquid assets sufficient to ensure safe and sound operation. Liquidity is defined as the ability to generate sufficient cash flows to meet all present and future funding requirements at reasonable costs. BWFG’s primary source of liquidity is deposits. Other sources of funding include discretionary use of FHLBB term advances and other borrowings, cash flows from investment securities portfolios, loan repayments and earnings. Investment securities designated as available-for-sale may also be sold in response to short-term or long-term liquidity needs.
BWFG anticipates that it will have sufficient funds available to meet its current loan and other commitments. As of March 31, 2014, BWFG had cash and cash equivalents of $82.2 million and available-for-sale securities of $35.6 million. At March 31, 2014, outstanding commitments to originate loans totaled $69.3 million and undisbursed funds from approved lines of credit, home equity lines of credit and secured commercial lines of credit totaled $46.3 million. Time deposits, including CDARS, scheduled to mature in one year or less at March 31, 2014 totaled $175.9 million. Historically, BWFG’s deposit flow history has been that a significant portion of such deposits remain with BWFG.
Capital Resources
Total shareholders’ equity was $71.1 million at March 31, 2014 compared to $69.5 million at December 31, 2013. The increase of $1.6 million primarily reflected net income of $1.1 million for the three months ended March 31, 2014. The ratio of total equity to total assets was 8.76% at March 31, 2014, which compares to 8.91% at December 31, 2013.
Bankwell Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. At March 31, 2014, Bankwell Bank, met all capital adequacy requirements to which they were subject and exceeded the regulatory minimum capital levels to be considered well-capitalized under the regulatory framework for prompt corrective action. At March 31, 2014, Bankwell Bank’s ratio of total capital to risk-weighted assets was 10.74%, Tier 1 capital to risk-weighted assets was 9.49% and Tier 1 capital to average assets was 7.91%.
On May 15, 2014, Bankwell Financial Group, Inc. priced 2,702,703 common shares in its initial public offering (“IPO”) at $18.00 per share, and on May 15, 2014, Bankwell common shares began trading on the Nasdaq Stock Market (ticker symbol: BWFG). The net proceeds from the IPO were approximately $44.9 million, after deducting the underwriting discount of approximately $2.5 million and approximately $1.3 million of expenses.
Interest Rate Sensitivity Analysis
BWFG measures interest rate risk using simulation analysis to calculate earnings and equity at risk. These risk measures are quantified using simulation software from one of the leading firms in the field of asset/liability modeling. Key assumptions relate to the behavior of interest rates and spreads, prepayment speeds and the run-off of deposits. From such simulations, interest rate risk, or IRR, is quantified and appropriate strategies are formulated and implemented. IRR is managed by using two primary risk measurement techniques: simulation of net interest income and simulation of economic value of equity. These two measurements are complementary and provide both short-term and long-term risk profiles for us. Because income simulations assume that BWFG’s balance sheet will remain static over the simulation horizon, the results do not reflect adjustments in strategy that the ALCO could implement in response to rate shifts.
BWFG uses two sets of standard scenarios to measure net interest income at risk. For the “core” scenario, rate changes are ramped over a twelve-month horizon based upon a parallel yield curve shift and then maintained at those levels over the remainder of the simulation horizon. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Simulation analysis involves projecting a future balance sheet structure and interest income and expense under the various rate scenarios. Internal policy regarding internal rate risk simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated net income at risk for the subsequent one-year period should not decline by more than: 6% for a 100 basis point shift; 12% for a 200 basis point shift; and 18% for a 300 basis point shift.
The following tables set forth the estimated percentage change in net interest income at risk over one-year simulation periods beginning March 31, 2014 and December 31, 2013.

Parallel Ramp	Estimated Percent Change in Net Interest Income
Rate Changes (basis points)	March 31, 2014	December 31, 2013
-100	(0.82)%	(0.73)%
+200	(4.40)	(3.63)

Parallel Shock	Estimated Percent Change in Net Interest Income
Rate Changes (basis points)	March 31, 2014	December 31, 2013
-100	(2.13)%	(1.97)%
+100	(4.25)	(3.18)
+200	(7.20)	(5.93)
+300	(11.57)	(10.20)

BWFG conducts economic value of equity at risk simulation in tandem with net interest income simulations, to ascertain a longer term view of its interest rate risk position by capturing longer-term re-pricing risk and options risk embedded in the balance sheet. It measures the sensitivity of economic value of equity to changes in interest rates. Economic value of equity at risk simulation values only the current balance sheet and does not incorporate the growth assumptions used in income simulation. As with the net interest income simulation, this simulation captures product characteristics such as loan resets, re-pricing terms, maturity dates, rate caps and floors. Key assumptions include loan prepayment speeds, deposit pricing elasticity and non-maturity deposit attrition rates. These assumptions can have significant impacts on valuation results as the assumptions remain in effect for the entire life of each asset and liability. BWFG conducts non-maturity deposit behavior studies on a periodic basis to support deposit assumptions used in the valuation process. All key assumptions are subject to a periodic review.
Base case economic value of equity at risk is calculated by estimating the net present value of all future cash flows from existing assets and liabilities using current interest rates. The base case scenario assumes that future interest rates remain unchanged.
The following table sets forth the estimated percentage change in BWFG’s economic value of equity at risk, assuming various shifts in interest rates.

Parallel Shock	Estimated Percent Change in Economic Value of Equity
Rate Changes (basis points)	March 31, 2014	December 31, 2013
-100	(4.00)%	(4.30)%
+100	(8.20)	(9.30)
+200	(15.90)	(20.10)
+300	(22.70)	(29.20)

BWFG’s interest rate position continues to remain liability sensitive. The sensitivity intensified somewhat during the quarter ended March 31, 2014 due to the increase in rate sensitive money market deposit account balances and short-term FHLBB advances. In February 2014, BWFG entered into a $25 million interest rate swap effective April 1, 2014, slightly diminishing its liability sensitive position. Bankwell Bank remains within all internally established policies for interest rate risk and the economic value of equity calculation.
Selected Financial Information As of December 31, 2013 and 2012 and For the Years Ended December 31, 2013, 2012 and 2011.
Executive Overview
During 2013, BWFG experienced record earnings with strong momentum in BWFG’s deposit and loan growth. Total revenues increased by 39% over 2012 reflecting a strong net interest margin of

3.94% (a performance ratio measuring net interest income as a percentage of average interest-earning assets) and noninterest income gains of 1,269%. At December 31, 2013, total assets were $779.6 million, an increase of $169.6 million, or 28%, from December 31, 2012. Net loans increased $101.0 million, or 19%, after reflecting sales of $72.6 million, since December 31, 2012. Net loans totaled $621.8 million at December 31, 2013 and deposits totaled $661.5 million, up by $199.4 million, or 43%, for the same period. During fiscal year 2012, assets increased 28% to $610.0 million and loans and deposits increased 44% and 26%, respectively, from December 31, 2011.
BWFG is focused on becoming the “Hometown” bank in the market it serves. BWFG aims to generate long-term growth for its shareholders and is undertaking several key strategic initiatives to achieve this objective. Over the past 24 months, these strategic initiatives have included:
•
  Augmenting BWFG’s management team with a new Chief Operating Officer;
•
  Acquiring The Wilton Bank, adding approximately $70.9 million of assets and approximately $64.2 million of deposits to BWFG’s balance sheet;
•
  Hiring new lending officers and supporting growth in BWFG’s commercial business lending function;
•
  Completing a core system conversion, which BWFG believes will provide operating efficiencies and cost savings and broader product capabilities in future periods; and
•
  Adding cash management services and launching Bankwell Investment Services through an agreement with an investment brokerage firm to provide on-site wealth management specialists who can generate fee-based revenue.
The primary measures BWFG uses to evaluate and manage BWFG’s financial results are set forth in the table below. Although BWFG believe these measures are meaningful in evaluating BWFG’s results and financial condition, they may not be directly comparable to similar measures used by other financial services companies and may not provide an appropriate basis to compare BWFG’s results or financial condition to the results or financial condition of BWFG’s competitors. The following table sets forth the key financial measures BWFG uses to evaluate the success of BWFG’s business and BWFG’s financial position and operating performance.

	Key Financial Measures(a)
	At or For the Years Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2011
Selected balance sheet measures:
Total assets	$779,618	$610,016	$477,355
Gross portfolio loans(b)	632,012	530,050	369,294
Deposits	661,545	462,081	367,115
Borrowings	44,000	91,000	58,000
Total equity	69,485	51,534	49,188
Selected statement of income measures:
Total revenue(c)	30,049	21,550	18,851
Net interest income before provision for loan losses	25,327	21,205	17,717
Income before income tax	7,345	1,871	3,201
Net income	5,161	1,214	2,204
Basic earnings per share	1.46	0.39	0.72
Diluted earnings per share	1.44	0.38	0.71
Other financial measures and ratios:
Return on average assets(d)	0.77%	0.22%	0.50%
Return on average common shareholders’ equity(d)	9.89%	3.07%	6.70%
Net interest margin	3.94%	4.11%	4.27%
Efficiency ratio(c)	75.72%	82.76%	78.50%
Tangible book value per share (end of period)(c)(e)	$15.46	$14.50	$13.85
Net charge-off’s to average loans(b)	0.03%	0.07%	0.02%
Nonperforming assets to total assets(f)	0.23%	0.81%	0.78%
Allowance for loan losses to nonperforming loans	835.69%	200.84%	171.88%
Allowance for loan losses to total loans(b)	1.33%	1.50%	1.74%

(a)
  BWFG has derived the selected balance sheet measures as of December 31, 2013 and 2012 and the selected statement of income measures for the years ended December 31, 2013, 2012 and 2011 from BWFG’s audited consolidated financial statements included elsewhere in this prospectus. BWFG has derived the selected balance sheet measures as of December 31, 2011 from BWFG’s audited consolidated statement of financial condition not included in this prospectus. The other financial measures and ratios are unaudited and derived from the financial statements as of and for the years presented. Average balances have been computed using daily averages. BWFG’s historical results may not be indicative of BWFG’s results for any future period.
(b)
  Calculated using the principal amounts outstanding on loans.
(c)
  This measure is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measure. See “Non-GAAP Financial Measures” for a description of this measure and a reconciliation of this measure to its most directly comparable GAAP measure.
(d)
  Calculated based on net income before preferred stock dividends and net accretion.
(e)
  Excludes preferred stock and unvested restricted stock awards.
(f)
  Nonperforming assets consist of nonperforming loans and other real estate owned.
QBT Acquisition
On March 31, 2014, BWFG entered into the merger agreement with QBT. QBT has one branch located in Hamden, Connecticut, and has received FDIC and Banking Department approval to open a second branch in the neighboring town of North Haven. Both towns are in New Haven County, Connecticut, which will represent a new market for BWFG. At December 31, 2013, QBT had approximately $100 million in assets, $87 million in deposits and loans of $83 million.

Total consideration for the acquisition is expected to be comprised of BWFG’s common stock (75%) and cash (25%). The total consideration to be paid to Quinnipiac shareholders, based on the closing price of a share of BWFG’s common stock on the OTCBB on March 31, 2014, is approximately $15 million. Pursuant to the merger agreement, each outstanding share of QBT will be converted at the election of the holder into the right to receive 0.56 shares of BWFG’s common stock, or $12.00 in cash, subject to pro rata adjustments to meet the proportion of stock and cash consideration described above. Outstanding options to purchase Quinnipiac shares will be exchanged for options in BWFG’s common stock adjusted for the 0.56 fixed exchange ratio. The exercise price per share of BWFG’s common stock under the new option shall be equal to the exercise price per share of QBT common stock subject to the QBT stock option divided by the 0.56 fixed exchange ratio. Outstanding warrants held by founders of QBT will be automatically converted into a warrant to purchase 0.56 shares of BWFG’s common stock for $17.86. Upon consummation of the transaction, QBT will be merged into Bankwell Bank. Upon effectiveness of the merger, BWFG has agreed to increase the number of BWFG’s directors and of the directors of Bankwell Bank by one, such positions to be filled by the same individual, who will be selected by BWFG’s board of directors after consulting with QBT. Additionally, change in control payments will be made to QBT’s President and Chief Executive Officer, Mark Candido, and QBT’s Chief Lending Officer and Executive Vice President, Richard Barredo, in an amount equal to $331,021 and $300,425, respectively.
The Wilton Bank Acquisition
On November 5, 2013, BWFG acquired all of the outstanding common shares of The Wilton Bank. The Wilton Bank was a state chartered commercial bank located in Wilton, Connecticut, which operated as one branch. As a result of the transaction, The Wilton Bank merged into Bankwell Bank. This business combination expanded BWFG’s presence in Fairfield County and enhanced opportunities for businesses, customer relationships, employees and the communities BWFG serves.
In July 2010, The Wilton Bank agreed to the issuance of a formal, written consent agreement, or the Consent Agreement, with the FDIC and the Connecticut Department of Banking. Under the terms of the Consent Agreement, The Wilton Bank was required to maintain its Tier 1 capital ratio at least equal to 12% of total assets, Tier 1 risk-based capital at least equal to 12% of total risk-weighted assets, and total risk-based capital at least equal to 15% of total risk-weighted assets. The Wilton Bank was in compliance with all terms except the Tier 1 capital ratio as of the acquisition date, at which time the Consent Agreement ceased to apply and is not binding on BWFG. As a result of a decline in their business and regulatory restrictions, The Wilton Bank had not been profitable since 2008. Without these regulatory restrictions, BWFG expects to be able to effectively deploy and use The Wilton Bank’s excess liquidity.
On the acquisition date, The Wilton Bank had shareholders’ equity of $6.3 million, with a book value per share of $17.00. As part of the acquisition, The Wilton Bank shareholders received $13.50 per share resulting in an aggregate deal value of $5.0 million. In accordance with applicable accounting guidance, the amount paid was allocated to the fair value of the net assets acquired, with any excess amounts recorded as goodwill. If the fair value of the net assets is greater than the amount paid, the excess amount is recorded to noninterest income as a gain on the purchase. BWFG recorded a gain of $1.3 million in conjunction with the acquisition, representing the amount that the net assets exceeded the amount paid. Fair values of certain balance sheet items were cash of $35.9 million, loans of $25.1 million and deposits of $64.2 million. The results of The Wilton Bank’s operations have been included in BWFG’s Consolidated Statement of Income from the acquisition date.

Earnings Overview
2013 Earnings Summary
BWFG’s net income for the year ended December 31, 2013 was $5.2 million, an increase of $3.9 million, or 325%, compared to the year ended December 31, 2012. BWFG’s returns on average equity and average assets for the year ended December 31, 2013, were 8.17% and 0.77%, respectively, compared to 2.40% and 0.22%, respectively for same period in 2012. Net income available to common shareholders for the year ended December 31, 2013, was $5.1 million, or $1.44 per diluted share, compared to net income available to common shareholders of $1.1 million, or $0.38 per diluted share, for the year ended December 31, 2012.
BWFG’s strong improvement in net income for 2013 compared to 2012 was due primarily to strong commercial loan growth, solid asset quality metrics, sales of investment securities and efforts to diversify BWFG’s revenue sources through sales of commercial loans for the first time during 2013. The increase in net income reflects these factors through increases in net interest income and noninterest income as well as a lower provision for loan losses, partially offset by higher noninterest expenses. While BWFG’s net interest income increased due to strong loan growth and a reduction in BWFG’s cost of funds, BWFG’s net interest margin decreased 17 basis points to 3.94% for the year ended December 31, 2013 compared to the year ended December 31, 2012 reflecting the current interest rate environment in which market yields on new loan growth have been below the average yield of the existing portfolio. The increase in noninterest expenses was mainly due to higher salaries and employee benefits, reflecting staffing additions and higher incentive accruals, occupancy and equipment expense, attributable to costs related to branch relocations and investments in technology and equipment as well as marketing expenses, including BWFG’s rebranding efforts. Additionally, in connection with BWFG’s purchase of The Wilton Bank, BWFG recorded a bargain purchase gain in the amount of $1.3 million, which more than offset the merger and acquisition-related expenses of $908 thousand that BWFG recognized in 2013.
BWFG’s efficiency ratio was 75.72% for the year ended December 31, 2013 compared to 82.76% for the year ended December 31, 2012. The improvement in BWFG’s efficiency ratio was attributable to BWFG’s increased operating leverage as BWFG continued to grow its asset base and expand its noninterest income sources despite increases in BWFG’s noninterest expense. See “Non-GAAP Financial Measures” for a reconciliation of efficiency ratio to comparable GAAP financial measures.
2012 Earnings Summary
BWFG’s net income for the year ended December 31, 2012, was $1.2 million, a decrease of $1.0 million, or 45%, from net income of $2.2 million for the year ended December 31, 2011 due primarily to costs tied to a number of BWFG’s strategic initiatives and a higher provision for loan losses, mostly offset by higher net interest income. BWFG’s returns on average equity and average assets for the year ended December 31, 2012 were 2.4% and 0.22%, respectively, compared to 5.03% and 0.50%, respectively for the year ended December 31, 2011. Net income available to common shareholders was $1.1 million, or $0.38 per diluted share for the year ended December 31, 2012, compared to $2.0 million, or $0.71 per diluted share for the year ended December 31, 2011.
BWFG’s net interest income for the year ended December 31, 2012, increased by $3.5 million, or 20% over net interest income for the year ended December 31, 2011, due primarily to growth in average loan balances. BWFG’s net interest margin was 4.11% for the year ended December 31, 2012, compared to net interest margin of 4.27% reported in 2011. The decrease in net interest margin was due primarily to the effect of the lower interest rate environment. BWFG’s provision for loan losses for the year ended December 31, 2012, was $1.8 million, an increase of $772 thousand from BWFG’s provision for loan losses for 2011, reflecting BWFG’s significant loan growth during 2012. In 2012, net charge-offs totaled $305 thousand, or 0.07% of total average loans, compared to $64 thousand, or 0.02% of total average loans in 2011.
BWFG’s noninterest income for the year ended December 31, 2012 decreased by $789 thousand, or 70%, from noninterest income for 2011. This decrease was primarily attributable to lower gains and fees from sales of loans and investment securities tied to low levels of loan sale activity and prior year gains on sales of securities. BWFG’s noninterest expenses for the year ended December 31, 2012, increased by $3.3 million, or 22%, compared to noninterest expense for 2011 due, in large part, to the commencement of various strategic initiatives to support BWFG’s future growth plans. These strategic initiatives generated several non-recurring expenses involving salaries and operations as BWFG hired a new Chief Executive Officer prior to the departure of BWFG’s former Chief Executive Officer, BWFG made a strong commitment to elevating BWFG’s technology platform, and BWFG engaged consultants to support efforts to grow BWFG’s community bank model. Additionally, BWFG experienced an operating loss related to wire fraud during 2012 of $478 thousand, which BWFG has since partially recovered. BWFG’s income tax expense was $657 thousand for the year ended December 31, 2012, representing a decrease of $340 thousand from income tax expense for 2011. The effective tax rate for the year ended December 31, 2012 was 35.1%, compared to 31.1% for the year ended December 31, 2011, primarily due to increased state tax expense and share-based compensation expense.
Results of Operations
Net Interest Income
Net interest income is the difference between interest earned on loans and securities and interest paid on deposits and other borrowings, and is the primary source of BWFG’s operating income. Net interest income is affected by the level of interest rates, changes in interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Included in interest income are certain loan fees, such as deferred origination fees and late charges. The following tables and discussion present net interest income on a fully taxable equivalent, or FTE basis, by adjusting income and yields on tax-exempt loans and securities to be comparable to taxable loans and securities. BWFG converts tax-exempt income to a FTE basis using the statutory federal income tax rate adjusted for applicable state income taxes net of the related federal tax benefit. The average balances are principally daily averages and, for loans, only include performing loans. Average balances of non-performing loans for the years ending December 31, 2013, 2012 and 2011 totaling $2.9 million, $4.5 million and $2.9 million, respectively have been excluded. Interest income on loans includes the effect of deferred loan fees and costs accounted for as yield adjustments, but does not include interest on loans for which BWFG has ceased to accrue interest. Premium amortization and discount accretion are included in the respective interest income and interest expense amounts.
Year ended December 31, 2013 compared to year ended December 31, 2012
FTE net interest income for the years ended December 31, 2013 and 2012 was $25.7 million and $21.6 million, respectively. BWFG’s net interest margin declined 17 basis points to 3.94% for the year ended December 31, 2013, compared to the same period in 2012 due primarily to the effects of the low interest rate environment. While BWFG has experienced significant growth in average loan balances, in the current low interest rate environment, market yields on new loan originations are below the average yield of BWFG’s existing loan portfolio. Due to the combined effect of new loan growth and the runoff of higher yielding loan balances, BWFG anticipates that interest rates on total earning assets will continue to decline. The impact of this trend is likely to exceed the benefit to be realized in reduced funding costs, resulting in modestly lower net interest margin results in the near term.
FTE basis interest income for the year ended December 31, 2013 increased by $3.7 million to $28.5 million, or 15%, compared to FTE basis interest income for the year ended December 31, 2012 due primarily to loan growth in BWFG’s commercial real estate and commercial business portfolios. Average interest-earning assets were $651.7 million for the year ended December 31, 2013, up by $126.7 million from the year ended December 31, 2012. The average balance of total loans increased $122.4 million, or 27%, contributing $5.9 million to the increase in interest income. Commercial real estate loan average balances grew by $62.2 million due to strong origination activity reflecting BWFG’s ability to source quality opportunities and continued economic improvement in BWFG’s market. Partially offsetting the increase in interest income due to volume was a 33 basis point decrease in the weighted average yield earned on BWFG’s loan portfolio due to a lower interest rate environment, which caused a reduction of $1.6 million in interest income. Total average balance of securities for the year ended December 31, 2013 decreased by $15.4 million, or 27%, from the same period in 2012, reflecting maturities, principal paydowns and sales of $9.4 million of longer-term U.S. Government and agency obligations, partially offset by BWFG’s purchase of municipal bonds.
Interest expense for the year ended December 31, 2013, was reduced by $427 thousand, or 13%, compared to interest expense for 2012 due to a continued reduction in BWFG’s funding costs resulting from the sustained low interest rate environment. The weighted average cost of deposits declined 13 basis points to 0.43% due to BWFG’s measured approach of reducing deposit rates while still experiencing significant deposit growth. The weighted average cost of Federal Home Loan Bank of Boston, or FHLBB, advances declined by 57 basis points to 0.76%, also reflecting the low interest rate environment as higher cost advances matured or were paid off and new advances were utilized. Average funding liabilities for the year ended December 31, 2013, increased by $112.1 million, or 23%, from the year ended December 31, 2012, primarily due to higher average balances of $36.6 million in time deposits, $26.0 million in money market accounts and $17.6 million in noninterest-bearing deposits.

The following table compares the average balances and yields earned on interest-earning assets and the average balances and weighted average rates paid on BWFG’s funding liabilities for the years ended December 31, 2013 and 2012.

	Average Balance		Change		Rate		Change
Years Ended December 31,	2013	2012	$	%	2013	2012	%
(Dollars in thousands)
Earning assets
Cash and Fed funds sold	$35,599	$16,933	$18,666	110%	0.24%	0.21%	0.03%
Securities(1)	40,932	56,321	(15,389)	(27)	4.31	4.20	0.11
Loans:(2)
Commercial real estate	299,142	236,934	62,208	26	5.06	5.45	(0.39)
Residential real estate	152,498	119,960	32,538	27	3.66	4.02	(0.36)
Construction(3)	38,073	34,177	3,896	11	4.63	5.13	(0.50)
Commercial business	69,252	44,220	25,032	57	5.34	5.36	(0.02)
Home equity	11,287	12,789	(1,502)	(12)	3.74	3.64	0.10
Consumer	308	80	228	285	5.98	12.50	(6.52)
Total loans	570,560	448,160	122,400	27	4.66	4.99	(0.33)
Federal Home Loan Bank stock	4,624	3,615	1,009	28	0.36	0.49	(0.13)
Total earning assets	$651,715	$525,029	$126,686	24%	4.37%	4.72%	(0.35)%
Funding liabilities
Deposits:
NOW	40,554	$31,490	$9,064	29%	0.12%	0.14%	(0.02)%
Money market	116,323	90,342	25,981	29	0.45	0.68	(0.23)
Savings	117,388	102,641	14,747	14	0.46	0.82	(0.36)
Time	158,996	122,350	36,646	30	0.72	0.71	0.01
Total interest-bearing	433,261	346,823	86,438	25	0.52	0.68	(0.16)
Noninterest-bearing	96,009	78,453	17,556	22	—	—	—
Total deposits	529,270	425,276	103,994	24	0.43	0.56	(0.13)
Federal Home Loan Bank advances	69,912	61,836	8,076	13	0.76	1.33	(0.57)
Total funding liabilities	$599,182	$487,112	$112,070	23%	0.47%	0.66%	(0.19)%

(1)
  Average balances and yields for securities are based on amortized cost
(2)
  Average balances and yields for loans exclude nonperforming loans
(3)
  Includes commercial and residential real estate construction loans
Year ended December 31, 2012 compared to year ended December 31, 2011
FTE net interest income totaled $21.6 million for the year ended December 31, 2012, compared to $18.1 million for the same period in 2011. BWFG’s net interest margin declined 16 basis points to 4.11% in 2012 from 4.27% in 2011, primarily due to a 23 basis point reduction in the weighted average yield on BWFG’s interest-earning assets, a result of the low interest rate environment on new asset growth and refinancing activity. Interest income for the year ended December 31, 2012, increased by $3.5 million, or 19%, compared to interest income for the 2011 fiscal year due to a $4.7 million increase in loan portfolio earnings, which was primarily in BWFG’s commercial real estate portfolio and due to an increase in BWFG’s average loan balances.
Average interest-earning assets were $525.0 million for the year ended December 31, 2012, representing an increase of $101.9 million from average interest-earning assets for 2011. During 2012, the average balance of total loans increased $126.4 million, or 39%, contributing $6.7 million of the increase in net interest income. Commercial real estate loan average balances grew by $96.4 million in 2012 due to strong origination activity reflecting BWFG’s ability to source quality opportunities, the expansion of the number of lenders and continued economic improvement in BWFG’s market. Partially offsetting the increase due to volume was a 49 basis point decrease in the weighted average yield earned on BWFG’s loan portfolio due to the lower interest rate environment, which caused a decline of $2.0 million in net interest income. Total average securities for the year ended December 31, 2012 decreased by $24.3 million, or 30%, from 2011, largely reflecting sales of longer-term U.S. Government and agency obligations.

Interest expense increased by $322 thousand, or 11%, during 2012, due primarily to a $71.2 million increase in the average balance of interest-bearing deposits. Average funding liabilities for the year ended December 31, 2012 increased by $96.0 million, or 25%, from 2011, reflecting increases of $37.4 million and $29.4 million, respectively, in savings and money market deposits and $17.4 million in FHLBB advances. The weighted average rate paid on total funding liabilities, which includes noninterest-bearing deposits, was 0.66% for the year ended December 31, 2012, a seven basis point reduction from 2011. During 2012, the weighted average cost of FHLBB advances declined by 58 basis points to 1.33%, reflecting the sustained low interest rate environment, while the weighted average cost of deposits declined two basis points to 0.56%, reflecting BWFG’s focus on deposit growth versus a cost reduction strategy.
The following table compares the average balances and yields earned on interest-bearing assets and weighted averages rates paid on BWFG’s funding liabilities for the years ended December 31, 2012 and 2011.

	Average Balance		Change		Rate		Change
Years Ended December 31,	2012	2011	$	%	2012	2011	%
(Dollars in thousands)
Earning assets
Cash and Fed funds sold	$16,933	$17,401	$(468)	(3)%	0.21%	0.27%	(0.06)%
Securities(1)	56,321	80,586	(24,265)	(30)	4.20	4.03	0.17
Loans:(2)
Commercial real estate	236,934	140,536	96,398	69	5.45	6.00	(0.55)
Residential real estate	119,960	96,244	23,716	25	4.02	4.95	(0.93)
Construction(3)	34,177	34,118	59	0	5.13	5.57	(0.44)
Commercial business	44,220	35,246	8,974	25	5.36	5.63	(0.27)
Home equity	12,789	15,223	(2,434)	(16)	3.64	3.36	0.28
Consumer	80	393	(313)	(80)	12.50	10.43	2.07
Total loans	448,160	321,760	126,400	39	4.99	5.48	(0.49)
Federal Home Loan Bank stock	3,615	3,364	251	7	0.49	0.30	0.19
Total earning assets	$525,029	$423,111	$101,918	24%	4.72%	4.95%	(0.23)%
Funding liabilities
Deposits:
NOW	$31,490	$30,288	$1,202	4%	0.14%	0.14%	—%
Money market	90,342	60,941	29,401	48	0.68	0.83	(0.15)
Savings	102,641	65,223	37,418	57	0.82	0.81	0.01
Time	122,350	119,207	3,143	3	0.71	0.79	(0.08)
Total interest-bearing	346,823	275,659	71,164	26	0.68	0.73	(0.05)
Noninterest-bearing	78,453	70,964	7,489	11	—	—	—
Total deposits	425,276	346,623	78,653	23	0.56	0.58	(0.02)
Federal Home Loan Bank advances	61,836	44,452	17,384	39	1.33	1.91	(0.58)
Total funding liabilities	$487,112	$391,075	$96,037	25%	0.66%	0.73%	(0.07)%

(1)
  Average balances and yields for securities are based on amortized cost
(2)
  Average balances and yields for loans exclude nonperforming loans
(3)
  Includes commercial and residential real estate construction loans
Average balance sheet, FTE basis interest income, interest expense, average yields earned and rates paid
The following table presents average balance sheet information, FTE basis interest income, interest expense and the corresponding average yields earned and rates paid for the years ended December 31, 2013, 2012 and 2011. Tax-exempt income is converted to a FTE basis using the statutory federal income tax rate adjusted for applicable state income taxes net of the related federal tax benefit. The average balances are principally daily averages and, for loans, only include performing balances. Average balances of non-performing loans for the years ended December 31, 2013, 2012 and 2011 totaling $2.9 million, $4.5 million and $2.9 million, respectively have been excluded. Interest income on loans includes the effect of deferred loan fees and costs accounted for as yield adjustments, but does not include interest on loans for which BWFG has ceased to accrue interest. Premium amortization and discount accretion are included in the respective interest income and interest expense amounts.

	Years ended December 31,
	2013			2012			2011
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Assets:
Cash and Fed funds sold	$35,599	$84	0.24%	$16,933	$35	0.21%	$17,401	$47	0.27%
Securities(1)	40,932	1,766	4.31	56,321	2,366	4.20	80,586	3,249	4.03
Loans:(2)
Commercial real estate	299,142	15,124	5.06	236,934	12,919	5.45	140,536	8,434	6.00
Residential real estate	152,498	5,577	3.66	119,960	4,826	4.02	96,244	4,766	4.95
Construction(3)	38,073	1,763	4.63	34,177	1,752	5.13	34,118	1,899	5.57
Commercial business	69,252	3,699	5.34	44,220	2,370	5.36	35,246	1,983	5.63
Home equity	11,287	423	3.74	12,789	465	3.64	15,223	511	3.36
Consumer	308	18	5.98	80	10	12.50	393	41	10.43
Total loans	570,560	26,604	4.66	448,160	22,342	4.99	321,760	17,634	5.48
Federal Home Loan Bank stock	4,624	17	0.36	3,615	18	0.49	3,364	10	0.30
Total earning assets	651,715	$28,471	4.37%	525,029	$24,761	4.72%	423,111	$20,940	4.95%
Other assets	17,782			16,297			15,166
Total assets	$669,497			$541,326			$438,277
Liabilities and shareholders’ equity:
Deposits:
Noninterest-bearing	$96,009	$—	—%	$78,453	$—	—%	$70,964	$—	—%
NOW	40,554	49	0.12	31,490	45	0.14	30,288	44	0.14
Money market	116,323	498	0.45	90,342	612	0.68	60,941	506	0.83
Savings	117,388	543	0.46	102,641	846	0.82	65,223	527	0.81
Time	158,996	1,143	0.72	122,350	864	0.71	119,207	946	0.79
Total deposits	529,270	2,233	0.43	425,276	2,367	0.56	346,623	2,023	0.58
Federal Home Loan Bank advances	69,912	532	0.76	61,836	825	1.33	44,452	847	1.91
Total funding liabilities	599,182	$2,765	0.47%	487,112	$3,192	0.66%	391,075	$2,870	0.73%
Other liabilities	7,173			3,642			3,350
Shareholders’ equity	63,142			50,572			43,852
Total liabilities and shareholders’ equity	$669,497			$541,326			$438,277
Net interest income(4)		$25,706			$21,569			$18,070
Interest rate spread			3.90%			4.06%			4.22%
Net interest margin(5)			3.94%			4.11%			4.27%

(1)
  Average balances and yields for securities are based on amortized cost.
(2)
  Average balances and yields for loans exclude nonperforming loans.
(3)
  Includes commercial and residential real estate construction loans.
(4)
  The adjustment for securities and loans taxable equivalency was $379 thousand, $364 thousand and $353 thousand, respectively, for the years ended December 31, 2013, 2012 and 2011.
(5)
  Net interest income as a percentage of total earning assets.
Effect of changes in interest rates and volume of average earning assets and average interest-bearing liabilities
The following table shows the extent to which changes in interest rates and changes in the volume of average earning assets and average interest-bearing liabilities have affected net interest income. For each category of earning assets and interest-bearing liabilities, information is provided relating to: changes in volume (changes in average balances multiplied by the prior year’s average interest rates); changes in rates (changes in average interest rates multiplied by the prior year’s average balances); and

the total change. Changes attributable to both volume and rate have been allocated proportionately based on the relationship of the absolute dollar amount of change in each.

	Year Ended December 31, 2013 vs 2012 Increase (Decrease)			Year Ended December 31, 2012 vs 2011 Increase (Decrease)
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest and dividend income:
Cash and Fed funds sold	$44	$5	$49	$(1)	$(11)	$(12)
Securities	(662)	62	(600)	(1,014)	131	(883)
Loans:
Commercial real estate	3,198	(993)	2,205	5,318	(833)	4,485
Residential real estate	1,220	(469)	751	1,049	(989)	60
Construction	189	(178)	11	4	(151)	(147)
Commercial business	1,337	(8)	1,329	485	(98)	387
Home equity	(56)	14	(42)	(86)	40	(46)
Consumer	16	(8)	8	(38)	7	(31)
Total loans	5,904	(1,642)	4,262	6,732	(2,024)	4,708
Federal Home Loan Bank stock	4	(5)	(1)	1	7	8
Total change in interest and dividend income	5,290	(1,580)	3,710	5,718	(1,897)	3,821
Interest expense:
Deposits:
NOW	12	(8)	4	2	(1)	1
Money market	148	(262)	(114)	212	(106)	106
Savings	108	(411)	(303)	308	11	319
Time	263	16	279	24	(106)	(82)
Total deposits	531	(665)	(134)	546	(202)	344
Federal Home Loan Bank advances	97	(390)	(293)	275	(297)	(22)
Total change in interest expense	628	(1,055)	(427)	821	(499)	322
Change in net interest income	$4,662	$(525)	$4,137	$4,897	$(1,398)	$3,499

Provision for Loan Losses
The provision for loan losses is based on management’s periodic assessment of the adequacy of BWFG’s allowance for loan losses which, in turn, is based on such interrelated factors as the composition of BWFG’s loan portfolio and its inherent risk characteristics, the level of nonperforming loans and net charge-offs, both current and historic, local economic and credit conditions, the direction of real estate values, and regulatory guidelines. The provision for loan losses is charged against earnings in order to maintain BWFG’s allowance for loan losses and reflects management’s best estimate of probable losses inherent in BWFG’s loan portfolio at the balance sheet date.
Under accounting standards for business combinations, acquired loans are recorded at fair value with no loan loss allowance on the date of acquisition. A provision for loan losses will be recorded for the emergence of new probable and estimable losses on acquired loans which were not impaired as of the acquisition date. As of and for the year ended December 31, 2013, there was no provision or allowance for loan losses related to the loan portfolio that BWFG acquired from The Wilton Bank on November 5, 2013 for this reason.
The provision for loan losses for the year ended December 31, 2013 was $585 thousand compared to a $1.8 million provision for loan losses for the year ended December 31, 2012. The lower 2013 provision for loan losses is attributable to the low level of net charge-offs, nonperforming and past due loans and an overall improvement in BWFG’s credit quality. The 2012 provision for loan losses reflected increases in net charge-offs, nonaccrual loans, and troubled debt restructured loans as well as significant growth in BWFG’s commercial loan portfolio compared to 2011. The provision charged to earnings in 2011 was $1.0 million. For a more detailed discussion of BWFG’s allowance for loan losses methodology, see “— Allowance for Loan Losses.”
Noninterest Income
Noninterest income is a component of BWFG’s revenue and is comprised primarily of fees generated from loan and deposit relationships with BWFG’s customers, fees generated from sales and referrals of loans and gains on sales of BWFG’s investment securities. The following table compares noninterest income for the years ended December 31, 2013, 2012 and 2011.

	Years Ended December 31,			2013 / 2012 Change		2012 / 2011 Change
(Dollars in thousands)	2013	2012	2011	$	%	$	%
Service charges and fees	$495	$345	$337	$150	43%	$8	2%
Gains and fees from sales and referrals of loans	2,020	18	547	2,002	11,122	(529)	(97)
Gain on bargain purchase	1,333	—	—	1,333	100	—	—
Net gain (loss) on available for sale securities	648	(18)	250	666	3,700	(268)	(107)
Gain on sale of foreclosed real estate	63	—	—	63	100	—	—
Other	163	—	—	163	100	—	—
Total noninterest income	$4,722	$345	$1,134	$4,377	1,269%	$(789)	(70)%

Year ended December 31, 2013 compared to year ended December 31, 2012
Noninterest income totaled $4.7 million for the year ended December 31, 2013, compared to $345 thousand for the year ended December 31, 2012. This increase was primarily due to gains BWFG recorded on sales of commercial loans and available for sale securities as well as a one-time bargain purchase gain of $1.3 million recorded in connection with BWFG’s acquisition of The Wilton Bank.
Service charges and fees.   BWFG earns fees from BWFG’s customers for deposit-related services. For the year ended December 31, 2013, service charges and fees totaled $495 thousand. The increase of $150 thousand, or 43%, over the year ended December 31, 2012 was primarily due to increases in ATM and debit card fees and non-sufficient fund charges caused by an increase in BWFG’s pricing schedule at the beginning of 2013 and, to a lesser extent, higher volume levels.
Gains and fees from sales and referrals of loans.   Loan sales are dependent on origination volume and are sensitive to interest rates, housing and market conditions. During the year ended December 31, 2013, BWFG recorded income of $1.8 million on the sale of $65.0 million of commercial mortgage loans, $93 thousand on the sale of $1.0 million of small business administration commercial loans and $84 thousand on sales of residential mortgage loans. BWFG sold the loans described above in response to favorable market conditions as well as BWFG’s desire to reduce its ratio of commercial mortgage loans to total risk-based capital. As part of the commercial mortgage loan sales, BWFG incurred fees to a third party of $258 thousand, which were recorded under professional fees in noninterest expense.
Gain on bargain purchase.   BWFG recorded a gain of $1.3 million in conjunction with BWFG’s acquisition of The Wilton Bank. In accordance with applicable accounting guidance, the amount paid is allocated to the fair value of the net assets acquired, with any excess amounts recorded as goodwill. If the fair value of the net assets is greater than the amount paid, the excess amount is recorded to noninterest income as a gain on the purchase.

Net gain (loss) on sale of available for sale securities. BWFG sells available-for-sale investment securities from time to time for various business purposes, including funding loan demand and managing asset / liability sensitivity. Net gains on the sale of available-for-sale securities totaled $648 thousand for the year ended December 31, 2013 compared to a net loss of $18 thousand for the same period in 2012 due to market conditions at the time as well as the type of securities sold. Investment grade securities were sold in the first half of the year to shorten the duration of the portfolio and to capitalize on favorable market conditions.
Gain on sale of foreclosed real estate.   During 2012, BWFG took possession of two properties that BWFG later sold in 2013. In addition, in 2013 BWFG sold a foreclosed property that BWFG attained in its acquisition of The Wilton Bank. Net gains on the sale of foreclosed real estate of $63 thousand were recorded in 2013, reflecting these sales.
Other.   BWFG recorded other income of $163 thousand during the year ended December 31, 2013, primarily reflecting the partial recovery of a wire fraud loss, which occurred in 2012. The increase in other income also reflected earnings on bank-owned life insurance and rental income of $31 thousand and $18 thousand, respectively. In the fourth quarter of 2013, BWFG purchased $10 million of bank-owned life insurance on certain employees and recorded income representing the increase in the cash surrender value of the policies. Included in the acquisition of The Wilton Bank was the building, of which a portion is rented.
Year ended December 31, 2012 compared to year ended December 31, 2011
Noninterest income totaled $345 thousand in 2012, a decrease of $789 thousand from 2011. This decrease was due primarily to low levels of loan sale activity and a decrease in prior year gains on sales of securities, while income from service charges and fees remained level.
Service charges and fees.   For the year ended December 31, 2012, service charges and fees earned on deposit related services totaled $345 thousand compared to $337 thousand for the year ended December 31, 2011.
Gains and fees from sales and referrals of loans.   Gains from sales of loans totaled $18 thousand for the year ended December 31, 2012 compared to $547 thousand for the year ended December 31, 2011. The lower 2012 gains from sales of loans were due to lower residential mortgage loan sales, which BWFG attributes to the fact that new mortgage loan originations during 2012 were primarily adjustable-rate products, which are held in portfolio and not sold in the secondary market, reflecting current consumer trends.
Net gain (loss) on sale of available-for-sale securities.   For the year ended December 31, 2012, available for sale securities were sold, which resulted in a net loss recorded to earnings of $18 thousand. This compared to net gains of $250 thousand recorded for the year ended December 31, 2011.
Noninterest Expense
The following table compares noninterest expense for the years ended December 31, 2013, 2012 and 2011.

	Years Ended December 31,			2013 / 2012 Change		2012 / 2011 Change
(Dollars in thousands)	2013	2012	2011	$	%	$	%
Salaries and employee benefits	$11,565	$9,426	$8,506	$2,139	23%	$920	11%
Occupancy and equipment	3,707	3,004	2,428	703	23	576	24
Professional services	1,595	1,546	715	49	3	831	116
Data Processing	1,333	1,202	865	131	11	337	39
Marketing	928	333	342	595	179	(9)	(3)
Merger and acquisition related expenses	908	—	—	908	100	—	—
FDIC insurance	333	365	472	(32)	(9)	(107)	(23)
Director fees	304	366	288	(62)	(17)	78	27
Foreclosed real estate	7	9	—	(2)	(22)	9	100
Amortization of intangibles	18	—	—	18	100	—	—
Other	1,421	1,607	985	(186)	(12)	622	63
Total noninterest expense	$22,119	$17,858	$14,601	$4,261	24%	$3,257	22%

Year ended December 31, 2013 compared to year ended December 31, 2012
Noninterest expense was $22.1 million for the year ended December 31, 2013, compared to $17.9 million for the year ended December 31, 2012. The increase of $4.3 million, or 24%, largely reflects BWFG’s ongoing strategic initiative efforts that began in 2012. These efforts have included hiring of some of BWFG’s senior management team, evaluating and investing in core systems, maximizing core competencies, assessing loan and fee income diversification avenues and exploring alternative investment strategies to prepare for future growth. Additionally, BWFG recorded one-time expenses of $908 thousand related to BWFG’s acquisition of The Wilton Bank.
Salaries and employee benefits.   Salaries and employee benefit costs are the largest component of noninterest expense and include employee payroll expense, equity and non-equity incentive compensation, health insurance, benefit plans and payroll taxes. Salaries and employee benefits increased by $2.1 million, or 23%, for the year ended December 31, 2013 compared to the same period in 2012, largely reflecting higher staffing levels and incentive accruals. Staffing increased to 106 full-time employees at December 31, 2013 from 85 at December 31, 2012, which included a new Chief Operating Officer position in April 2013 and the opening of a loan production office in July 2012. Additionally, the costs of employee benefits have risen significantly including a $243 thousand, or 73%, increase in medical and dental expenses.
Occupancy and equipment.   Rent, depreciation and maintenance costs comprise the majority of occupancy and equipment expenses, which increased by $703 thousand, or 23%, in the year ended December 31, 2013, compared to the year ended December 31, 2012. The increase primarily related to costs associated with the relocation of two branch locations, which included approximately $300 thousand of fixed asset write-offs, a loan production office opened in July 2012, expansion of the corporate premises and investments related to technology and other equipment.
Professional services.   Professional services include legal, audit and professional fees paid to external parties. For the year ended December 31, 2013 professional services increased by $49 thousand, or 3%, compared to the year ended December 31, 2012. The 2013 expense also reflects commercial mortgage loan sale fees of $258 thousand.
Data processing.   Data processing expense for BWFG’s core systems totaled $1.3 million for the year ended December 31, 2013, compared to $1.2 million for the year ended December 31, 2012.

Marketing.   Marketing expenses for the years ended December 31, 2013 and 2012 totaled $928 thousand and $333 thousand, respectively. In addition to supporting loan and deposit growth, the increase of $595 thousand, or 179%, also reflects costs associated with consolidating and rebranding The Bank of New Canaan and The Bank of Fairfield under a single entity with the Bankwell Bank name. BNC Financial Group was also rebranded as Bankwell Financial Group. These changes became effective in September 2013.
FDIC insurance.   BWFG is subject to risked-based assessment fees by the FDIC for deposit insurance. For the years ended December 31, 2013 and 2012, FDIC insurance expense was $333 thousand and $365 thousand, respectively.
Director fees.   Director fees totaled $334 thousand for the year ended December 31, 2013 and $366 thousand for the year ended December 31, 2012, representing fees paid to the boards of directors for BNC Financial Group, The Bank of New Canaan and The Bank of Fairfield. Upon the merger of the Bank of New Canaan and The Bank of Fairfield in September 2013, the boards of directors of the banks were also merged.
Foreclosed real estate.   Expenses related to properties acquired through foreclosure or repossession are included in foreclosed real estate costs. For the years ended December 31, 2013 and 2012, foreclosed real estate expenses were $7 thousand and $9 thousand, respectively.
Amortization of intangibles.   In conjunction with BWFG’s acquisition of The Wilton Bank, BWFG recorded a core deposit intangible asset of $499 thousand, which is being amortized over 9.3 years on a double declining balance basis. Amortization expense for the year ended December 31, 2013 was $18 thousand.
Merger and acquisition related expenses.   Merger and acquisition related expenses primarily relate to legal, consulting, system conversion, severance and marketing expenses incurred as a result of BWFG’s acquisition of The Wilton Bank. For the year ended December 31, 2013, these expenses totaled $908 thousand.
Other.   These expenses include costs for insurance, communications, supplies, education and training, business development activities and other operations. For the years ended December 31, 2013 and 2012, other noninterest expenses totaled $1.4 million and $1.6 million, respectively, reflecting BWFG’s strategic and organic growth.
Year ended December 31, 2012 compared to year ended December 31, 2011
Noninterest expense was $17.9 million for the year ended December 31, 2012, an increase of $3.3 million, or 22%, compared to noninterest expense for the year ended December 31, 2011. Excluding a 2012 non-recurring wire fraud loss of $478 thousand, recorded in other expenses, noninterest expenses increased $2.8 million, or 19%, largely reflecting costs tied to a number of BWFG’s strategic initiatives.
Salaries and employee benefits.   Salaries and employee benefits totaled $9.4 million for the year ended December 31, 2012, an increase of $920 thousand, or 11%, compared to salary and employee benefits for 2011. This increase largely reflects costs related to higher staffing levels to support strategic growth. BWFG hired its new CEO in the second quarter 2012, first in an interim role, and she then transitioned to full-time CEO in September 2012. The year-over-year increase in costs was also due to the dissolution of BWFG’s former CEO’s employment agreement.

Occupancy and equipment.   Occupancy and equipment costs increased by $576 thousand in 2012 compared to 2011, reflecting increased rental expenses, occupancy and equipment maintenance costs. These increased costs primarily related to a new loan production office that BWFG opened in July 2012, expansion of BWFG’s corporate premises as well as investments related to technology and other equipment.
Professional services.   Professional services increased by $831 thousand, or 116%, in 2012 compared to 2011, reflecting higher consulting and legal expenses to support certain strategic initiatives, including evaluating core systems, maximizing BWFG’s core competencies, assessing BWFG’s loan and fee income diversification initiatives and exploring alternative investment strategies.
Data processing.   Costs associated with investment in BWFG’s technology platform were reflected in data processing fees, which increased by $337 thousand, or 39%, in 2012 compared to 2011, primarily due to higher website and application fee expenses.
Marketing.   Marketing expenses for the years ended December 31, 2012 and 2011 totaled $333 thousand and $342 thousand, respectively, and primarily consist of advertising expenses to promote BWFG’s loan and deposit products.
Director fees.   Director fees totaled $366 thousand for the year ended December 31, 2012 and $288 thousand for the year ended December 31, 2011, representing fees paid to the boards of directors for BWFG, The Bank of New Canaan and The Bank of Fairfield. The year over year increase primarily reflected an increase in the number of meetings held.
FDIC insurance.   FDIC insurance expense for the year ended December 31, 2012, declined by $107 thousand, or 23%, from the year ended December 31, 2011, reflecting lower assessment rates and a statutory change in the calculation method that was effective for the second quarter of 2011.
Other.   The largest component of the $622 thousand increase in other expenses in 2012 compared to 2011 was a $478 thousand charge related to a wire fraud loss. Excluding this fraud loss, which management believes to be non-recurring in nature, other expenses increased by $144 thousand reflecting increases in business development expenses, courier and dues and subscription expenses.
Income Taxes
Income tax expense for the years ended December 31, 2013, 2012 and 2011 totaled $2.2 million, $657 thousand and $997 thousand, respectively. The effective tax rates for the years ended December 31, 2013, 2012 and 2011, were 29.7%, 35.1% and 31.1%, respectively. The decrease in the effective tax rate for the year ended December 31, 2013 reflects increases in nontaxable income, including the gain realized on BWFG’s acquisition of The Wilton Bank. The increase in the effective tax rate for the year ended December 31, 2012, reflects increased state tax expense and increased equity-based compensation expense, partially offset by increases in municipal interest income and the change in the valuation allowance.
BWFG’s net deferred tax asset at December 31, 2013, was $5.8 million, compared to $2.8 million, at December 31, 2012. The increase in the deferred tax asset at December 31, 2013 is primarily related to net operating loss carryforwards and purchase accounting adjustments related to the acquisition of The Wilton Bank as well as the decrease in the deferred tax liability related to the net unrealized gain on available for sale securities, which decreased by $692 thousand from $963 thousand at December 31, 2012 to $271 thousand at December 31, 2013. At December 31, 2013 and 2012, a valuation allowance against the deferred tax benefits of the state operating loss carry forwards and other state deferred tax assets totaled $682 thousand and $182 thousand, respectively, reflecting that it is more likely than not that some of these deferred tax assets will not be realized. At December 31, 2013, there were federal net operating loss carry forwards of approximately $3.5 million and approximately $6.0 million net operating loss carryforwards for state tax purposes. See Note 12 to BWFG’s Consolidated Financial Statements included elsewhere in this prospectus for further information regarding income taxes.
Financial Condition
Summary
Total assets at December 31, 2013 were $779.6 million, an increase of $169.6 million, or 28%, from the December 31, 2012 balance of $610.0 million. This increase was primarily due to BWFG’s acquisition of The Wilton Bank as well as organic growth. Net loans were $621.8 million at December 31, 2013, up by $101.0 million from December 31, 2012, reflecting acquired loans of $24.1 million and growth in the commercial business and commercial real estate loan portfolios of $30.5 million and $25.8 million, respectively. Cash balances increased by $53.1 million during 2013, reflecting acquired balances and proceeds from loan sales in the fourth quarter. Also in the fourth quarter of 2013, BWFG purchased $10.0 million of bank-owned life insurance to diversify BWFG’s revenue sources and yield tax-free earnings.
Total liabilities at December 31, 2013 were $710.1 million, an increase of $151.6 million from the December 31, 2012 balance of $558.5 million. This increase was primarily due to an increase in deposits of $199.5 million, consisting of organic growth of $135.3 million and the acquired balances of $64.2 million, as well as a decrease in FHLBB borrowings of $47.0 million. Shareholders’ equity totaled $69.5 million at December 31, 2013, an increase of $18.0 million, or 35%, from December 31, 2012, largely due to approximately $13.2 million of proceeds from BWFG’s two capital raises, and net income of $5.2 million. Bankwell Bank exceeded the regulatory minimum capital levels to be considered well-capitalized with total risk-based capital of 10.74% at December 31, 2013. Bankwell Bank also had Tier 1 risk-based capital of 9.49% Tier 1 capital to average assets ratio of 7.91% at December 31, 2013.
Loan Portfolio
BWFG originates commercial and residential real estate loans, including construction loans, commercial business loans, home equity and other consumer loans. Lending activities are primarily conducted within BWFG’s market of Fairfield County and the surrounding Connecticut region. BWFG’s loan portfolio is the largest category of BWFG’s earning assets.
Total loans before deferred loan fees were $632.0 million at December 31, 2013, up by $102.0 million, or 19%, from December 31, 2012, and up by $262.7 million, or 71%, from December 31, 2011. Since December 31, 2007, total loans have increased $487.1 million from $144.9 million. This growth reflects the expansion of BWFG’s branch network, including BWFG’s acquisition of The Wilton Bank. Commercial real estate loans have experienced the most significant growth, complemented by increases in the residential real estate and commercial business loan portfolios. The acquired loans were recorded at fair value with no carryover of the related allowance for credit losses. The balance of acquired loans at December 31, 2013 was $24.1 million.

The following table compares the composition of BWFG’s loan portfolio for the dates indicated:

	At December 31,
(In thousands)	2013			2012	2011	2013/2012 Change	2012/2011 Change
	Originated	Acquired	Total
Real estate loans:
Residential	$155,874	$—	$155,874	$144,288	$104,754	$11,586	$39,534
Commercial	305,823	10,710	316,533	284,763	173,951	31,770	110,812
Construction	44,187	7,358	51,545	33,148	40,422	18,397	(7,274)
Home equity loans	9,625	4,267	13,892	11,030	14,815	2,862	(3,785)
	515,509	22,335	537,844	473,229	333,942	64,615	139,287
Commercial business loans	92,173	1,393	93,566	56,764	35,041	36,802	21,723
Consumer loans	225	377	602	57	311	545	(254)
Total loans	$607,907	$24,105	$632,012	$530,050	$369,294	$101,962	$160,756

Primary loan categories
Residential real estate.   Residential real estate loans increased by $11.6 million, or 8%, year-over-year, in 2013, and by $39.5 million, or 38%, year-over-year, in 2012, and amounted to $156.1 million, representing 25% of total loans at December 31, 2013. BWFG originates residential real estate mortgages for BWFG’s loan portfolio and for sale in the secondary market. Loans may be sold with servicing retained or released. The mix and volume of residential mortgage loan originations vary in response to changes in market interest rates and customer preferences. During the years ended December 31, 2013 and 2012, the majority of BWFG’s mortgage originations were comprised of adjustable-rate loans for BWFG’s loan portfolio. The improving economy, sustained low interest rate environment and increased marketing efforts are all key factors in BWFG’s ongoing strategy to grow BWFG’s portfolio of residential real estate loans.
Interest only adjustable-rate mortgage loans comprise 37% of residential real estate loans and 9% of total loans. These loans are underwritten to the same standards as amortizing residential mortgage loans and generally have the same risk profile. BWFG does not believe that these loans present any special risk due, in part, to borrower demographic (geographic location and per capita income), the high percentage of current appraisal values and BWFG’s performance of stress testing prior to converting to an amortizing loan.
Commercial real estate.   Commercial real estate loans were $316.5 million and represented 50% of BWFG’s total loan portfolio, at December 31, 2013, a net increase of $31.8 million, or 11%, from December 31, 2012. Partially offsetting strong origination activity was the sale of $65.0 million of commercial real estate loans during 2013. BWFG enacted these sales to reduce its ratio of commercial real estate loans to total risk-based capital and to take advantage of favorable market conditions. During 2012, commercial real estate loans grew by $110.8 million, or 64%, from December 31, 2011. Commercial real estate loan growth during these periods largely reflects experienced lenders in the marketplace and the ability to source quality opportunities, the expansion of the number of lenders with the opening of BWFG’s Bridgeport, Connecticut loan production office in July 2012 as well as enhanced lending to existing customers and continued economic improvement in BWFG’s market. Commercial real estate loans are secured by a variety of property types, including office buildings, retail facilities, commercial mixed use and multi-family dwellings.
Commercial business.   Commercial business loans were $92.2 million and represented 15% of BWFG’s total loan portfolio at December 31, 2013, compared to $56.8 million and 11%, of the total portfolio at December 31, 2012 and $35.0 million and 9%, of the total loan portfolio at December 31,

2011. Over the past two years BWFG’s commercial business loan portfolio has almost tripled, largely reflecting BWFG’s commitment to this segment, including small business lending. Commercial business loans primarily provide working capital, equipment financing, financing for leasehold improvements and financing for expansion and are generally secured by assignments of corporate assets, real estate and personal guarantees of the business owners.
Construction.   Construction loans were $51.5 million at December 31 2013, up by $18.4 million from December 31, 2012, with $33.6 million attributable to commercial construction and $17.9 million attributable to residential construction. Construction loans totaled $33.1 million at December 31, 2012, of which $23.4 million were commercial construction and $9.6 million were residential construction. At December 31, 2011, construction loans totaled $40.4 million, with $22.1 million in commercial construction and $18.3 million in residential construction. Commercial construction loans consist of commercial development projects, such as condominiums, apartment building and single-family subdivisions as well as office buildings, retail and other income producing properties and land loans, while residential construction loans are to individuals to finance the construction of residential dwellings for personal use.
Home equity.   Home equity loans increased by $2.9 million, or 26%, during the year ended December 31, 2013 and totaled $13.9 million at December 31, 2013. The increase from the December 31, 2012 balance of $11.0 million primarily reflects loans acquired from The Wilton Bank. Total home equity loans consist of home equity lines of credit, which are secured by owner-occupied one- to four-family residential properties.
Consumer.   Consumer loans totaled $602 thousand at December 31, 2013 compared to $57 thousand at December 31, 2012, reflecting loans acquired from The Wilton Bank. Consumer loans are secured by passbook or certificate accounts, or automobiles, as well as unsecured personal loans and overdraft lines of credit.
BWFG evaluates the appropriateness of BWFG’s underwriting standards in response to changes in national and regional economic conditions, including such matters as market interest rates, energy prices, trends in real estate values, and employment levels. Based on BWFG’s assessment of these matters, underwriting standards and credit monitoring activities are enhanced from time to time in response to changes in these conditions.
The following table presents an analysis of the maturity of BWFG’s commercial real estate, construction and commercial business loan portfolios as of December 31, 2013.

	December 31, 2013
(In thousands)	Commercial real estate	Construction	Commercial business	Total
Amounts due:
One year or less	$16,645	$15,598	$14,706	$46,949
After one year:
One to five years	93,496	35,947	37,520	166,963
Over five years	206,392	—	41,340	247,732
Total due after one year	299,888	35,947	78,860	414,695
Total	$316,533	$51,545	$93,566	$461,644

The following table presents an analysis of the interest rate sensitivity of BWFG’s commercial real estate, construction and commercial business loan portfolios due after one year of December 31, 2013.

	December 31, 2013
	Interest Rate
(In thousands)	Adjustable	Fixed	Total
Commercial real estate	$95,783	$204,105	$299,888
Construction	14,154	21,793	35,947
Commercial business	42,702	36,158	78,860
Total loans due after one year	$152,639	$262,056	$414,695

Asset Quality
BWFG actively manages asset quality through its underwriting practices and collection operations. BWFG’s board of directors monitors credit risk management through two committees, the loan committee and the audit committee. The loan committee has primary oversight responsibility for the credit granting function including approval authority for credit granting policies, review of management’s credit granting activities and approval of large exposure credit requests. The audit committee oversees management’s systems and procedures to monitor the credit quality of BWFG’s loan portfolio, conduct a loan review program, maintain the integrity of the loan rating system and determine the adequacy of the allowance for loan losses. These committees report the results of their respective oversight functions to BWFG’s board of directors. In addition, BWFG’s board of directors receives information concerning asset quality measurements and trends on a monthly basis. While BWFG continues to adhere to prudent underwriting standards, BWFG’s loan portfolio is not immune to potential negative consequences arising as a result of general economic weakness, such as a prolonged downturn in the housing market on a national scale. Decreases in real estate values could adversely affect the value of property used as collateral for loans. In addition, adverse changes in the economy could have a negative effect on the ability of borrowers to make scheduled loan payments, which would likely have an adverse impact on earnings.
BWFG has established credit policies applicable to each type of lending activity in which it engages. BWFG evaluates the creditworthiness of each customer and, in most cases, extends credit of up to 80% for retail loans and 75% for commercial loans of the market value of the collateral at the date of the credit extension, depending on the borrowers’ creditworthiness and the type of collateral. The market value of collateral is monitored on an ongoing basis and additional collateral is obtained when warranted. Real estate is the primary form of collateral. Other important forms of collateral are time deposits and marketable securities. While collateral provides assurance as a secondary source of repayment, BWFG ordinarily requires the primary source of repayment to be based on the borrower’s ability to generate continuing cash flows. Private mortgage insurance is required for that portion of the residential loan in excess of 80% of the appraised value of the property.
Credit risk management involves a partnership between BWFG’s relationship managers and BWFG’s credit approval, credit administration and collections personnel. Disciplined underwriting, portfolio monitoring and early problem recognition are important aspects of maintaining BWFG’s high credit quality standards and low levels of nonperforming assets since Bankwell Bank’s inception in 2002.
Acquired Loans.   Loans acquired in acquisitions are initially recorded at fair value with no carryover of the related allowance for credit losses. Acquired loans that have evidence of deterioration in credit quality since origination and for which it is probable, at acquisition, that all contractually required payments will not be collected are initially recorded at fair value without recording an allowance for loan losses. Determining the fair value of the loans is determined using market participant assumptions in estimating the amount and timing of principal and interest cash flows initially expected to be collected on the loans and discounting those cash flows at an appropriate market rate of interest.
Under the accounting model for acquired loans, the excess of cash flows expected to be collected over the carrying amount of the loans, referred to as the “accretable yield,” is accreted into interest income over the life of the loans using the effective yield method. Accordingly, acquired loans are not subject to classification as nonaccrual in the same manner as originated loans. Rather, acquired loans are considered to be accruing loans because their interest income relates to the accretable yield recognized and not to contractual interest payments. The excess of the loan’s contractually required payments over the cash flows expected to be collected is the nonaccretable difference. As such, chargeoffs on acquired loans are first applied to the nonaccretable difference and then to any allowance for loan losses recognized subsequent to the acquisition. A decrease in expected cash flows in subsequent periods may indicate that the loan pool is impaired, which would require the establishment of an allowance for loan losses by a charge to the provision for loan losses.
At December 31, 2013, all acquired loans relate to BWFG’s acquisition of The Wilton Bank, which was completed on November 5, 2013. These acquired loans were classified as accruing and no new provision for loan losses was recorded for the year ended December 31, 2013. Select asset quality metrics presented below distinguish between the “originated” portfolio and the “acquired” portfolio.
Nonperforming Assets.   Nonperforming assets include nonaccrual loans and property acquired through foreclosures or repossession. The following tables present nonperforming assets and additional asset quality data for the dates indicated:

	At December 31, 2013
(In thousands)	Originated	Acquired	Total
Nonaccrual loans:
Real estate loans:
Residential	$1,003	$—	$1,003
Commercial	—	—	—
Construction	—	—	—
Home equity loans	—	—	—
Commercial business loans	—	—	—
Consumer loans	—	—	—
Total non accrual loans	$1,003	$—	$1,003
Property acquired through foreclosure or repossession, net	—	829	829
Total nonperforming assets	$1,003	$829	$1,832
Nonperforming assets to total assets	0.13%	0.11%	0.23%
Nonaccrual loans to total loans	0.16%	0.00%	0.16%
Total past due loans to total loans	0.16%	15.02%	0.73%
Accruing loans 90 days or more past due	$—	$3,620	$3,620

	At December 31,
(In thousands)	2012	2011	2010	2009
Nonaccrual loans:
Real estate loans:
Residential	$2,137	$2,166	$974	$974
Commercial	1,817	307	—	—
Construction	—	1,175	1,300	1,489
Home equity loans	—	90	—	—
Commercial business loans	—	—	—	—
Consumer loans	—	—	—	—
Total nonaccrual loans	$3,954	$3,738	$2,274	$2,463
Property acquired through foreclosure or repossession, net	962	—	—	—
Total nonperforming assets	$4,916	$3,738	$2,274	$2,463
Nonperforming assets to total assets	0.81%	0.78%	0.57%	0.75%
Nonaccrual loans to total loans	0.75%	1.01%	0.79%	0.96%
Total past due loans to total loans	0.75%	1.01%	0.79%	2.68%
Accruing loans 90 days or more past due	$—	$—	$—	$—

The preceding 2013 table excludes acquired loans that are accounted for as purchased credit impaired loans, which totaled $3.6 million at December 31, 2013. Such loans otherwise meet BWFG’s definition of a nonperforming loan but are excluded because the loans are included in loan pools that are considered performing. These loans are, however, 90 days or more past due and reflected as such in the table. The discounts arising from recording these loans at fair value were due, in part, to credit quality. The acquired loans are accounted for on either a pool or individual basis and the accretable yield is being recognized as interest income over the life of the loans based on expected cash flows.
Nonperforming assets totaled $1.8 million and represented 0.23% of total assets at December 31, 2013, compared to $4.9 million and 0.80% of total assets at December 31, 2012. Nonperforming assets at December 31, 2011, consisted entirely of nonaccrual loans and represented 0.78% of total assets.
Nonaccrual loans totaled $1.0 million at December 31, 2013, a decrease of $3.0 million, or 75%, from December 31, 2012, due to the payoff of two loans. Foreclosed real estate was $829 thousand at December 31, 2013, consisting of four residential lots that were acquired in BWFG’s acquisition of The Wilton Bank. The balance of $962 thousand at December 31, 2012 reflected two construction properties, a single-family residential home and a residential condominium project. BWFG sold both properties during 2013.
Nonaccrual Loans.   Loans greater than 90 days past due are put on nonaccrual status. Loans are also placed on nonaccrual status when, in the opinion of management, full collection of principal and interest is doubtful. Interest previously accrued, but uncollected, is reversed against current period income. Subsequent interest payments received on nonaccrual loans are recognized as interest income, or recorded as a reduction of principal if full collection of the loan is doubtful or if impairment of the collateral is identified. A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt. Total nonaccrual loans were $1.0 million at December 31, 2013, consisting of one residential real estate mortgage loan.
The net change in nonaccrual residential real estate loans during 2013 was a net decrease of $1.1 million, reflecting the full payoff of a mortgage loan in March 2013 upon the settlement of an estate.

At December 31, 2013, the balance of $1.0 million reflects one residential property, which is part of an estate currently going through the probate process. At December 31, 2013, there was a specific loss allocation of $39 thousand for this nonaccrual residential real estate loan.
At December 31, 2013, there were no commercial real estate loans on nonaccrual status compared to one loan totaling $1.8 million at December 31, 2012. This decrease was due to the payoff of the $1.8 million loan in June 2013, which included a modest charge-off of $166 thousand.
At December 31, 2013, there were no commitments to lend additional funds to any borrower on nonaccrual status.
Interest income that would have been recognized if loans on nonaccrual status had been current in accordance with their original terms for the years ended December 31, 2013, 2012 and 2011 was $23 thousand, $276 thousand and $133 thousand, respectively. The amount of actual interest income recognized on these loans was $8 thousand, $113 thousand and $76 thousand for the years ended December 31, 2013, 2012 and 2011, respectively.
Past Due Loans.   When a loan is 15 days past due, BWFG sends the borrower a late notice. BWFG also contacts the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, BWFG mails the borrower a letter reminding the borrower of the delinquency, and attempts to contact the borrower personally to determine the reason for the delinquency and ensure the borrower understands the terms of the loan. If necessary, subsequent delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, BWFG will send the borrower a final demand for payment and may recommend foreclosure. A summary report of all loans 30 days or more past due is provided to BWFG’s board of directors each month. Generally, loans greater than 90 days past due are put on nonaccrual status. The delinquency status of acquired loans accounted for as purchased credit impaired loans are determined in accordance with their contractual repayment terms. At December 31, 2013, accruing purchased credit impaired loans greater than 90 days past due totaled $3.6 million.
The following table presents past due loans as of December 31, 2013 and 2012:

(In thousands)	31 – 60 Days Past Due	61 – 90 Days Past Due	Greater Than 90 Days	Total Past Due
As of December 31, 2013
Originated Loans
Residential real estate	$—	$—	$1,003	$1,003
Total originated loans	—	—	1,003	1,003
Acquired Loans
Commercial real estate	—	—	796	796
Construction	—	—	2,508	2,508
Commercial business	—	—	316	316
Total acquired loans	—	—	3,620	3,620
Total loans	$—	$—	$4,623	$4,623
As of December 31, 2012
Residential real estate	$—	$—	$2,137	$2,137
Commercial real estate	—	—	1,817	1,817
Commercial business	40	—	—	40
Total	$40	$—	$3,954	$3,994

At December 31, 2013, total past due loans totaled $4.6 million and consisted of one originated loan for a residential property in the midst of the probate process and 14 acquired loans. The past due acquired loans primarily consist of residential construction loans including a four unit condominium property and a single family residence. As of December 31, 2012, total past due loans were $4.0 million, of which 99% consisted of nonaccrual loans and $40 thousand, or 1%, consisted of an accruing commercial business loan 31 – 60 days past due.
Troubled Debt Restructurings.   Loans are considered restructured in a troubled debt restructuring when BWFG has granted concessions to a borrower due to the borrower’s financial condition that BWFG otherwise would not have considered. These concessions may include modifications of the terms of the debt such as reduction of the stated interest rate other than normal market rate adjustments, extension of maturity dates, or reduction of principal balance or accrued interest. The decision to restructure a loan, rather than aggressively enforcing the collection of the loan, may benefit BWFG by increasing the ultimate probability of collection.
Restructured loans are classified as accruing or non-accruing based on management’s assessment of the collectability of the loan. Loans which are already on nonaccrual status at the time of the restructuring generally remain on nonaccrual status for approximately six months before management considers such loans for return to accruing status. Accruing restructured loans are placed into nonaccrual status if and when the borrower fails to comply with the restructured terms and management deems it unlikely that the borrower will return to a status of compliance in the near term. Through December 31, 2013, all troubled debt restructured loans were accruing at the time of the restructure.
Troubled debt restructurings are reported as such for at least one year from the date of the restructuring. In years after the restructuring, troubled debt restructured loans are removed from this classification if the restructuring did not involve a below market rate concession and the loan is not deemed to be impaired based on the terms specified in the restructuring agreement. As of December 31, 2013 there were no significant commitments to lend additional funds to borrowers whose loans had been restructured.
The following table presents information on troubled debt restructured loans.

	At December 31,
(In thousands)	2013	2012	2011	2010	2009
Accruing troubled debt restructured loans:
Residential real estate	$864	$864	$—	$—	$—
Commercial real estate	—	194	203	2,218	5,403
Construction	—	—	—	1,415	—
Home equity	97	—	—	—	—
Commercial business	642	794	57	—	—
Accruing troubled debt restructured loans	1,603	1,852	260	3,633	5,403
Nonaccrual troubled debt restructured loans:
Commercial real estate	—	—	—	—	2,463
Nonaccrual troubled debt restructured loans	—	—	—	—	2,463
Total troubled debt restructured loans	$1,603	$1,852	$260	$3,633	$7,866

As of December 31, 2013 and 2012, loans classified as troubled debt restructurings totaled $1.6 million and $1.9 million, respectively. During 2013, there was a modest decrease in the balance of troubled debt restructurings of $249 thousand reflecting a paydown and declassification from troubled debt restructured status of two commercial business loans as well as a payoff of a commercial real estate loan. These decreases were partially offset by BWFG’s addition of a home equity loan, which totaled $97 thousand at December 31, 2013. At the time of the troubled debt restructuring, the home equity loan had a balance of approximately $246 thousand, however BWFG received a significant principal paydown late in 2013. The $1.6 million balance at December 31, 2013 consists of three loans. The largest troubled debt restructured loan is a residential real estate loan, which included a modification of certain payment terms and a below market interest rate reduction on the portion of the loan which exceeded 80% of the loan to value ratio. The second largest troubled debt restructured loan is a commercial business loan secured by business assets and included the modification of certain payment terms to extend the loan amortization period and a below market interest rate reduction.
Potential Problem Loans.   BWFG classifies certain loans as “special mention,” “substandard,” or “doubtful,” based on criteria consistent with guidelines provided by BWFG’s banking regulators. Potential problem loans represent loans that are currently performing, but for which known information about possible credit problems of the related borrowers causes management to have doubts as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans as nonperforming at some time in the future. These loans are not included in the amounts of nonaccrual or restructured loans presented above. BWFG cannot predict the extent to which economic conditions or other factors may impact borrowers and the potential problem loans. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual, become restructured, or require increased allowance coverage and provision for loan losses. BWFG has identified approximately $9.1 million in potential problem loans at December 31, 2013. Potential problem loans are assessed for loss exposure using the methods described in Note 7 to BWFG’s Consolidated Financial Statements contained elsewhere in this prospectus under the caption “Credit Quality Indicators.”
BWFG expects the levels of non-performing assets and potential problem loans to fluctuate in response to changing economic and market conditions, and the relative sizes of the respective loan portfolios, along with BWFG’s degree of success in resolving problem assets. BWFG takes a proactive approach with respect to the identification and resolution of problem loans. However, given the current state of the U.S. economy and, more specifically, the real estate market, the level of non-performing assets may increase in future periods.
Allowance for Loan Losses
Establishing an appropriate level of allowance for loan losses, or the allowance, necessarily involves a high degree of judgment. BWFG uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in BWFG’s loan portfolio for purposes of establishing a sufficient allowance for loan losses. BWFG evaluates the adequacy of the allowance at least quarterly, and in determining BWFG’s allowance for loan losses, BWFG estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of BWFG’s allowance for loan losses is based on internally assigned risk classifications of loans, historical loan loss rates and subsequent recoveries, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates. See additional discussion regarding BWFG’s allowance for loan losses under the caption “— Critical Accounting Policies and Estimates.”
BWFG’s allowance for loan losses is BWFG’s best estimate of the probable loan losses inherent in BWFG’s loan portfolio as of the balance sheet date. The allowance is increased by provisions charged to earnings and by recoveries of amounts previously charged off, and is reduced by charge-offs on loans.

BWFG’s general practice is to identify problem credits early and recognize full or partial charge-offs as promptly as practicable when it is determined that it is probable that the loan will not be repaid according to its original contractual terms, including principal and interest. Full or partial charge-offs on collateral dependent impaired loans are recognized when the collateral is deemed to be insufficient to support the carrying value of the loan. BWFG does not recognize a recovery when an updated appraisal indicates a subsequent increase in value of the collateral.
BWFG’s charge-off policies, which comply with standards established by BWFG’s banking regulators, are consistently applied from period to period. Charge-offs are recorded on a monthly basis, as incurred. Partially charged-off loans continue to be evaluated on a monthly basis and additional charge-offs or loan loss provisions may be recorded on the remaining loan balance based on the same criteria.
The estimation of loan loss exposure inherent in BWFG’s loan portfolio includes, among other procedures, identification of loss allocations for individual loans deemed to be impaired in accordance with GAAP, and loss allocation factors for non-impaired loans based on historical loss experience, credit grade, delinquency factors, value of underlying collateral, concentrations of credit, and economic conditions. BWFG periodically reassesses and revises the loss allocation factors used in the assignment of loss exposure to appropriately reflect BWFG’s analysis of migrational loss experience. BWFG analyzes historical loss experience in the various portfolios over periods deemed to be relevant to the inherent risk of loss in the respective portfolios as of the balance sheet date. Revisions to loss allocation factors are not retroactively applied.
The methodology BWFG uses to measure the amount of estimated loan loss exposure includes an analysis of individual loans deemed to be impaired. Impaired loans are loans for which it is probable that BWFG will not be able to collect all amounts due according to the contractual terms of the loan agreements and all loans restructured in a troubled debt restructuring. Impaired loans do not include large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, which consist of most residential mortgage loans and consumer loans. Impairment is measured on a discounted cash flow method based upon the loan’s contractual effective interest rate, or at the loan’s observable market price, or if the loan is collateral dependent, at the fair value of the collateral less costs to sell. For collateral dependent loans, BWFG may adjust appraised values to reflect estimated market value declines or apply other discounts to appraised values for unobservable factors resulting from BWFG’s knowledge of circumstances associated with the property.

The following table presents the activity in BWFG’s allowance for loan losses and related ratios:

	For the Years Ended December 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Balance at beginning of period	$7,941	$6,425	$5,440	$4,380	$3,050
Charge-offs:
Residential real estate	—	(261)	—	—	—
Commercial real estate	(166)	—	—	—	—
Construction	—	(60)	(84)	(254)	—
Home equity	—	—	—	—	(410)
Consumer	(4)	(5)	—	(6)	(7)
Total charge-offs	(170)	(326)	(84)	(260)	(417)
Recoveries:
Consumer	26	21	20	9	6
Total recoveries	26	21	20	9	6
Net charge-offs	(144)	(305)	(64)	(251)	(411)
Provision charged to earnings	585	1,821	1,049	1,311	1,741
Balance at end of period	$8,382	$7,941	$6,425	$5,440	$4,380
Net charge-offs to average loans	0.03%	0.07%	0.02%	0.10%	0.18%

At December 31, 2013, BWFG’s allowance for loan losses was $8.4 million and represented 1.33% of total loans, compared to $7.9 million and 1.50% of total loans, at December 31, 2012. The $441 thousand net increase in the allowance for loan losses comprised an increase in the general reserve of $554 thousand, partially offset by a decrease of $113 thousand in the specific reserve for impaired loans. The decrease in the specific reserve was primarily due to the payoff of a $1.8 million commercial real estate loan in June 2013, which had an associated allowance of $249 thousand. For the years ended December 31, 2013, 2012 and 2011, the provision for loan losses charged to earnings totaled $585 thousand, $1.8 million and $1.0 million, respectively. Net charge-offs for the year ended December 31, 2013 were $144 thousand and represented 0.03% of average loans, primarily reflecting a charge-off associated with an impaired commercial real estate loan that was paid off. For the year ended December 31, 2012, net charge-offs were $305 thousand and represented 0.07% of average loans, primarily reflecting a $261 thousand charge-off in conjunction with the restructuring of a residential real estate loan as a troubled debt restructured loan.
The carrying amount of total impaired loans at December 31, 2013 was $3.7 million and consisted of one residential mortgage loan on nonaccrual status, one commercial mortgage that was downgraded to substandard at year-end and three performing troubled debt restructured loans. This compares to a carrying amount of $4.1 million for total impaired loans at December 31, 2012. The amount of allowance for loan losses related to impaired loans was $145 thousand and $258 thousand, respectively, at December 31, 2013 and 2012.
The following tables present the allocation of the allowance for loan losses and the percentage of these loans to total loans. The allocation below is neither indicative of the specific amounts or the loan categories in which future charge-offs may occur, nor is it an indicator of any future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb any losses in any category.

	At December 31,
	2013		2012		2011
(Dollars in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio
Residential real estate	$1,310	24.66%	$1,230	27.22%	$1,290	28.37%
Commercial real estate	3,616	50.08	3,842	53.72	2,519	47.10
Construction	1,032	8.16	929	6.25	1,007	10.95
Home equity	190	2.20	220	2.08	274	4.01
Commercial business	2,225	14.80	1,718	10.71	1,317	9.49
Consumer	9	0.10	2	0.01	11	0.08
Unallocated	—	—	—	—	7	—
Total allowance for loan losses	$8,382	100.00%	$7,941	100.00%	$6,425	100.00%

	At December 31,
	2010		2009
(Dollars in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio
Residential real estate	$1,053	36.08%	$627	45.63%
Commercial real estate	1,806	38.58	906	27.92
Construction	951	13.20	974	16.21
Home equity	313	5.77	268	6.64
Commercial business	744	6.14	248	3.51
Consumer	20	0.23	4	0.09
Unallocated	553	—	1,353	—
Total allowance for loan losses	$5,440	100.00%	$4,380	100.00%

The allocation of the allowance for loan losses at December 31, 2013 reflects BWFG’s assessment of credit risk and probable loss within each portfolio. BWFG believes that the level of the allowance for loan losses at December 31, 2013 is appropriate to cover probable losses.
Investment Securities
BWFG manages its investment securities portfolio to provide a readily available source of liquidity for balance sheet management, to generate interest income and to implement interest rate risk management strategies. Investment securities are designated as either available-for-sale, held to maturity or trading at the time of purchase. BWFG does not currently maintain a portfolio of trading securities. Investment securities available-for-sale may be sold in response to changes in market conditions, prepayment risk, rate fluctuations, liquidity, or capital requirements. Investment securities available-for-sale are reported at fair value, with any unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity, net of tax, until realized. Investment securities held to maturity are reported at amortized cost.

The amortized cost and fair value of investment securities as of the dates indicated are presented in the following table:

	At December 31,
	2013		2012		2011
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
U.S Government and agency obligations	$5,997	$5,688	$5,997	$6,005	$41,598	$41,749
State agency and municipal obligations	11,605	12,132	17,036	18,531	17,829	19,198
Corporate bonds	9,166	9,566	13,681	14,556	25,365	24,981
Government mortgage-backed securities	1,133	1,211	1,872	1,966	2,955	3,143
Total securities available for sale	$27,901	$28,597	$38,586	$41,058	$87,747	$89,071
Securities held to maturity:
U.S Government and agency obligations	$1,021	$1,019	$—	$—	$—	$—
State agency and municipal obligations	11,461	11,461	3,903	3,903	3,962	3,962
Corporate bonds	1,000	973	1,000	904	1,000	843
Government mortgage-backed securities	334	362	451	485	939	999
Total securities held to maturity	$13,816	$13,815	$5,354	$5,292	$5,901	$5,804

At December 31, 2013, the carrying value of BWFG’s investment securities portfolio totaled $42.4 million and represented 5% of total assets, compared to $46.4 million and 8% of total assets at December 31, 2012. This decrease of $4.0 million, or 9%, primarily reflects sales and calls of available-for-sale state agency and municipal obligations and corporate bonds, partially offset by the purchase of a held to maturity municipal bond. At December 31, 2013, BWFG held a municipal bond issued by Stamford Housing Authority, which had amortized cost and fair value of $7.6 million and represented 11% of shareholder’s equity. Sales of available-for-sale securities reflected BWFG’s strategy to reduce the duration of the portfolio. Realized gains of $648 thousand, recorded in noninterest income, resulted from security sales totaling $9.4 million during the year ended December 31, 2013.
The net unrealized gain position on BWFG’s investment portfolio at December 31, 2013 and 2012 was $695 thousand and $2.4 million, respectively and included gross unrealized losses of $349 thousand and $118 thousand, respectively, as of December 31, 2013 and 2012. The gross unrealized losses at December 31, 2013 were concentrated in U.S. Government and agency obligations reflecting interest rate fluctuation. At December 31, 2012, gross unrealized losses were concentrated in corporate bonds and reflected the low interest rate environment as spreads tightened subsequent to purchasing these securities. At December 31, 2013, BWFG determined that there had been no deterioration in credit quality subsequent to purchase and believes that all unrealized losses are temporary. All of BWFG’s investment securities are investment grade.
The following tables summarize the amortized cost and weighted average yield of debt securities in BWFG’s investment securities portfolio as of December 31, 2013 and 2012, based on remaining period to contractual maturity. Information for mortgage-backed securities is based on the final contractual maturity dates without considering repayments and prepayments.

At December 31, 2013	Due Within 1 Year		Due 1 – 5 Years		Due 5 – 10 Years		Due After 10 Years
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for Sale:
U.S. Government and agency obligations	$—	—%	$1,000	1.29%	$4,997	1.51%	$—	—%
State agency and municipal obligations	—	—	—	—	3,125	4.07	8,480	4.20
Corporate bonds	1,019	6.38	8,147	4.05	—	—	—	—
Government mortgage-backed securities	—	—	—	—	—	—	1,133	5.23
Total available for sale securities	$1,019	6.38%	$9,147	3.74%	$8,122	2.49%	$9,613	4.32%
Held to Maturity:
U.S. Government and agency obligations	$—	—%	$1,021	1.38%	$—	—%	$—	—%
State agency and municipal obligations	—	—	—	—	—	—	11,461	4.50
Corporate bonds	—	—	—	—	1,000	2.90	—	—
Government mortgage-backed securities	—	—	—	—	—	—	334	5.50
Total held to maturity securities	$—	—%	$1,021	1.38%	$1,000	2.90%	$11,795	4.53%

At December 31, 2012	Due Within 1 Year		Due 1 – 5 Years		Due 5 – 10 Years		Due After 10 Years
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for Sale:
U.S. Government and agency obligations	$—	—%	$—	—%	$5,997	1.47%	$—	—%
State agency and municipal obligations	—	—	—	—	3,631	3.92	13,405	4.25
Corporate bonds	499	4.80	11,113	3.72	2,069	4.97	—	—
Government mortgage-backed securities	—	—	—	—	—	—	1,872	5.12
Total available for sale securities	$499	4.80%	$11,113	3.72%	$11,697	2.85%	$15,277	4.36%
Held to Maturity:
State agency and municipal obligations	$—	—%	$—	—%	$—	—%	$3,903	4.25%
Corporate bonds	—	—	—	—	1,000	2.00	—	—
Government mortgage-backed securities	—	—	—	—	—	—	451	5.50
Total held to maturity securities	$—	—%	$—	—%	$1,000	2.00%	$4,354	4.38%

Bank Owned Life Insurance or BOLI
BOLI amounted to $10.0 million as of December 31, 2013, reflecting BWFG’s purchase of $10.0 million in life insurance coverage in the fourth quarter of 2013. The purchase of life insurance policies results in an income-earning asset on BWFG’s consolidated balance sheet that provides monthly tax-free income to BWFG and also provides a means to mitigate increasing employee benefit costs. BWFG expects to benefit from the BOLI contracts as a result of the tax-free growth in cash surrender value and death benefits that are expected to be generated over time. BOLI is included in BWFG’s Consolidated Balance Sheets at its cash surrender value. Increases in the cash surrender value are reported as a component of noninterest income in BWFG’s Consolidated Statements of Income.
Sources of Funds
BWFG’s sources of funds include deposits, brokered certificates of deposit, FHLBB borrowings and proceeds from the sales, maturities and payments of loans and investment securities. Total deposits represented 85% of BWFG’s total assets at December 31, 2013. While scheduled loan and securities repayments are a relatively stable source of funds, loan and investment security prepayments and deposit inflows are influenced by prevailing interest rates and local economic conditions and are inherently uncertain.
Deposits
BWFG offers a wide variety of deposit products and rates to consumer and business customers consistent with FDIC regulations. BWFG’s pricing committee meets regularly to determine pricing and marketing initiatives. In addition to being an important source of funding for BWFG, deposits also provide an ongoing stream of fee revenue.

BWFG participates in the Certificate of Deposit Account Registry Service, or CDARS, program. BWFG uses CDARS to place customer funds into certificate of deposit accounts issued by other participating banks. These transactions occur in amounts that are less than FDIC insurance limits to ensure that deposit customers are eligible for FDIC insurance on the full amount of their deposits. Reciprocal amounts of deposits are received from other participating banks that do the same with their customer deposits, and, to a lesser extent, BWFG also executes one-way buy transactions. CDARS deposits are considered to be brokered deposits for bank regulatory purposes. BWFG considers the reciprocal deposit balances to be in-market deposits as distinguished from traditional out-of-market brokered deposits.
Time deposits may also be generated through the use of a listing service. BWFG subscribes to a listing service, accessible to financial institutions, in which BWFG may advertise BWFG’s time deposit rates in exchange for a set subscription fee. Interested financial institutions then contact BWFG directly to acquire a time certificate of deposit. There is no third party brokerage service involved in this transaction.
The following table sets forth the composition of BWFG’s deposits for the dates indicated.

	At December 31,
	2013				2012		2011
(Dollars in thousands)	Originated	Acquired	Total	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand	$102,530	$16,088	$118,618	17.93%	$78,120	16.91%	$74,735	20.36%
NOW	61,560	12,092	73,652	11.13	33,722	7.30	29,036	7.91
Money Market	143,033	21,546	164,579	24.88	94,090	20.36	81,202	22.12
Savings	99,225	8,467	107,692	16.28	136,101	29.45	61,864	16.85
Time certificates of deposit	158,071	9,369	167,440	25.31	75,466	16.33	83,346	22.70
CDARS	29,564	—	29,564	4.47	44,582	9.65	36,932	10.06
Total deposits	$593,983	$67,562	$661,545	100.00%	$462,081	100.00%	$367,115	100.00%

Total deposits were $661.5 million at December 31, 2013, an increase of $199.4 million, or 43%, from balance at December 31, 2012. Of the total increase, $67.6 million, or 15%, was attributable to BWFG’s acquisition of The Wilton Bank and $131.8 million, or 28%, was attributable to growth in all deposit categories except savings accounts.
Time deposits, excluding CDARS, increased by $92.0 million, or 122%, from year-end 2012, reflecting new certificate of deposit products with nine to twelve-month and one to three-year maturities as well as deposits generated through the listing service. Time deposits were $167.4 million at December 31, 2013 compared to the December 31, 2012 balance of $75.5 million and CDARS deposits were $29.6 million at December 31, 2013 compared to $44.6 million at December 31, 2012. Reciprocal customer deposits comprised $27.6 million, or 93%, of BWFG’s total CDARS balance at December 31, 2013.
During 2013, money market accounts increased $70.5 million, or 75%, reflecting promotions for BWFG’s premium money market accounts including an attractive guaranteed rate for six months. Noninterest-bearing demand deposits grew by $40.5 million, or 52%, and NOW accounts increased $39.9 million, or 118% due, in part, to product promotions and increased efforts to cross-sell BWFG’s products. Savings accounts were $107.7 million at December 31, 2013, down by $28.4 million, or 21%, from December 31, 2012.

At December 31, 2013 and 2012, time deposits and CDARS, with a denomination of $100 thousand or more totaled $150.8 million and $91.7 million, respectively, maturing during the periods indicated in the table below:

	December 31,
(In thousands)	2013	2012
Maturing: Within 3 months	$71,221	$59,060
After 3 but within 6 months	22,236	6,062
After 6 months but within 1 year	40,204	11,505
After 1 year	17,152	15,038
	$150,813	$91,665

Borrowings
Bankwell Bank is a member of the FHLBB, which is part of a twelve district Federal Home Loan Bank System. Members are required to own capital stock of the FHLBB, and borrowings are collateralized by qualifying assets not otherwise pledged (principally single-family residential mortgage loans and securities). The maximum amount of credit that the FHLBB will extend varies from time to time, depending on its policies and the amount of qualifying collateral the member can pledge. Bankwell Bank had satisfied its collateral requirement at December 31, 2013.
BWFG utilizes advances from the FHLBB as part of BWFG’s overall funding strategy and to meet short-term liquidity needs. Total FHLBB advances were $44.0 million at December 31, 2013 compared to $91.0 million at December 31, 2012. The decrease of $47.0 million, or 52%, reflects less demand for FHLBB borrowings due to strong deposit growth during 2013.
Advances payable to the FHLBB include short-term advances with original maturity dates of one year or less. The following table sets forth certain information concerning short-term FHLBB advances as of and for the periods indicated in the following table:

(Dollars in thousands)	Year Ended December 31,
As of and for the period ending:	2013	2012	2011
Average amount outstanding during the period	$39,167	$29,250	$10,417
Amount outstanding at end of period	12,000	51,000	29,000
Highest month end balance during the period	60,000	51,000	36,000
Weighted average interest rate at end of period	0.41%	0.21%	0.17%
Weighted average interest rate during the period	0.28%	0.23%	0.24%

Liquidity and Capital Resources
Liquidity Management
Liquidity is defined as the ability to generate sufficient cash flows to meet all present and future funding requirements at reasonable costs. BWFG’s primary source of liquidity is deposits, which funded approximately 79% of BWFG’s total average assets in 2013 and 2012. While BWFG’s generally preferred funding strategy is to attract and retain low cost deposits, BWFG’s ability to do so is affected by competitive interest rates and terms in the marketplace. Other sources of funding include discretionary use of purchased liabilities (e.g., FHLBB term advances and other borrowings), cash flows from BWFG’s investment securities portfolios, loan repayments and earnings. Investment securities designated as available-for-sale may also be sold in response to short-term or long-term liquidity needs.
BWFG’s and Bankwell Bank’s liquidity positions are monitored daily by management. Bankwell Bank’s board of directors has authorized BWFG’s ALCO, as ALCO for Bankwell Bank’s board of directors. ALCO establishes guidelines to ensure maintenance of prudent levels of liquidity. ALCO reports to Bankwell Bank’s board of directors, as well as BWFG’s board of directors.
Bankwell Bank has a detailed liquidity funding policy and a contingency funding plan that provide for the prompt and comprehensive response to unexpected demands for liquidity. BWFG employs a stress testing methodology to estimate needs for contingent funding that could result from unexpected outflows of funds in excess of “business as usual” cash flows. Bankwell Bank has established collateralized borrowing capacity with the Federal Reserve Bank of Boston and also maintains additional collateralized borrowing capacity with the FHLBB in excess of levels used in the ordinary course of business. BWFG’s sources of liquidity include cash, unpledged investment securities, borrowings from the FHLBB and the brokered deposit market. At December 31, 2013, BWFG’s liquidity sources totaled $424.1 million and represented 54% of total assets, compared to $194.0 million and 32% of total assets at December 31, 2012 and $125.1 million and 26% of total assets at December 31, 2011.
The following table shows BWFG’s available liquidity, by source, as of the dates indicated.

	December 31,
(In thousands)	2013	2012	2011
Available cash	$81,888	$28,777	$6,941
Unpledged investment securities	2,536	5,426	34,737
Net borrowing capacity	339,681	159,801	83,464
Total liquidity	$424,105	$194,004	$125,142

Changes in the balances of BWFG’s sources of liquidity have largely resulted from funding new loan growth primarily from increases in BWFG’s deposits, and proceeds from commercial mortgage loan sales and BWFG’s investment securities portfolio, including calls, maturities and sales of available-for-sale investment securities that have not been fully reinvested. Using deposits to fund loan growth has allowed BWFG to reduce BWFG’s balance of and reliance on borrowings from the FHLBB, which has in turn, increased BWFG’s borrowing capacity. Also increasing BWFG’s borrowing capacity is an increase in available mortgage loans to be pledged as collateral, reflecting growth in BWFG’s residential and commercial mortgage loan portfolios. The decrease in BWFG’s unpledged investment securities relates to BWFG’s deliberate reduction of the investment securities portfolio. BWFG’s available cash has increased, reflecting acquired balances from The Wilton Bank and the timing of the receipt of proceeds from sales of commercial real estate loans and to cover higher operating expenses as BWFG grows.
Capital Resources
Total shareholders’ equity was $69.5 million at December 31, 2013, compared to $51.5 million at December 31, 2012. The $18.0 million, or 35%, increase primarily reflected proceeds of $13.2 million from BWFG’s two capital raises, as well as net income of $5.2 million for the year ended December 31, 2013 and a decrease of $1.1 million in the fair value of available for sale securities, largely resulting from securities sales. The ratio of total equity to total assets was 8.91% at December 31, 2013, which compares to 8.45% at December 31, 2012. Tangible book value per common share at December 31, 2013 and 2012 was $15.46 and $14.50, respectively.

Bankwell Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on BWFG’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bankwell Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require Bankwell Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, as defined by regulation. At December 31, 2013, Bankwell Bank met all capital adequacy requirements to which it was subject and exceeded the regulatory minimum capital levels to be considered well-capitalized under the regulatory framework for prompt corrective action.
In 2011, BWFG elected to participate in the Treasury’s Small Business Lending Fund Program, or SBLF. The SBLF is a $30 billion fund established under the Small Business Jobs Act of 2010 to encourage lending to small businesses by providing Tier 1 Capital to qualified community banks with assets of less than $10 billion. The SBLF funding expanded BWFG’s ability to lend to small businesses, which will in turn help stimulate the economy and promote job growth.
On August 4, 2011, the Treasury approved BWFG’s request to repay the Treasury’s preferred stock investment through participation in the SBLF. We sold 10,980 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, no par value, or Series C Preferred Stock, having a liquidation preference of $1,000 per preferred share, to the Treasury and simultaneously repurchased all of the Series A Preferred Stock and Series B Preferred Stock sold to the Treasury in 2009. The transaction resulted in net capital proceeds to BWFG of $5.9 million, of which at least 90% was invested in Bankwell Bank as Tier 1 Capital.
BWFG’s shareholders are entitled to dividends when and if declared by BWFG’s board of directors out of funds legally available. Connecticut law prohibits BWFG from paying cash dividends except from BWFG’s net profits, which are defined by state statutes. The payment of dividends is subject to additional restrictions in connection with BWFG’s Series C Preferred Stock. In the years ended December 31, 2013, 2012 and 2011, BWFG declared and paid cash dividends on BWFG’s Series C Preferred Stock of $111 thousand, $132 thousand and $206 thousand, respectively. To date, BWFG has not declared or paid dividends on BWFG’s common stock. BWFG did not repurchase any of its common stock during the years ended December 31, 2013, 2012 or 2011.
Contractual Obligations
The following table summarizes BWFG’s contractual obligations to make future payments as of December 31, 2013. Payments for borrowings do not include interest. Payments related to leases are based on actual payments specified in the underlying contracts.

	Payments Due by Period
(In thousands)	Total	Less Than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
Contractual Obligations:
FHLB advances	$44,000	$22,000	$2,000	$20,000	$—
Operating lease agreements	10,897	1,718	2,910	2,079	4,190
Time deposits with stated maturity dates	197,004	173,265	18,001	5,738	—
Total contractual obligations	$251,901	$196,983	$22,911	$27,817	$4,190

Off-Balance Sheet Instruments
In the normal course of business, BWFG is a party to financial instruments with off-balance sheet risk to meet the financing needs of BWFG’s customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. The contractual amounts of these instruments reflect the extent of involvement BWFG has in particular classes of financial instruments.
BWFG enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of Bankwell Bank’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Bankwell Bank minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.
Commitments to extend credit totaled $117.9 million and $104.8 million, respectively at December 31, 2013 and 2012. The following table summarizes BWFG’s commitments to extend credit as of the dates indicated. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements. BWFG manages its liquidity in light of the aggregate amounts of commitments to extend credit and outstanding standby letters of credit in effect from time to time to ensure that BWFG will have adequate sources of liquidity to fund such commitments and honor drafts under such letters of credit.

As of December 31, 2013	Amount of Commitment Expiration per Period
(In thousands)	Total	Less Than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
Other Commitments:
Loan commitments	$61,633	$35,236	$7,528	$5,267	$13,602
Undisbursed construction loans	44,670	7,613	6,600	—	30,457
Unused home equity lines of credit	11,575	143	823	1,061	9,548
Total other commitments	$117,878	$42,992	$14,951	$6,328	$53,607

As of December 31, 2012	Amount of Commitment Expiration per Period
(In thousands)	Total	Less Than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
Other Commitments:
Loan commitments	$39,339	$11,828	$4,679	$7,077	$15,755
Undisbursed construction loans	54,705	26,601	6,350	5,748	16,006
Unused home equity lines of credit	10,714	127	—	—	10,587
Total other commitments	$104,758	$38,556	$11,029	$12,825	$42,348

Recently Issued Accounting Pronouncements
See Note 1 to BWFG’s Consolidated Financial Statements contained elsewhere in this prospectus for details of recently issued accounting pronouncements and their expected impact on BWFG’s financial statements.
Asset/Liability Management and Interest Rate Risk
An effective asset/liability management process must balance the risks and rewards from both short and long-term interest rate risks in determining management strategy and action. BWFG’s ALCO facilitates and manages this process with the primary goal of maximizing net income and net economic value over time in changing interest rate environments, subject to board of director approved risk limits. ALCO regularly reviews various earnings at risk scenarios for changes in rates, as well as longer-term earnings at risk greater than five years.
The principal strategies BWFG uses to manage interest rate risk include (i) emphasizing the origination, purchase and retention of adjustable rate loans, and the origination and purchase of loans with maturities matched with those of the deposits and borrowings funding the loans, (ii) investing in debt securities with relatively short maturities and/or average lives and (iii) classifying a significant portion of its investment portfolio as available for sale so as to provide sufficient flexibility in liquidity management. By BWFG’s strategy of limiting Bankwell Bank’s risk to rising interest rates, BWFG is also limiting the benefit of falling interest rates.
BWFG measures interest rate risk using simulation analysis to calculate earnings and equity at risk. These risk measures are quantified using simulation software from one of the leading firms in the field of asset/liability modeling. Key assumptions relate to the behavior of interest rates and spreads, prepayment speeds and the run-off of deposits. From such simulations, interest rate risk, or IRR, is quantified and appropriate strategies are formulated and implemented. BWFG manages IRR by using two primary risk measurement techniques: simulation of net interest income and simulation of economic value of equity. These two measurements are complementary and provide both short-term and long-term risk profiles for BWFG. Because income simulations assume that BWFG’s balance sheet will remain static over the simulation horizon, the results do not reflect adjustments in strategy that ALCO could implement in response to rate shifts.
BWFG uses net interest income at risk simulation to measure the sensitivity of net interest income to changes in market rates over a forward twelve-month period. This simulation captures underlying product behaviors, such as asset and liability re-pricing dates, balloon dates, interest rate indices and spreads, rate caps and floors, as well as other behavioral attributes. The simulation of net interest income also requires a number of key assumptions such as: (i) future balance sheet volume and mix assumptions that are management judgments based on estimates and historical experience; (ii) prepayment projections for loans and securities that are projected under each interest rate scenario using internal and external mortgage analytics; (iii) new business loan rates that are based on recent new business origination experience; and (iv) deposit pricing assumptions that are based on Office of the Comptroller of the Currency, or OCC, guidelines for non-maturity deposits reflecting Bankwell Bank’s limited history and management judgment. Combined, these assumptions can be inherently uncertain, and as a result, actual results may differ from simulation forecasts due to the timing, magnitude and frequency of interest rate changes, future business conditions, as well as unanticipated changes in management strategies.

BWFG uses two sets of standard scenarios to measure net interest income at risk. For the “core” scenario, rate changes are ramped over a twelve-month horizon based upon a parallel yield curve shift and then maintained at those levels over the remainder of the simulation horizon. Parallel shock scenarios assume instantaneous parallel movements in the yield curve compared to a flat yield curve scenario. Simulation analysis involves projecting a future balance sheet structure and interest income and expense under the various rate scenarios. Internal policy regarding internal rate risk simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated net income at risk for the subsequent one-year period should not decline by more than: 6% for a 100 basis point shift; 12% for a 200 basis point shift; and 18% for a 300 basis point shift.
The following tables set forth the estimated percentage change in BWFG’s net interest income at risk over one-year simulation periods beginning December 31, 2013 and 2012.

Parallel Ramp	Estimated Percent Change in Net Interest Income
	At December 31,
Rate Changes (basis points)	2013	2012
-100	(0.73)%	(0.58)%
+200	(3.63)	(5.69)

Parallel Shock	Estimated Percent Change in Net Interest Income
	At December 31,
Rate Changes (basis points)	2013	2012
-100	(1.97)%	(1.55)%
+100	(3.18)	(5.10)
+200	(5.93)	(9.92)
+300	(10.20)	(16.56)

The net interest income at risk simulation results indicate that as of December 31, 2013, BWFG is liability sensitive over the twelve-month forecast horizon, reflecting the high concentration of adjustable rate loans in BWFG’s loan portfolio. At current rate levels and a “static” balance sheet, net interest income is projected to exhibit a slight downward trend as investment and loan cashflow continues to reinvest into current lower rates with minimal relief from funding cost reductions. In a rising rate environment, ALCO estimates that the negative exposure of net interest income compared to the current rate level results from funding cost increases outweighing the benefit of assets repricing into higher yields. If rates were to fall further, ALCO projects that net interest income would trend below the current rate level as funding cost relief quickly becomes exhausted as deposit rates reach their implied floors, while asset yields continue to receive pressure as cashflows would be accelerated by faster prepayment speeds and call options on bonds.
BWFG conducts economic value of equity at risk simulation in tandem with net interest income simulations, to ascertain a longer term view of BWFG’s interest rate risk position by capturing longer-term re-pricing risk and options risk embedded in the balance sheet. It measures the sensitivity of economic value of equity to changes in interest rates. Economic value of equity at risk simulation values only the current balance sheet and does not incorporate the growth assumptions used in income simulation. As with the net interest income simulation, this simulation captures product characteristics such as loan resets, re-pricing terms, maturity dates, rate caps and floors. Key assumptions include loan prepayment speeds, deposit pricing elasticity and non-maturity deposit attrition rates. These assumptions can have significant impacts on valuation results as the assumptions remain in effect for the entire life of each asset and liability. BWFG conducts non-maturity deposit behavior studies on a periodic basis to support deposit assumptions used in the valuation process. All key assumptions are subject to a periodic review.
Base case economic value of equity at risk is calculated by estimating the net present value of all future cash flows from existing assets and liabilities using current interest rates. The base case scenario assumes that future interest rates remain unchanged.
The following table sets forth the estimated percentage change in BWFG’s economic value of equity at risk, assuming various shifts in interest rates.

Parallel Shock	Estimated Percent Change in Economic Value of Equity
	At December 31,
Rate Changes (basis points)	2013	2012
-100	(4.30)%	(4.39)%
+100	(9.30)	(17.06)
+200	(20.10)	(34.69)
+300	(29.20)	(51.07)

While ALCO reviews and updates simulation assumptions and also periodically back-tests the simulation results to ensure that the assumptions are reasonable and current, income simulation may not always prove to be an accurate indicator of interest rate risk or future net interest margin. Over time, the repricing, maturity and prepayment characteristics of financial instruments and the composition of BWFG’s balance sheet may change to a different degree than estimated. Simulation modeling assumes a static balance sheet, with the exception of certain modeled deposit mix shifts from low-cost core savings deposits to higher-cost time deposits in rising rate scenarios as noted above. Due to the low current level of market interest rates, the banking industry has experienced relatively strong growth in low-cost FDIC-insured core savings deposits over the past several years. ALCO recognizes that a portion of these increased levels of low-cost balances could shift into higher yielding alternatives in the future, particularly if interest rates rise and as confidence in financial markets strengthens, and has modeled increased amounts of deposit shifts out of these low-cost categories into higher-cost alternatives in the rising rate simulation scenarios presented above.
It should be noted that the static balance sheet assumption does not necessarily reflect BWFG’s expectation for future balance sheet growth, which is a function of the business environment and customer behavior. Another significant simulation assumption is the sensitivity of core savings deposits to fluctuations in interest rates. Income simulation results assume that changes in both core savings deposit rates and balances are related to changes in short-term interest rates. The assumed relationship between short-term interest rate changes and core deposit rate and balance changes used in income simulation may differ from ALCO’s estimates. Lastly, mortgage-backed securities and mortgage loans involve a level of risk that unforeseen changes in prepayment speeds may cause related cash flows to vary significantly in differing rate environments. Such changes could affect the level of reinvestment risk associated with cash flow from these instruments, as well as their market value. Changes in prepayment speeds could also increase or decrease the amortization of premium or accretion of discounts related to such instruments, thereby affecting interest income.

Impact of Inflation
BWFG’s financial statements and related data contained in this prospectus have been prepared in accordance with GAAP, which require the measure of financial position and operating results in terms of historic dollars, without considering changes in the relative purchasing power of money over time due to inflation.
Inflation generally increases the costs of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant effect on the performance of a financial institution than the effects of general levels of inflation. In addition, inflation affects a financial institution’s cost of goods and services purchased, the cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings and shareholders’ equity.
Critical Accounting Policies and Estimates
The discussion and analysis of BWFG’s results of operations and financial condition are based on BWFG’s consolidated financial statements, which have been prepared in accordance with GAAP and with general practices within the financial services industry. The preparation of financial statements in conformity with GAAP requires BWFG to make significant estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from BWFG’s current estimates, as a result of changing conditions and future events. The current economic environment has increased the degree of uncertainty inherent in these significant estimates.
BWFG believes that accounting estimates for the allowance for loan losses, fair values of securities and deferred taxes are particularly critical and susceptible to significant near-term change.
Allowance for Loan Losses
Determining an appropriate level of allowance for loan losses necessarily involves a high degree of judgment. BWFG uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in the loan portfolio for purposes of establishing a sufficient allowance for loan losses. The methodology includes three elements:
(1)
  Loss allocations are identified for individual loans deemed to be impaired in accordance with GAAP. Impaired loans are loans for which it is probable that Bankwell Bank will not be able to collect all amounts due according to the contractual terms of the loan agreements and all loans restructured in a troubled debt restructuring. Impaired loans do not include large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, which consist of most residential mortgage loans and consumer loans. Impairment is measured on a discounted cash flow method based upon the loan’s contractual effective interest rate, or at the loan’s observable market price, or if the loan is collateral dependent, at the fair value of the collateral less costs to sell. For collateral dependent loans, management may adjust appraised values to reflect estimated market value declines or apply other discounts to appraised values for unobservable factors resulting from its knowledge of circumstances associated with the property.
(2)
  Loss allocations for non-impaired loans are based on historical loss experience, credit, grade, delinquency factors and other similar credit quality indicators, adjusted for qualitative factors. Qualitative factors include, but are not limited to, the value of underlying collateral, concentrations of credit, current economic conditions, the state of the business cycle and competitive and regulatory issues.
Individual commercial loans and commercial mortgage loans not deemed to be impaired are evaluated using an internal rating system and the application of loss allocation factors. The loan rating system is described under the caption “Credit quality indicators” in Note 5 of the Notes to Consolidated Financial Statements. The loan rating system and the related loss allocation factors take into consideration parameters including the borrower’s financial condition, the borrower’s performance with respect to loan terms, and the adequacy of collateral. BWFG periodically reassesses and revises the loss allocation factors used in the assignment of loss exposure to appropriately reflect BWFG’s analysis of migrational loss experience. BWFG analyzes historical loss experience over periods deemed to be relevant to the inherent risk of loss in the commercial loans and commercial mortgage loan portfolios as of the balance sheet date. BWFG adjusts loss allocations for various factors including trends in real estate values, trends in rental rates on commercial real estate, and BWFG’s assessments of credit risk associated with certain industries and an ongoing trend toward larger credit relationships.
Portfolios of more homogeneous populations of loans, including the various categories of residential mortgages and consumer loans are analyzed as groups taking into account delinquency ratios and other indicators and BWFG’s historical loss experience for each type of credit product. BWFG analyzes historical loss experience over periods deemed to be relevant to the inherent risk of loss in residential mortgage and consumer loan portfolios as of the balance sheet date. BWFG periodically updates these analyses and adjust the loss allocations for various factors that BWFG believes are not adequately presented in historical loss experience including trends in real estate values, changes in unemployment levels and increases in delinquency levels. These factors are also evaluated taking into account the geographic location of the underlying loans.
(3)
  An unallocated allowance may or may not be required and is for measurement imprecision attributable to uncertainty in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
Because the methodology is based upon historical loss experience and trends, current economic data as well as management’s judgment, factors may arise that result in different estimations. Adversely different conditions or assumptions could lead to increases in the allowance. In addition, various regulatory agencies periodically review the allowance for loans losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination. As of December 31, 2013, BWFG’s management believes that the allowance is adequate and consistent with asset quality and delinquency indicators.
BWFG’s Audit Committee of the board of directors is responsible for oversight of the loan review process. This process includes review of Bankwell Bank’s procedures for determining the adequacy of the allowance for loan losses, administration of its internal credit rating systems and the reporting and monitoring of credit granting standards.
Valuation of Investment Securities
Securities that BWFG has the ability and intent to hold until maturity are classified as held-to-maturity and are accounted for using historical cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are carried at fair value, with any unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income or loss in shareholders’ equity. The fair values of securities are based on either quoted market prices, third party pricing services or third party valuation specialists. When the fair value of an investment security is less than its amortized cost basis,

BWFG assesses whether the decline in value is other-than-temporary. BWFG considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for impairment, the severity and duration of the impairment, changes in the value subsequent to the reporting date, forecasted performance of the issuer, changes in the dividend or interest payment practices of the issuer, changes in the credit rating of the issuer or the specific security, and the general market condition in the geographic area or industry the issuer operates in.
Future adverse changes in market conditions, continued poor operating results of the issuer, projected adverse changes in cash flows which might impact the collection of all principal and interest related to the security, or other factors could result in further losses that may not be reflected in an investment’s current carrying value, possibly requiring an additional impairment charge in the future.
Deferred Taxes
BWFG uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Significant judgment is exercised in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed continually as regulatory and business factors change.
Emerging Growth Company
The JOBS Act permits BWFG, as an “emerging growth company”, to take advantage of an extended transition period to comply with new or revised accounting standards and not commence complying with new or revised accounting standards until private companies must do so. Under the JOBS Act, BWFG may make an irrevocable election to “opt out” of that extended transition period and comply with new or revised accounting standards when public companies that are not emerging growth companies must commence complying with those standards. BWFG has elected to “opt out” of the extended transition period.

The Wilton Bank Selected Financial Information As of September 30, 2013 and December 31, 2012 and 2011 and For the Nine Months Ended September 30, 2013 and 2012 and the Years Ended December 31, 2012 and 2011.
This section presents The Wilton Bank management’s perspective on The Wilton Bank’s financial condition and results of operations. The following discussion and analysis should be read in conjunction with the financial statements and related notes of The Wilton Bank contained elsewhere in this prospectus. To the extent that this discussion describes prior performance, the descriptions relate only to the periods listed, which may not be indicative of future financial outcomes. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause results to differ materially from management’s expectations. Factors that could cause such differences are discussed in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” BWFG assumes no obligation to update any of these forward-looking statements.
General
The Wilton Bank is a state chartered commercial bank located in Wilton, Connecticut, whose deposits are insured by the Federal Deposit Insurance Corporation, or the FDIC. The Wilton Bank provides a full range of banking services to commercial and consumer customers, primarily located within its community and the surrounding area. The Wilton Bank is subject to competition from other financial institutions throughout the region. The Wilton Bank is also subject to the regulations of certain federal and state regulatory agencies and undergoes periodic examinations by those regulatory authorities.
The Wilton Bank was acquired by BWFG, on November 5, 2013.
The following discussion and analysis presents The Wilton Bank’s results of operations and financial condition for the periods presented.
Overview
Beginning in 2007, softening real estate markets, and generally weak economic conditions led to declines in collateral values and stress on the cash flows of borrowers. As a result of The Wilton Bank’s lending concentrations in construction and development loans, The Wilton Bank’s loan portfolio was severely affected. These adverse economic conditions continued into 2013 placing further stress on The Wilton Bank’s borrowers, resulting in increases in charge-offs, delinquencies and non-performing loans, and in some instances, lower valuations for The Wilton Bank’s impaired loans and other real estate owned. During 2013, The Wilton Bank continued to deal with problem assets, both nonaccrual loans and foreclosed real estate, with the effects of the artificially low interest rate environment, with the extremely competitive market for loan originations, and with the shortfall in The Wilton Bank’s Tier 1 capital requirement as contained in the Consent Agreement, defined below.
In July 2010, The Wilton Bank agreed to the issuance of a formal, written Consent Agreement with the FDIC and the State of Connecticut Department of Banking, or Banking Department. Under the terms of the Consent Agreement, The Wilton Bank was required to maintain its Tier 1 capital ratio at least equal to 12% to total assets, Tier 1 risk-based capital at least equal to 12% of total risk-weighted assets, and total risk-based capital at least equal to 15% of total risk-weighted assets. The Consent Agreement further provided for certain asset growth restrictions together with the reduction of The Wilton Bank’s risk position in certain classified assets, and a restriction on the extension of credit to borrowers whose loans are so criticized.

At September 30, 2013, and December 31, 2012, The Wilton Bank was not in compliance with the Consent Agreement’s minimum 12% Tier 1 Capital requirement, however, all other requirements had been met. In December 2012, The Wilton Bank submitted an updated Capital Plan to the FDIC and the Banking Department. The Wilton Bank operated under the updated Capital Plan through the acquisition date of November 5, 2013, at which time the Consent Agreement ceased to apply and was not binding on the surviving bank, Bankwell Bank.
Earnings Overview
As a result of the decline in The Wilton Bank’s business and the restrictions imposed by its regulators, The Wilton Bank has not been profitable since 2008. The Wilton Bank has focused on dealing with problem loans and foreclosed real estate, continuing to comply with the terms of the Consent Agreement where possible, and decreasing expenses when possible.
2013 Earnings Summary
The Wilton Banks’s net loss for the nine months ended September 30, 2013 was $1.5 million, an increase of $349 thousand, or 31%, compared to the first nine months of 2012. The major components of this increase were the $193 thousand decrease in net interest income coupled with the $146 thousand increase in noninterest expense, most notably the $174 thousand increase in professional services as a result of legal and consulting fees related to the implementation of the capital plan.
2012 Earnings Summary
The Wilton Bank’s net loss for the year ended December 31, 2012, was $1.7 million, a decrease of $1.6 million from a net loss of $3.3 million for the year ended December 31, 2011. A major component of this decrease was the approximate $1.4 million charge to federal income tax expense in 2011 that established a deferred-tax valuation allowance. Also impacting this decrease was the $900 thousand provision for loan losses in 2011 without such a provision for 2012. In addition, The Wilton Bank recorded a legal settlement recovery to income on its FHLMC auction rate preferred stock of approximately $796 thousand during 2011.
Results of Operations
Net Interest Income
Net interest income is the difference between interest earned on loans and securities and interest paid on deposits and other borrowings, and is the primary source of The Wilton Bank’s operating income. Net interest income is affected by the level of interest rates, changes in interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Included in interest income are certain loan fees, such as deferred origination fees and late charges. The average balances are principally daily averages and, for loans, include performing and non-performing balances. Interest income on loans includes the effect of deferred loan fees and costs accounted for as yield adjustments, but does not include interest on loans for which The Wilton Bank has ceased to accrue interest. Premium amortization and discount accretion are included in the respective interest income and interest expense amounts.

The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the nine months ended September 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011.

	Nine months ended September 30,
	2013			2012
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Assets:
Cash and due from banks	$1,979	$—	—%	$1,758	$—	—%
Interest earning deposits	32,003	117	0.49	23,198	99	0.57
Securities(1)	1,028	2	0.26	1,246	11	1.18
Loans:
Loans secured by non-residential properties	9,010	310	4.60	10,580	408	5.15
Loans secured by residential properties	7,498	369	6.58	7,771	328	5.64
Construction, development and land loans(2)	11,369	311	3.66	16,052	428	3.56
Commercial and industrial loans	2,538	105	5.53	3,292	167	6.78
Consumer, personal and other loans	1,249	64	6.85	976	56	7.66
Total loans	31,664	1,159	4.89	38,671	1,387	4.79
Total earning assets	64,695	$1,278	2.64%	63,115	$1,497	3.17%
Other assets	6,835			7,758
Total assets	$73,509			$72,631
Liabilities and shareholders’ equity:
Deposits:
Noninterest-bearing	$14,473	$—	—%	$13,894	$—	—%
NOW	12,943	5	0.08	11,577	6	0.10
Money market	22,061	49	0.45	20,468	54	0.53
Savings	5,085	3	0.12	5,018	8	0.32
Time	11,391	49	0.87	12,264	65	1.06
Total deposits	65,953	106	0.32	63,221	133	0.42
Federal Home Loan Bank advances	—	—	—	—	—	—
Total funding liabilities	65,953	$106	0.32%	63,221	$133	0.42%
Other liabilities	209			210
Shareholders’ equity	7,347			9,200
Total liabilities and shareholders’ equity	$73,509			$72,631
Net interest income		$1,172			$1,364
Interest rate spread			2.32%			2.75%
Net interest margin(3)			2.42%			2.89%

(1)
  Average balances and yields for securities are based on amortized cost.
(2)
  Includes commercial and residential real estate construction.
(3)
  Net interest income as a percentage of total earning assets.

	Years ended December 31,
	2012			2011
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Assets:
Cash and due from banks	$1,824	$—	—%	$1,650	$—	—%
Interest earning deposits	24,076	134	0.56	17,514	92	0.53
Securities(1)	1,222	14	1.15	6,019	62	1.03
Loans:
Loans secured by non-residential properties	10,526	541	5.14	10,129	575	5.68
Loans secured by residential properties	7,883	411	5.21	9,600	397	4.14
Construction, development and land loans(2)	15,510	558	3.60	21,173	536	2.53
Commercial and industrial loans	3,196	214	6.70	4,444	300	6.75
Consumer, personal and other loans	1,093	82	7.50	905	72	7.96
Total loans	38,208	1,806	4.73	46,251	1,880	4.06
Total earning assets	63,506	$1,954	3.08%	69,784	$2,034	2.91%
Other assets	7,711			7,017
Total assets	$73,041			$78,451
Liabilities and shareholders’ equity:
Deposits:
Noninterest-bearing	$14,009	$—	—%	$13,056	$—	—%
NOW	11,669	9	0.08	13,099	10	0.08
Money market	20,755	73	0.35	22,365	100	0.45
Savings	5,057	10	0.20	4,560	12	0.26
Time	12,319	85	0.69	13,806	122	0.88
Total deposits	63,809	177	0.28	66,886	244	0.36
Federal Home Loan Bank advances	—	—	—	—	—	—
Total funding liabilities	63,809	$177	0.28%	66,886	$244	0.36%
Other liabilities	222			251
Shareholders’ equity	9,010			11,314
Total liabilities and shareholders’ equity	$73,041			$78,451
Net interest income		$1,777			$1,790
Interest rate spread			2.80%			2.55%
Net interest margin(3)			2.80%			2.57%

(1)
  Average balances and yields for securities are based on amortized cost.
(2)
  Includes commercial and residential real estate construction.
(3)
  Net interest income as a percentage of total earning assets.
Effect of changes in interest rates and volume of average earning assets and average interest-bearing liabilities
The following table shows the extent to which changes in interest rates and changes in the volume of average earning assets and average interest-bearing liabilities have affected net interest income. For each category of earning assets and interest-bearing liabilities, information is provided relating to: changes in volume (changes in average balances multiplied by the prior year’s average interest rates); changes in rates (changes in average interest rates multiplied by the prior year’s average balances); and the total change. Changes attributable to both volume and rate have been allocated proportionately based on the relationship of the absolute dollar amount of change in each.

	Nine Months Ended September 30, 2013 vs 2012 Increase (Decrease)			Year Ended December 31, 2012 vs 2011 Increase (Decrease)
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest and dividend income:
Interest earning deposits	$29	$(11)	$18	$36	$6	$42
Securities	(2)	(7)	(9)	(56)	8	(48)
Loans:
Loans secured by non-residential properties	(57)	(41)	(98)	24	(58)	(34)
Loans secured by residential properties	(13)	54	41	(50)	64	14
Construction, development and land loans	(118)	1	(117)	(38)	60	22
Commercial and industrial loans	(34)	(28)	(62)	(84)	(2)	(86)
Consumer, personal and other loans	13	(5)	8	14	(4)	10
Total loans	(209)	(19)	(228)	(134)	60	(74)
Total change in interest and dividend income	(182)	(37)	(219)	(154)	74	(80)
Interest expense:
Deposits:
NOW	1	(2)	(1)	(1)	—	(1)
Money market	5	(10)	(5)	(7)	(20)	(27)
Savings	—	(5)	(5)	2	(4)	(2)
Time	(4)	(12)	(16)	(12)	(25)	(37)
Total deposits	2	(29)	(27)	(18)	(49)	(67)
Total change in interest expense	2	(29)	(27)	(18)	(49)	(67)
Change in net interest income	$(184)	$(8)	$(192)	$(136)	$123	$(13)

Nine months ended September 30, 2013 compared to nine months ended September 30, 2012
Net interest income for the nine months ended September 30, 2013 and 2012 was $1.2 million and $1.4 million, respectively. The Wilton Bank’s net interest margin (net interest income as a percentage of average interest-earning assets) declined 47 basis points to 2.42% for the nine month period ended September 30, 2013, compared to 2.89% for the same period in 2012. The major component of this decrease was the $227 thousand dollar decrease in interest and fees on loans, mainly as a result of lower average balances outstanding.
Interest income for the nine months ended September 30, 2013 decreased by $220 thousand to $1.3 million or 15%, from the comparative 2012 period. This decrease was mainly attributable to the $227 thousand decrease in loan income from $1.4 million in the 2012 period to $1.2 million on the 2013 period. Average loan balances decreased $7.0 million from $38.7 million in the 2012 period to $31.7 million in the 2013 period. This decrease was partially mitigated by the decrease in average nonaccrual loans outstanding, which is a component of average loans. There was a decrease of $3.1 million from $9.7 million in the 2012 period to $6.6 million in the 2013 period. In addition, there was an $18 thousand, or 18%, increase in income on interest earning deposits, mainly as a result of the $8.8 million increase in average balances outstanding from $23.2 in the 2012 period to $32.0 million in the 2013 period.
Interest expense for the nine months ended September 30, 2013, decreased by $27 thousand, or 20%, over interest expense for the comparative 2012 period. This decrease was mainly the result of the continued overall lower interest rate pricing on deposits, coupled with the lower interest rate repricing on time deposits as they matured. The average rate paid for deposits decreased 0.10% from 0.42% in the 2012 period, to 0.32% in the 2013 period. This decrease occurred despite the fact that average interest-bearing liabilities increased $2.2 million from $49.3 million in the 2012 period to $51.5 million in the 2013 period, reflecting the lower interest rate environment.

Year ended December 31, 2012 compared to year ended December 31, 2011
Net interest income totaled $1.8 million for the years ended December 31, 2012 and 2011. Net interest margin increased 23 basis points to 2.80% in 2012 from 2.57% in 2011, primarily due to the decrease in average nonaccrual loan balances loans during 2012, which were approximately $6.6 million lower than the 2011 period.
Interest income for the year ended December 31, 2012 decreased by $80 thousand to $2.0 million, or 4%, from interest income for 2011. This decrease was mainly attributable to the $74 thousand decrease in loan income from $1.9 million in 2011 to $1.8 million in 2012. Average loan balances decreased $8.1 million from $46.3 million in 2011 to $38.2 million in 2012. This decrease was partially mitigated by the decrease in average nonaccrual loans outstanding, which is a component of average loans. There was a decrease of $6.6 million from $16.3 million in 2011 to $9.7 million in 2012. In addition, there was a $42 thousand, or 46%, increase in 2012 compared to 2011 in income on interest earning deposits, mainly as a result of the $6.6 million increase in average balances outstanding from $17.5 million in 2011 to $24.1 million in 2012.
Interest expense for the year ended December 31, 2012 decreased by $67 thousand, or 27%, compared to interest expense for 2011. This decrease was mainly the result of overall lower interest rate pricing on deposits, coupled with the lower interest rate repricing on time deposits as they matured. The average rate paid for deposits decreased 0.08% from 0.36% in 2011, to 0.28% in 2012. Average earning deposits decreased $4.0 million from $53.8 million in 2011 to $49.8 million in 2012.
Provision for Loan Losses
The provision for loan losses is based on management’s periodic assessment of the adequacy of The Wilton Banks’s allowance for loan losses which, in turn, is based on such interrelated factors as the composition of its loan portfolio and its inherent risk characteristics, the level of nonperforming loans and net charge-offs, both current and historic, local economic and credit conditions, the direction of real estate values, and regulatory guidelines. The provision for loan losses is charged against earnings in order to maintain The Wilton Bank’s allowance for loan losses and reflects its management’s best estimate of probable losses inherent in its loan portfolio at the balance sheet date.
There was no provision for loan losses recorded for the nine months ended September 30, 2013 and 2012, reflecting the aggressive loan write-downs and charge-offs that had been previously taken. For the years ended December 31, 2012 and 2011, the provision for loan losses was $0 and $900 thousand, respectively. Loans charged off in 2011 totaled $1.6 million, as compared to $193 thousand for 2012.
Noninterest Income
Noninterest income is a component of The Wilton Bank’s revenue and is primarily comprised primarily of fees generated from loan and deposit relationships with customers. The following table compares noninterest income for the nine months ended September 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011.

	Nine Months Ended September 30,		Years Ended December 31,		2013 / 2012 Nine Months Change		2012 / 2011 Year Change
(Dollars in thousands)	2013	2012	2012	2011	$	%	$	%
Service charges and fees	$65	$74	$101	$93	$(9)	(12)%	$8	9%
Recovery from legal settlement	—	—	—	796	—	—	(796)	(100)
Other	129	130	177	172	(1)	(1)	5	3
Total noninterest income	$194	$204	$278	$1,061	$(10)	(5)%	$(783)	(74)%

Nine months ended September 30, 2013 compared to nine months ended September 30, 2012
Noninterest income totaled $194 thousand for the nine months ended September 30, 2013, compared to $204 thousand for the same period in 2012. The decrease primarily reflects a decrease of $9 thousand in service charges and fees.
Service charges and fees. The Wilton Bank earns fees from customers for deposit-related services. For the nine months ended September 30, 2013, service charges and fees totaled $65 thousand. The decrease of $9 thousand, or 12%, over the nine months ended September 30, 2012 mainly reflects an $8 thousand decrease in non-sufficient fund charges.
Other. For the nine months ended September 30, 2013, other noninterest income totaled $129 thousand, compared to $130 thousand for the same period in 2012. A major component of other income is rental income, which totaled $83 thousand for both 2013 and 2012 periods.
Year ended December 31, 2012 compared to year ended December 31, 2011
Noninterest income totaled $278 thousand in 2012, a decline of $783 thousand from 2011, primarily reflecting a $796 thousand recovery from a legal settlement received in 2011.
Service charges and fees. For the year ended December 31, 2012, service charges and fees totaled $101 thousand. The increase of $8 thousand, or 9%, over the year ended December 31, 2011 reflects an increase in NSF charges of $10 thousand.
Recovery from legal settlement. During 2008, The Wilton Bank recorded other-than-temporary impairments totaling $1.6 million on its investments in auction rate preferred securities collateralized by Freddie Mac preferred stock. During 2009, The Wilton Bank sold all of its Freddie Mac preferred stock at an additional loss of $28 thousand. During 2011, The Wilton Bank received a settlement of $796 thousand related to these losses.
Other. For the years ended December 31, 2012 and 2011 other noninterest income totaled $177 thousand and $172 thousand, respectively. A major component of other income is rental income, which totaled $114 thousand and $105 thousand, respectively for the years ended December 31, 2012 and 2011.
Noninterest expense
The following table compares noninterest expense for the nine months ended September 30, 2013 and 2012 and for the years ended December 31, 2012 and 2011.

	Nine Months Ended September 30,		Years Ended December 31,		2013 / 2012 Nine Months Change		2012 / 2011 Year Change
(Dollars in thousands)	2013	2012	2012	2011	$	%	$	%
Salaries and employee benefits	$1,241	$1,232	$1,624	$1,758	$9	1%	$(134)	(8)%
Loss and expenses on foreclosed real estate, net	192	251	495	335	(59)	(24)	160	48
Professional services	427	253	394	397	174	69	(3)	(1)
Occupancy and equipment	245	253	339	327	(8)	(3)	12	4
Insurance	163	150	201	203	13	9	(2)	(1)
Data processing	150	120	161	151	30	25	10	7
FDIC insurance	116	117	154	178	(1)	(1)	(24)	(13)
Non-accrual loan expenses, net of recoveries	2	(26)	(22)	56	28	108	(78)	(139)
Other	315	355	450	465	(40)	(11)	(15)	(3)
Total noninterest expense	$2,851	$2,705	$3,796	$3,870	$146	5%	$(74)	(2)%

Nine months ended September 30, 2013 compared to nine months ended September 30, 2012
Noninterest expense was $2.9 million for the nine months ended September 30, 2013, compared to $2.7 million for the nine months ended September 30, 2012. The increase of $146 thousand, or 5%, was mainly due to the increase in professional services.
Salaries and employee benefits.   Salaries and employee benefit costs are the largest component of noninterest expense and include employee payroll expense, health insurance, benefit plans and payroll taxes. Salaries and employee benefits increased by $9 thousand, for the nine months ended September 30, 2013 compared to the same period in 2012.
Loss and expenses on foreclosed real estate, net.   Expenses related to properties acquired through foreclosure or repossession are included in foreclosed real estate costs. For the nine months ended September 30, 2013 and 2012, the net loss and expenses on foreclosed real estate were $192 thousand and $251 thousand, respectively. These charges not only reflect the actual cost of holding and maintaining these properties, but also any gain or loss on disposition and charges to income based on reevaluations of the value of the real estate. For the 2012 period, writedowns in value of other real estate owned totaled $53 thousand, compared to $240 thousand for the 2013 period.
Professional services.   Professional services include legal, audit and professional fees paid to external parties. For the nine months ended September 30, 2013 professional services increased by $174 thousand, or 69%, compared to the nine months ended September 30, 2012, primarily reflecting higher consulting and legal expenses related to compliance with the Consent Agreement and merger expenses.
Occupancy and equipment.   Depreciation, real estate tax and maintenance costs make up the majority of occupancy and equipment expenses, which decreased by $8 thousand, or 3%, totaling $245 thousand in the nine months ended September 30, 2013, compared to $253 thousand for the nine months ended September 30, 2012.
Insurance.   Insurance expense, which consists of financial institution bond and director and officer and related liability insurance, totaled $163 thousand and $150 thousand for the nine months ended September 30, 2013 and 2012, respectively. These costs were up substantially from prior years reflecting the increased costs associated with The Wilton Bank operating under a Consent Agreement.
Data processing.   Data processing expense for The Wilton Bank’s core systems totaled $150 thousand for the nine months ended September 30, 2013, compared to $120 thousand for the nine months ended September 30, 2012. This 25% increase is mainly attributable to a contract surcharge while operating in a month-to-month fashion.
FDIC insurance.   The Wilton Bank is subject to risked-based assessment fees by the FDIC for deposit insurance. For the nine months ended September 30, 2013 and 2012, FDIC insurance expense was $116 thousand and $117 thousand, respectively.
Non-accrual loan expenses, net of recoveries.   Non-accrual loan expense totaled $2 thousand and ($26) thousand for the nine months ended September 30, 2013 and 2012, respectively.
Other.   These expenses include costs for communications, supplies, education and training, business development activities and other operations. For the nine months ended September 30, 2013 and 2012, other noninterest expenses totaled $315 thousand and $355 thousand, respectively. The $40 thousand decrease was attributable to a number of expenses, such as printing, supplies, meetings and other items, and was influenced by the merger discussions between The Wilton Bank and BWFG.
Year ended December 31, 2012 compared to year ended December 31, 2011
Noninterest expense was $3.8 million for the year ended December 31, 2012, a decrease of $74 thousand, or 2%, compared to 2011.
Salaries and employee benefits.   Salaries and employee benefits totaled $1.6 million for the year ended December 31, 2012, a decrease of $134 thousand, or 8%, compared to 2011.
Loss and expenses on foreclosed real estate, net.   For the years ended December 31, 2012 and 2011, foreclosed real estate expenses were $495 thousand and $335 thousand, respectively. These charges not only reflect the actual cost of holding and maintaining these properties, but also any charges to income based on reevaluations of the value of the real estate. For 2011, write-downs in value of other real estate owned totaled $281 thousand, compared to $280 thousand for 2012.
Professional services.   Professional services decreased by $3 thousand for 2012, totaling $394 thousand and $397 thousand for the 2012 and 2011 years, respectively.
Occupancy and equipment.   Occupancy and equipment costs increased by $12 thousand in 2012, from $327 thousand in 2011 to $339 thousand in 2012, mainly reflecting increased building expenses.
Insurance.   Insurance expense, which consists of financial institution bond and director and officer and related liability insurance, totaled $201 thousand and $203 thousand for the years ended December 31, 2012 and 2011, respectively. These costs were up substantially from prior years reflecting the increased costs associated with The Wilton Bank operating under the Consent Agreement.
Data processing.   Data processing expense for The Wilton Bank’s core systems totaled $161 thousand for the year ended December 31, 2012, compared to $151 thousand for the year ended December 31, 2011, mainly as a result of increased usage of service offered.
FDIC insurance.   FDIC insurance expense for the year ended December 31, 2012, declined by $24 thousand, or 13%, from the year ended December 31, 2011, reflecting lower assessment rates and a statutory change in the calculation method that was effective for the second quarter of 2011.
Non-accrual loan expenses, net of recoveries.   Non-accrual loan expense totaled ($22) thousand and $56 thousand for the years ended December 31, 2012 and 2011, respectively.

Other.   Other expense for the year ended December 31, 2012, declined by $15 thousand, or 3%, from $465 thousand for the year ended December 31, 2011, to $450 thousand for 2012.
Income Taxes
Income tax expense for the year ended December 31, 2011was $1.4 million; during 2012 there was no provision or benefit. In 2011, The Wilton Bank established a deferred-tax valuation allowance against its net deferred tax assets. Due to the magnitude of The Wilton Bank’s losses, management concluded that it was more likely than not that The Wilton Bank would be unable to realize its deferred tax assets related to net operating losses and accordingly established this valuation allowance equal to 100% of its deferred tax assets.
Financial Condition
Summary
In July 2010, The Wilton Bank agreed to the issuance of a Consent Agreement with the FDIC and the Banking Department. Under the terms of the Consent Agreement, The Wilton Bank was required to maintain its Tier 1 capital ratio at least equal to 12% to total assets, Tier 1 risk-based capital at least equal to 12% of total risk-weighted assets, and total risk-based capital at least equal to 15% of total risk-weighted assets. The Consent Agreement further provided for certain asset growth restrictions together with the reduction of Wilton Bank’s risk position in certain classified assets, and a restriction on the extension of credit to borrowers whose loans are so criticized.
At September 30, 2013 and December 31, 2012, The Wilton Bank was not in compliance with the Consent Agreement’s minimum 12% Tier 1 Capital requirement, however all other requirements had been met. In December 2012, The Wilton Bank submitted an updated Capital Plan to the FDIC and the Banking Department, which The Wilton Bank operated under through the acquisition date of November 5, 2013, at which time the Consent Agreement ceased to apply and was not binding on the surviving bank, Bankwell Bank.
Total assets at September 30, 2013 were $69.6 million, a decrease of $6.5 million, or 9%, from the December 31, 2012 balance of $76.1 million, mainly reflecting a decrease in gross loans outstanding of $3.8 million, or 11%. There was also a decrease in other real estate owned of $1.4 million, or 42%, from $3.3 million at December 31, 2012 to $1.9 million at September 30, 2013. Net loans were $28.9 million at September 30, 2013, a decrease of $3.6 million from the $32.5 million at December 31, 2012. There were declines in all loan categories with the largest decline occurring in loans secured by nonresidential properties with a decline of $1.4 million, or 14%.
Total liabilities at September 30, 2013 were $63.1 million, a decrease of $5.0 million from the December 31, 2012 balance of $68.1 million, reflecting a decrease in deposits of $5.2 million. Shareholders’ equity totaled $6.5 million at September 30, 2013, a decrease of $1.5 million, or 19%, from December 31, 2012, largely reflecting the net loss for the period.
Loan Portfolio
The Wilton Bank originates commercial and residential real estate loans, including construction loans, commercial business loans, home equity and other consumer loans. Lending activities are primarily conducted within the market of Fairfield County and surrounding region of Connecticut.

Total loans before deferred loan fees were $29.9 million at September 30, 2013, a decrease of $3.8 million, or 11%, from the $33.7 million at December 31, 2012, a decrease of $11.4 million, or 28%, from the balance at December 31, 2011. Since December 31, 2007, total loans have decreased $30.2 million from $60.1 million, reflecting the weak economy in which The Wilton Bank was operating, the highly competitive market for new loans and The Wilton Bank’s efforts in dealing with its problem loans. Construction loans have experienced the most significant downturn mainly due to the economic downturn and related factors and the fact that The Wilton Bank had a concentration in this area. Construction loans were down $7.7 million, or 42%, and $807 thousand, or 7%, from December 31, 2011 and 2012, respectively.
The following table compares The Wilton Bank’s loan portfolio for the dates indicated:

	At September 30,		At December 31,
	2013		2012		2011
(Dollars in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio
Real estate loans:
Loans secured by residential properties	$6,861	22.98%	$7,951	23.62%	$8,129	19.67%
Loans secured by non-residential properties	8,873	29.72	10,298	30.60	10,684	25.85
Construction, development and land loans	10,539	35.30	11,347	33.71	18,204	44.04
	26,273	88.00	29,596	87.93	37,017	89.56
Commercial and industrial loans	2,400	8.04	2,692	8.00	3,599	8.71
Consumer, personal and other loans	1,184	3.96	1,368	4.07	714	1.73
Total loans	$29,857	100.00%	$33,656	100.00%	$41,330	100.00%

Primary loan categories
Loans secured by residential properties.    Residential real estate loans decreased by $1.1 million, or 14%, in the nine month period ended September 30, 2013 compared to the same period in 2012, and by $178 thousand, or 2% year-over-year, in fiscal year 2012, and totaled $6.9 million, or 23% of total loans, at September 30, 2013. The Wilton Bank does not originate traditional residential real estate loans for the purchase of real estate. The majority of The Wilton Bank’s residential real estate portfolio consists of loans collateralized by residential real estate.
Loans secured by non-residential properties.   Commercial real estate loans were $8.9 million and represented 30% of the total portfolio, at September 30, 2013, a net decrease of $1.4 million, or 14%, from December 31, 2012. During 2012, commercial real estate loans decreased by $386 thousand, or 4%, from December 31, 2011. Commercial real estate loans are secured by a variety of property types, including office buildings, retail facilities, commercial mixed use and multi-family dwellings.
Commercial and industrial loans.   Commercial business loans were $2.4 million and represented 8% of the total loan portfolio at September 30, 2013, compared to $2.7 million, or 8% of the total portfolio, at December 31, 2012 and $3.6 million, or 9% of the total loan portfolio, at December 31, 2011. Commercial business loans primarily provide working capital, equipment financing, financing for leasehold improvements and financing for expansion and are generally secured by assignments of corporate assets, real estate and personal guarantees of the business owners.
Construction, development and land loans.   Construction loans were $10.5 million at September 30, 2013, a decrease of $808 thousand from December 31, 2012, with the majority outstanding attributable to residential construction. Construction loans totaled $11.3 million at December 31, 2012 and $18.2 million at December 31, 2011. Residential construction loans are made to finance the construction of residential dwellings.
Consumer, personal and other loans.   Consumer loans totaled $1.2 million at September 30, 2013 compared to $1.4 million at December 31, 2012, reflecting loans secured by passbook or certificate accounts, or automobiles, as well as unsecured personal loans and overdraft lines of credit.
The following table presents an analysis of the maturity of The Wilton Bank’s commercial real estate, construction and commercial business loan portfolios as of September 30, 2013 and December 31, 2012.

	September 30, 2013
(In thousands)	Loans Secured by Non- Residential Properties	Construction, Development and Land Loans	Commercial and Industrial Loans	Total
Amounts due:
One year or less	$417	$7,604	$1,334	$9,355
After one year:
One to five years	711	900	1,066	2,677
Over five years	7,745	2,035	—	9,780
Total due after one year	8,456	2,935	1,066	12,457
Total	$8,873	$10,539	$2,400	$21,812

	December 31, 2012
(In thousands)	Loans Secured by Non- Residential Properties	Construction, Development and Land Loans	Commercial and Industrial Loans	Total
Amounts due:
One year or less	$1,113	$7,667	$1,131	$9,911
After one year:
One to five years	631	1,473	1,561	3,665
Over five years	8,554	2,207	—	10,761
Total due after one year	9,185	3,680	1,561	14,426
Total	$10,298	$11,347	$2,692	$24,337

The following table presents an analysis of the interest rate sensitivity of The Wilton Bank’s commercial real estate, construction and commercial business loan portfolios due after one year of September 30, 2013 and December 31, 2012.

	September 30, 2013			December 31, 2012
	Interest Rate			Interest Rate
(In thousands)	Adjustable	Fixed	Total	Adjustable	Fixed	Total
Loans secured by non-residential properties	$5,092	$3,364	$8,456	$5,288	$3,897	$9,185
Construction, development and and land loans	2,935	—	2,935	3,613	67	3,680
Commercial and industrial loans	—	1,066	1,066	—	1,561	1,561
Total loans due after one year	$8,027	$4,430	$12,457	$8,901	$5,525	$14,426

Asset Quality
Nonperforming Assets.   Nonperforming assets include nonaccrual loans and property acquired through foreclosures or repossession. The following table presents nonperforming assets and additional asset quality data for the dates indicated:

	At September 30, 2013	At December 31,
(In thousands)		2012	2011
Nonaccrual loans:
Real estate loans:
Loans secured by residential properties	$1,398	$1,083	$1,550
Loans secured by non-residential properties	502	453	520
Construction, development and land loans	4,573	5,387	10,540
Commercial and industrial loans	554	348	357
Consumer, personal and other loans	73	—	—
Total nonaccrual loans	$7,100	$7,271	$12,967
Property acquired through foreclosure or repossession, net	1,895	3,270	2,869
Total nonperforming assets	$8,995	$10,541	$15,836
Nonperforming assets to total assets	12.92%	13.85%	20.72%
Nonaccrual loans to total loans	23.78%	21.60%	31.37%
Total past due loans to total loans	11.12%	10.24%	15.27%
Accruing loans 90 days or more past due	$—	$—	$—

Nonperforming assets, which consists of nonaccrual loans and foreclosed real estate, totaled $9.0 million and represented 13% of total assets at September 30, 2013, compared to $10.5 million and 14% of total assets at December 31, 2012. Nonperforming assets at December 31, 2011 represented 21% of total assets and totaled $15.8 million.
Nonaccrual loans, which comprise the majority of The Wilton Bank’s nonperforming assets, totaled $7.1 million at September 30, 2013, a decrease of $171 thousand, or 2%, from December 31, 2012. At December 31, 2011, nonaccrual loans were $13.0 million. Foreclosed real estate was $1.9 million at September 30, 2013, compared to $3.3 million at December 31, 2012. At December 31, 2011, foreclosed real estate was $2.9 million.
Nonaccrual loans.   Loans greater than 90 days past due are put on nonaccrual status. Loans are also placed on nonaccrual status when, in the opinion of management, full collection of principal and interest is doubtful. Interest previously accrued, but uncollected, is reversed against current period income. Subsequent interest payments received on nonaccrual loans are recognized as interest income, or recorded as a reduction of principal if full collection of the loan is doubtful or if impairment of the collateral is identified. A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt. Total nonaccrual loans were $7.1 and $7.3 million at September 30, 2012 and December 31, 2012, respectively. Included in nonaccrual loans at September 30, 2013 and December 31, 2012 and 2011 were $3.8 million, $4.0 million and $6.7 million of loans, respectively, which were performing in accordance with their contractual terms, however, these loans were not returned to accrual status as they had not yet met necessary performance standards.
At September 30, 2013, there were seven construction loans on nonaccrual status totaling $4.6 million compared to eight loans totaling $5.4 million at December 31, 2012.
At September 30, 2013, there were three commercial real estate loans on nonaccrual status totaling $502 thousand compared to two loans totaling $453 thousand, at December 31, 2012.
Nonaccrual commercial business loans totaled $554 thousand at September 30, 2013 and consisted of three loans. There were two commercial business loans on nonaccrual status at December 31, 2012 totaling $348 thousand.
At September 30, 2013, there were no commitments to lend additional funds to any borrower on nonaccrual status.
Interest income that would have been recognized if loans on nonaccrual status had been current in accordance with their original terms for the nine months ended September 30, 2013 and 2012 was $286 thousand and $387 thousand, respectively, and for the years ended December 31, 2012 and 2011 was $358 thousand and $687 thousand, respectively. The amount of actual interest income recognized on these loans was $69 thousand and $107 thousand for the nine months ended September 30, 2013 and 2012, respectively, and $167 thousand and $34 thousand for the years ended December 31, 2012 and 2011, respectively.
Past Due Loans.   When a loan is 15 days past due, The Wilton Bank sends the borrower a late notice. The Wilton Bank also contacts the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, The Wilton Bank mails the borrower a letter reminding the borrower of the delinquency, and attempts to contact the borrower personally to determine the reason for the delinquency and ensure the borrower understands the terms of the loan. If necessary, subsequent delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, The Wilton Bank will send the borrower a final demand for payment and may recommend foreclosure. A report of all loans 30 days or more past due is provided to The Wilton Bank’s board of directors each month. Loans greater than 90 days past due are put on nonaccrual status.

The following table presents past due loans as of September 30, 2013 and December 31, 2012 and 2011:

(In thousands)	31 – 60 Days Past Due	61 – 90 Days Past Due	Greater Than 90 Days (Nonaccrual)	Total Past Due
As of September 30, 2013
Construction, development and land loans	$—	$—	$1,746	$1,746
Loans secured by residential properties	—	—	779	779
Loans secured by non-residential properties	—	—	435	435
Commercial and industrial loans	—	—	280	280
Consumer, personal and other loans	7	—	73	80
Total	$7	$—	$3,313	$3,320
As of December 31, 2012
Construction, development and land loans	$—	$—	$2,248	$2,248
Loans secured by residential properties	—	—	748	748
Loans secured by non-residential properties	—	—	—	—
Commercial and industrial loans	75	—	300	375
Consumer, personal and other loans	75	—	—	75
Total	$150	$—	$3,296	$3,446
As of December 31, 2011
Construction, development and land loans	$—	$1,400	$3,736	$5,136
Loans secured by residential properties	—	—	718	718
Loans secured by non-residential properties	53	103	—	156
Commercial and industrial loans	300	—	—	300
Consumer, personal and other loans	—	—	—	—
Total	$353	$1,503	$4,454	$6,310

At September 30, 2013, total past due loans totaled $3.3 million. Of this total, all of the loans were on nonaccrual status with the exception of one loan for $7 thousand that was past due. As of December 31, 2012, total past due loans were $3.4 million, all of which consisted of nonaccrual loans with the exception of two loans totaling $150 thousand. As of December 31, 2011, all past due loans consisted of nonaccrual loans with the exception of one loan totaling $53 thousand.
Troubled Debt Restructurings.   Loans are considered restructured in a troubled debt restructuring when The Wilton Bank has granted concessions to a borrower due to the borrower’s financial condition that The Wilton Bank otherwise would not have considered. These concessions may include modifications of the terms of the debt such as reduction of the stated interest rate other than normal market rate adjustments, extension of maturity dates, or reduction of principal balance or accrued interest. The decision to restructure a loan, rather than aggressively enforcing the collection of the loan, may benefit The Wilton Bank by increasing the ultimate probability of collection.
Restructured loans are classified as accruing or non-accruing based on The Wilton Bank management’s assessment of the collectability of the loan. Loans which are already on nonaccrual status at the time of the restructuring generally remain on nonaccrual status for approximately six months before management considers such loans for return to accruing status. Accruing restructured loans are placed into nonaccrual status if and when the borrower fails to comply with the restructured terms and management deems it unlikely that the borrower will return to a status of compliance in the near term.

Troubled debt restructurings are reported as such for at least one year from the date of the restructuring. In years after the restructuring, troubled debt restructured loans are removed from this classification if the restructuring did not involve a below market rate concession and the loan is not deemed to be impaired based on the terms specified in the restructuring agreement. As of September 30, 2013, there were no significant commitments to lend additional funds to borrowers whose loans had been restructured.
The following table presents information on troubled debt restructured loans.

	At September 30, 2013	At December 31,
(In thousands)		2012	2011
Accruing troubled debt restructured loans:
Loans secured by residential properties	$—	$652	$—
Loans secured by non-residential properties	—	78	93
Construction, development and land loans	224	229	483
Consumer, personal and other loans	252	278	—
Commercial and industrial loans	176	100	—
Accruing troubled debt restructured loans	652	1,337	576
Nonaccrual troubled debt restructured loans:
Loans secured by residential properties	1,336	743	786
Loans secured by non-residential properties	502	453	418
Construction, development and land loans	3,038	3,144	6,804
Commercial and industrial loans	43	48	57
Nonaccrual troubled debt restructured loans	4,919	4,388	8,065
Total troubled debt restructured loans	$5,571	$5,725	$8,641

As of September 30, 2013 and December 31, 2012, loans classified as troubled debt restructurings totaled $5.6 million and $5.7 million, respectively. During the nine months ended September 30, 2013, there was a decrease of $154 thousand in troubled debt restructurings mainly as a result of principal paydowns, offset by the addition of a commercial business loan of $79 thousand. The $5.6 million balance at September 30, 2013 consists of seventeen loans. The largest troubled debt restructured loan is a construction loan totaling $2.1 million. The second largest troubled debt restructured loans was also a construction loan that totaled $736 thousand.
Allowance for Loan Losses
Establishing an appropriate level of allowance for loan losses, or the allowance, necessarily involves a high degree of judgment. The Wilton Bank uses a methodology to systematically measure the amount of estimated loan loss exposure inherent in its loan portfolio for purposes of establishing a sufficient allowance for loan losses. The Wilton Bank evaluates the adequacy of the allowance at least quarterly, and in determining The Wilton Bank’s allowance for loan losses, estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of The Wilton Bank’s allowance for loan losses is based on internally assigned risk classifications of loans, historical loan loss rates and subsequent recoveries, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates.

The following table presents the activity in and allocation of The Wilton Bank’s allowance for loan losses and related ratio of net charge-offs to average loans:

(In thousands)	Construction, Development and Land Loans	Loans Secured by Residential Properties	Loans Secured by Non- Residential Properties	Commercial and Industrial Loans	Consumer, Personal and Other Loans	Unallocated	Total
September 30, 2013
Beginning balance	$283	$103	$250	$114	$36	$327	$1,113
Charge-offs	(225)	—	—	(86)	—	—	(311)
Recoveries	—	80	—	—	—	—	80
Provisions	80	(113)	(114)	140	64	(57)	—
Ending balance	$138	$70	$136	$168	$100	$270	$882
Ratio of net charge-offs to average loans							0.73%
December 31, 2012
Beginning balance	$475	$244	$268	$187	$29	$102	$1,305
Charge-offs	(89)	(24)	—	(80)	—	—	(193)
Recoveries	—	—	—	1	—	—	1
Provisions	(103)	(117)	(18)	6	7	225	—
Ending balance	$283	$103	$250	$114	$36	$327	$1,113
Ratio of net charge-offs to average loans							0.50%
December 31, 2011
Beginning balance	$617	$338	$234	$739	$59	$47	$2,034
Charge-offs	(1,191)	(55)	—	(388)	—	—	(1,634)
Recoveries	1	—	—	3	1	—	5
Provisions	1,048	(39)	34	(167)	(31)	55	900
Ending balance	$475	$244	$268	$187	$29	$102	$1,305
Ratio of net charge-offs to average loans							3.52%

At September 30, 2013, The Wilton Bank’s allowance for loan losses was $882 thousand and represented 3% of total loans, compared to $1.1 million and 3% of total loans at December 31, 2012. The $231 thousand net decrease in the allowance for loan losses is comprised of an increase in the general reserve of $139 thousand and a decrease of $370 thousand in the specific reserve for impaired loans. For the nine months ended September 30, 2013 and 2012, and years ended December 31, 2012 and 2011, the only period there was a provision for loan losses charged to earnings was in the year ended December 31, 2011, and that charge totaled $900 thousand. Net charge-offs for the nine months ended September 30, 2013 were $231 thousand or 0.07% of average loans, reflecting charge-offs associated with an impaired construction loan and a commercial business loan.
The carrying amount of total impaired loans at September 30, 2013 was $7.7 million and consisted of twenty loans on nonaccrual status and six performing troubled debt restructured loans. This compares to a carrying amount of $8.7 million for total impaired loans at December 31, 2012. The amount of allowance for loan losses related to impaired loans was $194 thousand and $54 thousand, respectively, at September 30, 2013 and December 31, 2012.

Investment Securities
The Wilton Bank’s investment securities portfolio consists of held-to-maturity U.S. Government agency obligations. The amortized cost and fair value of these securities totaled $1.0 million at September 30, 2013. At December 31, 2012, the amortized cost and fair value of U.S Government agency obligations was $1.0 million. The unrealized position was $3 thousand at both September 30, 2013 and December 31, 2012. These securities have a weighted average yield of 0.26% and an average maturity of 2.2 years at September 30, 2013.
The Wilton Bank made a conscious decision to maintain a higher level of liquidity due to both the difficult economic environment it was operating in and the receipt of the Consent Agreement, thereby letting investment securities run off without replacing them. The Wilton Bank began receiving interest on its balances held at the Federal Reserve Bank, or FRB, in October of 2008. In the current rate environment, The Wilton Bank found it difficult to invest in securities without extending maturities to a time it did not feel comfortable with. The Wilton Bank maintained its excess liquidity at FRB.
Sources of Funds
Sources of funds include deposits and proceeds from the sales, maturities and payments of loans and investment securities. Total deposits represent 90% of total assets at September 30, 2013. While scheduled loan and securities repayments are a relatively stable source of funds, loan and investment security prepayments and deposit inflows are influenced by prevailing interest rates and local economic conditions and are inherently uncertain.
Deposits
The Wilton Bank offers a wide variety of deposit products and rates to consumer and business customers consistent with FDIC regulations. The Wilton Bank’s asset liability committee meets regularly to determine pricing and marketing initiatives. In addition to being an important source of funding for us, deposits also provide an ongoing stream of fee revenue.
The following table sets forth the composition of The Wilton Bank’s deposits for the dates indicated.

	At September 30, 2013		At December 31,
			2012		2011
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand	$13,422	21.41%	$14,086	20.75%	$15,533	23.38%
Interest bearing accounts:
NOW, money market and savings	38,831	61.94	41,481	61.11	38,745	58.31
Time certificates of deposit	10,441	16.65	12,314	18.14	12,170	18.32
Total deposits	$62,694	100.00%	$67,881	100.00%	$66,448	100.00%

Total deposits were $62.7 million at September 30, 2013, a decrease of $5.2 million, or 8%, from the balance at December 31, 2012. This decrease was due to outflows in time deposits, noninterest bearing demand deposits and money market accounts, and savings accounts.

Time deposits decreased by $1.9 million, or 15%, from year-end 2012, reflecting The Wilton Bank’s less aggressive pricing stance. Time deposits were $10.4 million at September 30, 2013 compared to the December 31, 2012 balance of $12.3 million.
During the first nine months of 2013, noninterest-bearing demand deposits decreased by $664 thousand, or 5%, and interest bearing demand deposit accounts decreased $2.4 million, or 7%. Savings accounts were $4.9 million at September 30, 2013, a decrease of $290 thousand, or 6%, from December 31, 2012.
Borrowings
The Wilton Bank is a member of the FHLBB, which is part of a twelve district Federal Home Loan Bank System. Members are required to own capital stock of the FHLBB, and borrowings are collateralized by qualifying assets not otherwise pledged (principally securities). The maximum amount of credit that the FHLBB will extend varies from time to time, depending on its policies and the amount of qualifying collateral the member can pledge. Wilton Bank satisfied its collateral requirement at September 30, 2013.
The Wilton Bank did not have any FHLBB advances outstanding at September 30, 2013 or December 31, 2012.
Liquidity and Capital Resources
Liquidity Management
Liquidity is defined as the ability to generate sufficient cash flows to meet all present and future funding requirements at reasonable costs. The Wilton Bank’s primary source of liquidity is deposits, which funded approximately 87% of total average assets in 2012 and 90% of total average assets for the nine-month period ended September 30, 2013. While the generally preferred funding strategy is to attract and retain low cost deposits, the ability to do so is affected by competitive interest rates and terms in the marketplace. Other sources of funding include discretionary use of purchased liabilities (e.g., FHLBB term advances and other borrowings), cash flows from The Wilton Bank’s investment securities portfolios, loan repayments and earnings. Investment securities designated as available-for-sale may also be sold in response to short-term or long-term liquidity needs.
Capital Resources
Total shareholders’ equity was $6.5 million at September 30, 2013, compared to $8.0 million at December 31, 2012. The $1.5 million, or 19%, decrease reflected the net loss of $1.5 million for the first nine months of 2013. The ratio of total equity to total assets was 9.40% at September 30, 2013, which compares to 10.55 at December 31, 2012. Book value per common share at September 30, 2013 and December 31, 2012 was $17.55 and $21.53, respectively.
The Wilton Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the bank’s financial statements. The Wilton Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As discussed previously, The Wilton Bank had been operating under a Consent Agreement which made it necessary for it to submit an updated Capital Plan to the FDIC and the Banking Department. The Capital Plan described actions The Wilton Bank will take to return the Tier 1 capital to the minimum required under the Consent Agreement. Subsequent to the 2012 fiscal year-end, the Capital Plan was accepted by The Wilton Bank’s regulators.
While the Consent Agreement was in effect, The Wilton Bank did not pay dividends or any other form of payment representing a reduction in capital without the prior written approval of the FDIC and the Banking Department. In addition to the Consent Agreement, certain other restrictions exist regarding the ability of The Wilton Bank to pay dividends. State of Connecticut Banking Rules and Regulations require regulatory approval to pay dividends in excess of the bank’s earnings retained in the current year plus retained earnings from the previous two years. The bank had an accumulated deficit for the three-year period ended December 31, 2012, and therefore is restricted from paying dividends.
Off-Balance Sheet Instruments
In the normal course of business, The Wilton Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. The contractual amounts of these instruments reflect the extent of involvement The Wilton Bank has in particular classes of financial instruments.
The Wilton Bank enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of The Wilton Bank’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. The Wilton Bank minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.
Commitments to extend credit totaled $8.1 million as of September 30, 2013 and $11.1 million at December 31, 2012. The following table summarizes The Wilton Bank’s commitments to extend credit as of the dates indicated. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements. The Wilton Bank manages its liquidity in light of the aggregate amounts of commitments to extend credit and outstanding standby letters of credit in effect from time to time to ensure that it will have adequate sources of liquidity to fund such commitments and honor drafts under such letters of credit.

As of September 30, 2013	Amount of Commitment Expiration per Period
(In thousands)	Total	Less Than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
Commitments to extend credit:
Undisbursed home equity lines of credit	$3,381	$207	$490	$1,478	$1,206
Undisbursed loans secured by real estate	1,982	676	800	—	506
Future loan commitments	481	248	233	—
Undisbursed commercial lines of credit	1,699	1,669	30	—
Overdraft protection lines	565	—	—	—	565
Total other commitments	$8,108	$2,800	$1,553	$1,478	$2,277

As of December 31, 2012	Amount of Commitment Expiration per Period
(In thousands)	Total	Less Than 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
Commitments to extend credit:
Undisbursed home equity lines of credit	$3,037	$67	$363	$808	$1,799
Undisbursed loans secured by real estate	2,830	444	1,798	—	588
Future loan commitments	2,710	2,710	—	—	—
Undisbursed commercial lines of credit	1,912	1,912	—	—	—
Overdraft protection lines	596	—	—	—	596
Total other commitments	$11,085	$5,133	$2,161	$808	$2,983

BWFG QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Risk Management
Interest rate risk management is BWFG’s primary market risk. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations BWFG and The Wilton Bank — Asset / Liability Management and Interest Rate Risk” herein for a discussion of BWFG’s management of BWFG’s interest rate risk.
Inflation Risk Management
Inflation has an important impact on the growth of total assets in the banking industry and causes a need to increase equity capital higher than normal levels in order to maintain an appropriate equity-to-assets ratio. BWFG copes with the effects of inflation by managing BWFG’s interest rate sensitivity position through its asset/liability management program, and by periodically adjusting BWFG’s pricing of services and banking products to take into consideration current costs.

BWFG EXECUTIVE COMPENSATION
BWFG’s named executive officers for 2014, which consist of BWFG’s principal executive officer, Chief Financial Officer and the two other most highly compensated executive officers, are:
•
  Peyton R. Patterson, BWFG’s former Chief Executive Officer and President;
•
  Ernest J. Verrico, Sr., BWFG’s Executive Vice President and Chief Financial Officer;
•
  Gail E.D. Brathwaite, BWFG’s Executive Vice President and Chief Operating Officer; and
•
  Heidi DeWyngaert, BWFG’s Executive Vice President and Chief Lending Officer.
BWFG has entered into employment agreements with each of BWFG’s named executive officers. See “Employment Agreements” herein. BWFG’s employment agreement with Ms. Patterson was terminated effective upon her resignation as Chief Executive Officer and President of BWFG and Chief Executive Officer of Bankwell Bank, on August 7, 2014.
Summary Compensation Table
The following table provides information regarding the compensation of BWFG’s named executive officers for BWFG’s fiscal years ended December 31, 2013 and 2012. Except as set forth in the notes to the table, all cash compensation for each of BWFG’s named executive officers was paid by Bankwell Bank, where each serves in the capacity indicated below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Peyton R. Patterson Former Chief Executive Officer and President (Company)(4) former Chief Executive Officer (Bank)	2013	500,000	0	335,000	0	231,823	0	11,687	1,078,510
	2012	240,385	0	600,000	0	0	0	7,299	847,684
Ernest J. Verrico, Sr. EVP and CFO (Company and Bank)	2013	186,962	25,000	108,875	0	63,254	0	13,656	397,747
	2012	181,635	0	60,000	0	39,680	0	10,912	292,227
Gail E.D. Brathwaite(5) EVP and COO (Company and Bank)	2013	188,269	0	301,500	0	68,305	0	24,979	583,053
Heidi DeWyngaert EVP and CLO (Company) President (Bank)	2013	239,635	0	180,125	0	75,852	0	13,815	509,427
	2012	230,596	0	82,500	0	51,048	0	10,167	374,311

(1)
  These amounts represent, for stock awards, the amount for shares granted, and the aggregate grant date fair market value of stock option awards (calculated in accordance with FASB ACS Topic 718) made to the executive officers named above, in all cases pursuant to BWFG’s stock plans.
(2)
  These amounts represent cash bonus incentives earned for performance in 2013 and 2012 as applicable, pursuant to the Executive Incentive Plan.
(3)
  The 2013 amounts listed represent: for Ms. Patterson, a $9,600 automobile allowance and a $1,481 matching contribution made by BWFG under BWFG’s 401(k) Plan, a $306 life and AD&D insurance premium, and a $300 holiday gift; for Mr. Verrico, a $5,400 phone and travel allowance and a $7,650 matching contribution made by BWFG under BWFG’s 401(k) Plan, a $306 life and AD&D insurance premium, and a $300 holiday gift; for Ms. Brathwaite, a $4,500 phone and travel allowance, a $20,000 moving allowance, a $179 life and AD&D insurance premium and a $300 holiday gift; and for Ms. DeWyngaert, a $5,700 phone and travel allowance, a $7,509 matching contribution made by BWFG’s 401(k) Plan, a $306 life and AD&D insurance premium and a $300 holiday gift.
(4)
  Ms. Patterson joined BWFG as Chief Strategic Officer in April 2012. The amounts shown include her time in that capacity and, as of September 2012, President and Chief Executive Officer of BWFG and Chief Executive Officer of Bankwell Bank.
(5)
  Ms. Brathwaite joined BWFG and Bank as Executive Vice President and Chief Operating Officer on April 1, 2013 with an initial base salary of $275,000 per year.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table provides information regarding outstanding equity awards held by each of BWFG’s named executive officers on December 31, 2013. All of the stock options shown in the table below were granted under the 2002 Bank Management, Director and Founder Stock Option Plan or the 2007 Bank of New Canaan Stock Option and Equity Award Plan. All of the stock options shown in the table below were granted with a per share exercise price equal to the fair market value of BWFG’s common stock on the grant date. Each of the stock options set forth below vests ratably in annual installments over a period of five years from the grant date, beginning on the first anniversary of the grant date. No stock options were exercised by BWFG’s named executive officers during fiscal 2013.

		Option awards			Stock awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(5)
Peyton R. Patterson(1)	—	—	—	—	44,000	$919,600
Ernest J. Verrico(2)	3/4/10	2,400	$11.00	3/4/2020	12,700	$265,430
Gail E.D. Brathwaite(3)	—	—	—	—	18,000	$376,200
Heidi DeWyngaert(4)	7/6/04	6,000	$10.00	7/6/2014	17,900	$374,110
	3/1/05	1,500	$14.50	3/1/2015
	3/29/06	2,000	$16.00	3/29/2016
	1/2/08	4,000	$20.70	1/2/2018
	3/26/08	8,574	$20.70	3/26/2018
	6/23/09	1,200	$12.64	6/23/2019

(1)
  Ms. Patterson was awarded 40,000 shares of restricted stock on April 6, 2012. The stock was valued at $15.00 per share and vests as follows: 8,000 shares on April 6th in each of 2012, 2013, 2014 (extended to November 15, 2014), 2015 and 2016. Ms. Patterson was awarded 20,000 shares of restricted stock on November 5, 2013. The stock was valued at $16.75 per share and vests as follows: 5,000 shares on November 5th in each of 2014, 2015, 2016 and 2017.
(2)
  Options vest at the rate of 20% per year, with the following vesting dates of March 4th in each of 2011, 2012, 2013, 2014, and 2015. Total stock options awarded are 4,000. Mr. Verrico was awarded 5,000 shares of restricted stock on March 22, 2011. The stock was valued at $15.00 per share and vests over five (5) years as follows: 1,000 shares of BWFG’s common stock on March 22nd in each of 2012, 2013, 2014, 2015 and 2016. Mr. Verrico was awarded 4,000 shares of restricted stock on March 27, 2012. The stock was valued at $15.00 per share and vests over five

(5) years as follows: 800 shares of common stock on March 27th in each of 2013, 2014, 2015, 2016 and 2017. Mr. Verrico was awarded 6,500 shares of restricted stock on November 5, 2013. The stock was valued at $16.75 per share and vests as follows: 1,625 shares on November 5th in each of 2014, 2015, 2016 and 2017.
(3)
  Ms. Brathwaite was awarded 18,000 shares of restricted stock on November 5, 2013. The stock was valued at $16.75 per share and vests as follows: 4,500 shares on November 5th in each of 2014, 2015, 2016 and 2017.
(4)
  Options vest at the rate of 33 1/3% per year, with the following vesting dates of July 6th in each of 2004, 2005 and 2006; March 1st in each of 2005, 2006 and 2007; March 29th in each of 2007, 2008 and 2009, January 2nd in each of 2009, 2010 and 2011; and at a rate of 14 ¼% per year for options issued on March 20, 2008 which have the following vesting dates March 26th in each of 2009, 2010, 2011, 2012, 2013, 2014 and 2015. Total stock options awarded are 27,000. Ms. DeWyngaert was awarded 5,000 shares of restricted stock on March 22, 2011. The stock was valued at $15.00 per share and vests over five (5) years as follows: 1,000 shares on March 22nd in each of 2012, 2013, 2014, 2015 and 2016. Ms. DeWyngaert was awarded 5,500 shares of restricted stock on March 27, 2012. The stock was valued at $15.00 per share and vests over five (5) years as follows: 1,100 shares on March 27th in each of 2013, 2014, 2015, 2016 and 2017. Ms. DeWyngaert was awarded 5,000 shares of restricted stock on January 8, 2013. The stock was valued at $14.00 per share and vests over five (5) years as follows: 1,000 shares of common stock on March 17th in each of 2013, 2014, 2015, 2016 and 2017. Ms. DeWyngaert was awarded 6,500 shares of restricted stock on November 5, 2013. The stock was valued at $16.75 per share and vests over four (4) years as follows: 1,625 shares of common stock on November 5th in each of 2014, 2015, 2016 and 2017.
(5)
  The closing price market value per share on December 31, 2013 was $20.90 per share.

Employment Agreements
Mr. Ernest J. Verrico, Sr. BWFG’s and Bankwell Bank’s Executive Vice President and Chief Financial Officer, entered into an employment agreement with BWFG on April 23, 2013 which provides for a term ending on December 31, 2014 with an initial annual base salary of $185,000. BWFG may extend the employment agreement for additional one year periods by providing Mr. Verrico notice no later than October 1 of each year; the employment agreement has been extended by BWFG until December 31, 2015. Mr. Verrico is eligible for annual salary increases as determined by BWFG’s board of directors. Mr. Verrico is eligible to participate in the Executive Incentive Compensation Plan. He is also entitled to benefits similar to those provided for other employees and perquisites customary to his role with BWFG. Mr. Verrico’s employment agreement provides for a severance payment of up to one year base salary plus pro-rated target bonus if he is terminated by BWFG without cause or if he terminates the agreement for good reason. Events constituting “good reason” include a material reduction in the executive’s salary or executive incentive plan bonus target, a relocation of the executive’s principal place of employment by more than fifty miles, any material breach by BWFG of any material provision of the executive’s employment agreement, BWFG’s failure to obtain the agreement of BWFG’s successor to assume the executive’s employment agreement, a material adverse change in the executive’s title, authority, duties or responsibilities, and a material adverse change in the executive’s reporting structure. Mr. Verrico’s employment agreement also provides for change in control protection consisting of a lump sum payment of two times his annual salary and target bonus plus pro-rated target bonus for the year of termination, plus COBRA reimbursement based on the difference between active participant cost and COBRA cost if he is terminated by BWFG without cause or terminates with good reason following a change in control event. The agreement contains change in control limitation provisions such that if the change in control payment to Mr. Verrico exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, the payment will be reduced so it does not exceed that limit. Pursuant to Mr. Verrico’s employment agreement, any incentive-based compensation paid to him is subject to clawback pursuant to applicable law, regulation or stock listing requirement.
Ms. Brathwaite, BWFG’s Executive Vice President and Chief Operating Officer, entered into an employment agreement with BWFG on April 1, 2013 which provides for an employment period ending December 31, 2014 with a base salary of $275,000 per year. BWFG may extend the employment agreement for additional one year periods by providing Ms. Brathwaite notice no later than October 1 of each year; the employment agreement has been extended by BWFG until December 31, 2015. Ms. Brathwaite is eligible for annual salary increases as determined by BWFG’s board of directors. Ms. Brathwaite is eligible to participate in the Executive Incentive Compensation Plan. She is also entitled to benefits similar to those provided for other employees and perquisites customary to her role with us. Ms. Brathwaite’s employment agreement provides for a severance payment of up to one year base salary plus pro-rated target bonus, plus COBRA reimbursement based on the difference between active participant cost and COBRA cost if she is terminated by BWFG without cause or if she terminates the agreement for good reason. Events constituting “good reason” include a material reduction in the executive’s salary or executive incentive plan bonus target, a relocation of the executive’s principal place of employment by more than fifty miles, any material breach by BWFG of any material provision of the executive’s employment agreement, BWFG’s failure to obtain the agreement of BWFG’s successor to assume the executive’s employment agreement, a material adverse change in the executive’s title, authority, duties or responsibilities, and a material adverse change in the executive’s reporting structure. Ms. Brathwaite’s employment agreement also provides for change in control protection consisting of a lump sum payment of two times her annual salary and target bonus plus pro-rated target bonus for the year of termination, plus COBRA reimbursement based on the difference between active participant cost and COBRA cost, if she is terminated or terminates with good reason following a change in control event. The employment agreement contains change in control limitation provisions such that if the change in control payment to Ms. Brathwaite exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, the payment will be reduced so it does not exceed that limit. Pursuant to Ms. Brathwaite’s employment agreement, any incentive-based compensation paid to her is subject to clawback pursuant to applicable law, regulation or stock listing requirement.
BWFG entered into an employment agreement with Ms. DeWyngaert, BWFG’s Executive Vice President and Chief Lending Officer and Bankwell Bank’s President on January 30, 2013. The employment agreement has a term ending December 31, 2014 and provides for an initial annual base salary of $238,000. BWFG may extend the employment agreement for additional one year periods by providing Ms. DeWyngaert notice no later than October 1 of each year; the employment agreement has been extended by BWFG until December 31, 2015. She is eligible for annual salary increases as determined by BWFG’s board of directors. Ms. DeWyngaert is eligible to participate in the Executive Incentive Compensation Plan. She is also entitled to benefits similar to those provided for other employees and perquisites customary to her position at BWFG. Ms. DeWyngaert’s employment agreement provides for a severance payment of up to one year base salary plus pro-rated target bonus if she is terminated by BWFG without cause or if she terminates the agreement for good reason. Events constituting “good reason” include a material reduction in the executive’s salary or executive incentive plan bonus target, a relocation of the executive’s principal place of employment by more than fifty miles, any material breach by BWFG of any material provision of the executive’s employment agreement, BWFG’s failure to obtain the agreement of BWFG’s successor to assume the executive’s employment agreement, a material adverse change in the executive’s title, authority, duties or responsibilities, and a material adverse change in the executive’s reporting structure. Ms. DeWyngaert’s employment agreement also provides for change in control protection consisting of a lump sum payment of two times her annual salary and target bonus plus pro-rated target bonus for the year of termination, plus COBRA reimbursement based on the difference between active participant cost and COBRA cost, if she is terminated by BWFG without cause or terminates with good reason following a change in control event. The agreement contains change in control limitation provisions such that if the change in control payment to Ms. DeWyngaert exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, the payment will be reduced so it does not exceed that limit. Pursuant to Ms. DeWyngaert’s employment agreement, any incentive-based compensation paid to her is subject to clawback pursuant to applicable law, regulation or stock listing requirement.
Stock Option, Equity Award and Incentive Plans
Executive Incentive Plan.   On March 27, 2013, BWFG’s Executive Incentive Compensation Plan or, the Executive Compensation Plan, was approved. The Executive Compensation Plan is designed to provide cash compensation to BWFG’s senior management for achieving budgeted profits and for outstanding performance in furthering BWFG’s financial goals. The Executive Compensation Plan is administered by BWFG’s Compensation Committee. Awards under the Executive Compensation Plan are normally based upon specific operating results and individual performance. The Compensation Committee reserves the right to amend or adjust payouts. Incentive awards paid under the Executive Compensation Plan are considered taxable income in the year paid. The Executive Compensation Plan includes a “clawback” provision providing for the forfeiture of incentives in the event of material financial restatements.
Equity Plans.   BWFG has five equity award plans. Any future issuances of equity awards will be made under the 2012 Plan and/or any new plan adopted by BWFG and its shareholders in the future. All equity awards made under the plans are made by means of an award agreement, which contains the specific terms and conditions of the grant, which may include terms relative to vesting, rights upon death, disability or other termination of service, rights upon change in change in control, acceleration of benefits, transferability and amendments.

On June 25, 2003, BWFG’s shareholders adopted the 2002 Bank Management, Director and Founder Stock Option Plan, or the 2002 Plan. Under the 2002 Plan, 152,200 shares were made available to be issued as options. On July 26, 2006, BWFG’s shareholders approved the 2006 Stock Option Plan, or the 2006 Plan. Under the 2006 Plan, 47,800 shares were made available to be issued as options. On June 27, 2007, BWFG’s shareholders adopted the 2007 Bank of New Canaan Stock Option and Equity Award Plan, or the 2007 Plan, and 165,244 shares were made available for issuance as stock options and restricted stock pursuant to the 2007 Plan. On June 22, 2011, BWFG’s shareholders adopted the 2011 BNC Financial Group, Inc. Stock Option and Equity Award Plan, or the 2011 Plan (“2011 Plan”). The 2011 Plan, together with the 2002 Plan, 2006 Plan and 2007 Plan are collectively referred to as the Other Plans. Under the 2011 Plan the following number of shares were made available for issuance: (i) 45,000 shares plus (ii) the aggregate number of shares and shares underlying grants that have not been reserved for issuance under the abovementioned plans as of September 1, 2011, plus (iii) any shares previously reserved for issuance under the abovementioned plans that, subsequent to September 1, 2011, pursuant to the terms of the such plans, are shares under grants that remain unexercised at the expiration, forfeiture or other termination of such grant, or are shares pursuant to a grant that are forfeited or repurchased and thus become available for re-issuance under the abovementioned plans. On September 19, 2012, BWFG’s shareholders adopted the 2012 BNC Financial Group, Inc. Stock Plan or the 2012 Plan. On June 26, 2013, BWFG’s shareholders adopted an amendment to the 2012 Plan. The Amendment provided for an aggregate number of shares reserved and available for issuance in the amount of an “overhang” of up to 12%. “Overhang” is defined as the aggregate number of grants outstanding but unexercised or unvested under the 2012 Plan and the Other Plans, plus the number of grants available to be granted under the 2012 Plan, divided by the total shares outstanding of BWFG. The calculation is made once each year based on the facts available on the prior December 31; BWFG’s board of directors can then elect to add to the 2012 Plan each year, up to a maximum 12% overhang.
Administration of the Plans.   The plans are administered by the Compensation Committee of BWFG’s board of directors, which has significant discretion with respect to the issuance of awards, establishment of award terms and adoption of policies and practices related to the plans.
Share Authorization.   The 2012 Plan authorizes the issuance of up to 89,751 shares of common stock plus the “overhang” with respect to stock awards. Awards not yet made under the Other Plans, or which are forfeited under the Other Plans, may be issued under the 2012 Plan. In connection with recapitalizations, stock dividends, stock splits, combination of shares or other changes in the stock, BWFG’s Compensation Committee will make adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the 2012 Plan and the terms of outstanding awards. If any shares of stock covered by an award granted under the 2012 Plan are not purchased or are forfeited or expire, or if an award otherwise terminates without delivery of any shares of stock subject thereto, or is settled in cash in lieu of shares of stock, then the number of shares of stock counted against the aggregate number of shares of stock available under the 2012 Plan with respect to the award will again be available for making awards under the 2012 Plan. An aggregate of 49,840 shares of common stock remained available for issuance on December 31, 2013.
Stock Options.   The stock options granted under the plans vest pursuant to the individual award agreement. The term of an option cannot exceed 10 years from the date of the grant. If BWFG experiences a change of control (as defined in each plan), unless otherwise provided in an award agreement, and subject to a potential roll over of stock options, all stock options become immediately exercisable. Stock options granted under the 2012 Plan do not become immediately exercisable if, as part of the transaction, the successor entity, with the approval of the Compensation Committee, provides for the stock options to roll over and after the transaction will be options for the successor’s shares of capital stock with substantially similar terms and conditions as the outstanding stock options prior to the transaction.
Restricted Stock Grants.   A participant who receives a restricted stock grant will have all the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends on the shares. If BWFG experiences a change of control (as defined in each plan), unless otherwise provided in an award agreement, and subject to a potential roll over of restricted stock grants, all restrictions on restricted stock lapse. Restrictions on restricted stock grants awarded under the 2012 Plan will not lapse if, as part of the transaction, the successor entity, with the approval of the Compensation Committee, provides for the restricted stock grants to roll over and after the transaction will be restricted stock grants in the successor’s plan with substantially similar terms and conditions as the outstanding restricted stock grants prior to the transaction. Restricted Stock Units, or RSUs, are rights to receive shares of BWFG’s common stock or cash based on the value of BWFG’s common stock at the end of the restriction period, as determined by the Compensation Committee. A grantee of a RSU has none of the rights of a Company shareholder unless and until the shares of BWFG’s common stock are delivered in satisfaction of such RSUs.
Stock Appreciation Rights.   A participant who receives a stock appreciation right, or a SAR, is entitled to surrender to BWFG any then exercisable portion of the SAR in exchange for that number of shares of BWFG’s common stock, cash, or both having an aggregate fair market value on the date of surrender equal to the product of (a) the excess of the fair market value of a share of BWFG’s common stock on the date of surrender over the base price, as determined by the Compensation Committee, which shall be the fair market value of a share of BWFG’s common stock on the date the SAR was granted, and (b) the number of shares subject to such SAR. SARs may become exercisable in full or in installments according to a vesting, as the Compensation Committee may determine. If BWFG experiences a change in control (as defined in each plan), unless otherwise provided in an award agreement, and subject to a potential roll over of SARs, all SARS shall become fully vested and immediately exercisable. SARs granted under the 2012 Plan do not become fully vested and immediately exercisable if, as part of the transaction, the successor entity, with the approval of the Compensation Committee, provides for the SARs to roll over and after the transaction will SARs in the successor’s plan with substantially similar terms and conditions as the outstanding SARs prior to the transaction.
Performance Grants.   The Compensation Committee may award performance grants subject to conditions and attainment of such performance goals over such periods as the Compensation Committee determines. A performance share has an initial value equal to the fair market value of BWFG’s common stock as determined on the date the performance share is granted. To the extent earned, performance grants may be settled in cash, shares of BWFG’s common stock or any combination thereof as determined by the Compensation Committee. Performance grants become fully vested upon a change in control (as defined in each plan).
Issued and Exercisable Equity Awards.   As of December 31, 2013, of the 499,995 stock awards authorized under the 2002, 2006, 2007, 2011 and 2012 Plans, 332,998 options have been granted to current and former employees, directors and founders of Bankwell Bank, and 199,956 shares of restricted stock have been awarded to current or former employees, management and directors. There were 1,900 options exercised in 2004, 387 options exercised in 2008, 2,000 options exercised in 2009, 520 options exercised in 2010, 2,000 options exercised in 2011, no options were exercised in 2012 and 46,640 options were exercised in 2013. There were 49,840 stock awards available to be issued as of December 31, 2013, before taking into account the “overhang” increases allowed under the 2012 Plan.
Termination of the 2012 Plan.   In accordance with IRS requirements, the 2012 Plan will terminate upon its tenth anniversary, in 2022.

Stock option activity.   Stock option activity during the periods indicated is as follows:

	Years Ended December 31,
	2013	2012	2011	2010	2009
Options outstanding at beginning of year	272,358	277,558	273,628	262,998	252,788
Granted	—	9,650	10,000	12,250	14,950
Forfeited	(4,080)	(14,850)	(4,070)	(1,100)	(2,740)
Exercised	(46,640)	—	(2,000)	(520)	(2,000)
Expired	(13,070)	—	—	—	—
Options outstanding at end of period	208,568	272,358	277,558	273,628	262,998
Weighted average exercise price
Granted	$—	$15.00	$15.00	$11.00	$12.64
Forfeited	17.42	13.13	16.20	14.56	16.31
Exercised	10.02	—	10.00	12.19	10.00
Expired	10.00	—	—	—	—
Options outstanding at end of period	16.67	15.23	14.60	14.58	14.74

401(k) Retirement Plan
BWFG maintains a defined contribution 401(k) retirement savings plan for BWFG’s employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to the plan and income earned on those contributions are not taxable to participants until withdrawn or distributed from the plan. Employees may elect to contribute through salary deductions on a before tax and after tax basis. BWFG provides a discretionary matching contribution, which totaled $127 thousand for 2013. BWFG’s match is 50% of the first 6% of employee contributions.
Director Compensation
BWFG believes that to successfully recruit and retain talented directors of the caliber needed to effectively direct BWFG, BWFG’s director compensation package should be within the upper 25% of BWFG’s banking peer group. BWFG considers institutions of similar asset size located throughout Connecticut to be the peer group. Additional public survey data may be consulted to assist BWFG in determining competitive director compensation. BWFG also believes that director compensation should serve to solidify the alignment of the shareholders’ interests with that of BWFG’s board of directors and relate to BWFG’s success or the success of BWFG or its affiliates.
Historically, BWFG paid separate directors’ fees for service on BWFG’s board and for service on the two bank (The Bank of New Canaan, or BNC, and The Bank of Fairfield, or TBF) boards. Following the merger of the two banks in September 2013, BWFG combined BWFG and Bankwell Bank board and committees and pay a combined fee for service on both boards and committees. We pay BWFG’s directors based on the directors’ attendance at BWFG’s board and committee meetings held throughout the year. During 2013, directors received an annual retainer of $2,000. In addition, directors of BWFG and Bankwell Bank received $500 and $400 per board meeting attended, respectively, and $200 per committee meeting attended. The Chairman of a committee of the board of directors of BWFG, BNC, and

TBF received an annual retainer of $1,000, $3,000, and $1,500, respectively, the Vice Chairman of the board of directors of BWFG, BNC, and TBF received an annual retainer of $17,000, $4,000, and $2,000, respectively, and the Chairman of the board of directors of BWFG, BNC, and TBF received an annual retainer of $33,000, $8,000, and $4,000, respectively. The Chairman of each of BWFG’s committees received 500 shares of BWFG restricted stock, the Chairman of the Loan Committee received 400 shares of BWFG restricted stock, the Chairman of the Community Reinvestment Act Committee received 300 shares of BWFG restricted stock, the Chairman of the board of directors received 2,000 shares of BWFG restricted stock, the Vice Chairman of the board of directors received 1,500 shares of BWFG restricted stock, BWFG board members received 400 shares of BWFG restricted stock, and Strategic Planning Committee Members received 400 shares of BWFG restricted stock. During Ms. Patterson’s tenure as Chief Executive Officer and President of BWFG and Chief Executive Officer of Bankwell Bank, Ms. Patterson did not receive any direct remuneration for serving as a director of Bankwell Bank or BWFG.
For 2013, the combined annual retainer fees were $2,000 per director plus $1,000 for committee chairs, $17,000 for Vice Chairman and $33,000 for the Chairman and the combined meeting fees were $500 per board meeting and $200 per committee meeting.
This compensation was recommended by the Compensation Committee and approved by BWFG’s board of directors after careful and extended evaluation and consideration of the recommendation of the independent compensation consultant hired by the Compensation Committee to review BWFG’s board of directors’ compensation relative its peer group.
BWFG established the BNC Financial Group, Inc. and Affiliates Deferred Compensation Plan for Directors, or the Directors Plan, in 2008. Directors who receive fees are eligible to participate in the Directors Plan. This non-qualified deferred compensation plan is designed to enable non-employee directors to defer receipt of compensation on a tax- advantaged basis. The deferred compensation is paid following retirement except under certain specified circumstances, including a severe financial hardship resulting from illness or accident, loss of property or other similar extraordinary and unforeseeable circumstances. The Directors Plan invests primarily in BWFG’s common stock, which is purchased by an independent trustee in the open market. The Directors Plan is administered by that independent third party trustee.
The following table sets forth for the year ended December 31, 2013, the compensation paid or awarded by BWFG and the two banks to each person who was a director on December 31, 2013. As noted above, effective with the merger of BWFG’s two banks in September 2013, separate fees for service on BWFG and Bankwell Bank boards were changed to one fee for service on both.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)	Total Compensation ($)(2)
Frederick R. Afragola	17,700	6,700	24,400
George P. Bauer	10,000	13,400	23,400
Richard Castiglioni	15,500	6,700	22,200
Eric J. Dale	21,100	20,100	41,200
Blake S. Drexler	63,700	58,625	122,325
James A. Fieber	40,600	46,900	87,500
Mark Fitzgibbon(3)	17,900	21,775	39,675
William J. Fitzpatrick, III	16,200	6,700	22,900
Merrill J. Forgotson(4)	19,800	6,700	26,500
Hugh Halsell	18,700	13,400	32,100
Daniel S. Jones	23,200	21,775	44,975
Carl R. Kuehner	11,600	20,100	31,700
Todd Lampert	33,300	23,450	56,750	(4)
Victor S. Liss	25,100	6,700	31,800
Total	334,400	273,025	607,425

(1)
  Restricted Awards are calculated at $16.75 per share.
(2)
  Compensation in the form of perquisites and other personal benefits provided by BWFG has been omitted for each director as the total amount of those perquisites and personal benefits constituted less than $10,000 for the year ended December 31, 2013.
(3)
  Resigned June 16, 2014.
(4)
  Resigned January 29, 2014.
(5)
  Includes $5,000 and 300 shares of Restricted Stock valued at $16.75/share for Corporate Secretary.
Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by the indemnification provisions in BWFG’s current articles of incorporation and bylaws, as well as the charter and bylaws of Bankwell Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BWFG
The following table sets forth information regarding the beneficial ownership of BWFG’s common stock as of May 31, 2014, and as adjusted to reflect the completion of this offering, for:
•
  each person known to BWFG to be the beneficial owner of more than five percent of BWFG’s common stock;
•
  each of BWFG’s directors and executive officers; and
•
  all directors and named executive officers, as a group.
BWFG has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, BWFG believes, based on the information furnished to BWFG, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Unless otherwise noted, the address for each shareholder listed on the table below is: c/o Bankwell Financial Group, Inc., 220 Elm Street, New Canaan, Connecticut 06840.
The table below calculates the percentage of beneficial ownership of BWFG’s common stock based on 6,594,185 shares of common stock outstanding as of May 31, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, BWFG deemed outstanding shares of common stock subject to options or other convertible or exercisable securities held by that person that are currently exercisable or convertible or exercisable or convertible within sixty days of May 31, 2014. However, BWFG did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
BWFG’s directors and executive officers beneficially own 2,358,091 shares of BWFG’s common stock as of July 31, 2014.

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	%
5% Shareholder:
Wellington Management Company, LLP(2) 280 Congress St. Boston, MA 02210	650,000	9.86
Endicott Management Co.	640,000	9.71
Bauer Foundation	453,987	6.88

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares		%
Directors and Executive Officers:
Frederick R. Afragola	47,612	(3)	*
George P. Bauer	453,987	(4)	6.88
Richard Castiglioni	10,600		*
Eric J. Dale	21,782		*
Blake S. Drexler	176,356	(5)	2.67
James A. Fieber	469,173	(6)	7.11
William J. Fitzpatrick	7,472		*
Hugh Halsell, III	231,160	(7)	3.51
Daniel S. Jones	221,073	(8)	3.35
Carl R. Kuehner, III	319,054	(9)	4.84
Todd Lampert	42,154	(10)	*
Victor S. Liss	22,400		*
Gail E.D. Brathwaite	43,000		*
Heidi DeWyngaert	57,439	(11)	*
Peyton R. Patterson	60,000	(12)	*
Ernest J. Verrico	20,700	(13)	*
All directors and executive officers as a group (16 persons)	2,203,962		33.4%

(1)
  Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) by other persons if the named person has the right to acquire such shares within 60 days of the exercise of any right or option. All shares identified above are owned of record individually or jointly or beneficially by the named person.
(2)
  Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act. Wellington Management, in such capacity, may be deemed to have beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) over the share held by its client accounts.
(3)
  Includes vested options to purchase 10,000 shares of common stock granted under the 2002 Plan.
(4)
  Includes 167,141 shares held by the Bauer Foundation.
(5)
  Includes vested options to purchase 7,203 shares of common stock granted under the 2002 Plan, 2006 Plan and/or 2007 Plan. 44,984 shares are held in trusts over which he serves as trustee.
(6)
  Includes vested options to purchase 8,085 shares of common stock granted under the 2002 Plan, 2006 Plan and/or 2007 Plan. 265,238 shares are held in trusts over which he serves as trustee.
(7)
  Includes vested options to purchase 13,251 shares of common stock granted under the 2002 Plan, 2006 Plan and/or 2007 Plan.

(8)
  Includes vested options to purchase 6,619 shares of common stock granted under the 2002 Plan, 2006 Plan and/or 2007 Plan.
(9)
  Includes vested options to purchase 10,331 shares of common stock granted under the 2002 Plan, 2006 Plan and/or 2007 Plan. 19,200 shares are held by the Alexandra Kuehner Irrevocable Trust and the Tiffany Kuehner Irrevocable Trust, of which Mr. Kuehner serves as trustee.
(10)
  Includes vested options to purchase 14,672 shares of common stock granted under the 2002 Plan, 2006 Plan and/or 2007 Plan. 2,950 shares are held by Mr. Lampert’s wife for a minor.
(11)
  Includes vested options to purchase 19,289 shares of common stock granted under the 2002 Plan and/or 2007 Plan.
(12)
  Includes 60,000 shares of restricted stock, which were to vest over five (5) years; 44,000 of these shares were forfeited due to her August 7, 2014 resignation.
(13)
  Includes vested options to purchase 3,200 shares of common stock granted under the 2007 Plan.
QBT
The following table sets forth information regarding the beneficial ownership of QBT’s common stock as of May 31, 2014, and as adjusted to reflect the completion of this offering, for:
•
  each person known to QBT to be the beneficial owner of more than five percent of QBT’s common stock;
•
  each of QBT’s directors and executive officers; and
•
  all directors and named executive officers, as a group.
QBT has determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, QBT believes, based on the information furnished to QBT, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Unless otherwise noted, the address for each shareholder listed on the table below is: c/o Quinnipiac Bank, 2704 Dixwell Avenue, Hamden, Connecticut 06518.
The table below calculates the percentage of beneficial ownership of QBT’s common stock based on 1,215,013 shares of common stock outstanding as of May 31, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, QBT deemed outstanding shares of common stock subject to options or other convertible or exercisable securities held by that person that are currently exercisable or convertible or exercisable or convertible within sixty days of May 31, 2014. However, QBT did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
QBT’s directors and executive officers beneficially own 257,571 shares of QBT’s common stock as of May 31, 2014.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		%
Richard R. Barredo	11,344	(1)	*
Mark A. Candido	11,238		*
Richard K. Ciardiello	22,788		1.88%
Carl R. DaVia	24,871		2.05%
Sallie A. DeMarsilis	22,865		1.88%
Stephen J. DiCapua	11,087		*
Richard H. Fitzpatrick, Jr.	15,904		1.41%
Brian P. McArdle	28,027	(2)	2.31%
Raymond W. Palumbo	16,706	(3)	1.37%
Gregory O. Scott	36,732	(4)	3.02%
Richard C. Simione	5,716		*
Richard Spero	28,604	(5)	2.35%
Lorenzo B. Wyatt	21,439		1.76%
All directors and executive officersas a group (13 persons)	257,571		21.02%

(1)
  2,500 shares co-owned with his spouse.
(2)
  Co-owned with his spouse.
(3)
  Of these shares, 5,215 are held by a real estate holding company in which Mr. Palumbo is a1∕4 owner.
(4)
  Includes 5,222 shares held in trust for the benefit of Mr. Scott’s family.
(5)
  Co-owned with his spouse.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of each transaction since January 1, 2012, and each proposed transaction in which:
•
  BWFG has been or is a participant;
•
  the amount involved exceeds or will exceed $120,000; and
•
  any of BWFG’s directors, executive officers or beneficial holders of more than five percent of BWFG’s capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.
Robinson & Cole, L.L.P.
Since January 2012, Bankwell Bank engaged the services of Robinson & Cole, L.L.P. with regard to The Wilton Bank merger transaction and another matter. Mr. Eric Dale is a member of BWFG’s board of directors and partner of Robinson & Cole, L.L.P. In 2013, Bankwell Bank paid Robinson & Cole, L.L.P. $190 thousand. Through June 2014, Bankwell Bank paid Robinson & Cole, L.L.P. $7 thousand.

Sandler O’Neill + Partners, L.P.
In 2013, Bankwell Bank engaged the services of Sandler O’Neill + Partners, L.P. for investment banking and other services. Mr. Mark Fitzgibbon was a member of BWFG’s board of directors until June 2014 and a principal of Sandler O’Neill + Partners, L.P. In 2013, Bankwell Bank paid Sandler O’Neill +Partners, L.P. $604 thousand. Through June 2014, Bankwell Bank paid Sandler O’Neill + Partners, L.P. $1,700,000 in connection with its IPO.
Ordinary Banking Relationships
Certain of BWFG’s officers, directors and principal shareholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, Bankwell Bank or BWFG in the ordinary course of business. These transactions include deposits, loans and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than normal risk of collectability or present other features unfavorable to us. As of the date of this prospectus, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with BWFG’s officers, directors and principal shareholders, as well as their immediate family members and affiliates.
The aggregate amount of extensions of credit, including overdraft protection, to directors and executive officers, including their immediate families and other associates, was $7.3 million as of December 31, 2013. All of the foregoing indebtedness was due to loans secured by mortgages held on local real estate. All extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with others and do not represent more than a normal risk of collectability or present other unfavorable features. BWFG expects to have similar banking transactions in the future on comparable terms and conditions. All of these loans are performing as agreed.
INFORMATION WITH RESPECT TO
QUINNIPIAC BANK & TRUST COMPANY
General
Quinnipiac Bank & Trust Company, or QBT, is a Connecticut chartered commercial bank headquartered in Hamden, Connecticut, whose deposits are insured by the Federal Deposit Insurance Corporation. QBT commenced operations in March of 2008 and provides a full range of banking products and services to commercial and consumer customers in south-central Connecticut.
On March 31, 2014, QBT entered into a definitive merger agreement with Bankwell Financial Group, Inc., the holding company of Bankwell Bank, pursuant to which Bankwell will acquire Quinnipiac Bank & Trust Company through the merger of QBT into Bankwell Bank.
Services and Markets
QBT services a market area comprised of the towns of Hamden, North Haven, New Haven and the contiguous communities. QBT emphasizes commercial real estate loans and commercial business and SBA loans and, to a lesser extent, offers residential real estate loans, home equity loans and lines of credit and consumer installment loans. QBT offers such customary banking services as consumer and commercial checking accounts, NOW accounts, money market accounts, savings accounts, certificates of deposits, individual retirement accounts and money transfers. QBT also provides remote deposit capture, on-line banking and telephone banking services.
Employees
As of March 31, 2014, QBT had a total of 22 full-time employees and three part-time employees. QBT is not a party to any collective bargaining agreement, and QBT’s management believes that its employee relations are good.
Competition
The banking business is highly competitive. QBT competes with 14 other banking institutions with a total of 58 branches in the Towns of Hamden, North Haven and New Haven, excluding mortgage brokers. QBT also competes with other financial service organizations, including savings and loan associations, finance companies, credit unions, and certain governmental agencies. QBT may also compete with Internet banks and other financial institutions located throughout the United States. To the extent that banks must maintain non-interest-earning reserves against deposits, they may be at a competitive disadvantage when compared with other financial service organizations that are not required to maintain the same level of reserves against substantially equivalent sources of funds.
QBT
SUPERVISION AND REGULATION
General
QBT is a Connecticut state-chartered commercial bank and is subject to extensive regulation by the Connecticut Department of Banking, as its chartering agency, and by the FDIC, as its deposit insurer. QBT’s deposits are insured up to applicable limits by the FDIC through the Deposit Insurance Fund. QBT is required to file reports with, and is periodically examined by, the FDIC and the Connecticut Department of Banking concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, such as mergers with other financial institutions.
The regulatory and supervisory structure establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and the deposit insurance funds, rather than for the protection of stockholders and creditors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies concerning the establishment of deposit insurance assessment fees, classification of assets and establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Connecticut State Legislature, the Connecticut Department of Banking, the FDIC or Congress, could have a material adverse impact on the financial condition and results of operations of QBT. As is further described below, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), has significantly changed the bank regulatory structure and may affect the lending, investment and general operating activities of depository institutions.
The following discussion is a summary of the material laws and regulations applicable to QBT’s operations, but does not purport to be a complete summary of all applicable laws, rules and regulations. These laws and regulations may change from time to time and the regulatory agencies often have broad discretion in interpreting them.

The Dodd-Frank Act
The Dodd-Frank Act has significantly changed the bank regulatory structure and is affecting the lending and investment activities and general operations of depository institutions.
The Dodd-Frank Act established a floor for capital of insured depository institutions that cannot be lower than the standards in effect on July 21, 2010, and directed the federal banking regulators to implement new leverage and capital requirements within 18 months of that date. The revised capital regulations are effective January 1, 2015.
The Dodd-Frank Act also created a new Consumer Financial Protection Bureau with extensive powers to implement and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rulemaking authority for a wide range of consumer protection laws that apply to all banks and savings associations, among other things, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings associations with more than $10 billion in assets. Banks and savings associations with $10 billion or less in assets continue to be examined for compliance with federal consumer protection and fair lending laws by their applicable primary federal bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations and gives state attorneys general certain authority to enforce applicable federal consumer protection laws.
The Dodd Frank Act also broadened the base for FDIC insurance assessments. The FDIC was required to promulgate rules revising its assessment system so that it is based on the average consolidated total assets less tangible equity capital of an insured institution instead of deposits. That rule took effect April 1, 2011.
The Dodd-Frank Act made many other changes in banking regulation. These include authorizing depository institutions, for the first time, to pay interest on business checking accounts, mandating that regulations be issued requiring originators of securitized loans to retain a percentage of the risk for transferred loans, establishing regulatory rate-setting for certain debit card interchange fees and establishing a number of reforms for mortgage originations.
In addition, the Consumer Financial Protection Bureau has finalized the rule implementing the “Ability to Pay” requirements of the Dodd-Frank Act. The regulations generally require lenders to make a reasonable, good faith determination as to a potential borrower’s ability to repay a residential mortgage loan. The final rule establishes a safe harbor for certain “Qualified Mortgages,” which contain certain features and terms deemed to make the loan less risky. The Ability to Repay final rules were effective January 10, 2014.
Many of the provisions of the Dodd-Frank Act were subject to delayed effective dates and the legislation required various federal agencies to promulgate numerous and extensive implementing regulations over a period over years. It is therefore difficult to predict at this time what the full impact the new legislation and implementing regulations will have on community banks such as QBT. Although the substance and scope of many of these regulations cannot be determined at this time, it is expected that the legislation and implementing regulations, particularly those provisions relating to the new Consumer Financial Protection Bureau, may increase operating and compliance costs.

Connecticut Banking Laws and Supervision
Connecticut Department of Banking.   The Connecticut Department of Banking regulates internal organization as well as the deposit, lending and investment activities of state-chartered banks, including QBT. The approval of the Connecticut Department of Banking is required for, among other things, the establishment of branch offices and business combinations. The Connecticut Department of Banking conducts periodic examinations of Connecticut chartered banks. The FDIC also regulates many of the areas regulated by the Connecticut Department of Banking, and federal law may limit some of the authority provided to Connecticut chartered banks by Connecticut law.
Lending Activities.   Connecticut banking laws grant banks broad lending authority. With certain limited exceptions, unsecured loans of any one obligor under this statutory authority may not exceed 15% of a bank’s equity capital and allowance for loan losses. A bank may lend additional amounts up to 10% of its unimpaired capital and allowance for loan losses if the loans or extensions of credit are fully-secured.
Dividends.   QBT may generally pay cash dividends out of its net profits. For purposes of this restriction, “net profits” represents the remainder of all earnings from current operations. Further, the total amount of all dividends declared by a bank in any year may not exceed the sum of a bank’s net profits for the year in question combined with its retained net profits from the preceding two years without the prior approval of the Connecticut Department of Banking. Federal law also prevents an institution from paying dividends or making other capital distributions that, if by doing so, would cause it to become “undercapitalized.” The FDIC may limit a bank’s ability to pay dividends. Moreover, the federal agencies have issued policy statements that provide that insured banks should generally only pay dividends out of current operating earnings.
Powers.   Connecticut law permits Connecticut banks to sell insurance and fixed and variable rate annuities if licensed to do so by the Connecticut Insurance Department. With the prior approval of the Connecticut Department of Banking, Connecticut banks are also authorized to engage in a broad range of activities related to the business of banking, or that are financial in nature or that are permitted under the Bank Holding Company Act or the Home Owners’ Loan Act, both federal statutes, or the regulations promulgated as a result of these statutes. Connecticut banks are also authorized to engage in any activity permitted for a national bank or a federal savings association upon filing notice with the Connecticut Department of Banking unless the Connecticut Department of Banking disapproves the activity.
Assessments.   Connecticut banks are required to pay annual assessments to the Connecticut Department of Banking to fund the Connecticut Department of Banking’s operations. The general assessments are paid pro-rata based upon a bank’s asset size.
Enforcement.   Under Connecticut law, the Connecticut Department of Banking has extensive enforcement authority over Connecticut banks and, under certain circumstances, affiliated parties, insiders, and agents. The Connecticut Department of Banking’s enforcement authority includes cease and desist orders, fines, receivership, conservatorship, removal of officers and directors, emergency closures, dissolution and liquidation.
Federal Bank Regulation
Capital Requirements.   Under the FDIC’s regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as QBT, are required to comply with minimum leverage capital requirements. For an institution not anticipating or experiencing significant growth and deemed by the FDIC to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System, the minimum capital leverage requirement is a ratio of Tier 1 capital to adjusted total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholder’s equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.
FDIC regulations also require state non-member banks to maintain certain ratios of regulatory capital to regulatory risk-weighted assets, or “risk-based capital ratios.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0.0% to 200.0%. State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, subordinated debentures and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital.
In July 2013, the FDIC and the other federal bank regulatory agencies issued a final rule that will revise their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. Among other things, the rule establishes a uniform leverage ratio requirement of 4% of total assets, provides for a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments to executive officers if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule is effective January 1, 2015. The “capital conservation buffer” will be phased in from January 1, 2016 to January 1, 2019, when the full capital conservation buffer will be effective.
Standards for Safety and Soundness.   As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings, compensation, fees and benefits and, more recently, safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.
Business and Investment Activities.   Under federal law, all state-chartered FDIC-insured banks have been limited in their activities as principal and in their equity investments to the type and the amount authorized for national banks, notwithstanding state law. Federal law permits exceptions to these limitations.

The FDIC is also authorized to permit state banks to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the FDIC insurance fund. The FDIC has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specified that a state bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary,” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.
Prompt Corrective Regulatory Action.   Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.
The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and a leverage ratio of 4.0% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a leverage ratio of less than 4.0%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.
“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan must be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional measures, including, but not limited to, a required sale of sufficient voting stock to become adequately capitalized, a requirement to reduce total assets, cessation of taking deposits from correspondent banks, the dismissal of directors or officers and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.
In connection with the final capital rule described earlier, the federal banking agencies have adopted revisions to the prompt corrective action framework, effective January 1, 2015. Under the revised prompt corrective action requirements, insured depository institutions would be required to meet the following in order to qualify as “well capitalized:” (1) a common equity Tier 1 risk-based capital ratio of at least 6.5%; (2) a Tier 1 risk-based capital ratio of at least 8% (increased from 6%); (3) a total risk-based capital ratio of at least 10% (unchanged from current rules) and (4) a Tier 1 leverage ratio of 5% or greater (unchanged from the current rules).

Transactions with Affiliates.   Transactions between a bank (and, generally, its subsidiaries) and its related parties or affiliates are limited by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B of the Federal Reserve Act limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to 10% of such institution’s capital stock and surplus and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such institution’s capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar transactions. In addition, loans or other extensions of credit by the institution to the affiliate are required to be collateralized in accordance with specified requirements. The law also requires that affiliate transactions be on terms and conditions that are substantially the same, or at least as favorable to the institution, as those provided to non-affiliates.
The Sarbanes-Oxley Act of 2002 generally prohibits loans by a company to its executive officers and directors. The law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws, assuming such loans are also permitted under the law of the institution’s chartering state. Under such laws, a bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is restricted. The law limits both the individual and aggregate amount of loans that may be made to insiders based, in part, on the bank’s capital position and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are further limited to loans of specific types and amounts.
Enforcement.   The FDIC has extensive enforcement authority over insured state banks, including QBT. That enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The FDIC also has authority under federal law to appoint a conservator or receiver for an insured bank under certain circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.”
Federal Insurance of Deposit Accounts.   Deposit accounts in QBT are insured by the FDIC’s Deposit Insurance Fund, generally up to a maximum of $250,000 per separately insured depositor, pursuant to changes made permanent by the Dodd-Frank Act. The FDIC assesses insured depository institutions to maintain the Deposit Insurance Fund. No institution may pay a dividend if in default of its deposit insurance assessment.
Under the FDIC’s risk-based assessment system, insured institutions are assigned to a risk category based on supervisory evaluations, regulatory capital levels and other risk-based factors. An institution’s assessment rate depends upon the category to which it is assigned and certain adjustments specified by the FDIC, with less risky institutions paying lower assessments. On February 7, 2011, as required by the Dodd-Frank Act, the FDIC published a final rule to revise the deposit insurance assessment system. The rule, which took effect April 1, 2011, changed the assessment base used for calculating deposit insurance assessments from deposits to total assets less tangible (Tier 1) capital. Since the new base is larger than the previous base, the FDIC also lowered assessment rates so that the rule would not significantly alter the total amount of revenue collected from the industry. The range of adjusted assessment rates is now 2.5 to 45 basis points of the new assessment base.
In addition to FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, through the FDIC, assessments for costs related to bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019.
Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of QBT’s deposit insurance.
Community Reinvestment Act.   Under the Community Reinvestment Act (“CRA”), a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA does require the FDIC, in connection with its examination of a bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to establish or acquire branches and merger with other depository institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. QBT’s latest FDIC CRA rating was “satisfactory.” Connecticut law also requires consideration of CRA by the Connecticut Department of Banking in conjunction with certain applications.
Federal Home Loan Bank System.   QBT is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Boston, QBT is required to acquire and hold a specified amount of shares of capital stock in the Federal Home Loan Bank of Boston. As of March 31, 2014, QBT was in compliance with this requirement.
Other Regulations
Some interest and other charges collected or contracted for by QBT are subject to state usury laws and federal laws concerning interest rates. QBT’s operations are also subject to state and federal laws applicable to credit transactions and other operations.

QBT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Summary
QBT’s total assets at March 31, 2014 of $105.9 million reflect an increase of $6.9 million or 7% as compared to December 31, 2013. Loans, net increased $5.0 million or 6% due primarily to an increase in the volume of commercial mortgages. Total deposits increased $2.5 million largely due to increases in period end balances of demand and IOLTA accounts. Federal Home Loan Bank (“FHLB”) advances, comprised of a series of short term advances, increased $4.2 million.
QBT’s total assets at December 31, 2013 of $99.0 million reflect an increase of $9.1 million or 10% as compared to December 31, 2012. In the year to year comparison, the available-for-sale securities portfolio increased $2.8 million and loans, net increased $7.0 million; total deposits increased $7.0 million and borrowings were up $1.3 million compared to December 31, 2012. Net income for the year combined with the exercise of warrants resulted in an increase in total shareholder equity of $0.9 million to $10.4 million at December 31, 2013 as compared to December 31, 2012.
For the quarter ended March 31, 2014, QBT recorded a net loss of $44,000 which reflects approximately $172,000 in merger related expenses. Net interest income for the quarter was $1.1 million. The provision for loan losses was $80,000, noninterest income was $65,000 and noninterest expenses were $1.1 million. For the quarter ended March 31, 2013, QBT recorded net income of $151,000. Net interest income for the 2013 quarter was $996,000. The provision for loan losses was $25,000, noninterest income was $54,000 and noninterest expenses were $777,000.
For the year ended December 31, 2013 QBT recorded net income of $557,000. Net interest income for 2013 was $4.1 million. For 2013, QBT recorded $61,000 in loan loss provisions, noninterest income was $273,000 and noninterest expenses were $3.3 million. For the year ended December 31, 2012 QBT recorded net income of $556,000. Net interest income for 2012 was $3.7 million. For 2012, QBT recorded $200,000 in loan loss provisions, noninterest income was $239,000 and noninterest expenses were $2.8 million.

The following is summary financial data at or for the periods presented:
Selected Operating Data

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2014	2013	2013	2012
Interest and dividend income	$1,216,238	$1,135,415	$4,666,939	$4,233,578
Interest expense	135,318	138,994	572,388	579,085
Net interest income	1,080,920	996,421	4,094,551	3,654,493
Provision for loan losses	80,000	25,000	61,000	200,000
Net interest income after provision for loan losses	1,000,920	971,421	4,033,551	3,454,493
Noninterest income	64,808	53,928	272,691	238,620
Noninterest expense	1,136,931	777,222	3,340,807	2,777,375
Income (loss) before income taxes	(71,203)	248,127	965,435	915,738
(Provision) benefit for income taxes	27,000	(97,000)	(408,250)	(359,250)
Net income (loss)	$(44,203)	$151,127	$557,185	$556,488

Selected Financial Condition Data

	At March 31, 2014	At December 31,
		2013	2012
Cash and cash equivalents	$4,510,716	$2,405,421	$4,928,280
Investment securities	8,587,640	8,865,772	6,135,048
Loans, net	86,841,813	81,846,517	74,818,287
Total assets	105,900,107	99,032,902	89,867,791
Deposits	89,433,274	86,884,027	79,884,493
Borrowings	5,500,000	1,250,000	—
Total equity	10,439,189	10,424,026	9,513,997

Financial Condition at March 31, 2014 and December 31, 2013 and 2012
Assets
Total assets at March 31, 2014 increased $6.9 million as compared to total assets of $99.0 million at December 31, 2013. The increase in assets was funded by increases in FHLB advances and deposits. Loans, net increased $5.0 million to $86.8 million at March 31, 2014 as compared to net loans of $81.8 million at December 31, 2013. Total deposits increased $2.5 million to $89.4 million at March 31, 2014 from December 31, 2013. Noninterest bearing deposits increased $0.7 million and interest bearing deposits increased $1.9 million. FHLB advances increased $4.2 million to $5.5 million at March 31, 2014 from $1.3 million at December 31, 2013. Shareholder’s equity increased $15,000 during the period. The increase was due to an improvement in market values of the available-for-sale securities portfolio and the impact of the accrual for stock options, partially offset by a net loss for the period.

Total assets at December 31, 2013 increased $9.1 million to $99.0 million as compared to total assets at December 31, 2012 of $89.9 million. The available-for-sale securities portfolio increased $2.8 million to $8.9 million at December 31, 2013 from $6.1 million at December 31, 2012. Loans, net increased $7.0 million to $81.8 million from $74.8 million. The increases in the investment and loan portfolios were funded by increases in deposits and borrowings and a decline in cash and cash equivalents. Premises and equipment increased $2.0 million in the period to period comparison as a result of the construction of QBT’s new headquarters. Total deposits increased $7.0 million to $86.9 million at December 31, 2013 from $79.9 million at December 31, 2012. Noninterest bearing deposits increased $2.4 million and interest bearing deposits increased $4.6 million. FHLB advances at December 31, 2013 were $1.3 million; there were no borrowings outstanding at December 31, 2012. Shareholder equity increased $0.9 million to $10.4 million at December 31, 2013 from $9.5 million at December 31, 2012. The increase was due to net income combined with the exercise of common stock warrants and the accrual for stock options, partially offset by a decline in the fair values of QBT’s available-for-sale securities portfolio.
Investments
The following table presents QBT’s available-for-sale investment securities portfolio at each of the dates shown at fair value. All of QBT’s investment securities were classified as available for sale at each of the dates indicated.

	March 31, 2014	December 31, 2013	December 31, 2012
U.S. Government Sponsored Agency Obligations	$2,822,835	$2,825,000	$2,245,048
U.S. Government Agency and U.S. Government Sponsored Agency Mortgage-Backed Securities	5,764,805	6,040,772	3,890,000
Total	$8,587,640	$8,865,772	$6,135,048

At March 31, 2014, we had no investments in a single company or entity, other than U.S. Government agencies and U.S. Government-sponsored agencies that had an aggregate book value in excess of 10% of QBT’s equity.
During the three months ended March 31, 2014, QBT purchased one U.S. Government sponsored agency bond for $95,000 and one in the amount of $152,000 was called by the issuer. Principal repayments on mortgage-backed securities during the period were approximately $334,000.
During 2013, QBT purchased $5.9 million in available-for-sale securities, while proceeds from maturities and calls on available-for-sale securities were $1.6 million and principal payments on mortgage-backed securities were $1.3 million.

The following table presents the amortized cost and fair value by contractual maturities of QBT’s available-for-sale securities portfolio at December 31, 2013.

	Amortized Cost	Fair Value
Maturity:
One year and less	$—	$—
After one but within five years	744,150	762,982
After five but within ten years	1,225,548	1,168,464
After 10 years	995,751	893,554
Mortgage-backed securities	6,054,959	6,040,772
Total	$9,020,408	$8,865,772

Loans
The following table presents QBT’s loan portfolio at each of the dates shown.

	March 31, 2014	December 31, 2013	December 31, 2012
Commercial real estate loans	$53,803,927	$49,672,247	$45,153,984
Commercial loans	21,758,709	20,924,393	20,399,910
Residential real estate loans	5,717,691	5,830,278	5,125,451
Consumer home equity loans	3,941,479	3,863,297	3,319,705
Consumer installment loans	2,863,543	2,780,199	2,048,521
Total loans	88,085,349	83,070,414	76,047,571
Deferred loan fees, net	(213,952)	(233,297)	(280,110)
Allowance for loan losses	(1,029,584)	(990,600)	(949,174)
Loans receivable, net	$86,841,813	$81,846,517	$74,818,287

During the three months ended March 31, 2014, QBT’s net loan portfolio increased $5.0 million to $86.8 million from $81.8 million at December 31, 2013. The growth in the portfolio was funded by increases in FHLB advances and deposits.
During 2013, QBT’s net loan portfolio increased $7.0 million to $81.8 million at December 31, 2013 from $74.8 million at December 31, 2012. Loan growth was partially offset by significant payoff activity during the year of approximately $5.3 million.

The following table presents the maturities of loans in QBT’s portfolio at December 31, 2013, by type of loan.

	Due in one year or less	Due after one year through five years	Due after five years	Total
Commercial real estate loans	1,423,153	1,262,212	46,986,882	49,672,247
Commercial loans	10,508,003	4,855,624	5,560,766	20,924,393
Residential real estate loans	—	—	5,830,278	5,830,278
Consumer home equity loans	—	—	3,863,297	3,863,297
Consumer installment loans	189,762	2,584,499	5,938	2,780,199
Total	12,120,918	8,702,335	62,247,161	83,070,414

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2013 that are contractually due after December 31, 2014.

	Due after December 31, 2014
	Due after one year through five years	Due after five years	Total
Fixed rate loans	5,728,356	1,003,869	6,732,225
Variable rate loans	2,973,979	61,243,292	64,217,271
Total	8,702,335	62,247,161	70,949,496

Allowance for Loan Losses
The allowance for loan losses, a material estimate which could change significantly in the near-term, is established as losses are estimated to have occurred through a provision for loan losses charged against operations and is maintained at a level that management considers adequate to absorb losses in the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectability of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
Based upon these evaluations and analyses, management believes the allowance for loan losses of $1.0 million at March 31, 2014, which represents 1.17% of gross loans outstanding, is adequate under prevailing economic conditions to absorb losses inherent in the loan portfolio. At December 31, 2013, the allowance was $991,000 and represented 1.19% of gross loans outstanding. At December 31, 2012, the allowance was $949,000 and represented 1.25% of gross loans outstanding.
Analysis of Allowance for Loan Losses
The following table presents the activity in QBT’s allowance for loan losses.

	For the Three Months Ended March 31, 2014	For the Years Ended December 31,
		2013	2012
Balance at beginning of period	$990,600	$949,174	$771,365
Charge-offs:	—	—	—
Commercial	(37,103)	(4,335)	(22,171)
Consumer home equity	—	(10,068)	—
Consumer installment	(3,913)	(5,218)	(431)
Total charge-offs	(41,016)	(19,621)	(22,602)
Recoveries:
Consumer installment	—	47	411
Total recoveries	—	47	411
Net charge-offs	(41,016)	(19,574)	(22,191)
Provision charged to earnings	80,000	61,000	200,000
Balance at end of period	$1,029,584	$990,600	$949,174

The following table presents the allocation of the allowance for loan losses and the percent of loans in each category to total loans.

	At March 31, 2014		At December 31,
			2013		2012
	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio
Commercial real estate loans	$695,435	61.09%	$683,204	59.79%	$664,981	59.37%
Commercial loans	237,408	24.70%	223,064	25.19%	188,609	26.83%
Residential real estate loans	30,412	6.49%	32,086	7.02%	33,782	6.74%
Consumer home equity loans	21,905	4.47%	22,202	4.65%	22,148	4.37%
Consumer installment loans	44,424	3.25%	30,044	3.35%	39,654	2.69%
Total loans	$1,029,584	100.00%	$990,600	100.00%	$949,174	100.00%

Nonaccrual, Past Due and Restructured Loans
At March 31, 2014, loans past due 30 – 89 days totaled $885,000 and loans on nonaccrual totaled $441,000. During the three months ended March 31, 2014 there were no loans that were modified in troubled debt restructurings.
At December 31, 2013, loans past due 30 – 89 days totaled $865,000 and loans on nonaccrual status totaled $487,000. For the year ended December 31, 2013 there was one loan in the amount of $93,000 that was restructured in a troubled debt restructuring. This loan was paid in full during the first quarter of 2014.

At December 31, 2012, loans past due 30 – 89 days totaled $117,000 and loans on nonaccrual totaled $173,000. For the year ended December 31, 2012 there were no loans modified in troubled debt restructurings.
For the three months ended March 31, 2014 gross interest income that would have been recorded had non-accruing loans been current in accordance with their original terms was approximately $10,000. There was no interest income recognized on such loans for the three months ended March 31, 2014. For the three months ended March 31, 2014, there were no loans modified in troubled debt restructurings.
Criticized Loans
The following table sets forth QBT’s amounts of classified loans, loans designated as special mention and criticized loans (classified loans and loans designated as special mention) as of the dates indicated.

	At March 31, 2014	At December 31,
		2013	2012
Classified loans:
Substandard	$902,128	$696,328	$63,792
Doubtful	—	—	—
Loss	—	—	—
Total classified loans	902,128	696,328	63,792
Special mention	1,338,953	1,071,364	2,355,008
Total criticized loans	$2,241,081	$1,767,692	$2,418,800

Potential Problem Loans
At March 31, 2014 and December 31, 2013, in addition to the loans previously disclosed, there were no loans for which management has significant doubts as to the ability of the borrowers to comply with present repayment terms.
Other Assets
During 2013, QBT completed construction and furnished and equipped its new headquarters; as a result, premises and equipment at the end of 2013 reflect an increase of $2.0 million as compared to the previous year.

Deposits
The following table is a summary of QBT’s deposits for each of the periods presented:

	March 31, 2014	December 31, 2013	December 31, 2012
Noninterest bearing demand deposits	$17,356,070	$16,702,040	$14,287,655
Interest bearing accounts:
NOW	3,341,989	2,147,312	2,966,340
Money market	26,793,798	26,348,265	25,362,158
Savings	2,733,804	2,936,922	2,042,875
Time certificates of deposit	39,207,613	38,749,488	35,225,465
Total interest bearing deposits	72,077,204	70,181,987	65,596,838
Total deposits	$89,433,274	$86,884,027	$79,884,493

During the three months ended March 31, 2014, total deposits increased $2.5 million to $89.4 million from $86.9 million at December 31, 2013. Noninterest bearing deposits increased $654,000 due primarily to increases in period end balances of commercial demand accounts partially offset by a decrease in balances of official checks. Interest bearing balances increased $1.9 million during the period due to higher balances in IOLTA’s, certificates of deposit and money market fund accounts.
During 2013, total deposits increased $7.0 million to $86.9 million at December 31, 2013 from $79.9 million at December 31, 2012. Noninterest bearing balances increased $2.4 million during the period due primarily to increases in period end balances of personal and commercial demand and balances of official checks outstanding. Interest bearing deposits during the period increased $4.6 million; the largest component of this increase is reflected in certificates of deposit which increased as the result of promotional campaigns celebrating QBT’s fifth anniversary and the grand opening of QBT’s new headquarters.
At December 31, 2013, QBT’s maturities of time deposits were as follows.

	$100,000 or greater	Less than $100,000	Totals
Three months or less	1,334,852	1,674,814	3,009,666
Three to six months	1,642,914	1,296,669	2,939,583
Six months to one year	1,301,592	3,921,786	5,223,378
Over one year	7,455,004	20,121,857	27,576,861
Total deposits	$11,734,362	$27,015,126	$38,749,488

Other liabilities
Borrowings at March 31, 2014 are comprised of a series of short term FHLB advances drawn upon to meet loan demand and supplement shortfalls in deposit generating efforts.
Borrowings at December 31, 2013 are comprised of a short term FHLB advance drawn upon to supplement liquidity.

Comparison of Operating Results for the Three Months Ended March 31, 2014 and 2013 and for the Years Ended December 31, 2013 and 2012.
Net Income
For the three months ended March 31, 2014 QBT recorded a net loss of $44,000. Reflected in the results for the first quarter are approximately $172,000 in expenses incurred as part of the merger discussions, negotiations and the execution of a definitive merger agreement with Bankwell. For the three months ended March 31, 2013 QBT recorded net income of $151,000.
For the year ended December 31, 2013 QBT recorded net income of $557,000 as compared to $556,000 for the year ended December 31, 2012
The following are measurements of QBT’s returns in relation to average assets, average equity and earnings per share for the periods presented:

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2014	2013	2013	2012
(Loss) return on average assets	−0.17%	0.66%	0.57%	0.66%
(Loss) return on average equity	−1.67%	6.16%	5.45%	6.03%
Average equity to average assets	10.40%	10.70%	10.50%	10.57%
(Loss) earnings per share	$(0.04)	$0.13	$0.46	$0.48

Interest and dividend income and interest expense
The following table presents average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the quarters ended March 31, 2014 and 2013. The table also reflects the changes for the quarter ended March 31, 2014 as compared to the quarter ended March 31, 2013 in net interest income arising from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	2014			2013			2014 vs. 2013 Fluctuations Interest Income/ Expense Due to Change in:
	Average Balance	Interest Income/ Expense	Average Rate	Average Balance	Interest Income/ Expense	Average Rate
							Volume	Rate	Total
Interest earning assets:
Cash and cash equivalents	$2,807,151	$1,431	0.20%	$4,801,028	$2,619	0.22%	$(975)	$(213)	$(1,188)
Investment securities and equity stocks	9,247,615	50,028	2.16%	5,590,173	21,334	1.53%	10,370	18,324	28,694
Loans	83,853,200	1,164,779	5.56%	77,027,184	1,111,463	5.77%	95,126	(41,810)	53,316
Total interest earning assets	$95,907,966	$1,216,238	5.07%	$87,418,385	$1,135,416	5.20%	104,521	(23,699)	80,822
Other assets	5,805,862			4,372,709
Total Assets	$101,713,828			$91,791,094
Interest bearing liabilities:
NOW accounts	$2,147,351	$264	0.05%	$2,314,467	$285	0.05%	$(21)	$—	$(21)
Money market accounts	26,439,344	22,149	0.34%	26,292,086	24,937	0.38%	125	(2,913)	(2,788)
Savings accounts	2,672,465	891	0.13%	1,950,420	752	0.15%	246	(107)	139
Certificates of deposit	38,758,403	110,042	1.14%	36,288,630	112,750	1.24%	7,065	(9,773)	(2,708)
Borrowings	4,411,111	1,972	0.18%	477,778	271	0.23%	2,262	(561)	1,701
Total interest bearing liabilities	$74,428,674	$135,318	0.73%	$67,323,381	$138,995	0.83%	9,677	(13,354)	(3,677)
Demand deposits	16,404,862			14,276,207
Accrued expenses and other liabilities	305,802			371,580
Shareholder’s equity	10,574,490			9,819,926
Total liabilities and equity	$101,713,828			$91,791,094
Net interest income		$1,080,920			$996,421		$94,844	$(10,345)	$84,499
Interest margin			4.51%			4.56%
Interest spread			4.34%			4.37%

The following table presents average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the years ended December 31, 2013 and 2012. The table also reflects the changes for the year ended December 31, 2013 as compared to the year ended December 31, 2012 in net interest income arising from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	2013			2012			2013 vs. 2012 Fluctuations Interest Income/ Expense Due to Change in:
	Average Balance	Interest Income/ Expense	Average Rate	Average Balance	Interest Income/ Expense	Average Rate
							Volume	Rate	Total
Interest earning assets:
Cash and cash equivalents	$6,075,110	$13,071	0.22%	$7,098,807	$16,430	0.23%	$(2,129)	$(1,230)	$(3,359)
Investment securities and equity stocks	7,367,509	136,100	1.85%	6,324,791	139,649	2.21%	21,121	(24,670)	(3,549)
Loans	78,349,703	4,517,768	5.77%	67,766,649	4,077,499	6.02%	615,445	(175,176)	440,269
Total interest earning assets	$91,792,322	$4,666,939	5.08%	$81,190,247	$4,233,578	5.21%	634,437	(201,076)	433,361
Other assets	5,254,993			3,630,441
Total Assets	$97,047,315			$84,820,688
Interest bearing liabilities:
NOW accounts	$2,400,126	$1,201	0.05%	$2,971,912	$2,040	0.07%	$(338)	$(501)	$(839)
Money market accounts	27,579,075	98,873	0.36%	23,532,978	119,050	0.51%	18,601	(38,778)	(20,177)
Savings accounts	2,369,697	3,386	0.14%	1,450,927	8,979	0.62%	3,750	(9,343)	(5,593)
Certificates of deposit	37,813,516	468,266	1.24%	36,219,875	449,016	1.24%	19,250	—	19,250
Borrowings	309,808	664	0.21%	—	—	—	664	—	664
Total interest bearing liabilities	$70,472,222	$572,390	0.81%	$64,175,692	$579,085	0.90%	41,927	(48,622)	(6,695)
Demand deposits	15,972,040			11,159,325
Accrued expenses and other liabilities	383,546			255,385
Shareholder’s equity	10,219,507			9,230,286
Total liabilities and equity	$97,047,315			$84,820,688
Net interest income		$4,094,549			$3,654,493		$592,510	$(152,454)	$440,056
Interest margin			4.46%			4.50%
Interest spread			4.27%			4.31%

For the three months ended March 31, 2014, QBT recorded interest and dividend income of $1.2 million and interest expense of $135,000. Net interest income for the same period was $1.1 million. For the three months ended March 31, 2013, QBT recorded interest and dividend income of $1.1 million and interest expense of $139,000. Net interest income for the 2013 quarter was $996,000.
Interest and dividend income of $4.7 million for the year ended December 31, reflects an increase of $433,000 or 10% over 2012. The primary driver behind this increase was the increase in the average balance of loans outstanding during the period. Another contributing factor was a higher level of prepayment fees assessed on early loan payoffs. Partially offsetting the increase in interest income from loans was a decline in investment income resulting from a higher level of principal prepayments of mortgage-backed securities. Interest on federal funds sold and due from banks also declined as QBT maintained a lower average balance of funds in these assets. Interest rate reductions implemented in 2012 and 2013 resulted in a decline in interest expense of 1% for 2013 as compared to 2012 despite an increase in average interest bearing liabilities of $6.3 million.
Noninterest income
Noninterest income for the three months ended March 31, 2014 was $65,000 and was comprised primarily of fees and service charges on deposit accounts, wire transfer and debit card interchange fee income and income derived from residential mortgage brokerage activities. Noninterest income for the three months ended March 31, 2013 was $54,000 and was comprised of the same aforementioned components.
Noninterest income for the year ended December 31, 2013 of $273,000 reflects an increase of 14% over the year ended December 31, 2012. Increases in fees and service charges resulted from account related volume increases in insufficient and uncollected funds charges, commercial demand maintenance charges, debit card interchange activity and wire transfer fees, partially offset by a decline in other income largely comprised of mortgage brokerage and referral fees.
Noninterest expenses
Noninterest expense for the three months ended March 31, 2014 was $1.1 million. Reflected in the results for the first quarter was approximately $172,000 in expenses incurred as part of the merger discussions, negotiations and the execution of a definitive merger agreement with Bankwell. These expenses are comprised of legal fees, financial advisory fees and director fees for special meetings. Significant components of noninterest expenses for the first quarter include: $517,000 for salaries and benefits, $275,000 for professional and other outside services and $96,000 in occupancy and equipment. Noninterest expense for the three months ended March 31, 2013 was $777,000, of which significant components include: $428,000 for salaries and benefits, $105,000 for professional and other outside services, $59,000 for data processing and $50,000 in occupancy and equipment.
Noninterest expenses for the year ended December 31, 2013 of $3.3 million reflect an increase of 20% over the year ended December 31, 2012. Salaries and employee benefits, the largest component of noninterest expenses increased $275,000 or 17% as a result of staffing additions and salary increases and the corresponding increase in payroll taxes, compensation expense recorded in conjunction with stock options awarded, the implementation of an employer matching contribution for QBT’s 401(k) plan and increases in health insurance. QBT completed the construction of and outfitted its new headquarters during 2013 and as a result occupancy and equipment expenses increased $98,000 or 54% over the previous year. Data processing and other outside services reflect an increase of $54,000 or 15%; this increase reflects financial advisory fees and other due diligence related expenses incurred during earlier merger discussions with Bankwell. The increase also reflects personnel placement expenses and IT consulting services. In 2013, QBT implemented a director compensation program which resulted in an increase in noninterest expenses of $48,000. Professional fees for 2013 increased $39,000 or 28% over 2012. This increase was comprised primarily of increases in legal fees incurred during previous discussions with Bankwell. Advertising and promotional expenses increased in 2013 by $35,000 or 32%; this increase primarily reflects promotional campaigns and activities associated with the grand opening of QBT’s new headquarters. Regulatory assessments reflect a decrease of $18,000 or 23%; this reduction is primarily the result of the elimination of the higher premium assessed for banks considered “new”.
Income taxes
For the three months ended March 31, 2014 QBT recorded a pretax loss of $71,000 and accordingly recorded a net income tax benefit of $27,000. For the three months ended March 31, 2013 QBT recorded pretax income of $248,000 and recorded a provision for income taxes of $97,000.
For the years ended December 31, 2013 and 2012 provisions for income taxes totaled $408,000 and $359,000, respectively.
Liquidity
Liquidity is a measure of QBT’s ability to generate adequate cash to meet its financial obligations. The principal cash requirements of a financial institution are to cover downward fluctuation in deposit accounts and fund increases in its loan portfolio.
Cash and cash equivalents and available-for-sale securities at March 31, 2014 totaled $13.1 million and totaled $11.5 million at December 31, 2013.
Capital Resources
The following table presents QBT’s regulatory capital ratios for each of the periods shown:

	March 31, 2014	December 31, 2013	December 31, 2012
Total Capital to Risk-Weighed Assets	13.02%	13.81%	13.69%
Tier 1 Capital to Risk-Weighted Assets	11.78%	12.56%	12.44%
Tier 1 Capital to Average Assets	9.88%	10.11%	9.89%

QBT is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken could have a direct material effect on QBT’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, QBT must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification area also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
In addition to the above, the Authorization Certificate issued by the State of Connecticut Department of Banking requires QBT to maintain a Tier 1 Capital to Average Assets ratio of not less than eight percent for a period of seven years, which will end on March 5, 2015.

QBT
MARKET PRICE AND DIVIDEND INFORMATION
At July 28, 2014, there were approximately 395 holders of record of QBT’s common stock. There is no established public trading market for QBT’s securities. To date, QBT has not paid a dividend on its common stock.
At July 28, 2014, there were outstanding options to acquire up to 109,000 shares of QBT’s common stock at an exercise price of $10.00. At that same date, there were outstanding warrants exercisable for up to 122,500 shares of QBT’s common stock at $10.00 per share.
SPECIAL MEETING OF SHAREHOLDERS OF QBT
This proxy statement/prospectus is being furnished to holders of QBT common stock for use at a special meeting of shareholders of QBT and any adjournments or postponements thereof.
Date, Time and Place of the Special Meeting
The special meeting of shareholders of QBT will be held at New Haven Country Club, 160 Hartford Turnpike, Hamden, Connecticut 06517 on September 24, 2014 at 4:00 p.m., local time.
Purpose of the Special Meeting
At the special meeting, QBT shareholders as of the record date will be asked to consider and vote on the following proposals:
1.
  to approve the merger agreement pursuant to which QBT will merge with and into Bankwell Bank, with Bankwell Bank being the surviving corporation; and
2.
  to consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement.
Recommendation of the Board of Directors of QBT
The board of directors of QBT has unanimously approved the merger agreement and recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the meeting, if necessary.
Record Date; Outstanding Shares; Shares Entitled to Vote
Only holders of record of QBT common stock at the close of business on the record date of July 28, 2014, are entitled to notice of and to vote at the special meeting of shareholders of QBT, provided that such shares remain outstanding on the date of the special meeting. As of the record date, there were 1,215,013 shares of QBT common stock outstanding, held of record by approximately 395 shareholders. Each holder of QBT common stock is entitled to one vote for each share of QBT common stock owned as of the record date.

Quorum; Vote Required
A quorum of QBT shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of QBT common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. QBT will include proxies marked as abstentions in determining the number of shares present at the special meeting.
The affirmative vote of the holders of at least two-thirds of the shares of QBT common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. Abstentions will have the same effect as a vote against the approval of the merger agreement. A majority of the votes properly cast is required to approve one or more adjournments of the special meeting.
Share Ownership of Management
As of the record date, the directors and executive officers of QBT and their affiliates collectively owned 257,451 shares of QBT common stock, or approximately 21.0% of QBT’s outstanding shares (not counting unexercised options or warrants). Each QBT director and executive officer has entered into a voting agreement requiring them to vote their shares of QBT common stock “FOR” approval of the merger agreement and not to transfer or dispose of their shares prior to the meeting.
When considering the recommendation of the board of directors of QBT that you vote in favor of the approval of the merger agreement, you should be aware that the executive officers and directors of QBT have financial interests in the merger that may be different from, or in addition to, the interests of shareholders of QBT. See “The Merger — Interests of QBT’s Directors and Executive Officers in the Merger” beginning on page 166.
Voting of Proxies
If you are a QBT shareholder, the board of directors of QBT requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope. Alternatively, you may vote telephonically or by the internet by following the instructions described on the enclosed proxy card.
All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” approval of the merger agreement and “FOR” an adjournment of the special meeting to solicit additional proxies, if necessary.
Voting in Person
If you are a QBT shareholder and plan to attend the special meeting of QBT shareholders and wish to vote in person, you will be given a ballot at the special meeting.
Whether or not you plan to attend the special meeting, QBT requests that you complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.

Proxy Solicitation
If you are a QBT shareholder, the enclosed proxy is solicited by and on behalf of the board of directors of QBT. QBT will pay the expenses of soliciting proxies to be voted at the special meeting. Following the original mailing of the proxies and other soliciting materials, QBT and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of QBT for making these solicitations.
This proxy statement/prospectus and the proxy card are first being sent to QBT shareholders on or about August 18, 2014.
Stock Certificates
If you are a QBT shareholder, you should not send in any certificates representing QBT common stock at this time. You will receive separate instructions from the exchange agent for the exchange of your certificates representing QBT common stock.
Proposal to Approve Adjournment of the Special Meeting
QBT is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that QBT may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, QBT would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy card. If the special meeting is adjourned for 120 days or less, QBT is not required to give notice of the time and place of the adjourned meeting unless the board of directors fixes a new record date for the special meeting.
The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of QBT common stock present or represented at the special meeting and entitled to vote on the proposal. The board of directors of QBT retains full authority to the extent set forth in QBT’s bylaws and Connecticut law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any QBT shareholders.

THE MERGER
The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and financial advisor opinion attached as appendices to this proxy statement/prospectus. BWFG urges you to read carefully this entire proxy statement/prospectus, including the merger agreement and financial advisor opinion attached as annexes to this proxy statement/prospectus, for a more complete understanding of the merger.
On March 31, 2014, the BWFG board of directors and the board of directors of QBT approved the merger agreement. The merger agreement provides for the acquisition by BWFG of QBT through a merger of QBT with and into Bankwell Bank, with Bankwell Bank as the surviving corporation.
Upon completion of the merger, each outstanding share of QBT common stock will be converted into the right to receive, at the election of the holder of each such share, either $12.00 in cash or 0.56 shares of BWFG common stock. A QBT shareholder may specify different elections with respect to different shares that such shareholder holds. The value of the per share stock consideration is dependent upon the value of BWFG common stock and therefore will fluctuate with the market price of BWFG common stock. QBT shareholders may elect the form of consideration, but their elections are subject to a proration mechanism such that approximately 75% of QBT shares will be exchanged for shares of BWFG common stock and approximately 25% will be exchanged for cash.
Background of the Merger
Since QBT began operations in 2008, its vision has been to create and operate a community bank focused on exceptional customer service in the greater New Haven market. QBT has had a strong operating performance and an excellent reputation within its local community and the banking community as well. Since QBT opened, the strategic plan has primarily focused on franchise growth and increasing profitability. However, in more recent years, the Board of Directors has become increasingly concerned about the lack of liquidity in QBT’s stock and the potential need to re-enter the capital markets in order to obtain the capital necessary to sustain QBT’s growth and the potential effect this could have on current shareholder equity. Other areas of concern facing QBT in particular, and financial institutions generally, are additional compliance costs and higher capital ratio thresholds, the trend toward consolidation in the financial services industry, and the likely effect of the foregoing factors on QBT potential long-term growth, development, productivity and profitability. Therefore, QBT was receptive to discussing strategic alternatives with other financial institutions, although it did not solicit bids for this purpose.
In the fall of 2012 at a social function sponsored by a local bank (“Bank A”), Director DiCapua was introduced to the Chief Executive Officer of Bank A. At that meeting, there was a general discussion about the current banking environment in Connecticut. In early December 2012, there was a second discussion between the parties in which the Chief Executive Officer of Bank A initiated a conversation concerning a possible merger of QBT into Bank A. This discussion led to an informal meeting on December 20, 2012 at which the Chief Executive Officer of Bank A and two additional senior officers of Bank A were joined by Mark Candido, Richard Barredo, Director McArdle and Director DiCapua to discuss the concept of a possible transaction and the exchange of information regarding the operations of each party and the data system utilized by QBT. Thereafter, additional information was exchanged by the parties, culminating in a discussion between the Chief Executive Officer of Bank A and Director DiCapua, in which the Chief Executive Officer of Bank A indicated that Bank A would not pursue a merger with QBT, citing the prohibitive overall expense of such a transaction.

In early March 2013, certain QBT board members were approached by representatives of Bankwell who expressed an interest in exploring the possibility of combining the two institutions in an effort to expand Bankwell’s presence into the greater New Haven market. These discussions led to a conversation between Chairman McArdle and Peyton Patterson, the former Chief Executive Officer of Bankwell, in which she confirmed Bankwell’s interest in discussing a potential transaction. Ms. Patterson indicated that Bankwell had engaged Sandler O’Neill & Partners to assist it in the preparation of a term sheet outlining material terms and conditions for a proposed consolidation. The QBT Board of Directors discussed this matter and concluded it was in the best interest of its shareholders to investigate the potential benefits and drawbacks of a consolidation of the two organizations, particularly given current regulatory environment and anticipated regulatory changes, increased compliance costs and capital ratio requirements, difficult economic conditions, a difficult capital-raising environment for smaller financial institutions and the need to grow the Bank in order to achieve acceptable operational efficiencies for a maturing financial institution.
On April 4, 2013, Bankwell issued a non-binding indication of interest letter in which it proposed general terms for a proposed merger, including each share of QBT common stock being exchanged for 0.5909 of a share of Bankwell common stock or $13.00, subject to 40% of the aggregate merger consideration being comprised of Bankwell common stock. Based on Bankwell’s then-current share price of $22.00 per share, the implied value of the stock for stock exchange was $13.00. The letter was circulated among the members of the QBT Executive Committee (comprised of Directors McArdle and Palumbo) and then to the QBT Board of Directors.
On April 18, 2013 Bankwell issued a revised non-binding indication of interest in which it proposed general terms for a proposed merger, including each share of QBT common stock being exchanged for 0.5909 of a share of Bankwell common stock or $13.00, subject to 60% of the aggregate merger consideration being comprised of Bankwell common stock. Based on Bankwell’s then-current share price of $22.00 per share, the implied value of the stock for stock exchange was $13.00. The letter was circulated among the members of the QBT Executive Committee and then to the QBT Board of Directors.
On May 6, 2013, in response to the request made by the QBT Board of Directors, Bankwell revised its non-binding indication of interest, with the same terms as presented earlier, but decreasing the aggregate merger consideration to 50% Bankwell common stock. The letter was circulated among the members of the QBT Executive Committee and then to the QBT Board of Directors.
During May 2013, QBT researched various investment banking firms to assist it in the potential merger process (including analyzing the Bankwell proposal), and retained Sterne Agee to render financial advisory and investment banking services in general and to assist in analyzing, structuring and negotiating the proposed merger with Bankwell. In addition, during May 2013, both parties shared due diligence information with each other to ensure a potential merger was financially and operationally feasible for both parties and their shareholders. Sterne Agee met with and had numerous conversation with members of the QBT Board of Directors during this period to discuss the merger and acquisition environment, the proposed offer by Bankwell, the advantages and disadvantages of QBT remaining independent, and the advantages and disadvantages of soliciting additional potential merger partners. Ultimately, QBT’s Board of Directors concluded that a merger with Bankwell was not in the best interests of its stockholders at that time, citing concerns on basing the valuation on Bankwell’s then-current trading price given the limited liquidity of its common stock, among other concerns. The parties agreed to continue discussions as events warranted.
Informal discussions between the two parties continued into the fall and winter of 2013, although no formal proposals were made by either party during that period. In February 2014, Bankwell made a revised verbal proposal to QBT, which consisted of each share of QBT common stock being exchanged for between 0.56 shares and 0.60 shares of Bankwell common stock. Sterne Agee reviewed this proposal with QBT’s Executive Committee on February 26, 2014, and with the QBT Board of Directors on March 5, 2014. Sterne Agee also reviewed Bankwell’s current financial performance and compared Bankwell’s current performance to its performance during the negotiations in 2013. Sterne Agee also discussed the positive impact of Bankwell’s proposed public offering on QBT’s shareholders who received Bankwell common stock in the transaction. Following the board meeting, at the request of QBT’s Board of Directors, Sterne Agee contacted Bankwell’s advisor at Sandler O’Neill and expressed QBT’s Board of Directors desire for 25% of the consideration to be paid in cash. On March 7, 2014, Bankwell submitted a written non-binding indication of interest with the following material terms: each share of QBT common stock would be exchanged for 0.58 of a share of Bankwell common stock or $12.00 per share, subject to 75% of the aggregate merger consideration being in the form of Bankwell common stock. Based on the twenty day average trading price of Bankwell common stock ended March 5, 2014, the implied value of the stock for stock exchange was $12.47. The indication of interest also discussed Bankwell’s proposed initial public offering. Finally the indication of interest required QBT to be subject to a sixty day exclusivity period.
QBT’s Executive Committee had a series of meetings over the next several days in which Sterne Agee and counsel participated, and QBT executed the letter of intent on March 12, 2014, as the Board of Directors concluded that Bankwell’s updated valuation based on its stock price, completion of its acquisition of The Wilton Bank, continued improving financial results and proposed initial public offering warranted serious consideration of the merger proposal on behalf of QBT’s stockholders.
During the latter part of March 2014, the parties conducted extensive reciprocal due diligence. On March 24, 2014, Bankwell revised its offer by revising the exchange ratio from 0.58x to 0.56x, citing higher than anticipated contract termination costs. QBT’s Executive Committee, in consultation with Sterne Agee, recommended to the Board of Directors that QBT continue to pursue the transaction. The material economic terms of the proposed transaction did not change thereafter. In addition, during this period, counsel for both parties negotiated a merger agreement. QBT held a series of meetings with Sterne Agee and its counsel during the latter part of March 2014 to review the outstanding non-economic issues left to resolve in order to execute the merger agreement. The Executive Committee met on March 24, 2014 to review the financial terms of the Bankwell proposal with Sterne Agee and agreed to continue to move toward executing the merger agreement, pending resolution of any remaining issues. Between March 27th and March 31st, the QBT Board of Directors met with Sterne Agee and counsel to review the unresolved remaining non-economic issues, and counsel reviewed in detail the merger agreement and the Board of Director’s fiduciary duties with the QBT Board of Directors. On March 31, 2014, the QBT Board of Directors met to authorize execution of the merger agreement, and Sterne Agee provided its final financial analysis of the transaction and delivered its fairness opinion to the Board of Directors. The transaction was announced publicly on April 1, 2014.
Recommendation of the QBT Board of Directors and Reasons for the Merger
QBT’s Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that QBT shareholders vote FOR approval of the Merger Agreement. In arriving at its determination, QBT’s Board of Directors considered a number of factors, including the following:
•
  the Board of Directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Bankwell;

•
  the opportunity for QBT’s shareholders to have increased liquidity upon receipt of Bankwell shares in exchange for their QBT shares, as Bankwell shares trade on the Nasdaq Global Select Market under the symbol “BWFG,” particularly in light of Bankwell’s pending initial public offering and its stockholder base;
•
  the potential opportunity for QBT’s shareholders to receive dividend payments on the shares of Bankwell common stock that they receive following the Merger;
•
  the terms of the merger agreement, including the financial terms and the fact that 75% of the merger consideration would be paid in Bankwell common stock, thereby making the transaction a tax-free exchange for those QBT shareholders receiving Bankwell stock;
•
  the regulatory environment facing QBT in particular and banks and financial institutions generally (including additional compliance costs and higher capital ratio thresholds), the trend toward consolidation in the financial services industry and the likely effect of the foregoing factors on QBT’s potential growth, development, productivity and profitability;
•
  the results that could be expected to be obtained by QBT if QBT continued to operate independently and the likely benefits to shareholders of such course, as compared with the value of the Bankwell common stock being offered by Bankwell;
•
  the ability of QBT to efficiently and effectively raise capital in the future and the effect of such on its existing stockholder base;
•
  its assessment, based in part on discussions with its financial advisers, that it currently was unlikely that another acquirer had both the willingness and the financial capability to offer to acquire QBT at a value that was materially higher than that being offered by Bankwell;
•
  the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, the absence of a financing condition, a provision that permits QBT’s Board of Directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party that has submitted a bona fide unsolicited written proposal to acquire QBT , a provision providing for QBT’s payment of a termination fee to Bankwell if the merger agreement is terminated under certain circumstances, and the effect such termination fee could have on a third party’s decision to propose a merger or similar transaction to QBT at a greater value than that contemplated by the Merger;
•
  the effects of the Merger on QBT’s depositors and customers and the communities served by QBT, which was deemed to be favorable given that they would be served by a local community banking organization that had greater resources than QBT;
•
  the effects of the Merger on QBT’s employees, including the prospects for employment with a strong, growing organization such as Bankwell and the severance and other benefits agreed to be provided by Bankwell to employees whose employment was terminated in connection with the Merger;
•
  a review of comparable transactions, including the comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers, expressed as, among other things, multiples of book value and earnings;

•
  a review of comparable transactions, including the comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers, expressed as, among other things, multiples of book value and earnings; and
•
  the opinion of Sterne Agee that the consideration to be paid is fair to QBT’s stockholders from a financial point of view.
The discussion and factors considered by QBT’s Board of Directors is not intended to be exhaustive, but includes all material factors considered. In approving the merger agreement, QBT’s Board of Directors did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighted factors differently.
QBT’s board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, QBT and its shareholders. Accordingly, QBT’s board of directors unanimously approved the merger agreement and the transactions contemplated thereby.
QBT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT QBT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.
Opinion of Sterne Agee & Leach, Inc., Financial Advisor to QBT
On May 21, 2013 QBT engaged Sterne Agee to render financial advisory and investment banking services to QBT. Sterne Agee agreed to assist QBT in analyzing, structuring and negotiating the merger with Bankwell and was also engaged to render a written opinion to QBT’s board of directors as to whether the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to QBT’s stockholders. QBT selected Sterne Agee because Sterne Agee is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with QBT and its business. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.
Other than with respect to the proposed merger, Sterne Agee has had no other relationship with QBT in the past two years.
As part of its engagement, representatives of Sterne Agee attended the meeting of the QBT board of directors held on March 31, 2014, at which the QBT board of directors evaluated the proposed merger with Bankwell. At this meeting, Sterne Agee reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the consideration offered to QBT stockholders in the merger was fair from a financial point of view. Following extensive review and discussion, the QBT board of directors approved the merger agreement at this meeting.
The full text of Sterne Agee’s written opinion is attached as Appendix C to this document and is incorporated herein by reference. QBT stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sterne Agee. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

Sterne Agee’s opinion speaks only as of the date of the opinion. The opinion is directed to the QBT board of directors and addresses only the fairness, from a financial point of view, of the consideration offered to the QBT stockholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any QBT shareholder as to how the shareholder should vote at the QBT special meeting on the merger or any related matter.
In rendering its opinion, Sterne Agee:
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  reviewed, among other things,
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  the merger agreement;
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  certain publicly available financial and business information of QBT, Bankwell and their affiliates;
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  certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of QBT and Bankwell; and
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  materials detailing the merger prepared by QBT, Bankwell and their affiliates and by their legal and accounting advisors including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger;
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  held discussions with members of senior management of QBT and Bankwell regarding:
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  past and current business operations;
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  regulatory relations;
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  financial condition; and
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  future prospects of their respective companies;
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  reviewed the financial terms of certain recent business combinations in the banking industry; and
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  performed other studies and analyses that it considered appropriate.
In addition, Sterne Agee compared certain financial information for QBT and Bankwell with similar information for certain other companies the securities of which are publicly traded and performed other studies and analyses that it considered appropriate.
Sterne Agee, in conducting its review and arriving at its opinion, relied upon the accuracy and completeness of the information provided to it by QBT, Bankwell and their affiliates. In addition, where appropriate, Sterne Agee relied upon publicly available information, without independent verification, that Sterne Agee believes to be reliable, accurate, and complete; however, Sterne Agee cannot guarantee the reliability, accuracy, or completeness of any such publicly available information. Sterne Agee was not engaged to express, and is not expressing, any opinion with respect to any other transaction, including any alternative transaction between QBT and Bankwell. With respect to the financial forecasts, including the synergies and restructuring charges, supplied to Sterne Agee, Sterne Agee assumed, with QBT’s consent, that they were reasonably prepared and reflected, as of the date of Sterne Agee’s opinion, the best currently available estimates and judgments of QBT and Bankwell as to future operating and financial performance of QBT, Bankwell and the combined company.

Sterne Agee did not make an independent evaluation of the assets or liabilities (contingent or otherwise) of QBT, Bankwell or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities nor did Sterne Agee conduct any review of individual credit files of QBT or Bankwell, evaluate the adequacy of the loan or lease loss reserves of QBT or Bankwell or evaluate the solvency of QBT or Bankwell under any state or federal laws relating to bankruptcy, insolvency or similar matters. Sterne Agee rendered no opinion or evaluation on the collectability of any asset or the future performance of any loan of QBT or Bankwell. Sterne Agee is not experts in the evaluation of loan or lease portfolios for assessing the adequacy of the allowances for losses with respect thereto and, accordingly, Sterne Agee did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of QBT or Bankwell or on the credit mark assumed taken in the merger, and Sterne Agee has assumed, with QBT’s consent, that the respective allowances for loan and lease losses for both QBT and Bankwell, respectively, as well as the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. Sterne Agee has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Sterne Agee.
The projections furnished to Sterne Agee and used by it in certain of its analyses were prepared by QBT’s and Bankwell’s senior management teams. QBT and Bankwell do not publicly disclose internal management projections of the type provided to Sterne Agee in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.
For purposes of rendering its opinion, Sterne Agee assumed that, in all respects material to its analyses:
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  the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;
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  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;
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  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;
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  all conditions to the completion of the merger will be satisfied without any waiver; and
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  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.
Sterne Agee further assumed that the merger will be accounted for as a purchase transaction under GAAP, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Sterne Agee’s opinion is not an expression of an opinion as to the prices at which shares of Bankwell common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the price at which the shares of common stock of the combined company will trade following the completion of the merger.
In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sterne Agee, QBT and Bankwell. Any estimates contained in the analyses performed by Sterne Agee are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Sterne Agee opinion was among several factors taken into consideration by the QBT board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the QBT board of directors with respect to the fairness of the consideration.
The following is a summary of the material analyses presented by Sterne Agee to the QBT board of directors on March 31, 2014, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Sterne Agee opinion or the presentation made by Sterne Agee to the QBT board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sterne Agee did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Sterne Agee believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
Summary of Proposal.   Pursuant to the terms of the Merger Agreement, upon the merger, the shares of QBT common stock, par value $0.01, 75% of the QBT shares shall be converted into the right to receive 0.56 shares of Bankwell common stock, par value $0.01, and 25% of the QBT shares shall be converted into an amount of cash equal to $12.00. Based on Bankwell’s closing price on March 28, 2014 of $22.00, the consideration was equivalent to a price of $12.24 per share to QBT’s shareholders.
Selected Publicly Traded Companies Analysis.   Using publicly available information, Sterne Agee compared the financial performance, financial condition, and market performance of QBT to the following publicly traded banks and thrifts headquartered in New England and New York with total assets between $50 million and $300 million, nonperforming assets to assets less than 3.0% and last twelve months return on average assets greater than 0.00%. The companies included in this group were:

First Colebrook Bancorp, Inc.	Rockport National Bancorp, Inc.
Georgetown Bancorp, Inc.	Damariscotta Bankshares, Inc.
CMS Bancorp, Inc.	Island Bancorp, Inc.
National Bank of Coxsackie	First National Bank of Groton
Bank of Akron	Prime Bank

Using publicly available information, Sterne Agee compared the financial performance, financial condition, and market performance of Bankwell to the following publicly traded banks and thrifts headquartered in the Mid-Atlantic region with total assets between $600 million and $1.5 billion, nonperforming assets to assets less than 3.5% and last twelve months return on average assets greater than 0.60%. The companies included in this group were:

Chemung Financial Corporation	Community Financial Corporation
First Bancorp, Inc.	Unity Bancorp, Inc.
New Hampshire Thrift Bancshares, Inc.	TF Financial Corporation
Bar Harbor Bankshares	Evans Bancorp, Inc.
Hingham Institution for Savings	Two River Bancorp
Citizens & Northern Corporation	Oneida Financial Corp.
Penns Woods Bancorp, Inc.	1st Constitution Bancorp
Orrstown Financial Services, Inc.	Mid Penn Bancorp, Inc.
Old Line Bancshares, Inc.	Norwood Financial Corp.
Codorus Valley Bancorp, Inc.	Marlin Business Services Corp.
ACNB Corporation	Bancorp of New Jersey, Inc.

To perform this analysis, Sterne Agee used financial information as of the twelve month period ended December 31, 2013 (or as of the most recently available quarter). Market price information was as of March 28, 2014. Earnings estimates for 2015 were taken from a nationally recognized earnings estimate consolidator, SNL Financial, for selected companies. No company used as a comparison in the analysis below is identical to QBT or Bankwell. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Sterne Agee’s analysis showed the following concerning QBT’s and Bankwell’s respective financial condition and results of operations:

	QBT	QBT Group Minimum	QBT Group Maximum
Return on Average Assets	0.57%	0.32%	1.28%
Return on Average Equity	5.48%	2.47%	9.34%
Efficiency Ratio	76.5%	59.3%	83.2%

	Bankwell	Bankwell Group Minimum	Bankwell Group Maximum
Return on Average Assets	0.77%	0.61%	2.45%
Return on Average Equity	8.29%	5.49%	13.52%
Efficiency Ratio	75.4%	42.8%	83.5%

	QBT	QBT Group Minimum	QBT Group Maximum
Tangible Common Equity / Tangible Assets	10.5%	6.9%	13.6%
Loans / Deposits	95.3%	48.8%	128.4%
Nonperforming Assets / Assets	0.5%	0.2%	2.1%
Loan Loss Reserve / Loans	1.2%	0.3%	2.3%

	Bankwell	Bankwell Group Minimum	Bankwell Group Maximum
Tangible Common Equity / Tangible Assets	7.5%	5.2%	23.2%
Loans / Deposits	95.5%	53.2%	120.4%
Nonperforming Assets / Assets	1.0%	0.2%	3.2%
Loan Loss Reserve / Loans	1.3%	0.6%	3.1%

Sterne Agee’s analysis showed the following concerning QBT’s comparable trading group and Bankwell’s market performance:

	QBT	QBT Group Minimum		QBT Group Maximum
Stock Price / Tangible Book Value per Share	—	59.8%		132.8%
Stock Price / Last Twelve Months EPS	—	8.5	x	20.9	x
Dividend Yield	—	0.0%		5.0%

	Bankwell		Bankwell Group Minimum		Bankwell Group Maximum
Stock Price / Tangible Book Value per Share	147.0%		97.7%		218.8%
Stock Price / Last Twelve Months EPS	14.9	x	10.3	x	19.7	x
Stock Price / 2015 Est. EPS	13.1	x	9.5	x	18.1	x
Dividend Yield	0.0%		0.0%		5.2%

Comparable Transaction Analysis.   Sterne Agee reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies with headquarters in the New England and Mid-Atlantic regions announced after December 31, 2011, where deal value was available and the buyer was a bank or bank holding company or a thrift or thrift holding company, the seller had assets less than $500 million, last twelve months return on average assets between 0.00% and 1.00% and nonperforming assets to assets less than 3.0%. The transactions included in the groups were:

Acquiror	Acquiree
Salisbury Bancorp, Inc.	Riverside Bank
Mascoma Mutual Financial Services Corp.	Connecticut River Bancorp, Inc.
ESSA Bancorp, Inc.	Franklin Security Bancorp, Inc.
1st Constitution Bancorp	Rumson-Fair Haven Bank & Trust Company
Haven Bancorp, MHC	Hilltop Community Bancorp, Inc.
Independent Bank Corp.	Mayflower Bancorp, Inc.
SI Financial Group, Inc.	Newport Bancorp, Inc.
Lakeland Bancorp, Inc.	Somerset Hills Bancorp
TF Financial Corporation	Roebling Financial Corp, Inc.
F.N.B. Corporation	Annapolis Bancorp, Inc.
Penns Woods Bancorp, Inc.	Luzerne National Bank Corporation
New Hampshire Thrift Bancshares, Inc.	Nashua Bank
S&T Bancorp, Inc.	Gateway Bank of Pennsylvania
Provident New York Bancorp	Gotham Bank of New York

Transaction multiples for the merger were derived from an offer price of $12.24 per share for QBT, based on Bankwell’s March 28, 2014 closing price of $22.00. For each precedent transaction, Sterne Agee derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:
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  tangible book value per share of the acquired company based on the latest public financial statements of the company available prior to the announcement of the acquisition;
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  tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the financial statements of the company available prior to the announcement of the acquisition; and
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  the last twelve months earnings per share based on the financial statements of the company available prior to the announcement of the acquisition
The results of the analysis are set forth in the following table:

Transaction Price to:	QBT/ Bankwell Merger		Comparable Transactions Minimum		Comparable Transactions Maximum
Tangible Book Value	143%		86%		165%
Core Deposit Premium	7.4%		(2.0)%		10.2%
LTM Earnings Per Share	26.7	x	15.1	x	25.2	x

No company or transaction used as a comparison in the above analysis is identical to QBT, Bankwell or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.
Financial Impact Analysis.   Sterne Agee performed pro forma merger analyses that combined projected income statement and balance sheet information of QBT and Bankwell. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Bankwell. In the course of this analysis, Sterne Agee used earnings estimates for QBT for 2014 as provided by QBT’s Management Projections and earnings estimates for Bankwell for 2014 through 2018 as provided by Bankwell’s Management Projections. This analysis indicated that the merger is expected to be accretive to Bankwell’s estimated earnings per share in 2015. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Bankwell and that Bankwell would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Bankwell following the merger will vary from the projected results, and the variations may be material.
Discounted Cash Flow Analysis.   Sterne Agee performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that QBT could provide to equity holders through 2018 on a stand-alone basis. In performing this analysis, Sterne Agee used QBT’s Management Projections for 2014 and with respect to 2015 – 2018 applied QBT Management reviewed operating assumptions to derive projected after-tax cash flows. The analysis assumed discount rates ranging from 11.0% to 15.0%. The range of values was determined by adding (1) the present value of projected cash flows to QBT’s stockholders from 2014 to 2018 and (2) the present value of the terminal value of QBT’s common stock. In determining cash flows available to stockholders, Sterne Agee assumed that QBT would maintain a tangible common equity/tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for QBT. In calculating the terminal value of QBT, Sterne Agee applied multiples ranging from 12.0 times to 14.0 times 2018 forecasted earnings. This resulted in a range of values of QBT from $6.93 to $8.61 per share.
Sterne Agee stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of QBT.
Other Analyses.   Among other things, Sterne Agee also reviewed earnings estimates, balance sheet composition and other financial data for QBT and Bankwell.
The QBT board of directors has retained Sterne Agee as an independent contractor to act as financial adviser to QBT regarding the merger. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Sterne Agee has experience in, and knowledge of, the valuation of banking enterprises.
Sterne Agee’s Compensation and Other Relationships with QBT.   QBT and Sterne Agee have entered into an agreement relating to the services to be provided by Sterne Agee in connection with the merger. Pursuant to the agreement, QBT agreed to pay Sterne Agee (a) a non-refundable retainer of $25,000, which will be credited against the transaction fee; (b) a fee upon the delivery to the board of directors of QBT of the written Fairness Opinion of $50,000, which will also be credited against the transaction fee; and (c) upon closing of the merger, a transaction fee of $250,000. Pursuant to the Sterne Agee engagement agreement, QBT also agreed to reimburse Sterne Agee for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.
Interests of QBT’s Directors and Executive Officers in the Merger
As described below, QBT’s executive officers and directors might have interests in the merger that are in addition to, or different from, the interests of QBT’s shareholders generally. QBT’s board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.
Share Ownership.   On July 28, 2014, the record date for the special meeting of QBT’s shareholders, QBT’s directors and executive officers beneficially owned, in the aggregate, 257,451 shares of QBT common stock (not including shares that may be acquired upon the exercise of stock options or warrants), representing approximately 21.0% of the issued and outstanding shares of QBT common stock.
Continuing Employment for Messrs. Candido and Barredo.   On March 31, 2014, BWFG and Bankwell Bank entered into an employment agreement with Mr. Candido which will become effective upon the completion of the merger. Upon completion of the merger, BWFG and Bankwell Bank will employ Mark A. Candido, currently the President and Chief Executive Officer of QBT, as its President, New Haven County Region and Senior Vice President. In that position, BWFG and Bankwell Bank will pay Mr. Candido an annual base salary of $150,000.

On March 31, 2014, Bankwell Bank entered into an employment agreement with Mr. Barredo which will become effective upon the completion of the merger. Upon completion of the merger, Bankwell Bank will employ Richard R. Barredo, currently the Chief Lending Officer of QBT, as its First Vice President, Senior Credit Officer New Haven Region. In that position, Bankwell Bank will pay Mr. Barredo an annual base salary of $135,000.
Settlement Agreements.   In connection with the merger, BWFG and QBT entered into settlement agreements with each of Messrs. Candido and Barredo on March 31, 2014. Under each settlement agreement, each executive will receive the payments and benefits provided under the settlement agreement in satisfaction of all rights to payments and benefits under the executive’s individual employment agreement with QBT. The settlement agreements include a general release of claims in favor of QBT and BWFG. The payments under the settlement agreements will be reduced if all or any portion of the payments constitute “excess parachute payments” under Section 280G of the Code. The settlement agreements with Messrs. Candido and Barredo provide that, immediately prior to the completion of the merger, QBT will pay $331,020.75 to Mr. Candido and $300,424.50 to Mr. Barredo.
Severance Payments.   Under the merger agreement, each full-time, non-commissioned employee of QBT (excluding any employee who is a party to an employment, change in control or other agreement that provides for severance payments) who is terminated by QBT other than for cause at the request of BWFG prior to the effective time, or by BWFG or a subsidiary of BWFG within six (6) months following the effective time of the change in control, will be entitled to receive severance payments in an amount equal to two (2) weeks base pay for each full year of service with QBT, BWFG or any subsidiary of BWFG, with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks base pay.
Rollover of Outstanding Options.   Under the merger agreement, each stock option granted under QBT’s Stock Plan, including the vested and unvested portions, that has not been previously exercised or cancelled will be converted automatically into options to purchase BWFG common stock. The number of shares of BWFG Common Stock to be subject to the new option shall be equal to the product of the number of shares of QBT common stock subject to the QBT Stock Option and 0.56; provided, that any fractional shares of BWFG common stock resulting from such multiplication shall be rounded down to the nearest whole share. The exercise price per share of BWFG common stock under the new option shall be equal to the exercise price per share of QBT common stock subject to the QBT stock option divided by 0.56 subject to the QBT stock option; provided, that such exercise price shall be rounded up to the nearest whole cent. As of the date of this proxy statement/prospectus, the executives and directors hold stock options covering the number of shares and will receive options to purchase BWFG common stock in the amount described in the table below, assuming they do not exercise their stock options prior to the completion of the merger.

Holder	QBT Shares Underlying Outstanding Options (#)	BWFG Shares Per New Options (#)
Richard R. Barredo	13,250	7,420
Mark A. Candido	13,250	7,420
Richard A. Ciardiello	9,500	5,320
Carl R. DaVia	7,000	3,920
Sallie A. DeMarsilis	4,000	2,240
Stephen J. DiCapua	6,500	3,640
Richard H. Fitzpatrick Jr.	4,500	2,520
Brian P. McArdle	10,000	5,600
Raymond W. Palumbo	9,000	5,040
Gregory O. Scott	7,000	3,920
Richard C. Simione	7,000	3,920
Richard Spero	7,500	4,200
Lorenzo B. Wyatt	4,000	2,240

Rollover of Outstanding Warrants.   Under the merger agreement, each warrant issued by QBT, whether vested or unvested, that is outstanding and unexercised at closing, will be converted automatically into a warrant to purchase 0.56 shares of BWFG common stock for $17.86; provided, that any fractional shares of BWFG will be rounded down to the nearest whole share. As of the date of this proxy statement/prospectus, the executives and directors hold warrants covering the number of shares and will receive warrants to purchase BWFG common stock in the amount described in the table below, assuming they do not exercise their warrants prior to the completion of the merger.

Holder	QBT Shares Underlying Outstanding Warrants (#)	BWFG Shares Per New Warrants (#)
Richard R. Barredo	2,500	1,400
Mark A. Candido	5,000	2,800
Richard A. Ciardiello	10,000	5,600
Carl R. DaVia	10,000	5,600
Sallie A. DeMarsilis	10,000	5,600
Stephen J. DiCapua	2,500	1,400
Richard H. Fitzpatrick Jr.	5,000	2,800
Brian P. McArdle	10,000	5,600
Raymond W. Palumbo	5,000	2,800
Gregory O. Scott	10,000	5,600
Richard C. Simione	2,500	1,400
Richard Spero	10,000	5,600
Lorenzo B. Wyatt	5,000	2,800

New Directors.   The merger agreement provides that the boards of directors of BWFG and Bankwell Bank will be increased by one (1) director, who is to be selected by BWFG after consultation with QBT. The new director will be appointed to serve on both boards for a term expiring at the annual shareholders meeting in 2015. The appointee will be recommended to serve another term at the 2015 annual meeting of shareholders, subject to recommendation by BWFG’s Governance Committee after the same review process applied to other re-nominees. This director will be paid on the same fee schedule as other, similarly situated board members of BWFG and Bankwell Bank.

Advisory Board.   The merger agreement provides that the board members of QBT who do not join the boards of directors of BWFG or Bankwell Bank will be invited to be members of a newly established advisory board of BWFG. Each member of the advisory board will receive compensation as set by the board of directors of BWFG from time to time. The advisory board may be comprised of other persons as well.
Indemnification.   Under the merger agreement, BWFG has agreed that it will, from and after the effective time of the merger, indemnify, defend and hold harmless each present and former officer or director of QBT against any losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments and amounts that are paid in settlement (with the approval of BWFG, which approval will not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer or employee of QBT if such claim pertains to any matter of fact arising, existing or occurring at or before the effective time of the merger (including, without limitation, the merger and other transactions contemplated thereby), regardless of whether such claim is asserted or claimed before or after the effective time, for a period of six years following the effective time of the merger.
Directors’ and Officers’ Insurance.   BWFG has further agreed, for a period of six years after the effective time of the merger, to cause the persons serving as officers and directors of QBT immediately prior to the effective time to continue to be covered by QBT’s current directors’ and officers’ liability insurance policy (provided that BWFG may substitute policies of that are not materially less advantageous than such policy) with respect to acts or omissions occurring prior to the effective time of the merger that were committed by such officers and directors in their capacity as such. BWFG is not required to spend more than 175% of the annual cost currently incurred by QBT for each year of insurance coverage.
BWFG’s and Bankwell Bank’s Boards of Directors After the Merger
Upon completion of the merger, it is expected that the BWFG and Bankwell Bank boards of directors will be composed of fourteen directors, including the QBT representative.
Material U.S. Federal Income Tax Consequences of the Merger
The following summary describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of QBT’s common stock. The following summary is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, under federal laws other than those pertaining to income tax, and under federal laws applicable to alternative minimum taxes are not addressed in this proxy statement/prospectus.
For purposes of this summary, the term “U.S. holder” means a beneficial owner which is:
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  an individual citizen or resident of the United States;
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  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;
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  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

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  an estate that is subject to U.S. federal income taxation on its income regardless of its source.
This summary addresses only those U.S. holders of QBT common stock that hold their QBT common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of QBT common stock in light of their individual circumstances or to holders of QBT common stock that are subject to special rules, such as:
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  financial institutions;
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  investors in pass-through entities;
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  insurance companies;
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  tax-exempt organizations;
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  dealers in securities or currencies;
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  traders in securities that elect to use a mark to market method of accounting;
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  persons that hold QBT common stock as part of a straddle, hedge, constructive sale or conversion transaction;
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  regulated investment companies;
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  real estate investment trusts;
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  persons whose “functional currency” is not the U.S. dollar;
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  persons who are not citizens or residents of the United States; and
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  holders who acquired their shares of QBT common stock through the exercise of an employee stock option or otherwise as compensation.
If a partnership or other entity taxed as a partnership holds QBT common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.
The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within BWFG’s control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local and foreign and other tax laws, and of changes in those laws.
Tax Consequences of the Merger Generally.   The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, the material U.S. federal income tax consequences will be as follows:
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  no gain or loss will be recognized by BWFG or QBT as a result of the merger;
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  no gain or loss will be recognized by U.S. holders who exchange all of their QBT common stock solely for BWFG common stock pursuant to the merger (with respect to cash received instead of a fractional share of BWFG common stock, see below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of BWFG Common Stock”);
•
  gain (but not loss) will be recognized by U.S. holders of QBT common stock who receive both shares of BWFG common stock and cash in exchange for shares of QBT common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the BWFG common stock and cash received by a U.S. holder of QBT common stock exceeds such U.S. holder’s basis in its QBT common stock and (2) the amount of cash received by such U.S. holder of QBT common stock (except with respect to U.S. holders who receive cash only instead of a fractional share of BWFG common stock, which is discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of BWFG Common Stock”);
•
  the aggregate basis of the BWFG common stock received by a U.S. holder of QBT common stock in the merger (including the basis of fractional shares of BWFG common stock deemed received, prior to their deemed redemption as described below) will be the same as the aggregate basis of QBT common stock for which it is exchanged, decreased by the amount of cash (if any) received in the merger (other than cash received instead of fractional share interests in BWFG common stock), and increased by the amount of gain recognized on the exchange (other than gain recognized with respect to cash received instead of fractional share interests in BWFG common stock, as discussed below under “Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of BWFG Common Stock”); and
•
  the holding period of BWFG common stock received in exchange for shares of QBT common stock (including fractional shares of BWFG common stock deemed received and redeemed as described below) will include the holding period of QBT common stock for which it is exchanged.
If a U.S. holder of QBT common stock acquired different blocks of QBT common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of QBT common stock, and the cash and shares of BWFG common stock received will be allocated pro rata to each such block of stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. U.S. holders should consult their tax advisors with regard to identifying the bases and holding periods of the particular shares of BWFG common stock received in the merger.
At the time that a U.S. holder makes a cash or stock election pursuant to the terms of the merger agreement, such U.S. holder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of consideration such U.S. holder will receive. As a result, the U.S. federal income tax consequences to such U.S. holder will not be ascertainable with certainty until such U.S. holder knows the precise amount of cash and BWFG common shares that such U.S. holder will receive in the merger.
Completion of the merger is conditioned on, among other things, the receipt by BWFG and QBT of legal opinions from Hinckley, Allen & Snyder LLP, and Luse Gorman Pomerenk & Schick, P.C. respectively, each dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters provided by QBT and BWFG to be delivered at the time of closing. Although the merger agreement allows each of BWFG and QBT to waive this condition to closing, neither BWFG nor QBT currently anticipates doing so. Neither of the legal opinions will be binding on the Internal Revenue Service or on any court. Neither BWFG nor QBT intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger and there is no guarantee that the Internal Revenue Service will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.
Taxation of Capital Gain.   Except as described under “Additional Considerations — Recharacterization of Gain as a Dividend” below, gain that U.S. holders of QBT common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holders have held (or are treated as having held) their QBT common stock for more than one year as of the date of the merger. For U.S. holders of QBT common stock that are non-corporate holders, long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%

for individuals earning less than $400,000 and couples earning less than $450,000, and 20% for those earning above those figures.
Additional Considerations — Recharacterization of Gain as a Dividend.   In limited circumstances, all or part of the gain that a particular U.S. holder of QBT common stock recognizes could be treated as dividend income rather than capital gain. This may occur if (1) such U.S. holder is a significant stockholder of BWFG or (2) such U.S. holder’s percentage ownership, taking into account constructive ownership rules, in BWFG after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of BWFG common stock rather than a combination of cash and shares of BWFG common stock in the merger. This could happen, for example, because of ownership of additional shares of BWFG common stock by such holder, ownership of shares of BWFG common stock by a person related to such holder or a share repurchase by BWFG from other holders of BWFG common stock. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a holder of QBT common stock, including the application of certain constructive ownership rules, U.S. holders of QBT common stock should consult their own tax advisor regarding the potential tax consequences of the merger to them.
Receipt of Cash Consideration Only and Cash Received Instead of a Fractional Share of BWFG Common Stock.   A U.S. holder of QBT common stock who receives the entirety of its consideration in the form of cash will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its QBT common stock. In addition, a U.S. holder of QBT common stock who receives cash instead of a fractional share of BWFG common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by BWFG. As a result, such U.S. holder of QBT common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.
You are urged to consult with your own tax advisors about the particular tax consequences of the merger to you, including the effects of U.S. federal, state and local, foreign and other tax laws.
Backup Withholding and Information Reporting.   Payments of cash to a U.S. holder of QBT common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding unless the U.S. holder provides BWFG with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s federal income tax liability, provided that the U.S. holder timely furnishes the required information to the Internal Revenue Service.
A U.S. holder of QBT common stock who receives BWFG common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of QBT common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives BWFG common stock in the merger will be required to file a statement with such U.S. federal income tax return setting forth such holder’s basis in QBT common stock surrendered and the fair market value of the BWFG common stock and cash received in the merger. A “significant holder” is a holder of

QBT common stock, who, immediately before the merger, owned at least 5% of the outstanding stock of QBT.
This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, BWFG strongly urges you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.
Accounting Treatment
The merger, if completed, will be treated as a purchase by BWFG of QBT for accounting purposes. Accordingly, under GAAP, the assets and liabilities of QBT will be recorded on the books of BWFG at their respective fair values at the time of the consummation of the merger.
Regulatory Approvals Required for the Merger
BWFG, Bankwell Bank and QBT must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators before the merger of Bankwell Bank and QBT can be completed. Each party has agreed to do so.
FDIC.   On June 6, 2014, Bankwell Bank filed with the FDIC the required application under the Bank Merger Act to obtain approval of the merger of Bankwell Bank and QBT. The FDIC is required to consider the financial and managerial resources and future prospects of the banks concerned, as well as the convenience and needs of the communities to be served. In addition, the FDIC must consider the effectiveness of Bankwell Bank and QBT in combating money laundering activities in connection with its determination whether to approve the bank merger.
Connecticut Department of Banking.   On June 5, 2014, Bankwell Bank filed an application seeking the permission of the Banking Department to acquire QBT and merge it into Bankwell Bank. In determining whether to approve the merger, the Banking Department must consider whether the merger will promote the public convenience, whether the benefits to the public clearly outweigh possible adverse effects and whether the terms of the merger are reasonable and in accordance with law and sound public policy.
None of the parties is aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, BWFG, Bankwell Bank and QBT currently contemplate that such approval or action would be sought.
Election Procedures; Surrender of Stock Certificates
If you are a record holder of QBT common stock, an election form will be provided to you under separate cover. The election form will entitle you to elect to receive cash, BWFG common stock, or a combination of cash and BWFG common stock, or to make no election with respect to the merger consideration that you wish to receive.
To make a valid election, you must submit a properly completed election form to Registrar & Transfer Company, which will be acting as the exchange agent, on or before 5:00 p.m., Eastern time, twenty-five (25) days following the mailing date of the election forms. Registrar & Transfer Company, as exchange agent, will process the exchange of QBT common stock certificates for cash and/or BWFG common stock.
Shortly after the merger, the exchange agent will allocate cash and shares of BWFG common stock among QBT shareholders, consistent with their elections, the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your QBT stock certificates after the merger is completed.
Please do not forward your QBT stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form which you will receive later.
An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of QBT common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked, and share certificates returned, automatically if the merger agreement is terminated. If you have a preference for receiving either BWFG common stock and/or cash for your QBT common stock, you should complete and return the election form. If you do not make an election, you will be allocated BWFG common stock and/or cash depending on the elections made by other QBT shareholders.
You should be aware that if you make an election, you will not be able to sell or otherwise transfer your shares of QBT common stock unless you properly withdraw your election prior to the election deadline. In addition, please note that during the time between when the election is made and when stock certificates for shares of BWFG are received by shareholders following the completion of the merger, QBT shareholders will be unable to sell their QBT common stock.
QBT shareholders who do not submit a properly completed election form accompanied by stock certificates representing all shares of QBT common stock covered by the election form or an appropriate guarantee of delivery or revoke their election form prior to the election deadline will have their shares of QBT common stock designated as non-election shares.
BWFG will deposit with the exchange agent the shares representing BWFG’s common stock and cash to be issued to QBT shareholders in exchange for their shares of QBT common stock.
QBT shareholders who surrender their stock certificates and complete election forms prior to the election deadline will automatically receive the merger consideration allocated to them. No later than five (5) business days after the completion of the merger, the exchange agent will mail to QBT shareholders who did not previously surrender QBT stock certificates a letter of transmittal, together with instructions for the exchange of their QBT stock certificates for the merger consideration. When such QBT shareholders deliver their QBT stock certificates, together with the signed letter of transmittal, they shall be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of BWFG common stock (if any) determined in accordance with the exchange ratio or (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled to and (iii) a check representing the amount of cash in lieu of fractional shares, if any.
Until you surrender your QBT stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any BWFG common stock into which your shares have been exchanged. No interest will be paid or accrued to QBT shareholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of QBT common stock. QBT stock certificates presented for transfer will be canceled and exchanged for the merger consideration.
If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Registrar & Transfer Company will send you instructions on how to provide evidence of ownership.
If any certificate representing shares of BWFG’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:
•
  pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or
•
  establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.
Any portion of the cash or shares of BWFG common stock made available to the exchange agent that remains unclaimed by QBT shareholders for six months after the effective time of the merger will be returned to BWFG. After six months, any QBT shareholder who has not exchanged shares of QBT common stock for the merger consideration in accordance with the merger agreement may look only to BWFG for payment of the merger consideration for these shares and any unpaid dividends or distributions. Nonetheless, BWFG, QBT, the exchange agent or any other person will not be liable to any QBT shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.
Non-Election Shares
QBT shareholders who make no election to receive cash or BWFG common stock in the merger, and QBT shareholders who do not make a timely or valid election, will be deemed not to have made an election. Shareholders not making an election may be paid in cash, BWFG common stock or a mix of cash and shares of BWFG common stock depending on, and after giving effect to, the number of timely and valid cash elections and stock elections that have been made by other QBT shareholders using the proration adjustment described below.
Dissenters’ Appraisal Rights
Under the CBCA, shareholders may, under certain circumstances, exercise appraisal rights in connection with certain corporate actions and obtain payment for the fair value of their shares. Such rights apply to the merger. Neither QBT’s certificate of incorporation nor its bylaws grant any dissenters’ rights in addition to the statutorily prescribed rights.
Shareholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements set forth in the CBCA in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

Pursuant to Sections 33-855 et seq. of the CBCA, in the event that the merger is consummated, any holder of shares of QBT common stock who properly and timely objects to the merger, or Dissenting Stock, is entitled to dissent from the merger and to be paid the fair value of such shares, as determined by BWFG, or if necessary, judicially determined. Failure to take any steps set forth in Sections 33-855 et seq. in connection with the exercise of such rights may result in termination or waiver thereof.
The following is a summary of the statutory procedures required to be followed by a holder of Dissenting Stock in order to exercise his or her rights under the CBCA. This summary, however, is not a complete statement of all applicable requirements but contains substantially all material information regarding the exercise of appraisal rights under Sections 33-855 et seq. of the CBCA, the text of which is attached as Appendix B to this proxy statement/prospectus. Additionally, the following summary does not constitute any legal or other advice, nor does it constitute a recommendation that QBT shareholders exercise their appraisal rights under Section 33-855 et seq.
If a shareholder elects to exercise dissenters’ rights with respect to the merger, such shareholder must (i) deliver to QBT prior to the vote on the merger at the special meeting a written notice of intention to demand payment for his shares of QBT common stock if the merger is effected, and (ii) not vote in favor of the merger. The written notice required to be delivered to QBT by a dissenting shareholder is in addition to and separate from any proxy or vote against the merger. Neither voting against nor failure to vote for the merger will constitute the written notice required to be filed by a dissenting shareholder. A signed proxy that is returned but which does not contain any instructions as to how it should be voted will be voted in favor of approval of the merger and will be deemed a waiver of dissenters’ rights.
Subject to the foregoing, a beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if (i) he or she submits to QBT the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights and (ii) he or she does so with respect to all shares of QBT common stock of which he or she is the beneficial owner or over which he or she has the power to direct the vote. A record holder of shares of QBT common stock may dissent on behalf of any beneficial owner with respect to all but not less than all the shares of such beneficial owner if the record holder notifies QBT in writing of the name and address of each such person on whose behalf he asserts dissenters’ rights. All notices of intention to demand payment should be addressed to Mark A. Candido, President and Chief Executive Officer, Quinnipiac Bank & Trust Company, 2704 Dixwell Avenue, Hamden, Connecticut 06514.
If the merger is approved, BWFG is obligated to give written notice to each dissenting shareholder who timely filed a notice of intention to demand payment and who did not vote in favor of approval of the merger no later than 10 days after the merger becomes effective. The notice must (i) state where a demand for payment must be sent and where and when certificates for Dissenting Stock must be deposited in order to obtain payment, (ii) be accompanied by a form for demanding payment that includes the date of the first announcement to shareholders of the terms of the proposed merger (i.e., March 31, 2014) and requires that the person asserting dissenters’ rights certify whether or not he or she acquired beneficial ownership of the shares before that date and that such shareholder did not vote for or consent to the transaction, and (iii) set a date by which BWFG shall receive the payment demand, which date shall not be less than 40 days nor more than 60 days after the date the notice is delivered. The dissenting shareholder must demand payment, certify whether he or she acquired ownership of such shares prior to March 31, 2014, and deposit the certificates in accordance with the terms of the notice. The notice shall also include BWFG’s estimate of the fair value of the shares of QBT common stock; that BWFG will provide, if requested, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and the date by which a notice to withdraw under Section 33-863 of the CBCA must be received. The notice will also include a copy of Sections 33-855 to 33-872 of the CBCA.

A dissenting shareholder who fails to demand payment or deposit certificates for Dissenting Stock, as required, shall have no right under Section 33-855 et seq. to receive payment for the Dissenting Stock.
As soon as the merger has been consummated, or upon receipt of demand for payment, if the merger has already been consummated, BWFG shall pay to each dissenting shareholder who has made proper demand and deposited his or her certificates the amount which BWFG estimates to be the fair value of his or her Dissenting Stock, with accrued interest, if any, accompanied by (i) QBT’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, (ii) an income statement and a statement of changes in shareholders’ equity for such fiscal year, (iii) QBT’s latest available interim financial statements, if any, (iv) a statement of BWFG’s estimate of the fair value of the shares, (v) an explanation of how the interest was calculated and (vi) a statement of the dissenting shareholder’s right to demand supplemental payment pursuant to Section 33-855 if the shareholder is dissatisfied with BWFG’s offer, as well as a copy of Section 33-855 et seq. BWFG may withhold payment from any dissenting shareholder acquiring beneficial ownership of QBT common stock subsequent to March 31, 2014, the date on which announcement of the merger was first made. For such shares of QBT common stock acquired after March 31, 2014, BWFG, upon consummation of the merger, shall estimate the fair value of such shares, plus accrued interest, if any, and pay such estimated amount to each holder of such shares who agrees to accept such payment in full satisfaction of his or her demand. With each such offer of payment, BWFG shall send its estimate of the fair value of such shares of QBT common stock, an explanation of how the interest was calculated, and a statement of such dissenting shareholder’s right to demand payment if such dissenting shareholder is dissatisfied with such offer.
The “fair value” of Dissenting Stock means the value immediately before the effective date, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the merger, and without discounting for lack of marketability or minority status.
The costs of an appraisal proceeding, including costs and expenses of appraisers appointed by the Court, shall be determined by the Court and assessed against BWFG, except that the Court may assess any part of such costs and expenses to all or some of the dissenting shareholders who are parties and whose action the Court finds to be arbitrary, vexatious or not in good faith in demanding payment under Section 33-855 et seq. Fees and expenses of counsel and experts for the respective parties may be assessed against (i) BWFG if the Court finds it failed to comply substantially with the requirements of Section 33-855 et seq. or (ii) either BWFG or a dissenting shareholder if the Court finds that the party acted arbitrarily, vexatiously or not in good faith with respect to its dissenters’ rights. The Court may award reasonable attorney fees to be paid out of the amounts awarded to the dissenting shareholders if the Court finds that the services of counsel for any dissenting shareholder have been of substantial benefit to other dissenting shareholders similarly situated and that such attorney fees should not be assessed against BWFG.
This section is intended as a brief summary of the material provisions of the Connecticut statutory procedures that a shareholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements but contains all material information regarding the exercise of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that QBT shareholders exercise their appraisal rights under Section 33-855 et seq.
In view of the complexity of Section 33-855 et seq. of the CBCA, QBT shareholders who may wish to pursue appraisal rights should consult their legal counsel and financial advisors.

Stock Exchange Listing
Following the merger, the shares of BWFG common stock will continue to trade on the NASDAQ Global Market under the symbol “BWFG.”

THE MERGER AGREEMENT
The information in this section is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A beginning on page A-1 and which is incorporated by reference into this document.
Structure
Subject to the terms and conditions of the merger agreement, and in accordance with Connecticut law, at the completion of the merger, QBT will merge with and into Bankwell Bank. Bankwell Bank will be the surviving corporation in the merger and will continue its corporate existence. Upon completion of the merger, the separate corporate existence of QBT will terminate.
Each share of BWFG common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of BWFG, and each share of QBT common stock issued and outstanding at the effective time of the merger (other than dissenting shares) will be converted into the right to receive, at the election of the holder of each such share, either $12.00 in cash or 0.56 shares of BWFG common stock, as described below. See “— Consideration to be Received in the Merger” below.
The certificate of incorporation of BWFG will be the certificate of incorporation of the combined company, and the bylaws of BWFG will be the bylaws of the combined company. See “Comparison of Stockholders’ Rights” beginning on page 190.
The charter and bylaws of Bankwell Bank will be the charter and bylaws of the combined entity, which will retain the name of Bankwell Bank. Bankwell Bank, as the surviving entity, will continue to operate under the policies, practices and procedures currently in place. All assets and property owned by QBT will immediately become the property of Bankwell Bank.
The merger agreement provides that BWFG may change the method of effecting the business combination between BWFG and QBT; however, no such change will alter or change the amount or kind of merger consideration to be provided under the merger agreement, materially impede or delay completion of the merger, or adversely affect the anticipated tax consequences to QBT shareholders in the merger.
Effective Time and Timing of Closing
BWFG and QBT anticipate that the merger will be completed during the third quarter of 2014. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, BWFG and QBT will obtain the required approvals or complete the merger.
The merger will be legally completed by the filing of the merger agreement and the Banking Department’s approval of the merger with the Secretary of State of the State of Connecticut. If the merger is not consummated by December 31, 2014, the merger agreement may be terminated by either BWFG or QBT, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “— Conditions to the Merger” beginning on page 186.

Consideration to be Received in the Merger
Upon completion of the merger, each outstanding share of QBT common stock (other than dissenting shares) will be converted into the right to receive, at the election of the holder of each such share, either $12.00 in cash or 0.56 shares of BWFG common stock. A QBT shareholder may specify different elections with respect to different shares that such shareholder holds. The value of the per share stock consideration is dependent upon the value of BWFG common stock and therefore will fluctuate with the market price of BWFG common stock. QBT shareholders may elect the form of consideration, but their elections are subject to a proration mechanism such that approximately 75% of QBT shares will be exchanged for shares of BWFG common stock and approximately 25% will be exchanged for cash, as described below.
The form of election will be mailed to QBT shareholders following the mailing of the proxy statement/prospectus in definitive form relating to the special meeting of QBT shareholders to be held to vote on the approval of the merger agreement. QBT shareholders must return their properly completed and signed form of election to the exchange agent prior to the election deadline.
QBT shareholders may specify different elections with respect to different shares of QBT common stock held by such shareholder (for example, if such shareholder has 100 shares of QBT common stock, such shareholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).
If a QBT shareholder does not return the form of election by the election deadline, improperly completes or does not sign the form of election or fails to accompany the election with QBT stock certificate(s) to which such election relates (or a properly completed notice of guaranteed delivery), such shareholder will be deemed not to have made an election. Shareholders not making an election may be paid in cash and/or shares of BWFG common stock depending on, and after giving effect to, the proration adjustments described below.
No fractional shares of BWFG common stock will be issued to any holder of QBT common stock upon completion of the merger. Instead, QBT shareholders will receive, without interest, a cash payment from BWFG equal to the fractional share interest they otherwise would have received, multiplied by the value of BWFG common stock. For this purpose, BWFG common stock will be valued at the average of its closing sales prices for the ten (10) consecutive trading days immediately preceding the close of business on the fifth (5) business day prior to the completion date of the merger.
Proration
It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if QBT shareholders in the aggregate elect to receive more or less BWFG common stock than BWFG has agreed to issue. These procedures are summarized below.
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  If BWFG common stock is oversubscribed: If QBT shareholders elect to receive more shares of BWFG common stock than BWFG has agreed to issue in the merger, then all QBT shareholders who have elected to receive cash or who have made no election will receive cash for their QBT shares and all shareholders who elected to receive BWFG common stock will receive a pro rata portion of the available BWFG shares plus cash for those shares not converted into BWFG common stock.

•
  If BWFG common stock is undersubscribed: If QBT shareholders elect to receive fewer shares of BWFG common stock than BWFG has agreed to issue in the merger, and this shortfall is less than or equal to the number of shares as to which QBT shareholders have made no election, then all QBT shareholders who have elected to receive BWFG common stock will receive BWFG common stock, all QBT shareholders who have elected to receive cash will receive cash, and QBT shareholders who have made no election will receive a pro rata portion of BWFG shares plus cash for those shares not converted into BWFG common stock; or if this shortfall is greater than the number of no election shares, then all QBT shareholders who have elected to receive BWFG common stock will receive BWFG common stock, QBT shareholders who have made no election will receive BWFG common stock, and QBT shareholders who have elected to receive cash will receive a pro rata portion of the remaining available cash consideration plus BWFG shares for those QBT shares not converted into cash.
Neither QBT nor BWFG is making any recommendation as to whether you should elect to receive cash or BWFG common stock in the merger. You must make your own decision with respect to such election.
No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive BWFG common stock or cash in amounts that vary from the amounts you elect to receive.
Treatment of QBT Stock Options
At the effective time of the merger, each option granted under the QBT stock plan, which is outstanding will be converted automatically into an option to purchase shares of BWFG common stock, with such option to continue to be subject to the terms and conditions of the options as granted to the individual, including the acceleration of vesting due to the merger. The number of BWFG options shall be equal to the number of QBT options multiplied by the 0.56 exchange rate, and the option exercise price of the QBT options divided by the 0.56 exchange ratio, provided that the exercise price will be rounded up to the nearest whole cent and the resulting shares will be rounded down to the nearest whole share.
Each option granted under the QBT stock option plan, which is outstanding and is vested in the ordinary course prior to the effective time of the merger, will be exercisable until immediately prior to the effective time of the merger. Any QBT options properly exercised prior to the effective time will have the right to receive merger consideration in cash. No options granted under the stock option plan will be exercisable for QBT common stock following the effective time of the merger.
Any QBT common stock received after the election deadline pursuant to the exercise of a QBT option will be considered non-election shares and will be paid in cash.
Treatment of QBT Warrants
At the effective time, each warrant issued by QBT that is unexercised and outstanding will automatically be converted into a warrant to purchase 0.56 shares of BWFG common stock for an exercise price of $17.56. Any fractional shares resulting from such calculation shall be rounded down to the nearest whole share. Any QBT warrants properly exercised prior to the effective time will have the right to receive merger consideration in cash.

Any QBT common stock received after the election deadline pursuant to the exercise of a QBT warrant will be considered non-election shares and will be paid in cash.
Representations and Warranties
The merger agreement contains a number of representations and warranties by BWFG and QBT regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:
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  the organization, existence, corporate power and authority and capitalization of each of the companies;
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  the consents and approvals and filings with governmental entities required in connection with the merger agreement and the consummation of the merger;
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  the financial statements of each of the companies;
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  the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;
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  the financial controls and procedures;
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  the timely filing of all reports, registrations and statements with governmental authorities, and the absence of any proceedings, investigations, orders, decrees, agreements or memorandum of understanding by or with governmental authorities;
•
  the absence of materially adverse litigation;
•
  compliance with applicable laws;
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  the existence, performance and legal effect of certain contracts and the absence of any default under any contract;
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  the use of brokers in connection with the proposed merger;
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  employee benefit matters;
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  labor matters with respect to QBT;
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  QBT’s compliance with applicable environmental laws;
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  the filing of tax returns, payment of taxes and other tax matters;
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  QBT’s loan and investment portfolio matters;
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  QBT’s derivative transactions;
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  the existence of QBT’s properties and assets, absence of encumbrances, existence of good title, and leased property;
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  ownership or existence of valid license for QBT’s intellectual property;
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  QBT’s maintenance of insurance;
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  absence of any antitakeover provisions;
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  QBT’s receipt of a “fairness opinion” from SAL;
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  preparation of this proxy statement/prospectus;
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  BWFG’s ability to pay the merger consideration; and
•
  issuance of the BWFG’s common stock in accordance with the merger agreement.
All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the closing of the merger.
Conduct of Business Pending the Merger
The merger agreement contains various restrictions on the operations of QBT and BWFG before the effective time of the merger. In general, the merger agreement obligates QBT and BWFG to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, QBT has agreed that, except as expressly contemplated by the merger agreement, without the prior written consent of BWFG, it will not, among other things:
•
  issue, sell or otherwise permit to become outstanding any additional shares of capital stock, permit any shares of capital stock to become subject to, any options, warrants, rights, convertible securities or other arrangements, or redeem, retire purchase or otherwise acquire shares of its capital stock;
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  make, declare, pay or set aside for payment any dividend;
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  enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of QBT or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except for normal increases in the ordinary course of business consistent with past practice, provided that increases shall not result in an annual adjustment in the aggregate of more than three percent (3%) of any individual’s annual base salary, and that QBT may make cash contributions to its 401(k) plan in the ordinary course of business consistent with past practice;
•
  hire any person as an employee of QBT or promote any employee, except that QBT may hire or promote persons in accordance with contractual obligations existing as of the date of the merger agreement and may hire persons to fill vacancies arising after the date of the merger agreement, provided the annual salary is less than $50,000 and such employment is terminable at will;
•
  enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of QBT, except as may be required by law or to satisfy contractual obligations existing as of the date of the merger agreement;
•
  pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice, and other than pursuant to agreements or arrangements in effect on the date of the merger agreement;
•
  sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to QBT taken as a whole;
•
  make any capital expenditures other than capital expenditures previously disclosed to BWFG, or in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $25,000 in the aggregate;
•
  amend its certificate of incorporation or bylaws;
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  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP;
•
  enter into, amend, modify or terminate any material contract, lease or insurance policy, except in the ordinary course of business consistent with past practice or as otherwise permitted by the merger agreement;
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  enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which QBT is or becomes a party after the date of the merger agreement, unless the settlement, agreement or action involves an amount less than $10,000 and would not impose any material restriction on the business of QBT;

•
  enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority; or file any application or make any contract with respect to branching or site location or branching or site relocation;
•
  enter into any derivatives transactions, except in the ordinary course of business consistent with past practice;
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  incur any indebtedness for borrowed money, other than deposits, federal funds purchased, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;
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  acquire any debt security or equity investment of a type or in an amount that is not permissible for a Connecticut ; any debt security or equity investment of a type or in an amount that is not permissible for a Connecticut bank; any debt security or equity investment with a final maturity of more than five years; or any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements;
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  make, renegotiate, renew, increase, extend, modify or purchase any loan other than in accordance with QBT’s loan policies and procedures, except to satisfy contractual obligations existing as of the date of the merger agreement, provided, however, that the prior notification and approval of BWFG is required for any new origination in excess of $350,000;
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  make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;
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  make or change any tax election, file any amended tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;
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  commit any act or omission which constitutes a material breach or default by QBT under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which it is a party or by which it or its properties is bound;
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  foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance in amounts which, if such foreclosure were to occur, would be material;
•
  cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect;
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  discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;
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  take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) any of the conditions to the merger in the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation; or
•
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
BWFG has agreed that, without the prior written consent of QBT, it will not, among other things, take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (ii) any of the conditions to the merger in the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation.
In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization for U.S. federal income tax purposes.
No Solicitation
Until the merger is completed or the merger agreement is terminated, QBT has agreed that it and its officers and directors will not:
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  solicit, initiate or encourage, or take any other action designed to facilitate any inquiries or the making of any proposal to acquire QBT, whether by merger, consolidation, business combination, tender offer or exchange offer for 10% or more of QBT’s stock or otherwise;
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  enter into or participate in any discussions or negotiations regarding any such acquisition proposal; or
•
  make or authorize any statement in support of any such other acquisition proposal.
QBT may, however, furnish information regarding QBT to, or enter into discussions or negotiations with, any person or entity in response to, or authorize any statement or recommendation in support of an unsolicited acquisition proposal if:
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  QBT’s board of directors determines in good faith, after consultation with its outside legal counsel, that such actions would be required in order for QBT’s directors to comply with their fiduciary obligations under applicable law;
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  QBT promptly notifies BWFG of such inquiries, proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and
•
  during the three day period following notification to BWFG, QBT negotiates in good faith with BWFG to make adjustments to the merger agreement such that the other acquisition proposal is not reasonably likely to result in a transaction more favorable from a financial point of view to QBT’s shareholders than the merger with BWFG, and such negotiations fail to result in the necessary adjustments to the merger agreement.
Employee Matters
After the closing date of the merger, except to the extent BWFG continues in effect any QBT benefit plan providing benefits of a similar type, continuing employees of QBT will be able to participate in the employee benefits that BWFG provides to its similarly-situated employees generally and on substantially the same terms and basis as is applicable to such employees, provided they meet the standard eligibility requirements. To the extent permitted under applicable law and BWFG’s benefit plans, each QBT employee will be given credit with respect to the satisfaction of limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage equal to the credit that such employee had received as of the effective time of the merger under the comparable QBT benefit plans.
Indemnification and Insurance
Pursuant to the merger agreement, BWFG has agreed that, after the effective date of the merger, it will indemnify, defend and hold harmless, for a period of six (6) years from the effective time of the merger, each present and former officer or director of QBT against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of QBT if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under BWFG’s bylaws.
BWFG has further agreed to use its reasonable best efforts prior to the effective time to ensure that, for a six-year period following the effective time of the merger, the persons serving as officers and directors of QBT immediately prior to the effective date continue to be covered by QBT’s current directors’ and officers’ liability insurance policies, or by a policy which is not materially less advantageous than such policy, or by single premium tail coverage with policy limits equal to QBT’s existing coverage limits, with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. However, in no event will BWFG be required to expend in any one year more than 175% of the current annual cost currently expended by QBT with respect to such insurance.
Conditions to the Merger
The respective obligations of BWFG and QBT to complete the merger are subject to various conditions prior to the merger. The conditions include the following:
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  approval of the merger by all applicable federal and state regulatory authorities and the expiration of all applicable waiting periods;
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  effectiveness of the registration statement filed with the Securities and Exchange Commission with respect to the common stock to be issued by BWFG in accordance with the merger agreement;
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  the shares of BWFG common stock to be issued in the merger are approved for listing on the NASDAQ;
•
  no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the merger or any of the other transactions contemplated by the merger agreement from taking place is in effect, and no statute, rule, regulation, order, injunction or decree is enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal the consummation of the merger; and
•
  the receipt of legal opinions delivered by tax counsel to BWFG and QBT, respectively, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder and regulatory approvals may not be legally waived.
BWFG is not obligated to complete the merger unless the following additional conditions are satisfied or waived:
•
  the representations and warranties of QBT contained in the merger agreement are true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date, except where the failure to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on QBT;
•
  QBT performs in all material respects all covenants and agreements contained in the merger agreement to be performed by QBT at or prior to the closing date;
•
  no required regulatory approval listed in the merger agreement contains any condition, restriction or requirement which the board of directors of BWFG reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that BWFG would not have entered into this merger agreement had such condition, restriction or requirement been known at the date hereof. QBT obtains the consents, approvals or waivers of each person whose consent or approval is required in order to permit the succession by BWFG and Bankwell Bank pursuant to the merger to any obligation, right or interest of QBT under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument;
•
  the directors and executive officers of QBT executed voting agreements concurrently with the execution of the merger agreement;
•
  there shall be no regulatory orders applicable to QBT and which will apply to Bankwell Bank following the merger.
•
  QBT’s proposed branch at 24 Washington Avenue, North Haven, Connecticut shall have received all regulatory approvals and shall have begun business there.
•
  the merger agreement and the merger are approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of QBT common stock entitled to vote at the special meeting.
QBT is not obligated to complete the merger unless the following additional conditions are satisfied or waived:
•
  the representations and warranties of BWFG contained in the merger agreement are true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date, except where the failure to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on BWFG; and
•
  BWFG performs in all material respects all covenants and agreements contained in the merger agreement required to be performed by it at or prior to the closing date.
Termination of the Merger Agreement
The merger agreement may be terminated prior to the closing, before or after approval by QBT’s shareholders, as follows:

•
  by mutual agreement of BWFG and QBT, if the board of directors of each so determines by vote of a majority of the members of the entire Board;
•
  by either party if any required regulatory approvals for consummation of the merger are denied in a final nonappealable action or are permanently withdrawn at the request of a governmental authority;
•
  by either party if the shareholders of QBT do not approve the merger agreement, provided that QBT is not in material breach of its obligation to convene a meeting of shareholders to vote upon the merger agreement and to solicit and recommend the shareholders’ approval of the merger agreement;
•
  by the non-breaching party if the other party breaches any covenants, agreements, representations or warranties contained in the merger agreement such that the terminating party would not be obligated to complete the merger and such breach has not been cured within thirty days after notice from the terminating party;
•
  by either party if the closing of the merger has not occurred on or before December 31, 2014, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement; or
•
  by either party if QBT breaches its obligation not to solicit another acquisition proposal, as discussed above under “— No Solicitation,” breaches its obligation to recommend approval of the merger with BWFG to QBT shareholders, recommends, proposes or publicly announces the intention to recommend or propose to engage in an acquisition transaction with any party other than BWFG or Bankwell Bank, or breaches its obligation to convene the meeting of QBT shareholders to vote upon the merger agreement.
If the merger agreement is terminated under the last scenario described above, QBT shall pay to BWFG a fee in the amount of $600,000. The fee would also be payable to BWFG if QBT enters into a merger agreement with a third party within 18 months of the termination of the merger agreement by BWFG, due to a willful breach of a representation, warranty, covenant or agreement contained in the merger agreement by QBT after another acquisition proposal has been publicly announced or otherwise made known to QBT.
Amendment and Waiver of the Merger Agreement
The merger agreement may be amended by an agreement in writing between the parties at any time before or after approval of the merger agreement by QBT’s shareholders. However, after approval by QBT shareholders, no amendment which by law requires further approval of QBT shareholders, may be made without the approval of QBT shareholders.
The parties may waive any of their conditions to closing, unless they may not be waived under law.
Fees and Expenses
BWFG and QBT will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated therein, except for the payment by QBT to BWFG of a termination fee in certain circumstances, as described below.
In addition, the merger agreement provides that if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

MARKET PRICES AND DIVIDEND INFORMATION
BWFG’s common stock is currently listed on the NASDAQ Global Market under the symbol “BWFG”. Prior to May 15, 2014, BWFG common stock was quoted on the OTC Bulletin Board, or OTCBB, under the symbol “BWFG.” The following table sets forth the high and low bid prices per share for the calendar quarters indicated for BWFG’s common stock on the OTCBB based upon information provided by OTCBB or other reliable sources, and the high and low sales prices per share on the NASDAQ Global Market for all dates following May 15, 2014 . Historically, there was no regular market for BWFG common stock, which was illiquid and infrequently traded. As of May 31, 2014, there were approximately 412 holders of record of BWFG’s common stock.
There is no assurance that trading in BWFG common stock will be at prices similar to those at which BWFG’s common stock has been traded. High and low bid prices reported on the OTCBB reflect inter-dealer quotations without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

	BWFG Common Stock
	High	Low
2014
2nd Quarter	$22.00	$15.91
1st Quarter	$22.00	$18.80
2013
4th Quarter	$22.00	$19.00
3rd Quarter	23.00	19.00
2nd Quarter	23.00	20.00
1st Quarter	22.00	13.50
2012
4th Quarter	$14.00	$13.25
3rd Quarter	13.80	12.50
2nd Quarter	14.90	12.50
1st Quarter	15.50	13.00

On August 11, 2014, the last sales price reported on the NASDAQ Global Market was $18.08.
Dividends
BWFG has not paid cash dividends on its common stock. It has no present intention to pay cash dividends on the common stock in the foreseeable future. The declaration and payment of future dividends is at the sole discretion of BWFG’s board of directors and the amount, if any, depends upon BWFG’s results of operations, financial condition, liquidity and capital needs of the BWFG and Bankwell Bank and other factors, including, among other things, general economic conditions and restrictions arising from federal banking as well as Connecticut laws and regulations to which BWFG and Bankwell Bank are subject. For example, BWFG’s ability to pay cash dividends is limited by Federal Reserve Board policy, BWFG’s capital position and the ability of Bankwell Bank to pay cash dividends to BWFG. Connecticut law prohibits Bankwell Bank from paying cash dividends except from retained net profits, as defined by statute, for the past two full years and that portion of the current year. The Series C preferred stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1. The dividend rate is 1%.
Because BWFG is a bank holding company and does not engage directly in business activities of a material nature, its ability to pay dividends to shareholders depends, in large part, upon BWFG’s receipt of dividends from Bankwell Bank, which is also subject to numerous limitations on the payment of dividends under federal and state banking laws, regulations and policies. The present and future dividend policy of Bankwell Bank is subject to the discretion of its board of directors.
COMPARISON OF STOCKHOLDERS’ RIGHTS
BWFG is incorporated under Connecticut corporation law and QBT is incorporated under Connecticut banking law. Although the laws are similar, the following table compares the material differences between the current rights of BWFG stockholders and QBT shareholders under their certificate of incorporation and bylaws. The following information is a summary and does not purport to be complete. For more complete information, you should read the governing documents of both BWFG and QBT. To find out where you can obtain these documents, see “Where You Can Find More Information.”

	BWFG Stockholder Rights	QBT Shareholder Rights
Authorized Capital
The total authorized capital stock of BWFG consists of 10,000,000 shares of common stock, no par value, and 100,000 shares of preferred stock, par value $0.01 per share. BWFG can issue preferred stock without stockholder approval. As of May 31, 2014, there were 6,594,185 shares of common stock, and 10,980 shares of preferred stock Series C issued and outstanding. All shares of BWFG’s outstanding stock are non-assessable.

The authorized capital stock of QBT consists solely of 3,000,000 shares of common stock, par value $.01 per share. As of May 31, 2014, 1,215,013 shares of common stock were issued and outstanding. All shares of QBT’s outstanding stock are non-assessable.

Special Meeting of Stockholders
Only the Chairman, President or majority of the directors are entitled to call special meetings of stockholders, unless otherwise required by law. Under Connecticut law, holders of not less than 35% of the shares entitled to vote may demand a special meeting.

QBT’s bylaws provide that special meetings of shareholders for any purpose or purposes (a) may be called by the Chairman of the Board, the President or pursuant to a resolution adopted by the majority of the Board and (b) shall be called by the Chairman of the Board or the Secretary upon the receipt of a written request stating the purpose or purposes of such meeting from the shareholders that own not less than 10% of the shares of the stock of QBT issued and outstanding and entitled to vote thereon.

Classified Board of Directors	BWFG’s directors are all elected annually.	QBT’s board of directors is classified. QBT’s certificate of

	BWFG Stockholder Rights	QBT Shareholder Rights

incorporation provides that the board of directors be divided into three classes. The members of each class are elected for a term of three years and until a successor is elected and qualified, or until earlier resignation or removal. One class is elected each year.

Advance Notice Requirements for Business Brought by a Stockholder at an Annual Meeting
BWFG’s bylaws provide that only such business shall be conducted at an annual meeting of stockholder as shall have been properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must provide notice of the business in writing to the Corporate Secretary of BWFG not less than 20 nor more than 130 days prior to the meeting.

QBT’s bylaws provide that only such business shall be conducted at an annual meeting of shareholders as shall have been properly brought before the meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must provide notice of the business in writing to the Corporate Secretary of QBT not less than 60 nor more than 130 days prior to the meeting.

Amendment of Certificate of Incorporation
The certificate of incorporation of BWFG provides that no amendment, addition, alteration, change or repeal of the certificate of incorporation may be made, unless first adopted by the board of directors and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. However, any amendment, addition, alteration, change or repeal of certain provisions of the Certificate of Incorporation must be first proposed by the board of directors and thereafter approved by the stockholder by no less than 60% of the total votes eligible to be cast at a legal meeting (and 60% of those who are not an “Interested Shareholder”, if applicable).

The certificate of incorporation of QBT provides that no amendment, addition, alteration, change or repeal of the certificate of incorporation may be made, unless first adopted by the board of directors and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting.

Amendment of Bylaws
BWFG’s bylaws may be amended from time to time by the board of directors or the stockholders. Such action by the board of directors requires the affirmative vote of at least a majority of the directors then in office. Such action by the
QBT’s bylaws provide that the bylaws may be amended by a majority of the full board of directors or by vote of the holders of a majority of the shares of common stock entitled to vote at the meeting.

BWFG Stockholder Rights	QBT Shareholder Rights

stockholders requires the affirmative vote of at least a majority of the total votes eligible to be voted at a duly constituted meeting of stockholders called for such purpose; provided that a 60% vote is required to amend certain provisions regarding shareholder and director matters.

LEGAL MATTERS
Hinckley Allen & Snyder LLP will provide an opinion regarding the validity of BWFG’s common stock to be issued in the merger. Additionally, as a condition to the consummation of the merger, BWFG will have received an opinion from Hinckley, Allen & Snyder LLP, and QBT will have received an opinion from Luse, Gorman Pomerenk & Schick, P.C., in each case, dated as of the effective time of the merger, to the effect that, for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.
EXPERTS
The consolidated audited financial statements of Bankwell Financial Group, Inc., (f/k/a BNC Financial Group, Inc.) and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and the audited financial statements of The Wilton Bank as of December 31, 2012 and 2011 and for the years then ended, have been included herein in reliance upon the reports of Whittlesey & Hadley, P.C., Hartford, Connecticut, independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
BWFG has recently become a public company. Accordingly, it is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. However, BWFG’s first public company filing was on April 4, 2014, so its filing history is minimal. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. BWFG can be found on the internet at https://www.mybankwell.com. BWFG’s common stock is traded on the NASDAQ Global Market under the trading symbol “BWFG.”
BWFG has filed a registration statement on Form S-4 to register with the SEC the shares of BWFG common stock that QBT shareholders will receive in the merger. This proxy statement/prospectus is part of the registration statement of BWFG on Form S-4 and is a prospectus of BWFG and a proxy statement of QBT for QBT special meeting.
Neither BWFG nor QBT has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in BWFG’s affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to BWFG was provided by BWFG, and the information contained in this proxy statement/prospectus with respect to QBT was provided by QBT. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
You may contact BWFG by telephoning Ernest J. Verrico, Sr. at (203) 652-6300. You may contact QBT by telephoning Mark A. Candido at (203) 407-0756.

INDEX TO FINANCIAL STATEMENTS

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

PART 1 — FINANCIAL INFORMATION
Item 1. Financial Statements
Bankwell Financial Group, Inc.
Consolidated Balance Sheets — (unaudited)
(Dollars in thousands, except share data)

	March 31, 2014	December 31, 2013
ASSETS
Cash and due from banks	$82,246	$82,013
Held to maturity investment securities, at amortized cost (Note 2)	13,780	13,816
Available for sale investment securities, at fair value (Note 2)	35,557	28,597
Loans held for sale	—	100
Loans receivable (net of allowance for loan losses of $8,603 at March 31, 2014 and $8,382 at December 31, 2013) (Note 3)	646,583	621,830
Foreclosed real estate	829	829
Accrued interest receivable	2,344	2,360
Federal Home Loan Bank stock, at cost	4,834	4,834
Premises and equipment, net	8,060	7,060
Bank-owned life insurance	10,116	10,031
Other intangible assets	454	481
Deferred income taxes, net	5,514	5,845
Other assets	1,738	1,822
Total assets	$812,055	$779,618
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing deposits	$119,656	$118,618
Interest bearing deposits	559,567	542,927
Total deposits	679,223	661,545
Advances from the Federal Home Loan Bank	59,000	44,000
Accrued expenses and other liabilities	2,726	4,588
Total liabilities	740,949	710,133
Commitments and contingencies
Shareholders’ equity (Notes 4, 5 and 7)
Preferred stock, senior noncumulative perpetual, Series C, no par; 10,980 shares issued at March 31, 2014 and December 31, 2013, respectively; liquidation value of $1,000 per share	10,980	10,980
Common stock, no par value; 10,000,000 shares authorized, 3,891,690 and 3,876,393 shares issued at March 31, 2014 and December 31, 2013, respectively	52,446	52,105
Retained earnings	7,072	5,976
Accumulated other comprehensive income	608	424
Total shareholders’ equity	71,106	69,485
Total liabilities and shareholders’ equity	$812,055	$779,618

See accompanying notes to consolidated financial statements (unaudited)

Bankwell Financial Group, Inc.
Consolidated Statements of Income — (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Interest income
Interest and fees on loans	$7,428	$6,299
Interest and dividends on securities	411	367
Interest on cash and cash equivalents	22	10
Total interest income	7,861	6,676
Interest expense
Interest expense on deposits	622	439
Interest on Federal Home Loan Bank advances	93	152
Total interest expense	715	591
Net interest income	7,146	6,085
Provision for loan losses	211	190
Net interest income after provision for loan losses	6,935	5,895
Noninterest income
Gains and fees from sales of loans	428	8
Service charges and fees	132	101
Bank owned life insurance	85	—
Gain on sale of foreclosed real estate, net	—	71
Other	124	104
Total noninterest income	769	284
Noninterest expense
Salaries and employee benefits	3,337	2,492
Occupancy and equipment	1,068	772
Professional services	369	369
Data processing	337	256
Marketing	110	128
Merger and acquisition related expenses	141	—
FDIC insurance	118	130
Director fees	138	139
Amortization of intangibles	27	—
Foreclosed real estate	14	—
Other	382	312
Total noninterest expense	6,041	4,598
Income before income tax expense	1,663	1,581
Income tax expense	540	569
Net income	$1,123	$1,012
Preferred stock dividends	(27)	(27)
Net income attributable to common stockholders	$1,096	$985
Earnings per common share – basic	$0.28	$0.31
Earnings per common share – diluted	0.28	0.30

See accompanying notes to consolidated financial statements (unaudited)

Bankwell Financial Group, Inc.
Consolidated Statements of Comprehensive Income — (unaudited)
(In thousands)

	Three Months Ended March 31,
	2014	2013
Net income	$1,123	$1,012
Other comprehensive income (loss):
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) on available for sale securities	245	(190)
Reclassification adjustment for (gain) loss realized in net income	—	—
Net change in unrealized gain (loss)	245	(190)
Tax effect – (expense) benefit	(95)	74
Unrealized gains (losses) on securities, net of tax	150	(116)
Unrealized gains on interest rate swap:
Unrealized gains on interest rate swaps designated as cash flow hedge	87	—
Tax effect – (expense)	(53)	—
Unrealized gains on interest rate swap	34	—
Total other comprehensive income (loss)	184	(116)
Comprehensive income	$1,307	$896

See accompanying notes to consolidated financial statements (unaudited)

Bankwell Financial Group, Inc.
Consolidated Statements of Shareholders’ Equity — (unaudited)
(In thousands)

	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2012	$10,980	$38,117	$926	$1,511	$51,534
Net income	—	—	1,012	—	1,012
Other comprehensive loss, net of tax	—	—	—	(116)	(116)
Preferred stock dividends	—	—	(27)	—	(27)
Stock based compensation expense	—	68	—	—	68
Capital from exercise of stock options	—	21	—	—	21
Capital from private placement	—	7,325	—	—	7,325
Balance at March 31, 2013	$10,980	$45,531	$1,911	$1,395	$59,817

	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance at December 31, 2013	$10,980	$52,105	$5,976	$424	$69,485
Net income	—	—	1,123	—	1,123
Other comprehensive income, net of tax	—	—	—	184	184
Preferred stock dividends	—	—	(27)	—	(27)
Stock based compensation expense	—	150	—	—	150
Capital from exercise of stock options	—	191	—	—	191
Balance at March 31, 2014	$10,980	$52,446	$7,072	$608	$71,106

See accompanying notes to consolidated financial statements (unaudited)

Bankwell Financial Group, Inc.
Consolidated Statements of Cash Flows — (unaudited)
(In thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$1,123	$1,012
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of premiums and discounts on investment securities	24	27
Provision for loan losses	211	190
Benefit from deferred taxes	89	—
Depreciation and amortization	206	156
Increase in cash surrender value of bank-owned life insurance	(85)	—
Loan principal sold	(16,040)	(443)
Proceeds from sales of loans	16,569	451
Net gain on sales of loans	(428)	(8)
Equity-based compensation	150	68
Net accretion of purchase accounting adjustments	(204)	—
Gain on sale of foreclosed real estate	—	(71)
Net change in:
Deferred loan fees	174	35
Accrued interest receivable	16	(55)
Other assets	265	435
Accrued expenses and other liabilities	(1,864)	(3,214)
Net cash provided (used) by operating activities	206	(1,417)
Cash flows from investing activities
Proceeds from principal repayments on available for sale securities	110	255
Proceeds from principal repayments on held to maturity securities	34	60
Net proceeds from sales and calls of available for sale securities	400	—
Purchases of available for sale securities	(7,247)	—
Net increase in loans	(24,911)	(28,702)
Purchases of premises and equipment	(1,205)	(94)
Redemption of Federal Home Loan Bank stock	—	102
Proceeds from sale of foreclosed real estate	—	981
Net cash used by investing activities	(32,819)	(27,398)
Cash flows from operating activities
Net change in time certificates of deposit	$13,571	$(19,428)
Net change in other deposits	4,111	37,369
Net proceeds from short term FHLB advances	20,000	7,000
Net repayments from long term FHLB advances	(5,000)	(11,000)
Proceeds from issuance of common stock	—	7,325
Proceeds from exercise of options	191	21
Dividends paid on preferred stock	(27)	(27)
Net cash provided by financing activities	32,846	21,260
Net increase (decrease) in cash and cash equivalents	233	(7,555)
Cash and cash equivalents:
Beginning of year	82,013	28,927
End of period	$82,246	$21,372
Supplemental disclosures of cash flows information:
Cash paid for:
Interest	$885	$640
Income taxes	200	128

See accompanying notes to consolidated financial statements (unaudited)

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)
1.
  Nature of Operations and Summary of Significant Accounting Policies
Bankwell Financial Group, Inc. (the “Company” or “Bankwell”) is a federally-chartered bank-holding company located in New Canaan, Connecticut. The Company offers a broad range of financial services through its banking subsidiary, Bankwell Bank, (the “Bank”). Bankwell Bank was originally chartered as two separate banks, The Bank of New Canaan (“BNC”) and The Bank of Fairfield (“TBF”). In September 2013, BNC and TBF were merged and rebranded as “Bankwell Bank.” In November 2013, the Bank acquired The Wilton Bank (“Wilton”), which added one branch and approximately $25.1 million in loans and $64.2 million in deposits. See Note 12, Mergers and Acquisitions, for further information on the acquisition.
The Bank is a Connecticut state charted commercial bank, founded in 2002, whose deposits are insured under the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation (“FDIC”). The Bank provides a full range of banking services to commercial and consumer customers, primarily concentrated in the Fairfield County region of Connecticut, with branch locations in New Canaan, Stamford, Fairfield, and Wilton, Connecticut.
Principles of consolidation
The consolidated interim financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of estimates
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and general practices within the banking industry. In preparing the interim consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to deferred taxes, the fair values of financial instruments and the determination of the allowance for loan losses.
Basis of consolidated financial statement presentation
The unaudited consolidated financial statements presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by GAAP. In the opinion of management, all adjustments (consisting of normal recurring adjustments) and disclosures considered necessary for the fair presentation of the accompanying unaudited interim consolidated financial statements have been included. Interim results are not necessarily reflective of the results that may be expected for the year ending December 31, 2014. The accompanying unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Registration Statement on Form S-1 for the year ended December 31, 2013.
Significant concentrations of credit risk
Most of the Company’s activities are with customers located within Fairfield County and the surrounding region of Connecticut, and declines in property values in these areas could significantly impact the Company. The Company has significant concentrations in commercial real estate. Management does not believe they present any special risk. The Company does not have any significant concentrations in any one industry or customer.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

Derivative Instruments
The Company enters into interest rate swap agreements as part of the Company’s interest rate risk management strategy. Management applies the hedge accounting provisions of Accounting Standards Codification (“ASC”) Topic 815, and formally documents at inception all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking the various hedges. Additionally, the Company uses dollar offset or regression analysis at the hedge’s inception and for each reporting period thereafter, to assess whether the derivative used in its hedging transaction is expected to be and has been highly effective in offsetting changes in the fair value or cash flows of the hedged item. The Company discontinues hedge accounting when it is determined that a derivative is not expected to be or has ceased to be highly effective as a hedge, and then reflects changes in fair value of the derivative in earnings after termination of the hedge relationship.
The Company has characterized all of its interest rate swaps that qualify under Topic 815 hedge accounting as cash flow hedges. Cash flow hedges are used to minimize the variability in cash flows of assets or liabilities, or forecasted transactions caused by interest rate fluctuations, and are recorded at fair value in other assets within the consolidated balance sheet. Changes in the fair value of these cash flow hedges are initially recorded in accumulated other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any hedge ineffectiveness assessed as part of the Company’s quarterly analysis is recorded directly to earnings.
Reclassification
Certain prior period amounts have been reclassified to conform with the 2014 financial statement presentation. These reclassifications only changed the reporting categories and did not affect the results of operations or consolidated financial position.
Recent accounting pronouncements
The following section includes changes in accounting principles and potential effects of new accounting guidance and pronouncements.
Accounting Standards Update No. 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (“ASU 2014-04”)
The Update clarifies that an in substance repossession or foreclosure occurs upon either the creditor obtaining legal title to the residential real estate property or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The amendments are effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The amendments may be adopted using either a modified retrospective transition method or a prospective transition method. Early adoption is permitted. Management does not believe the amendments will have a material impact on the Company’s Consolidated Financial Statements.
Accounting Standards Update No. 2013-11, Income Taxes (Topic 740), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”)
This Update states that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in ASU 2013-11 are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2013, with early adoption permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. Implementation of this update did not have a material effect on the Company’s consolidated financial statements.
Accounting Standards Update No. 2013-10, Derivatives and Hedging (Topic 815), Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU No. 2013-10”)
This Update permits the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes, in addition to U.S. Treasury and the London InterBank Offered Rate (“LIBOR”). The amendments also remove the restriction on using different benchmark rates for similar hedges. Prior to the amendments in this ASU, only U.S. Treasury and the LIBOR swap rates were considered benchmark interest rates. Including the Fed Funds Effective Swap Rate (OIS) as an acceptable U.S. benchmark interest rate in addition to U.S. Treasury and LIBOR rates provides a more comprehensive spectrum of interest rates to be utilized as the designated benchmark interest rate risk component under the hedge accounting guidance. The amendments in ASU 2013-10 are effective prospectively for qualifying new or designated hedging relationships entered into on or after July 17, 2013. The implementation of this update did not have a material effect on the Company’s consolidated financial statements.
Accounting Standards Update No. 2013-02 — Other Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”)
In February 2013, the FASB issued ASU 2013-02, to supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASUs 2011-05 (issued in June 2011) and 2011-12 (issued in December 2011). The amendments require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments in ASU 2013-02 were effective for public entities for reporting periods beginning after December 15, 2012, however, the Company did not meet the definition of a public company until January 1, 2014, and adopted ASU 2013-02 at that time. The implementation of this update did not have a material effect on the Company’s consolidated financial statements.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

2.
  Investment Securities
The amortized cost, gross unrealized gains and losses and fair values of available for sale and held to maturity securities at March 31, 2014 were as follows:

	March 31, 2014
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
	(In thousands)
Available for sale securities:
U.S. Government and agency obligations
Due from one through five years	$1,000	$—	$(18)	$982
Due from five through ten years	9,984	27	(226)	9,785
	10,984	27	(244)	10,767
State agency and municipal obligations
Due from five through ten years	4,114	191	—	4,305
Due after ten years	8,263	479	—	8,742
	12,377	670	—	13,047
Corporate bonds
Due from one through five years	10,234	416	(14)	10,636
Government-sponsored mortgage-backed securities	1,021	86	—	1,107
Total available for sale securities	$34,616	$1,199	$(258)	$35,557
Held to maturity securities:
U.S. Government and agency obligations
Due from one through five years	$1,018	$—	$—	$1,018
State agency and municipal obligations
Due after ten years	11,445	—	—	11,445
Corporate bonds
Due from five through ten years	1,000	14	—	1,014
Government-sponsored mortgage-backed securities	317	33	—	350
Total held to maturity securities	$13,780	$47	$—	$13,827

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The amortized cost, gross unrealized gains and losses and fair values of available for sale and held to maturity securities at December 31, 2013 were as follows:

	December 31, 2013
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
	(In thousands)
Available for sale securities:
U.S. Government and agency obligations
Due from one through five years	$1,000	$—	$(17)	$983
Due from five through ten years	4,997	—	(292)	4,705
	5,997	—	(309)	5,688
State agency and municipal obligations
Due from five through ten years	3,125	152	—	3,277
Due after ten years	8,480	375	—	8,855
	11,605	527	—	12,132
Corporate bonds
Due from one through five years	9,166	411	(11)	9,566
Government-sponsored mortgage-backed securities	1,133	78	—	1,211
Total available for sale securities	$27,901	$1,016	$(320)	$28,597
Held to maturity securities:
U.S. Government and agency obligations
Due from one through five years	$1,021	$—	$(2)	$1,019
State agency and municipal obligations
Due after ten years	11,461	—	—	11,461
Corporate bonds
Due from five through ten years	1,000	—	(27)	973
Government-sponsored mortgage-backed securities	334	28	—	362
Total held to maturity securities	$13,816	$28	$(29)	$13,815

There were no sales of, or realized gains or losses on investment securities during the three months ended March 31, 2014 and 2013.
At March 31, 2014 and December 31, 2013, securities with approximate fair values of $5.8 million and $6.2 million, respectively, were pledged as collateral for public deposits.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The following table provides information regarding investment securities with unrealized losses, aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position at March 31, 2014 and December 31, 2013:

	Length of Time in Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(In thousands)
March 31, 2014
U.S. Government and agency obligations	$4,823	$(175)	$930	$(69)	$5,753	$(244)
Corporate bonds	1,078	(4)	989	(10)	2,067	(14)
Total investment securities	$5,901	$(179)	$1,919	$(79)	$7,820	$(258)
December 31, 2013
U.S. Government and agency obligations	$5,797	$(222)	$910	$(89)	$6,707	$(311)
Corporate bonds	—	—	1,961	(38)	1,961	(38)
Total investment securities	$5,797	$(222)	$2,871	$(127)	$8,668	$(349)

At March 31, 2014 and December 31, 2013, there were eight individual investment securities, respectively, in which the fair value of the security was less than the amortized cost of the security. Management believes the unrealized losses are temporary and are the result of recent market conditions, and determined that there has been no deterioration in credit quality subsequent to purchase.
The U.S. Government and agency obligations owned are either direct obligations of the U.S. Government or are issued by one of the shareholder-owned corporations chartered by the U.S. Government. The Company’s corporate bonds are all rated above investment grade. The U.S. Government and agency obligations and the corporate bonds have experienced declines due to general market conditions. Management determined that there has been no deterioration in credit quality subsequent to purchase and believes that unrealized losses are temporary, resulting from recent market conditions.
3.
  Loans Receivable and Allowance for Loan Losses
Loans acquired in connection with the Wilton acquisition in November 2013 are referred to as “acquired” loans as a result of the manner in which they are accounted for. All other loans are referred to as “originated” loans. Accordingly, selected credit quality disclosures that follow are presented separately for the originated loan portfolio and the acquired loan portfolio.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The following table sets forth a summary of the loan portfolio at March 31, 2014 and December 31, 2013:

	March 31, 2014			December 31, 2013
(In thousands)	Originated	Acquired	Total	Originated	Acquired	Total
Real estate loans:
Residential	$158,905	$—	$158,905	$155,874	$—	$155,874
Commercial	323,849	8,158	332,007	305,823	9,939	315,762
Construction	44,158	4,838	48,996	44,187	7,308	51,495
Home equity	9,734	3,815	13,549	9,625	3,872	13,497
	536,646	16,811	553,457	515,509	21,119	536,628
Commercial business	100,701	2,453	103,154	92,173	2,374	94,547
Consumer	67	483	550	225	612	837
Total loans	637,414	19,747	657,161	607,907	24,105	632,012
Allowance for loan losses	(8,603)	—	(8,603)	(8,382)	—	(8,382)
Deferred loan origination fees, net	(1,991)	—	(1,991)	(1,785)	(31)	(1,816)
Unamortized loan premiums	16	—	16	16	—	16
Loans receivable, net	$626,836	$19,747	$646,583	$597,756	$24,074	$621,830

Lending activities are conducted principally in the Fairfield County region of Connecticut, and consist of residential and commercial real estate loans, commercial business loans and a variety of consumer loans. Loans may also be granted for the construction of residential homes and commercial properties. All residential and commercial mortgage loans are collateralized by first or second mortgages on real estate.
The following table summarizes activity in the accretable yields for the acquired loan portfolio for the three months ended March 31, 2014:

(In thousands)	Three Months Ended March 31, 2014
Balance at beginning of period	$1,418
Acquisition	—
Accretion	(140)
Other(a)	(50)
Balance at end of period	$1,228

a)
  Represents changes in cash flows expected to be collected due to loan sales.
Risk management
The Company has established credit policies applicable to each type of lending activity in which it engages. The Company evaluates the creditworthiness of each customer and, in most cases, extends credit of up to 80% of the market value of the collateral at the date of the credit extension, depending on the borrowers’ creditworthiness and the type of collateral. The market value of collateral is monitored on an ongoing basis and additional collateral is obtained when warranted. Real estate is the primary form of collateral. Other important forms of collateral are business assets, time deposits and marketable securities. While collateral provides assurance as a secondary source of repayment, the Company ordinarily requires the primary source of repayment to be based on the borrower’s ability to generate continuing cash flows.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The Company’s policy for collateral requires that, generally, the amount of the loan may not exceed 90% of the original appraised value of the property. Private mortgage insurance is required for that portion of the residential loan in excess of 80% of the appraised value of the property.
Credit quality of loans and the allowance for loan losses
Management segregates the loan portfolio into portfolio segments which is defined as the level at which the Company develops and documents a systematic method for determining its allowance for loan losses. The portfolio segments are segregated based on loan types and the underlying risk factors present in each loan type. Such risk factors are periodically reviewed by management and revised as deemed appropriate.
The Company’s loan portfolio is segregated into the following portfolio segments:
Residential Real Estate:   This portfolio segment consists of the origination of first mortgage loans secured by one-to four-family owner occupied residential properties and residential construction loans to individuals to finance the construction of residential dwellings for personal use located in our market area.
Commercial Real Estate:   This portfolio segment includes loans secured by commercial real estate, non-owner occupied one-to four-family and multi-family dwellings for property owners and businesses in our market area. Loans secured by commercial real estate generally have larger loan balances and more credit risk than owner occupied one-to four-family mortgage loans.
Construction:   This portfolio segment includes commercial construction loans for commercial development projects, including condominiums, apartment buildings, and single family subdivisions as well as office buildings, retail and other income producing properties and land loans, which are loans made with land as security. Construction and land development financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, the Company may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose the Company to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties, which may cause some borrowers to be unable to continue with debt service which exposes the Company to greater risk of non-payment and loss.
Home Equity Loans:   This portfolio segment primarily includes home equity loans and home equity lines of credit secured by owner occupied one-to four-family residential properties. Loans of this type are written at a maximum of 75% of the appraised value of the property and the Company requires a second lien position on the property. These loans can be affected by economic conditions and the values of the underlying properties.
Commercial Business Loans:   This portfolio segment includes commercial business loans secured by assignments of corporate assets and personal guarantees of the business owners. Commercial business loans generally have higher interest rates and shorter terms than other loans, but they also may involve higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business.
Consumer Loans:   This portfolio segment includes loans secured by savings or certificate accounts, or automobiles, as well as unsecured personal loans and overdraft lines of credit. This type of loan entails greater risk than residential mortgage loans, particularly in the case of loans that are unsecured or secured by assets that depreciate rapidly.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

Allowance for loan losses
The following tables set forth the activity in the Company’s allowance for loan losses for the three months ended March 31, 2014 and 2013, by portfolio segment:

	Residential Real Estate	Commercial Real Estate	Construction	Home Equity	Commercial Business	Consumer	Unallocated	Total
	(In thousands)
Three Months Ended March 31, 2014
Originated
Beginning balance	$1,310	$3,616	$1,032	$190	$2,225	$9	$—	$8,382
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	10	—	10
Provisions	(12)	151	(20)	2	106	(16)	—	211
Ending balance	$1,298	$3,767	$1,012	$192	$2,331	$3	$—	$8,603
Acquired
Beginning balance	$—	$—	$—	$—	$—	$—	$—	$—
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	—	—	—	—	—	—	—	—
Ending balance	$—	$—	$—	$—	$—	$—	$—	$—
Total
Beginning balance	$1,310	$3,616	$1,032	$190	$2,225	$9	$—	$8,382
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	10	—	10
Provisions	(12)	151	(20)	2	106	(16)	—	211
Ending balance	$1,298	$3,767	$1,012	$192	$2,331	$3	$—	$8,603

	Residential Real Estate	Commercial Real Estate	Construction	Home Equity	Commercial Business	Consumer	Unallocated	Total
	(In thousands)
Three Months Ended March 31, 2013
Beginning balance	$1,230	$3,842	$929	$220	$1,718	$2	$—	$7,941
Charge-offs	—	—	—	—	—	(2)	—	(2)
Recoveries	—	—	—	—	—	5	—	5
Provisions	34	45	4	(6)	103	10	—	190
Ending balance	$1,264	$3,887	$933	$214	$1,821	$15	$—	$8,134

With respect to the originated portfolio, the allocation to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The following tables are a summary, by portfolio segment and impairment methodology, of the allowance for loan losses and related portfolio balances at March 31, 2014 and December 31, 2013:

	Originated Loans		Acquired Loans		Total
	Portfolio	Allowance	Portfolio	Allowance	Portfolio	Allowance
	(In thousands)
March 31, 2014
Loans individually evaluated for impairment:
Residential real estate	$1,848	$72	$—	$—	$1,848	$72
Commercial real estate	1,117	56	—	—	1,117	56
Construction	—	—	—	—	—	—
Home equity	97	4	—	—	97	4
Commercial business	621	12	—	—	621	12
Consumer	—	—	—	—	—	—
Subtotal	$3,683	$144	$—	$—	$3,683	$144
Loans collectively evaluated for impairment:
Residential real estate	$157,057	$1,226	$—	$—	$157,057	$1,226
Commercial real estate	322,732	3,711	8,158	—	330,890	3,711
Construction	44,158	1,012	4,838	—	48,996	1,012
Home equity	9,637	188	3,815	—	13,452	188
Commercial business	100,080	2,319	2,453	—	102,533	2,319
Consumer	67	3	483	—	550	3
Subtotal	$633,731	$8,459	$19,747	$—	$653,478	$8,459
Total	$637,414	$8,603	$19,747	$—	$657,161	$8,603

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

	Originated Loans		Acquired Loans		Total
	Portfolio	Allowance	Portfolio	Allowance	Portfolio	Allowance
	(In thousands)
December 31, 2013
Loans individually evaluated for impairment:
Residential real estate	$1,867	$73	$—	$—	$1,867	$73
Commercial real estate	1,117	56	—	—	1,117	56
Construction	—	—	—	—	—	—
Home equity	97	4	—	—	97	4
Commercial business	642	12	—	—	642	12
Consumer	—	—	—	—	—	—
Subtotal	$3,723	$145	$—	$—	$3,723	$145
Loans collectively evaluated for impairment:
Residential real estate	$154,007	$1,237	$—	$—	$154,007	$1,237
Commercial real estate	304,706	3,560	9,939	—	314,645	3,560
Construction	44,187	1,032	7,308	—	51,495	1,032
Home equity	9,528	187	3,872	—	13,400	187
Commercial business	91,531	2,212	2,374	—	93,905	2,212
Consumer	225	9	612	—	837	9
Subtotal	$604,184	$8,237	$24,105	$—	$628,289	$8,237
Total	$607,907	$8,382	$24,105	$—	$632,012	$8,382

Credit quality indicators
The Company’s policies provide for the classification of loans into the following categories: pass, special mention, substandard, doubtful and loss. Consistent with regulatory guidelines, loans that are considered to be of lesser quality are classified as substandard, doubtful, or loss assets. A loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans include those loans characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans classified as loss are those considered uncollectible and of such little value that their continuance as loans is not warranted. Loans that do not expose the Company to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are designated as special mention.
When loans are classified as special mention, substandard or doubtful, the Company disaggregates these loans and allocates a portion of the related general loss allowances to such loans as the Company deems prudent. Determinations as to the classification of loans and the amount of loss allowances are subject to review by the Company’s regulators, which can require the Company to establish additional loss allowances. The Company regularly reviews its loan portfolio to determine whether any loans require classification in accordance with applicable regulations.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The following tables are a summary of the loan portfolio quality indicators by portfolio segment at March 31, 2014 and December 31, 2013:

	Commercial Credit Quality Indicators
	At March 31, 2014			At December 31, 2013
	Commercial Real Estate	Construction	Commercial Business	Commercial Real Estate	Construction	Commercial Business
	(In thousands)
Originated loans:
Pass	$322,498	$44,158	$99,650	$304,469	$44,187	$91,093
Special mention	234	—	430	237	—	438
Substandard	1,117	—	621	1,117	—	642
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total originated loans	323,849	44,158	100,701	305,823	44,187	92,173
Acquired loans:
Pass	7,417	1,755	1,886	9,580	4,639	1,806
Special mention	13	175	215	24	161	252
Substandard	728	2,908	352	335	2,508	316
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total acquired loans	8,158	4,838	2,453	9,939	7,308	2,374
Total	$332,007	$48,996	$103,154	$315,762	$51,495	$94,547

	Residential and Consumer Credit Quality Indicators
	At March 31, 2014			At December 31, 2013
	Residential Real Estate	Home Equity	Consumer	Residential Real Estate	Home Equity	Consumer
	(In thousands)
Originated loans:
Pass	$157,057	$9,560	$67	$153,443	$9,447	$225
Special mention	1,848	174	—	2,431	178	—
Substandard	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total originated loans	158,905	9,734	67	155,874	9,625	225
Acquired loans:
Pass	—	3,778	345	—	3,826	469
Special mention	—	—	138	—	—	143
Substandard	—	37	—	—	46	—
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total acquired loans	—	3,815	483	—	3,872	612
Total	$158,905	$13,549	$550	$155,874	$13,497	$837

Loan portfolio aging analysis
When a loan is 15 days past due, the Company sends the borrower a late notice. The Company also contacts the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, the Company mails the borrower a letter reminding the borrower of the delinquency, and attempts to contact the borrower personally to determine the reason for the delinquency

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

and ensure the borrower understands the terms of the loan. If necessary, subsequent delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, the Company will send the borrower a final demand for payment and may recommend foreclosure. A summary report of all loans 30 days or more past due is provided to the board of directors of the Company each month. Loans greater than 90 days past due are generally put on nonaccrual status. A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt.
The following tables set forth certain information with respect to our loan portfolio delinquencies by portfolio segment and amount as of March 31, 2014 and December 31, 2013:

	As of March 31, 2014
	31-60 Days Past Due	61-90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Carrying Amount > 90 Days and Accruing
	(In thousands)
Originated Loans
Real estate loans:
Residential real estate	$—	$—	$984	$984	$157,921	$—
Commercial real estate	—	—	1,117	1,117	322,732	—
Construction	—	—	—	—	44,158	—
Home equity	—	—	—	—	9,734	—
Commercial business	131	—	—	131	100,570	—
Consumer	1	—	—	1	66	—
Total originated loans	132	—	2,101	2,233	635,181	—
Acquired Loans
Real estate loans:
Residential real estate	—	—	—	—	—	—
Commercial real estate	—	—	635	635	7,523	635
Construction	1,805	—	1,112	2,917	1,921	1,112
Home equity	—	—	—	—	3,815	—
Commercial business	—	—	—	—	2,453	—
Consumer	5	—	—	5	478	—
Total acquired loans	1,810	—	1,747	3,557	16,190	1,747
Total loans	$1,942	$—	$3,848	$5,790	$651,371	$1,747

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

	As of December 31, 2013
	31-60 Days Past Due	61-90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Carrying Amount > 90 Days and Accruing
	(In thousands)
Originated Loans
Real estate loans:
Residential real estate	$—	$—	$1,003	$1,003	$154,871	$—
Commercial real estate	—	—	—	—	305,823	—
Construction	—	—	—	—	44,187	—
Home equity	—	—	—	—	9,625	—
Commercial business	—	—	—	—	92,173	—
Consumer	—	—	—	—	225	—
Total originated loans	—	—	1,003	1,003	606,904	—
Acquired Loans
Real estate loans:
Residential real estate	—	—	—	—	—	—
Commercial real estate	—	—	797	797	9,142	797
Construction	—	—	2,508	2,508	4,800	2,508
Home equity	—	—	—	—	3,872	—
Commercial business	—	—	315	315	2,059	315
Consumer	—	—	—	—	612	—
Total acquired loans	—	—	3,620	3,620	20,485	3,620
Total loans	$—	$—	$4,623	$4,623	$627,389	$3,620

Loans on nonaccrual status
The following is a summary of nonaccrual loans by portfolio segment as of March 31, 2014 and December 31, 2013:

	March 31,	December 31,
	2014	2013
	(In thousands)
Residential real estate	$984	$1,003
Commercial real estate	1,117	—
Total	$2,101	$1,003

The amount of income that was contractually due but not recognized on originated nonaccrual loans totaled $23 thousand, and $28 thousand, respectively for the three months ended March 31, 2014, and 2013. There was no actual interest income recognized on these loans for the three months ended March 31, 2014, and 2013.
At March 31, 2014 and December 31, 2013, there were no commitments to lend additional funds to any borrower on nonaccrual status.
The preceding table excludes acquired loans that are accounted for as purchased credit impaired loans totaling $5.2 million and $6.2 million, respectively at March 31, 2014 and December 31, 2013. Such loans otherwise meet the Company’s definition of a nonperforming loan but are excluded because the loans are

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

included in loan pools that are considered performing. The discounts arising from recording these loans at fair value were due, in part, to credit quality. The acquired loans are accounted for on either a pool or individual basis and the accretable yield is being recognized as interest income over the life of the loans based on expected cash flows.
Impaired loans
An impaired loan generally is one for which it is probable, based on current information, the Company will not collect all the amounts due under the contractual terms of the loan. Loans are individually evaluated for impairment. When the Company classifies a problem loan as impaired, it provides a specific valuation allowance for that portion of the asset that is deemed uncollectible.
The following table summarizes impaired loans by portfolio segment as of March 31, 2014 and December 31, 2013:

	Carrying Amount		Unpaid Principal Balance		Associated Allowance
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2014	Dec 31, 2013	Mar 31, 2014	Dec 31, 2013
	(In thousands)
Originated
Impaired loans without a valuation allowance:
Total impaired loans without a valuation allowance	$—	$—	$—	$—	$—	$—
Impaired loans with a valuation allowance:
Residential real estate	$1,848	$1,867	$1,870	$1,880	$72	$73
Commercial real estate	1,117	1,117	1,117	1,117	56	56
Home equity	96	97	96	97	4	4
Commercial business	621	642	621	642	12	12
Total impaired loans with a valuation allowance	$3,682	$3,723	$3,704	$3,736	$144	$145
Total originated impaired loans	$3,682	$3,723	$3,704	$3,736	$144	$145
Acquired
Impaired loans without a valuation allowance:
Total impaired loans without a valuation allowance	$—	$—	$—	$—	$—	$—
Impaired loans with a valuation allowance:
Total impaired loans with a valuation allowance	$—	$—	$—	$—	$—	$—
Total acquired impaired loans	$—	$—	$—	$—	$—	$—

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The following table summarizes the average recorded investment balance of impaired loans and interest income recognized on impaired loans by portfolio segment for the three months ended March 31, 2014 and 2013:

	Average Recorded Investment		Interest Income Recognized
	2014	2013	2014	2013
	(In thousands)
Three months ended March 31,
Originated
Impaired loans without a valuation allowance:
Total impaired loans without a valuation allowance	$—	$—	$—	$—
Impaired loans with a valuation allowance:
Residential real estate	$1,856	$1,903	$7	$15
Commercial real estate	1,117	1,593	—	—
Home equity	96	246	1	2
Commercial business	628	903	8	13
Total impaired loans with a valuation allowance	$3,697	$4,645	$16	$30
Total originated impaired loans	$3,697	$4,645	$16	$30
Acquired
Impaired loans without a valuation allowance:
Total impaired loans without a valuation allowance	$—	$—	$—	$—
Impaired loans with a valuation allowance:
Total impaired loans with a valuation allowance	$—	$—	$—	$—
Total acquired impaired loans	$—	$—	$—	$—

Troubled debt restructurings (TDRs)
Modifications to a loan are considered to be a troubled debt restructuring when two conditions are met: 1) the borrower is experiencing financial difficulties and 2) the modification constitutes a concession. Modified terms are dependent upon the financial position and needs of the individual borrower. Trouble debt restructurings are classified as impaired loans.
If a performing loan is restructured into a TDR it remains in performing status. If a nonperforming loan is restructured into a TDR, it continues to be carried in nonaccrual status. Nonaccrual classification may be removed if the borrower demonstrates compliance with the modified terms for a minimum of six months. Troubled debt restructured loans are reported as such for at least one year from the date of restructuring. In years after the restructuring, troubled debt restructured loans are removed from this classification if the restructuring agreement specifies a market rate of interest equal to that which would be provided to a borrower with similar credit at the time of restructuring and the loan is not deemed to be impaired based on the modified terms.
The recorded investment in TDRs was $1.6 million at March 31, 2014 and December 31, 2013.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The following table presents loans whose terms were modified as TDRs during the periods presented:

			Outstanding Recorded Investment
	Number of Loans		Pre-Modification		Post-Modification
(Dollars in thousands)	2014	2013	2014	2013	2014	2013
Three months ended March 31,
Home equity	—	1	$—	$97	$—	$97
Total	—	1	$—	$97	$—	$97

All TDRs at March 31, 2014 and December 31, 2013 were performing in compliance under their modified terms and therefore, were on accrual status.
The following table provides information on how loans were modified as a TDR during the three months ended March 31, 2014 and 2013.

	Three months
Periods ended March 31,	2014	2013
	(In thousands)
Maturity/amortization concession	$—	$97
Total	$—	$97

There were no loans modified in a troubled debt restructuring, for which there was a payment default during the three months ended March 31, 2014 and 2013.
4.
  Shareholders’ Equity
Common stock
On May 15, 2014, Bankwell Financial Group, Inc. priced 2,702,703 common shares in its initial public offering (“IPO”) at $18.00 per share, and on May 15, 2014, Bankwell common shares began trading on the Nasdaq Stock Market (ticker symbol: BWFG). The Company issued a total of 2,702,703 common shares in its IPO, which closed on May 20, 2014. The net proceeds from the IPO were approximately $44.9 million, after deducting the underwriting discount of approximately $2.5 million and approximately $1.3 million of expenses.
Between 2007 and 2013, four private placements for the sale of common stock were completed for the purpose of capitalizing the Company and allowing for continued growth. The private placement offerings were in addition to the initial and secondary offerings completed in 2002 and 2007, respectively. A total of 3,429,623 shares were issued and net proceeds of $47.8 million were received in connection with these offerings.
Preferred stock
In 2011, the Company elected to participate in the U.S. Treasury’s Small Business Lending Fund Program (“SBLF”). The SBLF is a $30 billion fund established under the Small Business Jobs Act of 2010 to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. The SBLF is intended to expend the ability to lend to small businesses, in order to help stimulate the economy and promote job growth. The transaction resulted in net capital proceeds to the Company of $5.9 million, of which at least 90% was invested in the Banks as Tier 1 Capital.
The Series C Preferred stock pays noncumulative dividends. The dividend rate on the Series C Preferred Stock for the initial ten quarterly dividend periods, commencing with the period ended September 30, 2011 and ending with the period ended December 31, 2013, is determined each quarter based on the increase in the Banks’ Qualified Small Business Lending over a baseline amount. The Company has

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

paid dividends at a rate of 1.0% since issuance. For the eleventh quarterly dividend payment through four and one-half years after its issuance, the dividend rate on the Series C Preferred Stock will be fixed at the rate in effect at the end of the ninth quarterly dividend period. In the second quarter of 2016, four and one-half years from its issuance, the dividend rate will be fixed at 9.0% per annum.
The Series C Preferred Stock has no maturity date and ranks senior to the Company’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company. The Series C Preferred Stock is non-voting, other than voting rights on matters that could adversely affect the Series C Preferred Stock, and is redeemable at any time by the Company, subject to the approval of its federal banking regulator. The redemption price is the aggregate liquidation preference of the SBLF Preferred Stock plus accrued but unpaid dividends and pro rata portion of any lending incentive fee. All redemptions must be in an amount at least equal to 25% of the number of originally issued shares of SBLF Preferred Stock, or 100% of the then-outstanding shares if less than 25% of the number of shares originally issued. In connection with the IPO, the U.S. Treasury exercised its piggyback registration rights under the SBLF and the Series C Preferred Stock held by the U.S. Treasury was registered under the Securities Act of 1933, as amended.
Warrants
The secondary offering and the first private placement offering each call for the issuance of Units. Each Unit issued pursuant to these two offerings represented one share of common stock and one non-transferable Warrant. The Warrants were exercisable at any time from and including October 1, 2009 and prior to or on November 30, 2009, unless extended or accelerated by the board of directors in their discretion. The board of directors has extended the exercise period to October 1, 2014 through December 1, 2014. Each Warrant allows a holder to purchase .3221 shares of Common Stock at an exercise price of $14.00 per share. None of the warrants have been exercised as of March 31, 2014. Assuming that all of the Warrants issued are exercised in full during the exercise period, the Company would receive $4.3 million in gross capital and issue 304,640 shares of common stock. A total of 945,789 units were sold generating gross capital of $17.2 million.
Dividends
The Company’s shareholders are entitled to dividends when and if declared by the board of directors, out of funds legally available. Connecticut law prohibits the Company from paying cash dividends except from its net profits, which are defined by state statutes.
The payment of dividends is subject to additional restrictions in connection with preferred stock issued in August 2011 to the Treasury Department’s Small Business Lending Fund (“SBLF”).
For the three months ended March 31, 2014 and 2013, the Company declared and paid cash dividends on preferred stock of $27 thousand. To date, the Company has not declared or paid dividends on its common stock, nor has it repurchased any of its common stock.
5.
  Comprehensive Income
Comprehensive income represents the sum of net income and items of other comprehensive income or loss, including net unrealized gains or losses on securities available for sale and net gains or losses on derivatives accounted for as cash flow hedges. The Company’s total comprehensive income or loss for the three months ended March 31, 2014 and 2013 is reported in the Consolidated Statements of Comprehensive Income.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The following table presents the changes in accumulated other comprehensive income (loss) by component, net of tax for the three months ended March 31, 2014 and 2013:

Net Unrealized Gain (Loss) on Available for Sale Securities
(In thousands)
Balance at December 31, 2012	$1,511
Other comprehensive loss before reclassifications	(116)
Amounts reclassified from accumulated other comprehensive income	—
Net other comprehensive loss	(116)
Balance at March 31, 2013	$1,395

	Net Unrealized Gain (Loss) on Available for Sale Securities	Net Unrealized Gain on Interest Rate Swap	Total
	(In thousands)
Balance at December 31, 2013	$424	$—	$424
Other comprehensive income before reclassifications	150	34	184
Amounts reclassified from accumulated other comprehensive income	—	—	—
Net other comprehensive income	150	34	184
Balance at March 31, 2014	$574	$34	$608

6.
  Earnings per Share
Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in earnings. Unvested share-based payment awards, which include the right to receive non-forfeitable dividends, are considered to participate with common stock in undistributed earnings for purposes of computing EPS.
The Company’s unvested restricted stock awards are participating securities, and therefore, are included in the computation of both basic and diluted earnings per common share. EPS is calculated using the two-class method, under which calculations (1) exclude from the numerator any dividends paid or owed on participating securities and any undistributed earnings considered to be attributable to participating securities and (2) exclude from the denominator the dilutive impact of the participating securities.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The following is a reconciliation of earnings available to common shareholders and basic weighted-average common shares outstanding to diluted weighted average common shares outstanding, reflecting the application of the two-class method:

	Three Months Ended March 31,
	2014	2013
	(In thousands, except per share data)
Net income	$1,123	$1,012
Preferred stock dividends and net accretion	(27)	(27)
Dividends and undistributed earnings allocated to participating securities	(34)	(16)
Net income available to common shareholders	$1,062	$969
Weighted average shares outstanding, basic	3,762	3,149
Effect of dilutive equity-based awards	34	48
Weighted average shares outstanding, diluted	3,796	3,197
Net earnings per common share:
Basic earnings per common share	$0.28	$0.31
Diluted earnings per common share	0.28	0.30

7.
  Regulatory Matters
The Bank and Company are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank and Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets, as defined by regulation. Management believes, as of March 31, 2014, the Bank and Company meet all capital adequacy requirements to which they are subject. As of March 31, 2014, the Bank was well capitalized under the regulatory framework for prompt corrective action, as shown in the following schedules. There are no conditions or events since then that management believes have changed this category.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The capital amounts and ratios for the Bank and Company at March 31, 2014 and December 31, 2013, were as follows:

	Actual Capital		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Bankwell Bank
March 31, 2014
Total Capital to Risk-Weighted Assets	$68,460	10.74%	$50,983	8.00%	$63,729	10.00%
Tier I Capital to Risk-Weighted Assets	60,488	9.49%	25,492	4.00%	38,238	6.00%
Tier I Capital to Average Assets	60,488	7.90%	30,638	4.00%	38,297	5.00%
Bankwell Financial Group, Inc.
March 31, 2014
Total Capital to Risk-Weighted Assets	$78,232	12.22%	$51,220	8.00%	N/A	N/A
Tier I Capital to Risk-Weighted Assets	70,221	10.97%	25,610	4.00%	N/A	N/A
Tier I Capital to Average Assets	70,221	9.06%	31,012	4.00%	N/A	N/A

	Actual Capital		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Bankwell Bank
December 31, 2013
Total Capital to Risk-Weighted Assets	$66,674	10.74%	$49,682	8.00%	$62,103	10.00%
Tier I Capital to Risk-Weighted Assets	58,908	9.49%	24,841	4.00%	37,262	6.00%
Tier I Capital to Average Assets	58,908	7.91%	29,772	4.00%	37,215	5.00%
Bankwell Financial Group, Inc.
December 31, 2013
Total Capital to Risk-Weighted Assets	$76,537	12.32%	$49,683	8.00%	N/A	N/A
Tier I Capital to Risk-Weighted Assets	68,766	11.07%	24,841	4.00%	N/A	N/A
Tier I Capital to Average Assets	68,766	9.15%	3,068	4.00%	N/A	N/A

Restrictions on dividends
The ability of the Company to pay dividends depends, in part, on the ability of the Bank to pay dividends to the Company. In accordance with State of Connecticut Banking Rules and Regulations, regulatory approval is required to pay dividends in excess of the Bank’s earnings retained in the current year plus retained earnings from the previous two years. The Bank is also prohibited from paying dividends that would reduce its capital ratios below minimum regulatory requirements.
8.
  Stock-Based Compensation
Equity award plans
The Company has five equity award plans, which are collectively referred to as the “Plan.” The current plan under which any future issuances of equity awards will be made is the 2012 BNC Financial Group, Inc. Stock Plan, or the “2012 Plan,” amended on June 26, 2013. All equity awards made under the 2012 Plan are made by means of an award agreement, which contains the specific terms and conditions of the grant. To date, all equity awards have been in the form of share options or restricted stock. At March 31, 2014, there were 140,317 shares reserved for future issuance under the 2012 Plan.
Share Options:   The Company accounts for stock options based on the fair value at the date of grant over the vesting period of such awards on a straight line basis. For the three months ended March 31, 2014

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

and 2013, the Company recorded expense related to options granted under the various plans of approximately $8 thousand and $10 thousand, respectively.
There were no options granted during the three months ended March 31, 2014.
A summary of the status of outstanding stock options as of and for the three months ended March 31, 2014 is presented below:

	Three Months Ended March 31, 2014
	Number of Shares	Weighted Average Exercise Price
Options outstanding at beginning of period	208,568	$16.67
Granted	—	—
Forfeited	(1,770)	15.59
Exercised	(18,905)	10.07
Expired	(480)	10.00
Options outstanding at end of period	187,413	17.37
Options exercisable at end of period	175,262	17.52
Weighted-average fair value of options granted during the period		N/A

Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of an option on the exercise date. The total intrinsic value of share options exercised during the three months ended March 31, 2014 was $205 thousand.
Restricted Stock:   Restricted stock provides grantees with rights to shares of common stock upon completion of a service period and certain performance goals. Shares of unvested restricted stock are considered participating securities. Restricted stock awards generally vest over one to five years.
The following table presents the activity for restricted stock for the three months ended March 31, 2014:

	Three Months Ended March 31, 2014
	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at beginning of period	122,140	$15.98
Granted	—	—
Vested	—	—
Forfeited	(3,608)	16.61
Unvested at end of period	118,532	15.96

The Company’s restricted stock expense for the three months ended March 31, 2014 and 2013 was $142 thousand and $58 thousand, respectively.
9.
  Derivative Instruments
The Company entered into a derivative transaction in February, 2014. Information about derivative instruments at March 31, 2014 was as follows:

(Dollars in thousands)	Notional Amount	Maturity	Received	Paid	Fair Value
Cash flow hedge:
Interest rate swap on FHLB advance	$25,000	4.7 years	0.20%	1.62%	$87

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The effective portion of unrealized changes in the fair value of derivatives accounted for as cash flow hedges is reported in other comprehensive income and subsequently reclassified to earnings in the same period or periods during which the hedged forecasted transaction affects earnings. The Bank assesses the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item or transaction. The ineffective portion of changes in the fair value of the derivatives is recognized directly in earnings.
The Bank’s cash flow hedge positions are all forward starting interest rate swap transactions. As of February 6, 2014 the Bank entered into the following forward starting interest rate swap transactions:

(Dollars in thousands)	Notional Amount	Effective Date of Hedged Borrowing	Duration of Borrowing	Counterparty
Type of borrowing:
FHLB 90-day advance	$25,000	April 1, 2014	4.7 years	Bank of Montreal

This hedge strategy converts the LIBOR based rate of interest on certain FHLB advances to fixed interest rates, thereby protecting the Bank from floating interest rate variability.
Changes in the consolidated statements of comprehensive income related to interest rate derivatives designated as hedges of cash flows were as follows for the three months ended March 31, 2014:

(In thousands)	Three Months Ended March 31, 2014
Interest rate swap on FHLB advance:
Unrealized gain recognized in accumulated other comprehensive income	$87
Income tax expense on items recognized in accumulated other comprehensive income	(53)
Other comprehensive income	$34
Interest expense recognized on hedged FHLB advance	$—

10.
  Fair Value of Financial Instruments
GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the statements of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.
Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at either March 31, 2014 or December 31, 2013. The estimated fair value amounts have been measured as of the respective period-ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The carrying values, fair values and placement in the fair value hierarchy of the Company’s financial instruments at March 31, 2014 and December 31, 2013 were as follows:

	March 31, 2014
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(In thousands)
Financial Assets:
Cash and due from banks	$82,246	$82,246	$82,246	$—	$—
Available for sale securities	35,557	35,557	—	35,557	—
Held to maturity securities	13,780	13,827	—	13,827	—
Loans receivable, net	646,583	650,038	—	—	650,038
Accrued interest receivable	2,344	2,344	—	—	2,344
FHLB stock	4,834	4,834	—	—	4,834
Derivative asset	87	87	—	87	—
Financial Liabilities:
Demand deposits	119,656	119,656	—	—	119,656
NOW and money market	244,179	244,179	—	—	244,179
Savings	104,813	104,813	—	—	104,813
Time deposits	210,575	211,290	—	—	211,290
Advances from the FHLB	59,000	58,940	—	—	58,940

	December 31, 2013
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
	(In thousands)
Financial Assets:
Cash and due from banks	$82,013	$82,013	$82,013	$—	$—
Available for sale securities	28,597	28,597	—	28,597	—
Held to maturity securities	13,816	13,815	—	13,815	—
Loans held for sale	100	100	—	100	—
Loans receivable, net	621,830	623,876	—	—	623,876
Accrued interest receivable	2,360	2,360	—	—	2,360
FHLB stock	4,834	4,834	—	—	4,834
Financial Liabilities:
Demand deposits	118,618	118,618	—	—	118,618
NOW and money market	238,231	238,231	—	—	238,231
Savings	107,692	107,692	—	—	107,692
Time deposits	197,004	197,762	—	—	197,762
Advances from the FHLB	44,000	43,902	—	—	43,902

The following methods and assumptions were used by management in estimating the fair value of its financial instruments:
Cash and due from banks, federal funds sold, accrued interest receivable and mortgagors’ escrow accounts: The carrying amount is a reasonable estimate of fair value.
Investment securities:   Fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

securities. The fair value of securities is further classified in accordance with the framework specified in GAAP as discussed in Note 11, Fair Value Measurements.
FHLB stock:   The carrying value of FHLB stock approximates fair value based on the most recent redemption provisions of the FHLB.
Loans held for sale:   The fair value is based upon prevailing market prices.
Loans receivable:   For variable rate loans which reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of fixed rate loans are estimated by discounting the future cash flows using the year end rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
Derivative asset:   The valuation of the Company’s interest rate swap is obtained from a third-party pricing service and is determined using a discounted cash flow analysis on the expected cash flows of each derivative. The pricing analysis is based on observable inputs for the contractual terms of the derivatives, including the period to maturity and interest rate curves.
Deposits:   The fair value of demand deposits, regular savings and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit and other time deposits is estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities to a schedule of aggregated expected maturities on such deposits.
Advances from the FHLB:   The fair value of the advances is estimated using a discounted cash flow calculation that applies current FHLB interest rates for advances of similar maturity to a schedule of maturities of such advances.
11.
  Fair Value Measurements
The Company is required to account for certain assets at fair value on a recurring or non-recurring basis. As discussed in Note 1, the Company determines fair value in accordance with GAAP, which defines fair value and establishes a framework for measuring fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair values:
Level 1 —
  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2 —
  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3 —
  Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Valuation techniques based on unobservable inputs are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that may appropriately reflect market and credit risks. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are as of a specific point in time they are susceptible to material near-term changes.
Financial instruments measured at fair value on a recurring basis
The following tables detail the financial instruments carried at fair value on a recurring basis at March 31, 2014 and December 31, 2013, and indicates the fair value hierarchy of the valuation techniques

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

utilized by the Company to determine the fair value. The Company had no transfers into or out of Levels 1, 2 or 3 during the three months ended March 31, 2014.

	Fair Value
(In thousands)	Level 1	Level 2	Level 3
March 31, 2014:
Available-for-sale investment securities:
U.S. Government and agency obligations	$—	$10,767	$—
State agency and municipal obligations	—	13,047	—
Corporate bonds	—	10,636	—
Mortgage backed securities	—	1,107	—
Derivative asset	—	87	—
December 31, 2013:
Available-for-sale investment securities:
U.S. Government and agency obligations	$—	$5,688	$—
State agency and municipal obligations	—	12,132	—
Corporate bonds	—	9,566	—
Mortgage backed securities	—	1,211	—

Available for sale investment securities:   The fair value of the Company’s investment securities are estimated by using pricing models or quoted prices of securities with similar characteristics (i.e. matrix pricing) and are classified within Level 2 of the valuation hierarchy.
Derivative asset:   The Company’s derivative asset is an interest rate swaps, initiated in February 2014 as part of management’s strategy to manage interest rate risk. The valuation of the Company’s interest rate swap is obtained from a third-party pricing service and is determined using a discounted cash flow analysis on the expected cash flows of each derivative. The pricing analysis is based on observable inputs for the contractual terms of the derivatives, including the period to maturity and interest rate curves. The Company has determined that the majority of the inputs used to value its interest rate derivatives fall within Level 2 of the fair value hierarchy.
Financial instruments measured at fair value on a nonrecurring basis
Certain assets and liabilities are measured at fair value on a non-recurring basis in accordance with generally accepted accounting principles. These include assets that are measured at the-lower-of-cost-or-market that were recognized at fair value below cost at the end of the period as well as assets that are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.
The following table details the financial instruments carried at fair value on a nonrecurring basis at March 31, 2014 and December 31, 2013, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value:

	Fair Value
(In thousands)	Level 1	Level 2	Level 3
March 31, 2014:
Impaired loans	$—	$—	$3,682
Foreclosed real estate	—	—	829
December 31, 2013:
Impaired loans	$—	$—	$3,723
Foreclosed real estate	—	—	829

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

The following table presents information about quantitative inputs and assumptions for Level 3 financial instruments carried at fair value on a nonrecurring basis at March 31, 2014 and December 31, 2013:

(Dollars in thousands)	Fair Value	Valuation Methodology	Unobservable Input	Range (Weighted Average)
March 31, 2014:
Impaired loans	$3,682	Appraisals	Discount for dated appraisals	3.5% to 5.0%
		Discounted cash flows	Discount rate	1.9%
Foreclosed real estate	$829	Appraisals	Discount for dated appraisals	29.4% to 46.0%
December 31, 2013:
Impaired loans	$3,723	Appraisals	Discount for dated appraisals	3.5% to 5.0%
		Discounted cash flows	Discount rate	1.9%
Foreclosed real estate	$829	Appraisals	Discount for dated appraisals	29.4% to 46.0%

Impaired loans:   Loans are generally not recorded at fair value on a recurring basis. Periodically, the Company records nonrecurring adjustments to the carrying value of loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Nonrecurring adjustments also include certain impairment amounts for collateral-dependent loans calculated in accordance with ASC 310-10 when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. Collateral is typically valued using appraisals or other indications of value based on recent comparable sales of similar properties or other assumptions. Estimates of fair value based on collateral are generally based on assumptions not observable in the marketplace and therefore such valuations have been classified as Level 3.
Foreclosed real estate:   The Company classifies property acquired through foreclosure or acceptance of deed-in-lieu of foreclosure as foreclosed real estate and repossessed assets in its financial statements. Upon foreclosure, the property securing the loan is written down to fair value less selling costs. The write-down is based upon differences between the appraised value and the book value. Appraisals are based on observable market data such as comparable sales, however assumptions made in determining comparability are unobservable and therefore these assets are classified as Level 3 within the valuation hierarchy.
12.
  Mergers and Acquisitions
On November 5, 2013, the Company acquired all of the outstanding common shares of The Wilton Bank (“Wilton”). This business combination expanded the Bank’s presence in Fairfield County and enhanced opportunities for businesses, customer relationships, employees and the communities served by the Bank.
On the acquisition date, Wilton had 372,985 outstanding common shares, net of 108,260 shares of treasury stock, and shareholders’ equity of $6.3 million. Wilton shareholders received $13.50 per share resulting in a consideration value of $5.0 million.
The assets and liabilities in the Wilton acquisition were recorded at their fair value based on management’s best estimate using information available at the date of acquisition. Consideration paid and fair values of Wilton’s assets acquired and liabilities assumed are summarized in the following tables:
Consideration paid:

(In thousands)	Amount
Cash consideration paid to Wilton shareholders	$5,035

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

Recognized amounts of identifiable assets acquired and (liabilities) assumed:

(In thousands)	As Acquired	Fair Value Adjustments		As Recorded at Acquisition
Cash	$35,919	$—		$35,919
Held to maturity investments securities	1,022	—		1,022
Loans	27,097	(2,008	)(a)	25,089
Premises and equipment	4,303	—		4,303
Other real estate owned	1,895	(450	)(b)	1,445
Core deposit intangibles	—	499	(c)	499
Deferred tax assets, net	—	1,997	(d)	1,997
Other assets	587	—		587
Deposits	(64,145)	(12	)(e)	(64,157)
Other liabilities	(336)	—		(336)
Total identifiable net assets	$6,342	$26		$6,368
Gain on purchase				$(1,333)

Explanation of fair value adjustments:
a)
  The adjustment represents the write down of the book value of loans to their estimated fair value based on current interest rates and expected cash flows, which includes an estimate of expected loan loss inherent in the portfolio.
b)
  The adjustment represents the write down of the book value of foreclosed real estate to their estimated fair value based on current appraisals.
c)
  Represents the economic value of the acquired core deposit base (total deposits less jumbo time deposits). The core deposit intangible will be amortized over an estimated life of 9.3 years based on the double declining balance method of amortization.
d)
  Represents net deferred tax assets resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles and other purchase accounting adjustments.
e)
  The adjustment represents the fair value of time deposits, which were valued at a premium of 0.11% as they bore slightly higher rates than the prevailing market.
Except for collateral dependent loans with deteriorated credit quality, the fair values for loans acquired from Wilton were estimated using cash flow projections based on the remaining maturity and repricing terms. Cash flows were adjusted by estimating future credit losses and the rate of prepayments. Projected monthly cash flows were then discounted to present value using a risk-adjusted market rate for similar loans. For collateral dependent loans with deteriorated credit quality, to estimate the fair value, the Company analyzed the value of the underlying collateral of the loans, assuming the fair values of the loans were derived from the eventual sale of the collateral. Those values were discounted using market derived rates of return, with consideration given to the period of time and costs associated with the foreclosure and disposition of the collateral. There was no carryover of Wilton’s allowance for credit losses associated with the loans that were acquired as the loans were initially recorded at fair value.

Bankwell Financial Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Unaudited)

Information about the acquired loan portfolio subject to purchased credit impaired accounting guidance (ASC 310-30) as of November 5, 2013 was as follows:

(In thousands)	November 5, 2013
Contractually required principal and interest at acquisition	$14,528
Contractual cash flows not expected to be collected (nonaccretable discount)	(1,412)
Expected cash flows at acquisition	13,116
Interest component of expected cash flows (accretable discount)	(1,513)
Fair value of acquired loans	$11,603

13.
  Subsequent Events
The Company has received approval from its regulators to establish a branch location in Norwalk, Connecticut, which is expected to open in the third quarter of 2014.
On March 31, 2014, the Company entered into a merger agreement with Quinnipiac Bank & Trust Company (“Quinnipiac”), located in New Haven County, Connecticut. Quinnipiac has one branch located in Hamden, Connecticut, and a second branch scheduled to open in July 2014, in the neighboring town of North Haven. At March 31, 2014, Quinnipiac had approximately $106 million in assets, $89 million in deposits and loans of $88 million.
Total consideration for the acquisition is expected to be comprised of our common stock (75%) and cash (25%). The total consideration to be paid to Quinnipiac shareholders, based on the closing price of a share of our common stock on the OTC Bulletin Board, or OTCBB, on March 31, 2014, is approximately $15 million. Pursuant to the merger agreement, each outstanding share of Quinnipiac will be converted at the election of the holder into the right to receive 0.56 shares of our common stock, or $12.00 in cash, subject to pro rata adjustments to meet the proportion of stock and cash consideration described above. Outstanding options to purchase Quinnipiac shares, totaling 109,000 as of March 31, 2014, will be exchanged for options in our common stock adjusted for the 0.56 fixed exchange ratio. The exercise price per share of our common stock under the new option shall be equal to the exercise price per share of Quinnipiac common stock subject to the Quinnipiac stock option divided by the 0.56 fixed exchange ratio. Outstanding warrants held by founders of Quinnipiac, totaling 122,500 as of March 31, 2014, will be automatically converted into a warrant to purchase 0.56 shares of our common stock for $17.86. Upon consummation of the transaction, Quinnipiac will be merged into Bankwell Bank.
The transaction is expected to close in the third quarter of 2014, subject to the requisite approval of the shareholders of Quinnipiac, required regulatory approvals, and satisfaction of other customary closing conditions. Upon effectiveness of the merger, change in control payments totaling $631,466 are expected to be paid.

Report of Independent Auditors To The Board of Directors and Stockholders Bankwell Financial Group, Inc. New Canaan, Connecticut

Report on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Bankwell Financial Group, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Bankwell Financial Group, Inc. and subsidiaries at December 31, 2013 and 2012, and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.
/s/ Whittlesey & Hadley, P.C.
Hartford, Connecticut
March 25, 2014

Consolidated Balance Sheets
December 31, 2013 and 2012
(Dollars in thousands, except share data)

	December 31,
	2013	2012
ASSETS
Cash and due from banks (Note 3)	$82,013	$28,927
Held to maturity investment securities, at amortized cost (Note 6)	13,816	5,354
Available for sale investment securities, at fair value (Note 6)	28,597	41,058
Loans held for sale	100	—
Loans receivable (net of allowance for loan losses of $8,382 and $7,941 at December 31, 2013 and 2012, respectively) (Notes 7 and 18)	621,830	520,792
Foreclosed real estate	829	962
Accrued interest receivable	2,360	2,109
Federal Home Loan Bank stock, at cost (Note 10)	4,834	4,442
Premises and equipment, net (Note 8)	7,060	2,518
Bank-owned life insurance	10,031	—
Other intangible assets	481	—
Deferred income taxes, net (Note 12)	5,845	2,798
Other assets	1,822	1,056
Total assets	$779,618	$610,016
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits (Note 9)
Noninterest bearing deposits	$118,618	$78,120
Interest bearing deposits	542,927	383,961
Total deposits	661,545	462,081
Advances from the Federal Home Loan Bank (Note 10)	44,000	91,000
Accrued expenses and other liabilities	4,588	5,401
Total liabilities	710,133	558,482
Commitments and contingencies (Note 11)
Stockholders’ equity (Notes 2, 14 and 17)
Preferred stock, senior noncumulative perpetual, Series C, no par; 10,980 shares issued at December 31, 2013 and 2012, respectively; liquidation value of $1,000 per share	10,980	10,980
Common stock, no par value; 10,000,000 shares authorized, 3,876,393 and 2,846,700 shares issued, at December 31, 2013 and 2012, respectively	52,105	38,117
Retained earnings	5,976	926
Accumulated other comprehensive income – net unrealized gains on available for sale securities, net of taxes	424	1,511
Total stockholders’ equity	69,485	51,534
Total liabilities and stockholders’ equity	$779,618	$610,016

See notes to consolidated financial statements.

Consolidated Statements of Income
For the Years Ended December 31, 2013, 2012 and 2011
(Dollars in thousands, except per share amounts)

	December 31,
	2013	2012	2011
Interest income
Interest and fees on loans	$26,599	$22,329	$17,621
Interest and dividends on securities	1,409	2,033	2,919
Interest on cash and cash equivalents	84	35	47
Total interest income	28,092	24,397	20,587
Interest expense
Interest expense on deposits	2,233	2,367	2,023
Interest on Federal Home Loan Bank advances	532	825	847
Total interest expense	2,765	3,192	2,870
Net interest income	25,327	21,205	17,717
Provision for loan losses	585	1,821	1,049
Net interest income after provision for loan losses	24,742	19,384	16,668
Noninterest income
Gains and fees from sales of loans	2,020	18	547
Gain on bargain purchase	1,333	—	—
Net gain (loss) on sale of available for sale securities	648	(18)	250
Service charges and fees	495	345	337
Gain on sale of foreclosed real estate, net	63	—	—
Other	163	—	—
Total noninterest income	4,722	345	1,134
Noninterest expense
Salaries and employee benefits	11,565	9,426	8,506
Occupancy and equipment	3,707	3,004	2,428
Professional services	1,595	1,546	715
Data processing	1,333	1,202	865
Marketing	928	333	342
Merger and acquisition related expenses	908	—	—
FDIC insurance	333	365	472
Director fees	304	366	288
Amortization of intangibles	18	—	—
Foreclosed real estate	7	9	—
Other	1,421	1,607	985
Total noninterest expense	22,119	17,858	14,601
Income before income tax expense	7,345	1,871	3,201
Income tax expense	2,184	657	997
Net income	$5,161	$1,214	$2,204
Preferred stock dividends	(111)	(132)	(206)
Net income attributable to common stockholders	$5,050	$1,082	$1,998
Earnings per common share – basic	$1.46	$0.39	$0.72
Earnings per common share – diluted	1.44	0.38	0.71

See notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2013, 2012 and 2011
(In thousands)

	December 31,
	2013	2012	2011
Net income	$5,161	$1,214	$2,204
Net unrealized holding (loss) gain on available for sale securities during the period	(1,129)	1,130	1,272
Reclassification adjustment for (gain) loss realized in income	(648)	18	(250)
Net change in unrealized (loss) gain	(1,777)	1,148	1,022
Tax effect	690	(447)	(397)
Other comprehensive income	(1,087)	701	625
Total comprehensive income	$4,074	$1,915	$2,829

See notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity
For Years Ended December 31, 2013, 2012 and 2011
(In thousands)

	Preferred Stock	Common Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2011	$5,037	$37,286	$(2,154)	$185	$40,354
Net income	—	—	2,204	—	2,204
Other comprehensive income, net of tax	—	—	—	625	625
Issuance of Series C preferred stock	10,980	—	—	—	10,980
Redemption of Series A preferred stock	(4,797)	—	—	—	(4,797)
Redemption of Series B preferred stock	(240)	—	—	—	(240)
Preferred stock dividends	—	—	(206)	—	(206)
Stock based compensation expense	—	250	—	—	250
Capital from exercise of stock options	—	18	—	—	18
Balance at December 31, 2011	10,980	37,554	(156)	810	49,188
Net income	—	—	1,214	—	1,214
Other comprehensive income, net of tax	—	—	—	701	701
Preferred stock dividends	—	—	(132)	—	(132)
Stock based compensation expense	—	563	—	—	563
Balance at December 31, 2012	10,980	38,117	926	1,511	51,534
Net income	—	—	5,161	—	5,161
Other comprehensive loss, net of tax	—	—	—	(1,087)	(1,087)
Preferred stock dividends	—	—	(111)	—	(111)
Stock based compensation expense	—	343	—	—	343
Capital from exercise of stock options	—	467	—	—	467
Capital from private placement	—	13,178	—	—	13,178
Balance at December 31, 2013	$10,980	$52,105	$5,976	$424	$69,485

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows
For Years Ended December 31, 2013, 2012 and 2011
(In thousands)

	For the Years Ended December 31,
	2013	2012	2011
Cash flows from operating activities
Net income	$5,161	$1,214	$2,204
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of premiums and discounts on investment securities	97	130	126
Provision for loan losses	585	1,821	1,049
Benefit from deferred taxes	(357)	(777)	(404)
Net (gain) loss on sales of available for sale securities	(648)	18	(250)
Depreciation and amortization	666	612	541
Loan principal sold	(72,589)	(575)	(46,035)
Proceeds from sales of loans	74,509	1,765	48,823
Net gain on sales of loans	(2,020)	(18)	(547)
Equity-based compensation	343	563	250
Net amortization (accretion) of purchase accounting adjustments	(80)	—	—
Gain on sale of foreclosed real estate	(63)	—	—
Gain on bargain purchase	(1,333)	—	—
Net change in:
Deferred loan fees	479	539	344
Accrued interest receivable	(185)	206	(745)
Other assets	(502)	(1,432)	274
Accrued expenses and other liabilities	(1,114)	4,101	835
Net cash provided by operating activities	2,949	8,167	6,465
Cash flows from investing activities
Proceeds from principal repayments on available for sale securities	723	1,103	1,143
Proceeds from principal repayments on held to maturity securities	180	480	233
Net proceeds from sales and calls of available for sale securities	10,514	54,973	31,979
Purchases of available for sale securities	—	(6,997)	(69,026)
Purchase of held to maturity securities	(7,623)	—	—
Purchase of bank-owned life insurance	(10,031)	—	—
Acquisition, net of cash paid	30,883	—	—
Net increase in loans	(77,004)	(162,026)	(80,704)
Purchases of premises and equipment	(908)	(684)	(96)
Purchase of Federal Home Loan Bank stock	(134)	(1,034)	(84)
Proceeds from sale of foreclosed real estate	1,693	—	—
Net cash used by investing activities	(51,707)	(114,185)	(116,555)
Cash flows from financing activities
Net change in time certificates of deposit	$66,538	$(230)	$(1,265)
Net change in other deposits	68,772	95,216	59,243
Net (repayments) proceeds from short term FHLB advances	(47,000)	33,000	14,000
Proceeds from issuance of Series C preferred stock	—	—	10,980
Redemption of Series A preferred stock	—	—	(4,797)
Redemption of Series B preferred stock	—	—	(240)
Proceeds from issuance of common stock	13,178	—	—
Exercise of options	467	—	18
Dividends paid on preferred stock	(111)	(132)	(206)
Net cash provided by financing activities	101,844	127,854	77,733
Net increase (decrease) in cash and cash equivalents	53,086	21,836	(32,357)
Cash and cash equivalents:
Beginning of year	28,927	7,091	39,448
End of period	$82,013	$28,927	$7,091
Supplemental disclosures of cash flows information:
Cash paid for:
Interest	$2,527	$3,208	$2,952
Income taxes	2,872	1,984	866
Acquisition of noncash assets and liabilities:
Assets acquired	34,869	—	—
Liabilities assumed	(64,446)	—	—
Noncash investing and financing activities
Loans transferred to foreclosed real estate	52	962	—

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.
  Nature of Operations and Summary of Significant Accounting Policies
Bankwell Financial Group, Inc. (the “Company” or “Bankwell”) is a federally-chartered bank-holding company located in New Canaan, Connecticut. The Company offers a broad range of financial services through its banking subsidiary, Bankwell Bank, (the “Bank”). Bankwell Bank was originally chartered as two separate banks, The Bank of New Canaan (“BNC”) and The Bank of Fairfield (“TBF”). In September 2013, The Bank of New Canaan and The Bank of Fairfield were merged and rebranded as “Bankwell Bank.” In November 2013, the Bank acquired The Wilton Bank, which added one branch and approximately $25.1 million in loans and $64.2 million in deposits. See Note 4, Mergers and Acquisitions, for further information on the acquisition.
The Bank is a Connecticut state charted commercial bank, founded in 2002, whose deposits are insured under the Deposit Insurance Fund administered by the Federal Deposit Insurance Corporation (“FDIC”). The Bank provides a full range of banking services to commercial and consumer customers, primarily concentrated in the Fairfield County region of Connecticut, with branch locations in New Canaan, Stamford, Fairfield, and Wilton, Connecticut.
Basis of consolidated financial statement presentation
The consolidated financial statements as of and for the years ending December 31, 2013 and 2012 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and general practices within the banking industry. Such policies have been followed on a consistent basis.
Management has evaluated subsequent events for potential recognition or disclosure in the consolidated financial statements through March 25, 2014, the date upon which the Company’s consolidated financial statements were available to be issued. No subsequent events were identified that would have required a change to the consolidated financial statements or disclosure in the notes to the consolidated financial statements, other than as disclosed in Note 19, Subsequent Events.
Use of estimates
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to deferred taxes, the fair values of financial instruments and the determination of the allowance for loan losses. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions.
Principles of consolidation
The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.
Significant concentrations of credit risk
Most of the Company’s activities are with customers located within Fairfield County and the surrounding region of Connecticut, and declines in property values in these areas could significantly impact the Company. The Company has significant concentrations in commercial real estate. Management does not believe they present any special risk. The Company does not have any significant concentrations in any one industry or customer.

Notes to Consolidated Financial Statements

Cash and cash equivalents and statement of cash flows
Cash and due from banks and federal funds sold are recognized as cash equivalents in the consolidated statements of cash flows. Federal funds sold generally mature in one day. For purposes of reporting cash flows, all highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents. Cash flows from loans and deposits are reported net. The balances of cash and due from banks and federal funds sold, at times, may exceed federally insured limits. The Company has not experienced any losses from such concentrations.
Investment securities
Management determines the appropriate classifications of investment securities at the date individual investment securities are acquired, and the appropriateness of such classifications is reaffirmed at each balance sheet date. The Company’s investment securities are categorized as either available for sale or held to maturity. Held to maturity investments are carried at amortized cost; available for sale securities are carried at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss) as a separate component of capital, net of estimated income taxes.
Fair value of investment securities is determined by applying the valuation framework in accordance with GAAP, which specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.
Investment securities are reviewed regularly for other-than-temporary impairment. For debt securities, other-than-temporary impairment is deemed to exist if the present value of the expected future cash flows is less than the amortized cost basis of the security. The credit loss component of an other-than-temporary impairment write-down is recorded in earnings, while the remaining portion of the impairment loss is recognized in other comprehensive income (loss), provided the Company does not intend to sell the underlying debt security and it is more likely than not that the Company will not be required to sell the debt security prior to recovery.
In determining whether a credit loss exists and the period over which the fair value of the debt security is expected to recover, management considers the following factors: the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, any external credit ratings, the level of excess cash flows generated from the underlying collateral supporting the principal and interest payments of the debt securities, the level of credit enhancement provided by the structure and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
The sale of a held to maturity security within three months of its maturity date or after collection of at least 85% of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.
Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method.
Bank owned life insurance
The investment in bank owned life insurance (“BOLI”) represents the cash surrender value of life insurance policies on the lives of certain Bank employees who have provided positive consent allowing the Bank to be the beneficiary of such policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in noninterest income, and are not subject to income taxes. The financial strength of the insurance carrier is reviewed prior to the purchase of BOLI and annually thereafter.
Federal Home Loan Bank stock
Federal Home Loan Bank of Boston (“FHLB”) stock is a non-marketable equity security that is carried at cost and evaluated for impairment.

Notes to Consolidated Financial Statements

Loans held for sale
Loans held for sale are those loans which management has the intent to sell in the foreseeable future, and are carried at the lower of aggregate cost or market value. Net unrealized losses, if any, are recognized by a valuation allowance through a charge to noninterest income. Realized gains and losses on the sale of loans are recognized on the settlement date and are determined by the difference between the sale proceeds and the carrying value of the loans.
Loans may be sold with servicing rights released or retained. At the time of the sale, management determines the value of any retained servicing rights, which represents the present value of the differential between the contractual servicing fee and adequate compensation, defined as the fee a sub-servicer would require to assume the role of servicer, after considering the estimated effects of prepayments. If material, a portion of the gain on the sale of the loan is recognized as due to the value of the servicing rights, and a servicing asset is recorded.
Loans receivable
Loans receivable that management has the ability and intent to hold for the foreseeable future or until maturity or payoff are stated at their current unpaid principal balances, net of the allowance for loan losses, net deferred loan origination fees and unamortized loan premiums.
A loan is considered impaired when it is probable that all contractual principal or interest payments due will not be collected in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are recorded as adjustments to the allowance for loan losses.
Management reviews all nonaccrual loans, other loans past due 90 days or more, and restructured loans for impairment. In most cases, loan payments that are past due less than 90 days are considered minor collection delays and the related loans are not considered to be impaired. Consumer installment loans are considered to be pools of small balance homogeneous loans, which are collectively evaluated for impairment.
Modifications to a loan are considered to be a troubled debt restructuring (“TDR”) when two conditions are met: 1) the borrower is experiencing financial difficulties and 2) the modification constitutes a concession. Modified terms are dependent upon the financial position and needs of the individual borrower. Debt may be bifurcated with separate terms for each tranche of the restructured debt. The decision to restructure a loan, versus aggressively enforcing the collection of the loan, may benefit the Company by increasing the ultimate probability of collection.
If a performing loan is restructured into a TDR it remains in performing status. If a nonperforming loan is restructured into a TDR, it continues to be carried in nonaccrual status. Initially, all TDRs are reported as impaired. Nonaccrual classification may be removed if the borrower demonstrates compliance with the modified terms for a minimum of six months. TDR’s are reported as such for at least one year from the date of restructuring. In years after the restructuring, troubled debt restructured loans are removed from this classification if the restructuring agreement specifies a market rate of interest equal to that which would be provided to a borrower with similar credit at the time of restructuring and the loan is not deemed to be impaired based on the modified terms.
Appraisals for real estate collateral dependent loans are obtained from independent third parties on whom we review their professional qualifications on an annual basis. Updated appraisals are obtained when a loan is in the process of collection, which is typically when the loan changes to nonaccrual status, or when warranted by other deterioration in the borrower’s credit status. A large portion of our real estate loan portfolio has been originated in past four years, thereby reflecting post 2008 financial crisis market values. If necessary, and taken in conjunction with other credit factors, adjustments are made to appraisal values when determining our allowance for loan losses.

Notes to Consolidated Financial Statements

Acquired loans
Loans that the Company acquired in acquisitions are initially recorded at fair value with no carryover of the related allowance for credit losses. Determining the fair value of the loans involves estimating the amount and timing of principal and interest cash flows initially expected to be collected on the loans and discounting those cash flows at an appropriate market rate of interest.
For loans which meet the criteria stipulated in Accounting Standards Codification (“ASC”) 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality,” the Company recognizes an accretable yield, which is defined as the excess of all cash flows expected at acquisition over the initial fair value of the loan, as interest income on a level-yield basis over the expected remaining life of the loan. The excess of the loan’s contractually required payments over the cash flows expected to be collected is the nonaccretable difference. The nonaccretable difference is not recognized as an adjustment of yield, a loss accrual, or a valuation allowance. After the initial acquisition, the Company continues to evaluate whether the timing and the amount of cash to be collected are reasonably estimated. Subsequent significant increases in cash flows the Company expects to collect will first reduce previously recognized valuation allowance and then be reflected prospectively as an increase to the level yield. Subsequent decreases in expected cash flows may result in the loan being considered impaired. Interest income is not recognized to the extent that the net investment in the loan would increase to an amount greater than the estimated payoff amount.
For ASC 310-30 loans, the expected cash flows reflect anticipated prepayments, determined on a loan by loan basis, according to the anticipated collection plan of these loans. Prepayments result in the recognition of the nonaccretable balance as current period yield. Changes in prepayment assumptions may change the amount of interest income and principal expected to be collected. The expected prepayments used to determine the accretable yield are consistent between the cash flows expected to be collected and projections of contractual cash flows so as to not affect the nonaccretable difference.
For loans that do not meet the ASC 310-30 criteria, the Company accretes interest income on a level yield basis using the contractually required cash flows. The Company subjects loans that do not meet the ASC 310-30 criteria to ASC Topic 450, “Contingencies”, by collectively evaluating these loans for an allowance for loan loss, using the same methodology as loans originated by the Company.
Acquired loans that met the criteria for nonaccrual of interest prior to the acquisition are considered performing upon acquisition, regardless of whether the customer is contractually delinquent, if the Company can reasonably estimate the timing and amount of the expected cash flows on such loans and if the Company expects to fully collect the new carrying value of the loans. As such, the Company may no longer consider the loan to be nonaccrual or nonperforming and may accrue interest on these loans, including the impact of any accretable yield. The Company has determined that it can reasonably estimate future cash flows on the Company’s current portfolio of acquired loans that are past due 90 days or more, and on which the Company is accruing interest and the Company expects to fully collect the carrying value of the loans.
Allowance for loan losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance for loan losses when management believes the non-collectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance for loan losses.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

Notes to Consolidated Financial Statements

The allowance for loan losses consists of specific and general components. The specific component relates to impaired loans that are classified as doubtful, substandard or special mention. For these loans, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors, and includes unallocated components maintained to cover uncertainties that could affect management’s estimation of probable losses, and reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies have the authority to require additions to the allowance or charge-offs based on the agencies’ judgments about information available to them at the time of their examination.
Interest and fees on loans
Interest on loans is accrued and included in income based on contractual rates applied to principal amounts outstanding. Accrual of interest is discontinued when loan payments are 90 days or more past due, based on contractual terms, or when, in the judgment of management, collectability of the loan or loan interest becomes uncertain. When interest accrual is discontinued, all unpaid accrued interest is reversed against interest income. Subsequent recognition of income occurs only to the extent payment is received subject to management’s assessment of the collectability of the remaining interest and principal. A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt.
Loan origination fees, net of direct loan origination costs, are deferred and amortized as an adjustment to the loan’s yield generally over the contractual life of the loan, utilizing the interest method.
Foreclosed real estate
Assets acquired through deed in lieu or loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.
Premises and equipment
Premises and equipment are stated at cost, net of accumulated depreciation and amortization. Leasehold improvements are capitalized and amortized over the shorter of the terms of the related leases or the estimated economic lives of the improvements. Depreciation and amortization is charged to operations using the straight-line method over the estimated useful lives of the related assets which range from 3 to 39 years. Gains and losses on dispositions are recognized upon realization. Maintenance and repairs are expensed as incurred and improvements are capitalized.
Income taxes
The Company accounts for certain income and expense items differently for financial reporting purposes than for income tax purposes. Provisions for deferred taxes are being made in recognition of these temporary differences. The Company examines its financial statements, income tax provision and federal and state income tax returns and analyzes its tax positions, including permanent and temporary differences, as well as the major components of income and expense to determine whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. It is the Company’s policy to recognize interest and penalties related to unrecognized tax liabilities within income tax expense in the consolidated statements of income.

Notes to Consolidated Financial Statements

Related party transactions
The Company’s Directors, Officers and their affiliates have been customers of and have had transactions with the Banks, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposits accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, and on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other customers who are not Directors or Officers.
Stock compensation
Stock-based compensation expense is measured as of the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.
Earnings per share
Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in earnings. Unvested share-based payment awards, which include the right to receive non-forfeitable dividends, are considered to participate with common stock in undistributed earnings for purposes of computing EPS.
The Company’s unvested restricted stock awards are participating securities, and therefore, are included in the computation of both basic and diluted earnings per common share. EPS is calculated using the two-class method, under which calculations (1) exclude from the numerator any dividends paid or owed on participating securities and any undistributed earnings considered to be attributable to participating securities and (2) exclude from the denominator the dilutive impact of the participating securities.
Comprehensive income
Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the stockholders’ equity section of the balance sheets, such items, along with net income, are components of comprehensive income.
Fair values of financial instruments
The following methods and assumptions were used by management in estimating the fair value of its financial instruments:
Cash and due from banks, federal funds sold, accrued interest receivable and mortgagors’ escrow accounts:   The carrying amount is a reasonable estimate of fair value.
Investment securities:   Fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The fair value of securities is further classified in accordance with the framework specified in GAAP as discussed in Note 16, Fair Value Measurements.
FHLB stock:   The carrying value of FHLB stock approximates fair value based on the most recent redemption provisions of the FHLB.
Loans held for sale:   The fair value is based upon prevailing market prices.
Loans receivable:   For variable rate loans which reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair value of fixed rate loans are estimated by discounting the future cash flows using the year end rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Notes to Consolidated Financial Statements

Deposits:   The fair value of demand deposits, regular savings and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit and other time deposits is estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities to a schedule of aggregated expected maturities on such deposits.
Advances from the FHLB:   The fair value of the advances is estimated using a discounted cash flow calculation that applies current FHLB interest rates for advances of similar maturity to a schedule of maturities of such advances.
Recent accounting pronouncements
The following section includes changes in accounting principles and potential effects of new accounting guidance and pronouncements.
Accounting Standards Update No. 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (“ASU 2014-04)
The Update clarifies that an in substance repossession or foreclosure occurs upon either the creditor obtaining legal title to the residential real estate property or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. The amendments are effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The amendments may be adopted using either a modified retrospective transition method or a prospective transition method. Early adoption is permitted. Management does not believe the amendments will have a material impact on the Company’s Consolidated Financial Statements.
Accounting Standards Update No. 2013-11, Income Taxes (Topic 740), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”)
This Update states that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in ASU 2013-11 are effective for nonpublic entities for fiscal years, and interim periods within those years, beginning after December 15, 2014, with early adoption permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. Management does not expect the implementation of this update to have a material effect on the Company’s consolidated financial statements.
Accounting Standards Update No. 2013-10, Derivatives and Hedging (Topic 815), Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU No. 2013-10”)
This Update permits the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes, in addition to UST and LIBOR. The amendments also remove the restriction on using different benchmark rates for similar hedges. Prior to the amendments in this ASU, only U.S. Treasury and the LIBOR swap rates were considered benchmark interest rates. Including the Fed Funds Effective Swap Rate (OIS) as an acceptable U.S. benchmark interest rate in addition to U.S. Treasury and LIBOR rates provides a more comprehensive spectrum of interest rates to be utilized as the designated benchmark interest rate risk component under the hedge accounting guidance. The amendments in ASU

Notes to Consolidated Financial Statements

2013-10 are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. Management does not expect the implementation of this update to have a material effect on the Company’s consolidated financial statements.
Accounting Standards Update No. 2013-02 — Other Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”)
In February 2013, the FASB issued ASU 2013-02, to supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASUs 2011-05 (issued in June 2011) and 2011-12 (issued in December 2011). The amendments require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments in ASU 2013-02 are effective prospectively for nonpublic entities for reporting periods beginning after December 15, 2013. Management does not expect the implementation of this update to have a material effect on the Company’s consolidated financial statements.
Accounting Standards Update No. 2011-11 — Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”)
In December 2011, the FASB issued ASU 2011-11, enhancing disclosures about offsetting assets and liabilities by requiring improved information about financial instruments and derivative instruments that are either: (1) offset in accordance with certain rights to set off conditions prescribed by current accounting guidance; or (2) subject to an enforceable master netting agreement or similar agreement, irrespective of whether they are offset in accordance to current accounting guidance. The amendments in ASU No. 2011-11 were effective for annual reporting periods beginning on or after January 1, 2013. This information will enable users of an entity’s financial statements to evaluate the effects or potential effects of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. The implementation of this update did not have a material effect on the Company’s consolidated financial statements.
Reclassification
Certain prior year amounts have been reclassified to conform with the current year financial statement presentation. These reclassifications only changed the reporting categories but did not affect the results of operations or financial position.
2.
  Preferred and Common Stock
Preferred stock
On February 27, 2009, the Company entered into a Letter Agreement, including a Securities Purchase Agreement (together, the “Purchase Agreement”), with the United States Department of the Treasury (the “Treasury”) pursuant to which the Company issued and sold to the Treasury 4,797 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par (the “Series A Preferred Stock”), with a liquidation preference of $1,000 per preferred share, for a total purchase price of $4.8 million and a warrant (the “Warrant”) to purchase 240 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, no par (the “Series B Preferred Stock”), with a liquidation preference of $1,000 per preferred share, at an exercise price of $.01. The Warrant had a ten-year term and was immediately exercisable. Immediately following the issuance of the Series A Preferred Stock and the Warrant, the Treasury exercised its rights under the Warrant to acquire 240 shares of the Series B Preferred Stock through a cashless exercise.

Notes to Consolidated Financial Statements

The Company allocated the $4.8 million in proceeds received from the Treasury between Series A Preferred Stock and Series B Preferred Stock, assuming that the Preferred Stock would be replaced with a qualifying equity offering and the Preferred Stock would therefore be redeemed at the end of five years. The allocation was recorded assuming a discount rate of 12% on the cash flows of each instrument. The allocation of the proceeds was $4.5 million for Series A Preferred Stock and $291 thousand for Series B Preferred Stock, for total proceeds of $4.8 million. The Series A Preferred Stock and the Series B Preferred Stock were fully amortized and accreted during the year ended December 31, 2009.
The Series A Preferred Stock and Series B Preferred Stock were fully redeemed by the Company on August 4, 2011 (see below). The Series A Preferred Stock paid cumulative dividends at a rate of 5% per 360-day year for the first five years and thereafter at a rate of 9% per 360-day year. The Series A Preferred Stock was non-voting. The Series B Preferred Stock paid cumulative dividends at a rate of 9% per 360-day year. The Series B Preferred Stock generally had the same rights and privileges as the Series A Preferred Stock.
In 2011, the Company elected to participate in Treasury’s Small Business Lending Fund Program (“SBLF”). The SBLF is a $30 billion fund established under the Small Business Jobs Act of 2010 to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. The SBLF is intended to expend the ability to lend to small businesses, in order to help stimulate the economy and promote job growth.
On August 4, 2011, the Treasury approved the Company’s request to redeem the Series A Preferred Stock and Series B Preferred Stock through participation in the SBLF. The Company sold 10,980 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, no par (the “Series C Preferred Stock”), having a liquidation preference of $1,000 per preferred share, to the Treasury and simultaneously repurchased all of its Series A Preferred Stock and Series B Preferred Stock sold to the Treasury in 2009. The transaction resulted in net capital proceeds to the Company of $5.9 million, of which at least 90% was invested in the Banks as Tier 1 Capital.
The Series C Preferred stock pays noncumulative dividends. The dividend rate on the Series C Preferred Stock for the initial ten quarterly dividend periods, commencing with the period ended September 30, 2011 and ending with the period ended December 31, 2013, is determined each quarter based on the increase in the Banks’ Qualified Small Business Lending over a baseline amount. The Company has paid dividends at a rate of 1.0% since issuance. For the eleventh quarterly dividend payment through four and one-half years after its issuance, the dividend rate on the Series C Preferred Stock will be fixed at the rate in effect at the end of the ninth quarterly dividend period. In the second quarter of 2016, four and one-half years from its issuance, the dividend rate will be fixed at 9.0% per annum.
The Series C Preferred Stock has no maturity date and ranks senior to the Company’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company. The Series C Preferred Stock is non-voting, other than voting rights on matters that could adversely affect the Series C Preferred Stock, and is redeemable at any time by the Company, subject to the approval of its federal banking regulator. The redemption price is the aggregate liquidation preference of the SBLF Preferred Stock plus accrued but unpaid dividends and pro rata portion of any lending incentive fee. All redemptions must be in an amount at least equal to 25% of the number of originally issued shares of SBLF Preferred Stock, or 100% of the then-outstanding shares if less than 25% of the number of shares originally issued.
Common stock
On March 23, 2007, BNC completed a secondary offering, begun in October 2006, and raised a total of $15.5 million ($15.4 million, net of expenses). The purpose of the offering was to capitalize the Company and through it, capitalize TBF during its de novo period, and allow for the continued growth of BNC.
On July 10, 2007, BNC began a Private Placement for the sale of Units similar to those offered in the secondary offering. The purpose of the Private Placement was to attract investors from the Town of Fairfield who would be willing to support TBF during its de novo period. The Private Placement raised a

Notes to Consolidated Financial Statements

total of $1.7 million ($1.6 million, net of expenses). The net proceeds of these funds were added to the Company’s capital in the first quarter of 2008.
For both the 2006 Secondary Offering and the 2007 Private Placement, the Company issued 945,789 units and received $17.2 million in total capital ($17.1 million, net of expenses).
On December 20, 2010, the Company completed a Private Placement for the sale of its common stock. The purpose of the offering was to raise additional capital for future growth. The Company issued 300,321 shares and received $4.2 million in total capital ($4.16 million, net of expenses).
On September 30, 2013, the Company completed a Private Placement for the sale of its common stock, which began in the fourth quarter of 2012, for the purpose of raising additional capital for future growth. On January 11, 2013, the Company issued 527,513 shares and received $7.3 million in total capital ($7.3 million, net of expenses) and on September 30, 2013, the Company issued 370,000 shares and received $6.2 million in total capital ($5.9 million, net of expenses).
Regarding the September 30, 2013 issuance of 370,000 shares, the purchaser executed an agreement that, among other things, provides it with “pre-emptive” rights for a period of three years. This entitles the investor to be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Company securities are offered, in the aggregate up to the amount of such securities required to enable the investor group to maintain its ownership percentage of Company stock (measured immediately prior to such offering).
Dividends
The Company’s stockholders are entitled to dividends when and if declared by the board of directors, out of funds legally available. Connecticut law prohibits the Company from paying cash dividends except from its net profits, which are defined by state statutes.
The payment of dividends are subject to additional restrictions in connection with preferred stock issued under TARP, which were repurchased in August 2011, and the Treasury Department’s SBLF, which were issued in August 2011.
For the years ended December 31, 2013, 2012 and 2011, the Company declared and paid cash dividends on preferred stock of $111 thousand, $132 thousand, and $206 thousand, respectively. For the years ended December 31, 2013, 2012 and 2011, the Company did not declare or pay dividends on its common stock. The Company did not repurchase any of its common stock during 2013, 2012 or 2011.
3.
  Restrictions on Cash and Due from Banks
The Bank is required to maintain $125 thousand in the Federal Reserve Bank for clearing purposes.
4.
  Mergers and Acquisitions
On November 5, 2013, the Company acquired all of the outstanding common shares of The Wilton Bank (“Wilton”). Wilton was a state chartered commercial bank located in Wilton, Connecticut, which operated as one branch. As a result of the transaction, Wilton merged into Bankwell Bank. This business combination expanded the Bank’s presence in Fairfield County and enhanced opportunities for businesses, customer relationships, employees and the communities served by the Bank.
On the acquisition date, Wilton had 372,985 outstanding common shares, net of 108,260 shares of treasury stock, and shareholders’ equity of $6.3 million. Wilton shareholders received $13.50 per share resulting in a consideration value of $5.0 million.
The results of Wilton’s operations are included in the Company’s Consolidated Statement of Income from the acquisition date. The Company recorded merger and acquisition expenses totaling $908 thousand during the year ended December 31, 2013.

Notes to Consolidated Financial Statements

The assets and liabilities in the Wilton acquisition were recorded at their fair value based on management’s best estimate using information available at the date of acquisition. Consideration paid and fair values of Wilton’s assets acquired and liabilities assumed are summarized in the following tables:
Consideration paid:

(In thousands)	Amount
Cash consideration paid to Wilton shareholders	$5,035

Recognized amounts of identifiable assets acquired and (liabilities) assumed:

(In thousands)	As Acquired	Fair Value Adjustments		As Recorded at Acquisition
Cash	$35,919	$—		$35,919
Held to maturity investments securities	1,022	—		1,022
Loans	27,097	(2,008	)(a)	25,089
Premises and equipment	4,303	—		4,303
Other real estate owned	1,895	(450	)(b)	1,445
Core deposit intangibles	—	499	(c)	499
Deferred tax assets, net	—	1,997	(d)	1,997
Other assets	587	—		587
Deposits	(64,145)	(12	)(e)	(64,157)
Other liabilities	(336)	—		(336)
Total identifiable net assets	$6,342	$26		$6,368
Gain on purchase				$(1,333)

Explanation of fair value adjustments:
(a)
  The adjustment represents the write down of the book value of loans to their estimated fair value based on current interest rates and expected cash flows, which includes an estimate of expected loan loss inherent in the portfolio.
(b)
  The adjustment represents the write down of the book value of foreclosed real estate to their estimated fair value based on current appraisals.
(c)
  Represents the economic value of the acquired core deposit base (total deposits less jumbo time deposits). The core deposit intangible will be amortized over an estimated life of 9.3 years based on the double declining balance method of amortization.
(d)
  Represents net deferred tax assets resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles and other purchase accounting adjustments.
(e)
  The adjustment represents the fair value of time deposits, which were valued at a premium of 0.11% as they bore slightly higher rates than the prevailing market.
Except for collateral dependent loans with deteriorated credit quality, the fair values for loans acquired from Wilton were estimated using cash flow projections based on the remaining maturity and repricing terms. Cash flows were adjusted by estimating future credit losses and the rate of prepayments. Projected monthly cash flows were then discounted to present value using a risk-adjusted market rate for similar loans. For collateral dependent loans with deteriorated credit quality, to estimate the fair value, the Company analyzed the value of the underlying collateral of the loans, assuming the fair values of the loans were derived from the eventual sale of the collateral. Those values were discounted using market derived rates of return, with consideration given to the period of time and costs associated with the foreclosure and disposition of the collateral. There was no carryover of Wilton’s allowance for credit losses associated with the loans that were acquired as the loans were initially recorded at fair value.

Notes to Consolidated Financial Statements

Information about the acquired loan portfolio subject to purchased credit impaired accounting guidance (ASC 310-30) as of November 5, 2013 is, as follows:

(In thousands)	November 5, 2013
Contractually required principal and interest at acquisition	$14,528
Contractual cash flows not expected to be collected (nonaccretable discount)	(1,412)
Expected cash flows at acquisition	13,116
Interest component of expected cash flows (accretable discount)	(1,513)
Fair value of acquired loans	$11,603

The following table discloses unaudited pro forma supplemental information from the combined results of operations of 2013 and 2012 assuming the acquisition of Wilton had been completed as of January 1, 2012.

	Pro Forma (Unaudited)
	Twelve Months Ended December 31,
(In thousands, except per share amounts)	2013	2012
Net interest income	$26,456	$21,735
Noninterest income	3,758	623
Net income (loss) attributable to common shareholders	3,767	241
Pro forma earnings (loss) per share
Basic	$1.09	$0.09
Diluted	$1.07	$0.08

The unaudited pro forma supplemental information combines the historical results of Bankwell and Wilton. The unaudited pro forma information includes adjustment for scheduled amortization and accretion of fair value adjustments recorded at the time of the merger. These adjustments would have been different if they had been recorded on January 1, 2012. The pro forma income does not indicate what would have occurred had the acquisition taken place on January 1, 2012 and does not indicate expected future results. Operating cost savings and other business synergies expected as a result of the acquisition are not reflected in the pro forma amounts. Non-recurring expenses and income related to the acquisition including professional fees, system conversion and integration costs, as well as the bargain purchase gain are excluded from the 2013 period in which the amounts were recognized. In 2013, non-recurring expenses amounted to $908 thousand, and the bargain purchase gain totaled $1.3 million. Since the acquisition date of November 5, 2013 through December 31, 2013, revenues and earnings recorded by the Company related to the acquired operations approximated $425 thousand and $212 thousand, respectively.
5.
  Goodwill and Other Intangible Assets
As discussed in Note 4, Mergers and Acquisitions, the Company completed its acquisition of The Wilton Bank during the fourth quarter of 2013. In accordance with applicable accounting guidance, the amount paid is allocated to the fair value of the net assets acquired, with any excess amounts recorded as goodwill. If the fair value of the net assets is greater than the amount paid, the excess amount is recorded to noninterest income as a gain on the purchase.
The Company recorded a gain of $1.3 million in conjunction with the acquisition, the amount that the net assets exceeded the amount paid. Therefore, there is no goodwill as of December 31, 2013 as a result of this acquisition. An other intangible asset of $499 thousand was recorded, representing the economic value of the acquired core deposit base.

Notes to Consolidated Financial Statements

The following is a summary of other intangible assets at December 31, 2013:

	Gross Intangible Asset	Accumulated Amortization	Net Intangible Asset
	(In thousands)
December 31, 2013
Core deposit intangible	$499	$18	$481

The core deposit intangible asset is being amortized over 9.3 years on double declining balance method. Amortization expense for the year ended December 31, 2013 was $18 thousand.
6.
  Investment Securities
The amortized cost, gross unrealized gains and losses and fair values of available for sale and held to maturity securities at December 31, 2013 were as follows:

	December 31, 2013
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
	(In thousands)
Available for sale securities:
U.S. Government and agency obligations
Due from one through five years	$1,000	$—	$(17)	$983
Due from five through ten years	4,997	—	(292)	4,705
	5,997	—	(309)	5,688
State agency and municipal obligations
Due from five through ten years	3,125	152	—	3,277
Due after ten years	8,480	375	—	8,855
	11,605	527	—	12,132
Corporate bonds
Due from one through five years	9,166	411	(11)	9,566
Government-sponsored mortgage backed securities	1,133	78	—	1,211
Total available for sale securities	$27,901	$1,016	$(320)	$28,597
Held to maturity securities:
U.S. Government and agency obligations
Due from one through five years	$1,021	$—	$(2)	$1,019
State agency and municipal obligations
Due after ten years	11,461	—	—	11,461
Corporate bonds
Due from five through ten years	1,000	—	(27)	973
Government-sponsored mortgage backed securities	334	28	—	362
Total held to maturity securities	$13,816	$28	$(29)	$13,815

Notes to Consolidated Financial Statements

The amortized cost, gross unrealized gains and losses and fair values of available for sale and held to maturity securities at December 31, 2012 were as follows:

	December 31, 2012
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
	(In thousands)
Available for sale securities:
U.S. Government and agency obligations
Due from five through ten years	$5,997	$16	$(8)	$6,005
State agency and municipal obligations
Due from five through ten years	3,631	286	—	3,917
Due after ten years	13,405	1,209	—	14,614
	17,036	1,495	—	18,531
Corporate bonds
Due from one through five years	11,612	657	(14)	12,255
Due from five through ten years	2,069	232	—	2,301
	13,681	889	(14)	14,556
Government-sponsored mortgage backed securities	1,872	94	—	1,966
Total available for sale securities	$38,586	$2,494	$(22)	$41,058
Held to maturity securities:
State agency and municipal obligations
Due after ten years	$3,903	$—	$—	$3,903
Corporate bonds
Due from five through ten years	1,000	—	(96)	904
Government-sponsored mortgage backed securities	451	34	—	485
Total held to maturity securities	$5,354	$34	$(96)	$5,292

For the years ended December 31, 2013, 2012 and 2011, the Company realized gross gains of $648 thousand, $76 thousand and $250 thousand from the sales of investment securities, respectively. For the years ended December 31, 2013, 2012 and 2011, gross losses on the sale of investment securities were $0, $95 thousand and $0, respectively. These amounts were reclassified out of accumulated other comprehensive income and included in net income under the line item “net gain (loss) on sale of available for sale securities” in noninterest income.
At December 31, 2013 and 2012, securities with approximate fair values of $6.2 million and $5.0 million, respectively, were pledged as collateral for public deposits.

Notes to Consolidated Financial Statements

The following is a summary of the fair value and related unrealized losses of temporarily impaired investment securities, aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position at December 31, 2013 and 2012:

	Length of Time in Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(In thousands)
December 31, 2013
U.S. Government and agency obligations	$5,797	$(222)	$910	$(89)	$6,707	$(311)
Corporate bonds	—	—	1,961	(38)	1,961	(38)
Total investment securities	$5,797	$(222)	$2,871	$(127)	$8,668	$(349)
December 31, 2012
U.S. Government and agency obligations	$1,991	$(8)	$—	$—	$1,991	$(8)
Corporate bonds	—	—	1,889	(110)	1,889	(110)
Total investment securities	$1,991	$(8)	$1,889	$(110)	$3,880	$(118)

At December 31, 2013 and 2012, there were eight and four individual investment securities, respectively, in which the fair value of the security was less than the amortized cost of the security. Management believes the unrealized losses are temporary and are the result of recent market conditions, and determined that there has been no deterioration in credit quality subsequent to purchase.
The U.S. Government and agency obligations owned are either direct obligations of the U.S. Government or are issued by one of the stockholder-owned corporations chartered by the U.S. Government. The Company’s corporate bonds are all rated above investment grade. The U.S. Government and agency obligations and the corporate bonds have experienced declines due to general market conditions. Management determined that there has been no deterioration in credit quality subsequent to purchase and believes that unrealized losses are temporary, resulting from recent market conditions.

Notes to Consolidated Financial Statements

7.
  Loans Receivable and Allowance for Loan Losses
Loans acquired in connection with the Wilton acquisition in 2013 are referred to as “acquired” loans as a result of the manner in which they are accounted for. All other loans are referred to as “originated” loans. Accordingly, selected credit quality disclosures that follow are presented separately for the originated loan portfolio and the acquired loan portfolio.
The following table sets forth a summary of the loan portfolio at December 31, 2013 and 2012:

	December 31, 2013			December 31, 2012
(In thousands)	Originated	Acquired	Total	Total
Real estate loans:
Residential	$155,874	$—	$155,874	$144,288
Commercial	305,823	10,710	316,533	284,763
Construction	44,187	7,358	51,545	33,148
Home equity	9,625	4,267	13,892	11,030
	515,509	22,335	537,844	473,229
Commercial business	92,173	1,393	93,566	56,764
Consumer	225	377	602	57
Total loans	607,907	24,105	632,012	530,050
Allowance for loan losses	(8,382)	—	(8,382)	(7,941)
Deferred loan origination fees, net	(1,785)	(31)	(1,816)	(1,338)
Unamortized loan premiums	16	—	16	21
Loans receivable, net	$597,756	$24,074	$621,830	$520,792

Lending activities are conducted principally in the Fairfield County region of Connecticut, and consist of residential and commercial real estate loans, commercial business loans and a variety of consumer loans. Loans may also be granted for the construction of residential homes and commercial properties. All residential and commercial mortgage loans are collateralized by first or second mortgages on real estate.
The following table summarizes activity in the accretable yields for the acquired loan portfolio for the year ended December 31, 2013:

(In thousands)	2013
Balance at beginning of period	$—
Acquisition	1,513
Accretion	(95)
Reclassification from nonaccretable difference for loans with improved cash flows(a)	—
Other changes in expected cash flows(b)	—
Balance at end of period	$1,418

Explanation of adjustments:
(a)
  Results in increased interest income as a prospective yield adjustment over the remaining life of the corresponding pool of loans.
(b)
  Represents changes in cash flows expected to be collected due to factors other than credit (e.g. changes in prepayment assumptions and/or changes in interest rates on variable rate loans), as well as loan sales, modifications and payoffs.

Notes to Consolidated Financial Statements

Risk management
The Company has established credit policies applicable to each type of lending activity in which it engages. The Company evaluates the creditworthiness of each customer and, in most cases, extends credit of up to 80% of the market value of the collateral at the date of the credit extension, depending on the borrowers’ creditworthiness and the type of collateral. The market value of collateral is monitored on an ongoing basis and additional collateral is obtained when warranted. Real estate is the primary form of collateral. Other important forms of collateral are time deposits and marketable securities. While collateral provides assurance as a secondary source of repayment, the Company ordinarily requires the primary source of repayment to be based on the borrower’s ability to generate continuing cash flows. The Company’s policy for collateral requires that, generally, the amount of the loan may not exceed 90% of the original appraised value of the property. Private mortgage insurance is required for that portion of the residential loan in excess of 80% of the appraised value of the property.
Credit quality of loans and the allowance for loan losses
Management segregates the loan portfolio into portfolio segments which is defined as the level at which the Company develops and documents a systematic method for determining its allowance for loan losses. The portfolio segments are segregated based on loan types and the underlying risk factors present in each loan type. Such risk factors are periodically reviewed by management and revised as deemed appropriate.
The Company’s loan portfolio is segregated into the following portfolio segments:
Residential Real Estate:    This portfolio segment consists of the origination of first mortgage loans secured by one-to four-family owner occupied residential properties and residential construction loans to individuals to finance the construction of residential dwellings for personal use located in our market area.
Commercial Real Estate:    This portfolio segment includes loans secured by commercial real estate, non-owner occupied one-to four-family and multi-family dwellings for property owners and businesses in our market area. Loans secured by commercial real estate generally have larger loan balances and more credit risk than owner occupied one-to four-family mortgage loans.
Construction:    This portfolio segment includes commercial construction loans for commercial development projects, including condominiums, apartment buildings, and single family subdivisions as well as office buildings, retail and other income producing properties and land loans, which are loans made with land as security. Construction and land development financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, the Company may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose the Company to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties, which may cause some borrowers to be unable to continue with debt service which exposes the Company to greater risk of non-payment and loss.
Home Equity Loans:    This portfolio segment primarily includes home equity loans and home equity lines of credit secured by owner occupied one-to four-family residential properties. Loans of this type are written at a maximum of 75% of the appraised value of the property and the Company requires a second lien position on the property. These loans can be affected by economic conditions and the values of the underlying properties.

Notes to Consolidated Financial Statements

Commercial Business Loans:   This portfolio segment includes commercial business loans secured by assignments of corporate assets and personal guarantees of the business owners. Commercial business loans generally have higher interest rates and shorter terms than other loans, but they also may involve higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business.
Consumer Loans:    This portfolio segment includes loans secured by passbook or certificate accounts, or automobiles, as well as unsecured personal loans and overdraft lines of credit. This type of loan entails greater risk than residential mortgage loans, particularly in the case of loans that are unsecured or secured by assets that depreciate rapidly.

Notes to Consolidated Financial Statements

Allowance for loan losses
The following tables set forth the balance of the allowance for loan losses at December 31, 2013, 2012 and 2011, by portfolio segment:

	Residential Real Estate	Commercial Real Estate	Construction	Home Equity	Commercial Business	Consumer	Unallocated	Total
	(In thousands)
December 31, 2013
Originated
Beginning balance	$1,230	$3,842	$929	$220	$1,718	$2	$—	$7,941
Charge-offs	—	(166)	—	—	—	(4)	—	(170)
Recoveries	—	—	—	—	—	26	—	26
Provisions	80	(60)	103	(30)	507	(15)	—	585
Ending balance	$1,310	$3,616	$1,032	$190	$2,225	$9	$—	$8,382
Acquired
Beginning balance	$—	$—	$—	$—	$—	$—	$—	$—
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—
Provisions	—	—	—	—	—	—	—	—
Ending balance	$—	$—	$—	$—	$—	$—	$—	$—
Total
Beginning balance	$1,230	$3,842	$929	$220	$1,718	$2	$—	$7,941
Charge-offs	—	(166)	—	—	—	(4)	—	(170)
Recoveries	—	—	—	—	—	26	—	26
Provisions	80	(60)	103	(30)	507	(15)	—	585
Ending balance	$1,310	$3,616	$1,032	$190	$2,225	$9	$—	$8,382
December 31, 2012
Beginning balance	$1,290	$2,519	$1,007	$274	$1,317	$11	$7	$6,425
Charge-offs	(261)	—	(60)	—	—	(5)	—	(326)
Recoveries	—	—	—	—	—	21	—	21
Provisions	201	1,323	(18)	(54)	401	(25)	(7)	1,821
Ending balance	$1,230	$3,842	$929	$220	$1,718	$2	$—	$7,941
December 31, 2011
Beginning balance	$1,053	$1,806	$951	$313	$744	$20	$553	$5,440
Charge-offs	—	—	(84)	—	—	—	—	(84)
Recoveries	—	—	—	—	—	20	—	20
Provisions	237	713	140	(39)	573	(29)	(546)	1,049
Ending balance	$1,290	$2,519	$1,007	$274	$1,317	$11	$7	$6,425

With respect to the originated portfolio, the allocation to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

Notes to Consolidated Financial Statements

The following tables are a summary, by portfolio segment and impairment methodology, of the allowance for loan losses and related portfolio balances at December 31, 2013 and 2012:

	Originated Loans		Acquired Loans		Total
	Portfolio	Allowance	Portfolio	Allowance	Portfolio	Allowance
	(In thousands)
December 31, 2013
Loans individually evaluated for impairment:
Residential real estate	$1,867	$73	$—	$—	$1,867	$73
Commercial real estate	1,117	56	—	—	1,117	56
Construction	—	—	—	—	—	—
Home equity	97	4	—	—	97	4
Commercial business	642	12	—	—	642	12
Consumer	—	—	—	—	—	—
Subtotal	$3,723	$145	$—	$—	$3,723	$145
Loans collectively evaluated for impairment:
Residential real estate	$154,007	$1,237	$—	$—	$154,007	$1,237
Commercial real estate	304,706	3,560	10,710	—	315,416	3,560
Construction	44,187	1,032	7,358	—	51,545	1,032
Home equity	9,528	187	4,267	—	13,795	187
Commercial business	91,531	2,212	1,393	—	92,924	2,212
Consumer	225	9	377	—	602	9
Subtotal	$604,184	$8,237	$24,105	$—	$628,289	$8,237
Total	$607,907	$8,382	$24,105	$—	$632,012	$8,382

Notes to Consolidated Financial Statements

	Total
	Portfolio	Allowance
	(In thousands)
December 31, 2012
Loans individually evaluated for impairment:
Residential real estate	$2,137	$—
Commercial real estate	1,817	249
Construction	—	—
Home equity	—	—
Commercial business	194	9
Consumer	—	—
Subtotal	$4,148	$258
Loans collectively evaluated for impairment:
Residential real estate	$142,151	$1,230
Commercial real estate	282,946	3,593
Construction	33,148	929
Home equity	11,030	220
Commercial business	56,570	1,709
Consumer	57	2
Subtotal	$525,902	$7,683
Total	$530,050	$7,941

Credit quality indicators
The Company’s policies provide for the classification of loans into the following categories: pass, special mention, substandard, doubtful and loss. Consistent with regulatory guidelines, loans that are considered to be of lesser quality are classified as substandard, doubtful, or loss assets. A loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans include those loans characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans classified as loss are those considered uncollectible and of such little value that their continuance as loans is not warranted. Loans that do not expose the Company to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are designated as special mention.
When loans are classified as special mention, substandard or doubtful, the Company disaggregates these loans and allocates a portion of the related general loss allowances to such loans as the Company deems prudent. Determinations as to the classification of loans and the amount of loss allowances are subject to review by the Company’s regulators, which can require the Company to establish additional loss allowances. The Company regularly reviews its loan portfolio to determine whether any loans require classification in accordance with applicable regulations.

Notes to Consolidated Financial Statements

The following tables are a summary of the loan portfolio quality indicators by portfolio segment at December 31, 2013 and 2012:

	Commercial Credit Quality Indicators
	At December 31, 2013			At December 31, 2012
	Commercial Real Estate	Construction	Commercial Business	Commercial Real Estate	Construction	Commercial Business
	(In thousands)
Originated loans:
Pass	$304,469	$44,187	$91,093	$282,697	$33,148	$55,447
Special mention	237	—	438	249	—	1,123
Substandard	1,117	—	642	1,817	—	194
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total originated loans	305,823	44,187	92,173	284,763	33,148	56,764
Acquired loans:
Pass	10,351	4,689	825	—	—	—
Special mention	24	161	252	—	—	—
Substandard	335	2,508	316	—	—	—
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total acquired loans	10,710	7,358	1,393	—	—	—
Total	$316,533	$51,545	$93,566	$284,763	$33,148	$56,764

	Residential and Consumer Credit Quality Indicators
	At December 31, 2013			At December 31, 2012
	Residential Real Estate	Home Equity	Consumer	Residential Real Estate	Home Equity	Consumer
	(In thousands)
Originated loans:
Pass	$153,443	$9,447	$225	$142,151	$11,030	$57
Special mention	2,431	178	—	—	—	—
Substandard	—	—	—	2,137	—	—
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total originated loans	155,874	9,625	225	144,288	11,030	57
Acquired loans:
Pass	—	4,221	234	—	—	—
Special mention	—	—	143	—	—	—
Substandard	—	46	—	—	—	—
Doubtful	—	—	—	—	—	—
Loss	—	—	—	—	—	—
Total acquired loans	—	4,267	377	—	—	—
Total	$155,874	$13,892	$602	$144,288	$11,030	$57

Notes to Consolidated Financial Statements

Loan portfolio aging analysis
When a loan is 15 days past due, the Company sends the borrower a late notice. The Company also contacts the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, the Company mails the borrower a letter reminding the borrower of the delinquency, and attempts to contact the borrower personally to determine the reason for the delinquency and ensure the borrower understands the terms of the loan. If necessary, subsequent delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, the Company will send the borrower a final demand for payment and may recommend foreclosure. A summary report of all loans 30 days or more past due is provided to the board of directors of the Company each month. Loans greater than 90 days past due are put on nonaccrual status. A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt.
The following tables set forth certain information with respect to our loan portfolio delinquencies by portfolio segment and amount as of December 31, 2013 and 2012:

	As of December 31, 2013
	31 – 60 Days Past Due	61 – 90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Carrying Amount > 90 Days and Accruing
	(In thousands)
Originated Loans
Real estate loans:
Residential real estate	$—	$—	$1,003	$1,003	$154,871	$—
Commercial real estate	—	—	—	—	305,823	—
Construction	—	—	—	—	44,187	—
Home equity	—	—	—	—	9,625	—
Commercial business	—	—	—	—	92,173	—
Consumer	—	—	—	—	225	—
Total originated loans	—	—	1,003	1,003	606,904	—
Acquired Loans
Real estate loans:
Residential real estate	—	—	—	—	—	—
Commercial real estate	—	—	797	797	9,913	797
Construction	—	—	2,508	2,508	4,850	2,508
Home equity	—	—	—	—	4,267	—
Commercial business	—	—	315	315	1,078	315
Consumer	—	—	—	—	377	—
Total acquired loans	—	—	3,620	3,620	20,485	3,620
Total loans	$—	$—	$4,623	$4,623	$627,389	$3,620

Notes to Consolidated Financial Statements

	As of December 31, 2012
	31 – 60 Days Past Due	61 – 90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Carrying Amount > 90 Days and Accruing
	(In thousands)
Real estate loans:
Residential real estate	$—	$—	$2,137	$2,137	$142,151	$—
Commercial real estate	—	—	1,817	1,817	282,946	—
Construction	—	—	—	—	33,148	—
Home equity	—	—	—	—	11,030	—
Commercial business	40	—	—	40	56,724	—
Consumer	—	—	—	—	57	—
Total	$40	$—	$3,954	$3,994	$526,056	$—

Loans on nonaccrual status
The following is a summary of nonaccrual loans by portfolio segment as of December 31, 2013 and 2012:

	December 31,
	2013	2012
	(In thousands)
Residential real estate	$1,003	$2,137
Commercial real estate	—	1,817
Construction	—	—
Home equity	—	—
Commercial business	—	—
Total	$1,003	$3,954

The amount of income that was contractually due but not recognized on originated nonaccrual loans totaled $23 thousand, $276 thousand and $133 thousand, respectively for the years ended December 31, 2013, 2012 and 2011. The amount of actual interest income recognized on these loans was $8 thousand, $113 thousand and $76 thousand, respectively for the years ended December 31, 2013, 2012 and 2011.
At December 31, 2013 and 2012, there were no commitments to lend additional funds to any borrower on nonaccrual status.
The preceding table excludes acquired loans that are accounted for as purchased credit impaired loans totaling $6.2 million at December 31, 2013. Such loans otherwise meet the Company’s definition of a nonperforming loan but are excluded because the loans are included in loan pools that are considered performing. The discounts arising from recording these loans at fair value were due, in part, to credit quality. The acquired loans are accounted for on either a pool or individual basis and the accretable yield is being recognized as interest income over the life of the loans based on expected cash flows.
Impaired loans
An impaired loan generally is one for which it is probable, based on current information, the Company will not collect all the amounts due under the contractual terms of the loan. Loans are individually evaluated for impairment. When the Company classifies a problem loan as impaired, it provides a specific valuation allowance for that portion of the asset that is deemed uncollectible.

Notes to Consolidated Financial Statements

The following table summarizes impaired loans as of December 31, 2013:

	As of and for the Year Ended December 31, 2013
	Carrying Amount	Unpaid Principal Balance	Associated Allowance	Average Carrying Amount	Interest Income Recognized
Originated	(In thousands)
Impaired loans without a valuation allowance:
Total impaired loans without a valuation allowance	$—	$—	$—	$—	$—
Impaired loans with a valuation allowance:
Residential real estate	$1,867	$1,880	$73	$1,896	$36
Commercial real estate	1,117	1,117	56	1,127	56
Home equity	97	97	4	221	7
Commercial business	642	642	12	680	37
Total impaired loans with a valuation allowance	$3,723	$3,736	$145	$3,924	$136
Total originated impaired loans	$3,723	$3,736	$145	$3,924	$136
Acquired
Impaired loans without a valuation allowance:
Total impaired loans without a valuation allowance	$—	$—	$—	$—	$—
Impaired loans with a valuation allowance:
Total impaired loans with a valuation allowance	$—	$—	$—	$—	$—
Total acquired impaired loans	$—	$—	$—	$—	$—

The following table summarizes impaired loans as of December 31, 2012:

	As of and for the Year Ended December 31, 2012
	Carrying Amount	Unpaid Principal Balance	Associated Allowance	Average Carrying Amount	Interest Income Recognized
	(In thousands)
Impaired loans without a valuation allowance:
Residential real estate	$2,137	$2,137	$—	$2,273	$47
Impaired loans with a valuation allowance:
Commercial real estate	$1,817	$1,817	$249	$2,461	$44
Commercial business	194	194	9	198	14
Total impaired loans with a valuation allowance	$2,011	$2,011	$258	$2,659	$58
Total impaired loans	$4,148	$4,148	$258	$4,932	$105

Notes to Consolidated Financial Statements

The following table summarizes impaired loans as of December 31, 2011:

	As of and for the Year Ended December 31, 2011
	Carrying Amount	Unpaid Principal Balance	Associated Allowance	Average Carrying Amount	Interest Income Recognized
	(In thousands)
Impaired loans without a valuation allowance:
Commercial real estate	$307	$307	$—	$310	$16
Home equity loans	90	90	—	90	1
Commercial business	203	203	—	206	15
Total impaired loans without a valuation allowance	$600	$600	$—	$606	$32
Impaired loans with a valuation allowance:
Residential real estate	$2,166	$2,166	$275	$2,166	$58
Commercial real estate	2,500	2,500	222	2,520	178
Construction	1,175	1,557	164	1,248	—
Commercial business	57	57	2	65	4
Total impaired loans with a valuation allowance	$5,898	$6,280	$663	$5,999	$240
Total impaired loans	$6,498	$6,880	$663	$6,605	$272

Troubled debt restructurings (TDRs)
Modifications to a loan are considered to be a troubled debt restructuring when two conditions are met: 1) the borrower is experiencing financial difficulties and 2) the modification constitutes a concession. Modified terms are dependent upon the financial position and needs of the individual borrower. Trouble debt restructurings are classified as impaired loans.
If a performing loan is restructured into a TDR it remains in performing status. If a nonperforming loan is restructured into a TDR, it continues to be carried in nonaccrual status. Nonaccrual classification may be removed if the borrower demonstrates compliance with the modified terms for a minimum of six months. Troubled debt restructured loans are reported as such for at least one year from the date of restructuring. In years after the restructuring, troubled debt restructured loans are removed from this classification if the restructuring agreement specifies a market rate of interest equal to that which would be provided to a borrower with similar credit at the time of restructuring and the loan is not deemed to be impaired based on the modified terms.
The recorded investment in TDRs was $1.6 million and $1.9 million, respectively, at December 31, 2013 and 2012.

Notes to Consolidated Financial Statements

The following table presents loans whose terms were modified as TDRs during the periods presented.

			Outstanding Recorded Investment
	Number of Loans		Pre-Modification		Post-Modification
(Dollars in thousands)	2013	2012	2013	2012	2013	2012
Years ended December 31,
Residential real estate	—	1	$—	$1,026	$—	$864
Commercial real estate	—	1	—	194	—	194
Home equity	1	—	97	—	97	—
Commercial business	—	2	—	794	—	794
Total	1	4	$97	$2,014	$97	$1,852

All TDRs at December 31, 2013 and 2012 were performing in compliance under their modified terms and therefore, were on accrual status.
The following table provides information on how loans were modified as a TDR during the years ended December 31, 2013 and 2012.

	December 31,
	2013	2012
	(In thousands)
Maturity/amortization concession	$97	$264
Below market interest rate concession	—	1,588
Total	$97	$1,852

There were no loans modified in a troubled debt restructuring, for which there was a payment default during the years ended December 31, 2013 and 2012.
8.
  Premises and Equipment
At December 31, 2013 and 2012, premises and equipment consisted of the following:

	December 31,
	2013	2012
	(In thousands)
Land	$1,450	$—
Building	3,544	—
Leasehold improvements	3,157	3,187
Furniture and fixtures	1,456	661
Equipment	2,090	1,775
	11,697	5,623
Accumulated depreciation and amortization	(4,637)	(3,105)
Premises and equipment, net	$7,060	$2,518

For the years ended December 31, 2013 and 2012, depreciation and amortization expense related to premises and equipment totaled $666 thousand and $612 thousand, respectively.

Notes to Consolidated Financial Statements

9.
  Deposits
At December 31, 2013 and 2012, deposits consisted of the following:

	December 31,
	2013	2012
	(In thousands)
Noninterest bearing demand deposit accounts	$118,618	$78,120
Interest bearing accounts:
NOW and money market	238,231	127,812
Savings	107,692	136,101
Time certificates of deposit	197,004	120,048
Total interest bearing accounts	542,927	383,961
Total deposits	$661,545	$462,081

Contractual maturities of time certificates of deposit as of December 31, 2013 and 2012 are summarized below:

	December 31,
	2013	2012
	(In thousands)
2013	$—	$97,401
2014	173,265	12,480
2015	12,294	4,054
2016	5,707	3,018
2017	5,738	3,095
	$197,004	$120,048

Time certificates of deposit in denominations of $100,000 or more were approximately $150.8 million, and $91.7 million at December 31, 2013 and 2012, respectively. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), signed into law on July 21, 2010, permanently raised the maximum deposit insurance amount to $250,000, retroactive to January 1, 2008. The aggregate amount of individual certificate accounts with balances of $250,000 or more were approximately $40.5 million and $21.9 million at December 31, 2013 and 2012, respectively.
The following table summarizes interest expense by account type for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
	2013	2012	2011
	(In thousands)
NOW and money market	$547	$657	$550
Savings	543	846	527
Time certificates of deposit	1,143	864	946
Total interest expense on deposits	$2,233	$2,367	$2,023

Notes to Consolidated Financial Statements

10.
  Federal Home Loan Bank Advances and Other Borrowings
The following is a summary of FHLB advances with maturity dates and weighted average rates at December 31, 2013 and 2012:

	December 31,
	2013		2012
(Dollars in thousands)	Amount Due	Weighted Average Rate	Amount Due	Weighted Average Rate
Year of Maturity:
2013	$—	—%	$67,000	0.86%
2014	22,000	0.50	2,000	3.24
2015	2,000	2.75	2,000	2.75
2017	20,000	0.99	20,000	0.99
Total advances	$44,000	0.83%	$91,000	0.98%

The Bank has additional borrowing capacity at the FHLB, in excess of outstanding advances, up to a certain percentage of the value of qualified collateral, as defined in the FHLB Statement of Products Policy, at the time of the borrowing. In accordance with agreements with the FHLB, the qualified collateral must be free and clear of liens, pledges and encumbrances. There were no additional borrowings at December 31, 2013 and 2012.
Additionally, the Bank has access to a pre-approved secured line of credit of $450 thousand with the FHLB, none of which was outstanding at December 31, 2013 and 2012.
The Bank has an unsecured line of credit of $2.0 million with Bankers’ Bank Northeast, none of which was outstanding at December 31, 2013 and 2012.
Federal Home Loan Bank Stock
As a member of the FHLB, the Bank is required to maintain investments in their capital stock. The Bank owned 48,342 and 44,422 shares at December 31, 2013 and 2012, respectively. There is no ready market or quoted market values for the stock. The shares have a par value of $100 and are carried on the consolidated balance sheets at cost, as the stock is only redeemable at par subject to the redemption practices of the FHLB.

Notes to Consolidated Financial Statements

11.
  Commitments and Contingencies
Leases
The Company leases its corporate office space, as well as all but one branch location, plus certain equipment under operating lease agreements, which expire at various dates through 2028. In addition to rental payments, the leases require payment of property taxes and certain common area maintenance fees. At December 31, 2013, future minimum rental commitments under the terms of these leases by year were as follows:

Period Ending December 31,	December 31, 2013
(In thousands)
2014	$1,718
2015	1,714
2016	1,196
2017	1,165
2018	914
Thereafter	4,190
$10,897

Total rental expense approximated $1.5 million, $1.3 million and $1.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Legal matters
The Company is involved in various legal proceedings which have arisen in the normal course of business. Management believes that resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.
Employment agreements
The Company and its subsidiaries have entered into employment agreements with certain executive officers. The agreements have different terms and provide each executive with a base salary, annual cash bonuses and other benefits as determined by the Compensation Committee of the board of directors.
Off-balance sheet instruments
In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. The contractual amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
The contractual amounts of commitments to extend credit represents the amounts of potential accounting loss should the contract be fully drawn upon, the customer’s default, and the value of any existing collateral becomes worthless. Management uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. Management believes that they control the credit risk of these financial instruments through credit approvals, credit limits, monitoring procedures and the receipt of collateral as deemed necessary.

Notes to Consolidated Financial Statements

Financial instruments whose contract amounts represented credit risk at December 31, 2013 and 2012 were as follows:

	December 31,
	2013	2012
	(In thousands)
Commitments to extend credit:
Loan commitments	$61,633	$39,339
Undisbursed construction loans	44,670	54,705
Unused home equity lines of credit	11,575	10,714
	$117,878	$104,758

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee by the borrower. Since these commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held varies, but may include residential and commercial property, deposits and securities.
12.
  Income Taxes
Income tax expense for the years ended December 31, 2013, 2012 and 2011 consisted of:

	2013	2012	2011
	(In thousands)
Current provision:
Federal	$1,944	$1,018	$1,176
State	597	416	225
Total current	2,541	1,434	1,401
Deferred provision:
Federal	(385)	(508)	(218)
State	28	(269)	(186)
Total deferred	(357)	(777)	(404)
Total income tax expense	$2,184	$657	$997

Notes to Consolidated Financial Statements

A reconciliation of the anticipated income tax expense, computed by applying the statutory federal income tax rate of 34% to the income before income taxes, to the amount reported in the consolidated statements of income for the years ended December 31, 2013, 2012 and 2011 was as follows:

	December 31,
	2013	2012	2011
	(In thousands)
Income tax expense at statutory federal rate	$2,497	$636	$1,089
State tax expense, net of federal tax effect	239	161	150
Restricted stock options	28	191	85
Gain from bargain purchase	(453)	—	—
Income exempt from tax	(294)	(281)	(271)
Other items, net	(7)	14	14
Income tax expense before change in valuation allowance	2,010	721	1,067
Change in valuation allowance	174	(64)	(70)
Income tax expense	$2,184	$657	$997

At December 31, 2013 and 2012, the components of deferred tax assets and liabilities were as follows:

	December 31,
	2013	2012
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$3,348	$3,093
Net operating loss carryforwards	1,479	236
Purchase accounting adjustments	1,094	—
Deferred fees	707	521
Start-up costs	484	266
Other	512	76
Gross deferred tax assets	7,624	4,192
Valuation allowance	(682)	(182)
Deferred tax receivable, net of valuation allowance	6,942	4,010
Deferred tax liabilities:
Tax bad debt reserve	499	98
Depreciation	327	151
Unrealized gain on available for sale securities	271	963
Gross deferred tax liabilities	1,097	1,212
Net deferred tax asset	$5,845	$2,798

At December 31, 2013, the Company had federal net operating loss carryovers of $3.5 million. The carryovers were transferred to the Company upon the merger with The Wilton Bank. The losses will expire in 2032 and are subject to certain annual limitations which amount to $176 thousand per year.

Notes to Consolidated Financial Statements

In addition, at December 31, 2013 and 2012, there were net operating loss carry forwards of approximately $6.0 million and $4.0 million, respectively, for state tax purposes that were available to reduce future state taxable income. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. At December 31, 2013 and 2012, management recorded a valuation allowance against the deferred tax benefits of the state operating loss carry forwards and other state deferred tax assets for the bank holding company.
Management regularly analyzes their tax positions and at December 31, 2013, does not believe that the Company has taken any tax positions where future deductibility is not certain. As of December 31, 2013, the Company is subject to unexpired statutes of limitation for examination of its tax returns for U.S. federal and Connecticut income taxes for the years 2010 through 2012.
13.
  401(k) Profit Sharing Plan
The Company’s employees are eligible to participate in The Bankwell Financial Group, Inc. and its Subsidiaries and Affiliates 401(k) Plan (the “401k Plan”). The 401k Plan covers substantially all employees who are 21 years of age. Under the terms of the 401k Plan, participants can contribute up to a certain percentage of their compensation, subject to federal limitations. The Company matches eligible contributions and may make discretionary matching and/or profit sharing contributions. Participants are immediately vested in their contributions and become fully vested in the Company’s contributions after completing six years of service. The Company contributed $127 thousand, $102 thousand and $103 thousand to the 401k Plan during the years ended December 31, 2013, 2012 and 2011, respectively.
14.
  Stockholders’ Equity
Earnings per share
Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in earnings. Unvested share-based payment awards, which include the right to receive non-forfeitable dividends, are considered to participate with common stock in undistributed earnings for purposes of computing EPS.
The Company’s unvested restricted stock awards are participating securities, and therefore, are included in the computation of both basic and diluted earnings per common share. EPS is calculated using the two-class method, under which calculations (1) exclude from the numerator any dividends paid or owed on participating securities and any undistributed earnings considered to be attributable to participating securities and (2) exclude from the denominator the dilutive impact of the participating securities.

Notes to Consolidated Financial Statements

The following is a reconciliation of earnings available to common stockholders and basic weighted-average common shares outstanding to diluted weighted average common shares outstanding, reflecting the application of the two-class method:

	For the Years Ended December 31,
	2013	2012	2011
	(In thousands, except per share data)
Net income	$5,161	$1,214	$2,204
Preferred stock dividends and net accretion	(111)	(132)	(206)
Dividends and undistributed earnings allocated to participating securities	(89)	—	—
Net income available to common shareholders	$4,961	$1,082	$1,998
Weighted average shares outstanding, basic	3,395	2,768	2,757
Effect of dilutive equity-based awards	56	97	54
Weighted average shares outstanding, diluted	3,451	2,865	2,811
Net earnings per common share:
Basic earnings per common share	$1.46	$0.39	$0.72
Diluted earnings per common share	1.44	0.38	0.71

Equity award plans
The Company has five equity award plans (shown below), which are collectively referred to as the “Plan”.
On June 25, 2003, the Company’s shareholders approved The Bank of New Canaan Bank Management, Director and Founder Stock Option Plan under which both incentive and non qualified common stock options may be granted. At inception, there were 152,200 shares of common stock reserved for issuance under this plan.
On July 26, 2006, the Company’s shareholders approved The 2006 Bank of New Canaan Stock Option Plan under which both incentive and non qualified common stock options may be granted. At inception, there were 47,800 shares of common stock reserved for issuance under this plan.
On June 27, 2007, the Company’s shareholders approved The 2007 Bank of New Canaan Stock Option and Equity Award Plan under which both incentive and non qualified common stock options and other equity awards may be granted. At inception, there were 165,244 shares of common stock reserved for issuance under this plan.
On June 22, 2011, the Company’s shareholders approved the 2011 BNC Financial Group, Inc. Stock Option and Equity Award Plan. The plan includes consideration of grants from prior plans and imposes an overall cap on dilution to shareholders of 15% of the Company’s issued and outstanding shares as of January 1, 2011. At inception, there were 45,000 shares of common stock reserved for issuance under this plan.
On September 19, 2012, the Company’s shareholders adopted the 2012 BNC Financial Group, Inc. Stock Plan, or the “2012 Plan.” The plan includes consideration of grants from prior plans and 10% of the number of shares sold in the Company’s capital raise following the adoption of the 2012 Plan. On June 26, 2013, the Company’s shareholders adopted an amendment to the 2012 Plan, which provides for an aggregate number of shares reserved and available for issuance in the amount of an “overhang” of up to 12% on a going-forward basis. During 2013, the Company issued 897,513 shares of common stock in connection with its capital raise, thereby providing 89,751 shares of common stock to be reserved for issuance under the 2012 Plan.

Notes to Consolidated Financial Statements

Any future issuances of equity awards will be made under the 2012 Plan and/or any new plan adopted by the Company and its shareholders in the future. All equity awards made under the 2012 Plan are made by means of an award agreement, which contains the specific terms and conditions of the grant. At December 31, 2013, there were 49,840 shares reserved for future issuance under the 2012 Plan.
Share Options: As discussed in Note 1, the Company accounts for stock options based on the fair value at the date of grant over the vesting period of such awards on a straight line basis. For the years ended December 31, 2013, 2012, and 2011, the Company recorded expense related to options granted under the various plans of approximately $41 thousand, $82 thousand, and $76 thousand, respectively.
There were no options granted during the year ended December 31, 2013. The fair value of options granted during the years ended December 31, 2012 and 2011 were estimated at the grant date using the minimum value option-pricing model with the following weighted-average assumptions for the grants:

	Years Ended December 31,
	2012	2011
Weighted average expected lives, in years	7.5	7.5
Risk-free interest rate	1.81%	2.83%
Expected stock price volatility	35.00%	34.84%
Expected annual forfeiture rate	6.00%	10.76%

A summary of the status of outstanding stock options at December 31, 2013, 2012 and 2011, and changes during the periods then ended, were as follows:

	December 31,
	2013		2012		2011
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding at beginning of period	272,358	$15.23	277,558	$14.60	273,628	$14.58
Granted	—	—	9,650	15.00	10,000	15.00
Forfeited	(4,080)	17.42	(14,850)	13.13	(4,070)	16.20
Exercised	(46,640)	10.02	—	—	(2,000)	10.00
Expired	(13,070)	10.00	—	—	—
Options outstanding at end of period	208,568	16.67	272,358	15.23	277,558	14.60
Options exercisable at end of period	188,852	16.84	241,237	15.23	239,632	15.21
Weighted-average fair value of options granted during the period		N/A		$6.54		$5.81

Notes to Consolidated Financial Statements

Additional information concerning options outstanding and exercisable at December 31, 2013 is summarized as follows:

	Options Outstanding			Options Exercisable
Exercise Price Ranges	Number of Shares	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price
$ 0.00 to $10.00	18,885	0.36	$10.00	18,885	0.36	$10.00
$10.01 to $14.50	38,615	2.98	$13.39	33,925	2.57	$13.68
$14.51 to $16.00	39,970	4.42	$15.42	28,370	3.07	$15.60
$16.01 to $17.50	41,100	2.95	$17.50	41,100	2.95	$17.50
$17.51 to $20.81	69,998	3.96	$20.52	66,572	3.94	$20.51
	208,568	3.34	$16.67	188,852	2.99	$16.84

Total intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of an option on the exercise date. The total intrinsic value of share options exercised during the years ended December 31, 2013, 2012 and 2011 was $544 thousand, $0 and $8 thousand, respectively.
Restricted Stock: Restricted stock provides grantees with rights to shares of common stock upon completion of a service period and certain performance goals. Shares of unvested restricted stock are participating securities and considered outstanding. Restricted stock awards generally vest over one to five years. The following table presents the activity for restricted stock for the years ended December 31, 2013, 2012 and 2011.

	December 31,
	2013		2012		2011
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at beginning of period	49,500	$15.00	30,000	$15.96	20,000	$16.92
Granted	87,456	16.38	49,500	15.00	15,000	15.00
Vested	(12,900)	14.92	(30,000)	15.96	(5,000)	16.92
Forfeited	(1,916)	15.95	—	—	—	—
Unvested at end of period	122,140	15.98	49,500	15.00	30,000	15.96

The Company’s restricted stock expense for the years ended December 31, 2013, 2012 and 2011 was $268 thousand, $481 thousand and $174 thousand, respectively.
Warrants
As discussed in Note 2, BNC’s October 26, 2006 Stock Offering and the July 10, 2007 Private Placement (the “Offerings”) call for the issuance of Units. Each Unit issued pursuant to the Offerings represented one share of common stock and one non-transferable Warrant. The Warrants were exercisable at any time from and including October 1, 2009 and prior to or on November 30, 2009, unless extended or accelerated by the board of directors in their discretion. The board of directors has extended the exercise period to October 1, 2014 through December 1, 2014. Each Warrant allows a holder to purchase .3221 shares of Common Stock at an exercise price of $14.00 per share. None of the warrants have been exercised as of December 31, 2013. Assuming that all of the Warrants issued are exercised in full during the exercise period, the Company would receive $4,264,941 in gross capital and issue 304,640 shares of common stock. A total of 945,789 units were sold generating gross capital of $17,191,202.

Notes to Consolidated Financial Statements

15.
  Fair Value of Financial Instruments
GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the statements of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.
Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at either June 30, 2013 or December 31, 2012 or 2011. The estimated fair value amounts have been measured as of the respective period-ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end.
The carrying values and fair values of the Company’s financial instruments December 31, 2013 and 2012 were as follows:

	December 31,
	2013		2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Financial Assets:
Cash and due from banks	$82,013	$82,013	$28,927	$28,927
Available for sale securities	28,597	28,597	41,058	41,058
Held to maturity securities	13,816	13,815	5,354	5,292
Loans held for sale	100	100	—	—
Loans receivable, net	621,830	623,876	520,792	528,199
Accrued interest receivable	2,360	2,360	2,109	2,109
FHLB stock	4,834	4,834	4,442	4,442
Financial Liabilities:
Demand deposits	118,618	118,618	78,120	78,120
NOW and money market	238,231	238,231	127,812	127,812
Savings	107,692	107,692	136,121	136,121
Time deposits	197,004	197,762	120,048	121,029
Advances from the FHLB	44,000	43,902	91,000	91,407

Notes to Consolidated Financial Statements

16.
  Fair Value Measurements
The Company is required to account for certain assets at fair value on a recurring or non-recurring basis. As discussed in Note 1, the Company determines fair value in accordance with GAAP, which defines fair value and establishes a framework for measuring fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair values:
Level 1 —
  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2 —
  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3 —
  Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Valuation techniques based on unobservable inputs are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that may appropriately reflect market and credit risks. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are as of a specific point in time they are susceptible to material near-term changes.
Financial instruments measured at fair value on a recurring basis
The following tables detail the financial instruments carried at fair value on a recurring basis at December 31, 2013 and 2012, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value. The Company had no transfers into or out of Levels 1, 2 or 3 during the years ended December 31, 2013 and 2012.

Notes to Consolidated Financial Statements

	Fair Value
(In thousands)	Level 1	Level 2	Level 3
December 31, 2013:
Available-for-sale investment securities:
U.S. Government and agency obligations	$—	$5,688	$—
State agency and municipal obligations	—	12,132	—
Corporate bonds	—	9,566	—
Mortgage backed securities	—	1,211	—
December 31, 2012:
Available-for-sale investment securities:
U.S. Government and agency obligations	$—	$6,005	$—
State agency and municipal obligations	—	18,531	—
Corporate bonds	—	14,556	—
Mortgage backed securities	—	1,966	—
December 31, 2011:
Available-for-sale investment securities:
U.S. Government and agency obligations	$—	$41,749	$—
State agency and municipal obligations	—	19,198	—
Corporate bonds	—	24,981	—
Mortgage backed securities	—	3,143	—

Available for sale investment securities:   The fair value of the Company’s investment securities are estimated by using pricing models or quoted prices of securities with similar characteristics (i.e. matrix pricing) and are classified within Level 2 of the valuation hierarchy.
Financial instruments measured at fair value on a nonrecurring basis
Certain assets and liabilities are measured at fair value on a non-recurring basis in accordance with generally accepted accounting principles. These include assets that are measured at the-lower-of-cost-or-market that were recognized at fair value below cost at the end of the period as well as assets that are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.

Notes to Consolidated Financial Statements

The following table details the financial instruments carried at fair value on a nonrecurring basis at December 31, 2013 and 2012, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine the fair value:

	Fair Value
(In thousands)	Level 1	Level 2	Level 3
December 31, 2013:
Impaired loans	$—	$—	$3,723
Foreclosed real estate	—	—	829
December 31, 2012:
Impaired loans	$—	$—	$4,148
Foreclosed real estate	—	—	962

The following table presents information about quantitative inputs and assumptions for Level 3 financial instruments carried at fair value on a nonrecurring basis at December 31, 2013 and 2012:

(Dollars in thousands)	Fair Value	Valuation Methodology	Unobservable Input	Range (Weighted Average)
December 31, 2013:
Impaired loans	$3,723	Appraisals	Discount for dated appraisals	3.5% to 5.0%
		Discounted cash flows	Discount rate	1.9%
Foreclosed real estate	$829	Appraisals	Discount for dated appraisals	29.4% to 46.0%
December 31, 2012:
Impaired loans	$4,148	Appraisals	Discount for dated appraisals	0% to 13.7%
		Discounted cash flows	Discount rate	5.0%
Foreclosed real estate	$962	Appraisals	Discount for dated appraisals	6.0% to 10.0%

Impaired loans:   Loans are generally not recorded at fair value on a recurring basis. Periodically, the Company records nonrecurring adjustments to the carrying value of loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Nonrecurring adjustments also include certain impairment amounts for collateral-dependent loans calculated in accordance with ASC 310-10 when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. Collateral is typically valued using appraisals or other indications of value based on recent comparable sales of similar properties or other assumptions. Estimates of fair value based on collateral are generally based on assumptions not observable in the marketplace and therefore such valuations have been classified as Level 3.

Notes to Consolidated Financial Statements

Foreclosed real estate:   The Company classifies property acquired through foreclosure or acceptance of deed-in-lieu of foreclosure as foreclosed real estate and repossessed assets in its financial statements. Upon foreclosure, the property securing the loan is written down to fair value less selling costs. The write-down is based upon differences between the appraised value and the book value. Appraisals are based on observable market data such as comparable sales, however assumptions made in determining comparability are unobservable and therefore these assets are classified as Level 3 within the valuation hierarchy.
17.
  Regulatory Matters
The Bank and Company are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
On September 9, 2013, the Company changed its name from BNC Financial Group, Inc. to Bankwell Financial Group, Inc., and it merged together the two bank subsidiaries, BNC and TBF and renamed the combined entity, Bankwell Bank.
Quantitative measures established by regulation to ensure capital adequacy require the Bank and Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets, as defined by regulation. Management believes, as of December 31, 2013, the Bank and Company meet all capital adequacy requirements to which they are subject.
As of December 31, 2013, the Bank and Company were well capitalized under the regulatory framework for prompt corrective action, as shown in the following schedules. There are no conditions or events since then that management believes have changed this category.
The capital amounts and ratios for the Bank and Company at December 31, 2013, were as follows:

	Actual Capital		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Bankwell Bank
December 31, 2013
Total Capital to Risk-Weighted Assets	$66,674	10.74%	$49,682	8.00%	$62,103	10.00%
Tier I Capital to Risk-Weighted Assets	58,908	9.49%	24,841	4.00%	37,262	6.00%
Tier I Capital to Average Assets	58,908	7.91%	29,772	4.00%	37,215	5.00%
Bankwell Financial Group, Inc.
December 31, 2013
Total Capital to Risk-Weighted Assets	$76,537	12.32%	$49,683	8.00%	$62,103	10.00%
Tier I Capital to Risk-Weighted Assets	68,766	11.07%	24,841	4.00%	37,262	6.00%
Tier I Capital to Average Assets	68,766	9.15%	3,068	4.00%	37,585	5.00%

Notes to Consolidated Financial Statements

The capital amounts and ratios for BNC and TBF at December 31, 2012, were as follows:

	Actual Capital		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
The Bank of New Canaan
December 31, 2012
Total Capital to Risk-Weighted Assets	$38,849	10.34%	$30,048	8.00%	$37,560	10.00%
Tier I Capital to Risk-Weighted Assets	34,138	9.09%	15,024	4.00%	22,536	6.00%
Tier I Capital to Average Assets	34,138	7.88%	17,325	4.00%	21,656	5.00%
The Bank of Fairfield
December 31, 2012
Total Capital to Risk-Weighted Assets	$14,809	12.05%	$9,829	8.00%	$12,287	10.00%
Tier I Capital to Risk-Weighted Assets	13,268	10.80%	4,915	4.00%	7,372	6.00%
Tier I Capital to Average Assets	13,268	8.39%	6,327	4.00%	7,909	5.00%

Restrictions on dividends
The ability of the Company to pay dividends depends, in part, on the ability of the Bank to pay dividends to the Company. In accordance with State of Connecticut Banking Rules and Regulations, regulatory approval is required to pay dividends in excess of the Bank’s earnings retained in the current year plus retained earnings from the previous two years. The Bank is also prohibited from paying dividends that would reduce its capital ratios below minimum regulatory requirements.
18.
  Related Party Transactions
In the normal course of business, the Company may grant loans to executive officers, directors and members of their immediate families, as defined, and to entities in which these individuals have more than a 10% equity ownership. Such loans are transacted at terms including interest rates, similar to those available to unrelated customers. Changes in loans outstanding to such related parties during the years ending December 31, 2013, 2012 and 2011 were as follows:

	December 31,
	2013	2012	2011
	(In thousands)
Balance, beginning of year	$5,260	$5,098	$5,315
Additional loans	13,775	3,769	218
Repayments and changes in status	(11,689)	(3,607)	(435)
Balance, end of year	$7,346	$5,260	$5,098

Related party deposits aggregated approximately $44.7 million, $27.0 million, and $21.6 million at December 31, 2013, 2012, and 2011, respectively.
During the years ended December 31, 2013, 2012 and 2011, the Company paid approximately $862 thousand, $123 thousand and $117 thousand, respectively, to related parties for services provided to the Company. The payments were primarily for consulting and legal services.
19.
  Subsequent Events
The Company has received approval from its regulators to establish a branch location in Norwalk, Connecticut, which is expected to open in the first quarter of 2014.

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors
The Wilton Bank
Wilton, Connecticut
Report on the Financial Statements
We have audited the accompanying statements of financial condition of The Wilton Bank as of December 31, 2012 and 2011, and the related statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of The Wilton Bank as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As described in Note 13 of these financial statements, at December 31, 2012 the Bank’s Tier 1 capital was not in compliance with the terms of its Consent Agreement. The Bank has submitted, and subsequent to December 31, 2012 its banking regulators have accepted, the updated Capital Plan. Our opinion is not modified with respect to this matter.
/s/ Whittlesey & Hadley, P.C.
Hartford, Connecticut
March 19, 2013

STATEMENTS OF FINANCIAL CONDITION
September 30, 2013 (Unaudited) and December 31, 2012 and 2011

	September 30, 2013	December 31,
		2012	2011
	(Unaudited)
ASSETS
Cash and due from banks (Note 2)	$29,286,177	$28,374,762	$21,482,956
Certificates of deposit	3,500,000	5,750,000	4,000,000
Held-to-maturity securities (fair values of $1,021,410, $1,029,380 and $2,511,560 at September 30, 2013 and December 31, 2012 and 2011, respectively) (Note 3)	1,023,934	1,032,219	2,499,457
Loans receivable (net of allowance for loan losses of $881,886, $1,112,932 and $1,304,722 at September 30, 2013 and December 31, 2012 and 2011, respectively) (Note 4)	28,938,703	32,495,420	39,960,305
Accrued interest receivable	79,133	107,858	119,088
Foreclosed real estate	1,894,779	3,269,863	2,868,547
Federal Home Loan Bank of Boston stock, at cost (Note 8)	257,600	391,500	530,800
Premises and equipment, net (Note 5)	4,312,543	4,391,976	4,496,950
Other assets	306,183	309,929	454,293
Total assets	$69,599,052	$76,123,527	$76,412,396
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits (Note 6)
Noninterest bearing deposits	$13,421,916	$14,085,959	$15,533,054
Interest bearing deposits	49,272,073	53,795,219	50,914,503
Total deposits	62,693,989	67,881,178	66,447,557
Accrued expenses and other liabilities	359,278	211,743	192,906
Total liabilities	63,053,267	68,092,921	66,640,463
Commitments and contingencies (Notes 7, 13 and 15)	—	—	—
Shareholders’ equity (Notes 11 and 12)
Common stock, par value $5; 1,000,000 shares authorized; 481,245 issued and oustanding at September 30, 2013 and December 31, 2012 and 2011	2,406,225	2,406,225	2,406,225
Additional paid-in capital	2,868,421	2,868,421	2,868,421
Less: Treasury stock at cost, 108,260 shares	(5,548,243)	(5,548,243)	(5,548,243)
Retained earnings	6,819,382	8,304,203	10,045,530
Total shareholders’ equity	6,545,785	8,030,606	9,771,933
Total liabilities and shareholders’ equity	$69,599,052	$76,123,527	$76,412,396

The accompanying notes are an integral part of the financial statements.

STATEMENTS OF INCOME
For the Nine Months Ended September 30, 2013 and 2012 (Unaudited) and the Years Ended
December 31, 2012 and 2011

	September 30,		December 31,
	2013	2012	2012	2011
	(Unaudited)
Interest income
Interest and fees on loans	$1,159,534	$1,386,691	$1,806,030	$1,879,845
Interest on securities	2,027	11,932	13,941	62,246
Other	116,925	99,166	133,895	92,096
Total interest income	1,278,486	1,497,789	1,953,866	2,034,187
Interest expense
Interest on deposits	106,325	133,111	177,227	243,842
Total interest expense	106,325	133,111	177,227	243,842
Net interest income	1,172,161	1,364,678	1,776,639	1,790,345
Provision for loan losses (Note 4)	—	—	—	900,000
Net interest income after provision for loan losses	1,172,161	1,364,678	1,776,639	890,345
Noninterest income
Service charges and fees	65,016	74,362	100,537	93,250
Recovery from legal settlement	—	—	—	795,698
Other	128,964	129,637	177,396	171,594
Total noninterest income	193,980	203,999	277,933	1,060,542
Noninterest expenses
Salaries and employee benefits (Note 10)	1,240,481	1,231,982	1,623,925	1,757,499
Loss and expenses on foreclosed real estate, net	191,791	251,320	494,832	334,998
Professional services	427,455	253,033	393,663	397,000
Occupancy and equipment	244,913	252,524	338,792	327,248
Insurance	162,960	150,498	201,223	202,863
Data processing	150,302	120,294	160,986	151,420
FDIC deposit insurance	116,166	116,949	153,848	177,569
Non-accrual loan expenses, net of recoveries	2,429	(26,116)	(21,642)	55,805
Other	314,465	354,463	450,272	465,433
Total noninterest expenses	2,850,962	2,704,947	3,795,899	3,869,835
Loss before income taxes	(1,484,821)	(1,136,270)	(1,741,327)	(1,918,948)
Provision (benefit) for income taxes (Note 9)	—	—	—	1,350,771
Net loss	$(1,484,821)	$(1,136,270)	$(1,741,327)	$(3,269,719)
Basic loss per share (Note 11)	$(3.98)	$(3.05)	$(4.67)	$(8.77)
Diluted loss per share (Note 11)	(3.98)	(3.05)	(4.67)	(8.77)
Dividends per share	—	—	—	—

The accompanying notes are an integral part of the financial statements.

STATEMENTS OF COMPREHENSIVE INCOME
For the Nine Months Ended September 30, 2013 and 2012 (Unaudited) and the Years Ended
December 31, 2012 and 2011

	September 30,		December 31,
	2013	2012	2012	2011
	(Unaudited)
Net loss	$(1,484,821)	$(1,136,270)	$(1,741,327)	$(3,269,719)
Other comprehensive losses:
Unrealized holding losses on securities available-for-sale	—	—	—	(3,705)
Income tax benefit related to items of other comprehensive loss	—	—	—	1,445
Total other comprehensive loss net of income tax benefit	—	—	—	(2,260)
Comprehensive loss	$(1,484,821)	$(1,136,270)	$(1,741,327)	$(3,271,979)

The accompanying notes are an integral part of the financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Nine Months Ended September 30, 2013 (Unaudited) and the Years Ended
December 31, 2012 and 2011

	Shares of Common Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balance January 1, 2011	372,985	$2,406,225	$2,868,421	$13,315,249	$(5,548,243)	$2,260	$13,043,912
Net loss	—	—	—	(3,269,719)	—	—	(3,269,719)
Unrealized holding loss on available for-sale securities	—	—	—	—	—	(2,260)	(2,260)
Balance December 31, 2011	372,985	2,406,225	2,868,421	10,045,530	(5,548,243)	—	9,771,933
Net loss	—	—	—	(1,741,327)	—	—	(1,741,327)
Balance December 31, 2012	372,985	2,406,225	2,868,421	8,304,203	(5,548,243)	—	8,030,606
Net loss	—	—	—	(1,484,821)	—	—	(1,484,821)
Balance September 30, 2013 (Unaudited)	372,985	$2,406,225	$2,868,421	$6,819,382	$(5,548,243)	$—	$6,545,785

The accompanying notes are an integral part of the financial statements.

STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2013 and 2012 (Unaudited) and the Years Ended
December 31, 2012 and 2011

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2013	2012	2012	2011
	(Unaudited)
Cash flows from operating activities
Net loss	$(1,484,821)	$(1,136,271)	$(1,741,327)	$(3,269,719)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Amortization and accretion of premiums and discounts on investments, net	8,285	(274)	377	32,713
Provision for loan losses	—	—	—	900,000
Net loss (gain) on sale and provision for foreclosed real estate losses	40,787	(8,434)	218,316	280,731
Depreciation and amortization	85,837	92,647	122,142	126,553
Deferred income taxes	—	—	—	1,332,472
Changes in assets and liabilities:
Change in deferred loan fees	(11,284)	(8,560)	(17,501)	(10,156)
Decrease in accrued interest receivable	28,725	(4,253)	11,230	43,972
Decrease (increase) in other assets	3,745	(2,603)	144,364	808,708
Increase (decrease) in accrued expenses and other liabilities	147,536	38,232	18,836	(66,060)
Net cash (used) provided by operating activities	(1,181,190)	(1,029,516)	(1,243,563)	179,214
Cash flows from investing activities
Net (purchases) redemptions of certificates of deposit	2,250,000	(1,000,000)	(1,750,000)	(3,000,000)
Proceeds from maturities of held-to-maturity securities	—	1,500,000	2,500,000	4,500,000
Proceeds from maturities of available-for-sale securities	—	—	—	1,000,000
Purchases of held-to-maturity securities	—	—	(1,033,139)	—
Net decrease in loans receivable	2,343,001	1,915,172	6,001,400	5,672,962
Proceeds from sales of foreclosed real estate	2,559,297	861,354	861,354	—
Purchases of furniture and equipment	(6,404)	(11,226)	(17,168)	(12,771)
Redemption of FHLBB Stock	133,900	139,300	139,300	—
Net cash provided by investing activities	7,279,794	3,404,600	6,701,747	8,160,191
Cash flows from financing activities
Net increase (decrease) in demand, savings and money market deposits	(3,313,869)	(3,392,815)	1,289,165	(1,760,853)
Net increase (decrease) in time certificates of deposit	(1,873,320)	327,175	144,457	(2,773,951)
Net cash (used) provided in financing activities	(5,187,189)	(3,065,640)	1,433,622	(4,534,804)
Net increase in cash and cash equivalents	911,415	(690,556)	6,891,806	3,804,601
Cash and cash equivalents
Beginning of the year	28,374,762	21,482,956	21,482,956	17,678,355
End of the year	$29,286,177	$20,792,400	$28,374,762	$21,482,956
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$122,518	$135,993	$180,109	$276,487
Income taxes	—	—	—	—
Noncash investing and financing activities
Transfer of loans to foreclosed real estate	1,225,000	1,480,986	1,480,986	1,435,180

The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011
1.
  Nature of Operations and Summary of Significant Accounting Policies
The Wilton Bank (the “Bank”) is a state chartered commercial bank located in Wilton, Connecticut, whose deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”). The Bank provides a full range of banking services to commercial and consumer customers, primarily located within its community and the surrounding area. The Bank is subject to competition from other financial institutions throughout the region. The Bank is also subject to the regulations of certain federal and state regulatory agencies and undergoes periodic examinations by those regulatory authorities.
Significant group concentrations of credit risk
Most of the Bank’s activities are with customers primarily located in Wilton, Connecticut and the surrounding area. The Bank does not have any significant concentrations to any one customer, however, it does have a significant concentration in construction and development loans.
Basis of presentation
The accounting and reporting policies of the Bank conform to generally accepted accounting principles in the United States of America (“GAAP”) and to general practices within the banking industry. Such policies have been followed on a consistent basis.
In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and the valuation of deferred tax assets.
The accompanying interim financial statements are unaudited and have been prepared in accordance with GAAP for interim financial information. These interim consolidated financial statements reflect, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position and the results of its operations and its cash flows at the dates and for the periods presented.
Beginning in 2007 and continuing in 2013, softening real estate markets, and generally weak economic conditions have led to declines in collateral values and stress on the cash flows of borrowers. As a result of the Bank’s lending concentrations in construction and development loans, the Bank’s loan portfolio was severely affected. These adverse economic conditions could continue, placing further stress on the Bank’s borrowers, resulting in increases in charge-offs, delinquencies and non-performing loans, and in some instances, lower valuations for the Bank’s impaired loans and other real estate owned. These could impact significant estimates such as the allowance for loan losses and the valuation of other real estate owned.
Management has evaluated subsequent events for potential recognition or disclosure in the financial statements through March 26, 2014, the date upon which the Bank’s financial statements were available to be issued. No subsequent events were identified that would require a change to the financial statements or disclosure in notes to the financial statements, other than as noted in Note 13, Regulatory Matters and Note 18, Subsequent Event.
Cash and cash equivalents and statements of cash flows
Cash and due from banks, and federal funds sold are recognized as cash equivalents in the statements of cash flows. Federal funds sold generally mature in one day. For purposes of reporting cash flows, the Bank considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash flows from loans and deposits are reported net. The Bank maintains amounts due from banks and federal funds sold which, at times, may exceed federally insured limits. The Bank has not experienced any losses from such concentrations.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Investment securities
Management determines the appropriate classification of investment securities at the date individual securities are acquired, and the appropriateness of such classification is reassessed at each balance sheet date. Debt securities that management has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and are recorded at amortized cost. The Bank does not engage in trading activities. Securities not classified as held-to-maturity are classified as available-for-sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of taxes. At September 30, 2013 and December 31, 2012 and 2011, all investment securities were classified as held-to-maturity.
In estimating other-than-temporary impairment, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. If the Bank does not have the intent to sell a debt security prior to recovery and (b) it is more-likely-than-not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When the Bank does not intend to sell the security, and it is more-likely-than-not the Bank will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment is amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.
The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected based on cash flow projections discounted at the applicable original yield of the security.
Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
Loans receivable and allowance for loan losses
Loans receivable are stated at their current unpaid principal balances, net of the allowance for loan losses and net deferred loan origination fees and costs.
Management considers all nonaccrual loans, other loans past due 90 days or more, and restructured loans to be impaired. In most cases, loan payments that are past due less than 90 days are considered minor collection delays and the related loans are not considered to be impaired.
A loan is classified as a restructured loan when certain concessions have been made to the original contractual terms, such as a reduction in interest rate or deferral of interest or principal payments, due to the borrower’s financial condition.
Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are recorded as adjustments to the allowance for loan losses. A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers all loans not considered impaired, segregated generally by loan type, with separate categories for loans that are classified as doubtful, past due and non-accrual, and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
The majority of the Bank’s loans are collateralized by real estate, primarily located within Wilton, Connecticut and the surrounding area. Accordingly, the collateral value of a substantial portion of the Bank’s loan portfolio and real estate acquired through foreclosure is susceptible to changes in market conditions.
At September 30, 2013 and December 31, 2012 and 2011, management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.
Troubled debt restructurings
A modified loan is considered a troubled debt restructuring (“TDR”) when two conditions are met: 1) the borrower is experiencing financial difficulties and 2) the modification constitutes a concession. Modified terms are dependent upon the financial position and needs of the individual borrower.
If a performing loan is restructured into a TDR, it remains in performing status. If a non-performing loan is restructured into a TDR, it continues to be carried in non-accrual status. Initially, all TDRs are reported as impaired. Impaired and TDR classifications may be removed if the borrower demonstrates compliance with the modified terms for a minimum of nine months and through one fiscal year-end and the restructuring agreement specifies a market rate of interest equal to that which would be provided to a borrower with similar credit at the time of restructuring.
Interest and fees on loans
Interest on loans is accrued and included in operating income based on contractual rates applied to principal amounts outstanding. Recognition of income on the accrual basis is discontinued when there is sufficient question as to the collectability of the interest. In these cases, the interest previously accrued to income is reversed. These loans are accounted for on either the cash-basis or the principal recapture method until qualifying for return to accrual status. Under the principal recapture method, loans which are deemed to be impaired and for which the collection of the entire principal balance is in doubt, any payments received from the borrower or operation of the collateral is applied only to principal and no income is recognized. A nonaccrual loan is restored to accrual status when it is no longer delinquent and collectability of interest and principal is no longer in doubt.
Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized on a level-yield basis as an adjustment to the related loan yield over its contractual life. Unamortized net fees are recognized upon early repayment of the loans.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Foreclosed real estate
Real estate properties acquired through loan foreclosure and other partial or total satisfaction of problem loans are carried at the lower of fair value less estimated costs of disposal or the related loan balance at the date of foreclosure.
Valuations are periodically performed by management and a valuation allowance is established if the carrying value of a property subsequently exceeds its fair value less estimated disposal costs. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs in the carrying value are charged to expense and included in foreclosed real estate expense. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the collateral. Upon disposition, gains and losses, to the extent they exceed the corresponding valuation allowance, are reflected in the statement of income.
Federal Home Loan Bank stock
Federal Home Loan Bank of Boston (“FHLBB”) stock is a non-marketable equity security that is carried at cost and evaluated for impairment when deemed necessary.
Premises and equipment
Premises and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is charged to operations using the straight-line method over the estimated useful lives of the related assets which range from 3 to 39 years. Gains and losses on dispositions are recognized upon realization. Maintenance and repairs are expensed as incurred and improvements are capitalized.
Impairment of long-lived assets
Long-lived assets, including premises and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.
Fair value of financial instruments
The Bank used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:
Cash and cash equivalents — The carrying amounts reported in the statements of financial condition approximate fair value.
Held-to-maturity securities — Held-to-maturity securities are carried at amortized cost. Fair value is determined using quoted market prices, where available.
Loans receivable — For variable rate loans that reprice frequently and without significant change in credit risk, fair values are based on carrying values. The fair value of other loans is estimated by discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The fair value of nonaccrual loans was estimated using the estimated fair values of the underlying collateral.
Accrued income receivable — The carrying value of accrued income receivable approximates fair value.
Deposits — The fair values of noninterest bearing demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for time certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.
Mortgagors’ escrow accounts — The carrying value of escrow accounts approximates fair value.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Income taxes
The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and loss carryforwards.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The Bank is required to make a determination of an inventory of tax positions (federal and state) for which the sustainability of the position, based upon the technical merits, is uncertain. The Bank regularly evaluates all tax positions taken and the likelihood of those positions being sustained. If management is highly confident that the position will be allowed and there is a greater than 50% likelihood that the full amount of the tax position will be ultimately realized, the Bank recognizes the full benefit associated with the tax position. It is the Bank’s policy to recognize interest and penalties related to unrecognized tax liabilities within income tax expense in the statements of income.
Related party transactions
Directors and officers of the Bank and their affiliates have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. However, the Bank precludes these individuals from entering into lending transactions with the Bank except for overdraft protection with a maximum line of credit of $5,000. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, and on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other customers who are not directors or officers. In the opinion of management, the transactions with related parties did not involve more than normal risks of collectability or favored treatment or terms, or present other unfavorable features.
Earnings (loss) per share
Basic earnings (loss) per share represents income available (loss allocable) to common stockholders and is computed by dividing net income (loss) by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method.
Stock-based compensation
Stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee requisite service period.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Accounting standards update
The following section includes changes in accounting principles and potential effects of new accounting guidance and pronouncements.
Accounting Standards Update No. 2011-11 — Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”)
In December 2011, the FASB issued ASU 2011-11, enhancing disclosures about offsetting assets and liabilities by requiring improved information about financial instruments and derivative instruments that are either: (1) offset in accordance with certain rights to setoff conditions prescribed by current accounting guidance; or (2) subject to an enforceable master netting agreement or similar agreement, irrespective of whether they are offset in accordance to current accounting guidance. The amendments in ASU No. 2011-11 are effective for annual reporting periods beginning on or after January 1, 2013. This information will enable users of an entity’s financial statements to evaluate the effects or potential effects of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. The implementation of ASU 2011-11 did not have a material effect on the Bank’s financial statements.
Accounting Standards Update No. 2011-05 — Presentation of Comprehensive Income (“ASU 2011-05”)
In June 2011, the FASB issued ASU No. 2011-05, which requires that all non-owner changes in equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance was effective for the Bank as of December 31, 2012, and has been applied retrospectively. The implementation of ASU 2011-11 did not have a material effect on the Bank’s financial statements.
Accounting Standards Update No. 2011-04 — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”)
In May 2011, the FASB issued ASU No. 2011-04, which supersedes most of the accounting guidance currently found in Topic 820 of FASB’s accounting standards codification. The amendments clarify the application of existing fair value measurement requirements. These amendments include (1) the application of the highest and best use and valuation premise concepts, (2) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity and (3) disclosing quantitative information about the unobservable inputs used within the Level 3 hierarchy. The guidance was effective on January 1, 2012 and has been applied retrospectively. The implementation of ASU 2011-04 did not have a material effect on the Bank’s financial statements.
Reclassification
Certain reclassifications have been made to prior year amounts to conform to the current year presentation. These reclassifications only changed the reporting categories but did not affect our results of operations or financial position.
2.
  Restrictions on Cash and Due from Banks
The Bank is required to maintain reserves against its respective transaction accounts and nonpersonal time deposits. At September 30, 2013 and December 31, 2012, the Bank was required to have cash and liquid assets of approximately $219,000 and $349,000, respectively, to meet these requirements.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

3.
  Investment Securities
The amortized cost, gross unrealized gains, gross unrealized losses and approximate fair value of held-to-maturity securities at September 30, 2013 and December 31, 2012 and 2011 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2013 (Unaudited)
U.S. Government agency obligations Due from one through five years	$1,023,934	$—	$(2,524)	$1,021,410
December 31, 2012
U.S. Government agency obligations Due from one through five years	$1,032,219	$—	$(2,839)	$1,029,380
December 31, 2011
U.S. Government agency obligations Due within one year	$2,499,457	$12,103	$—	$2,511,560

The following is a summary of the fair value and related unrealized losses aggregated by investment category and length of time that individual securities had been in a continuous unrealized loss position at September 30, 2013 and December 31, 2012:

	Length of Time in Continuous Unrealized Loss Position
	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
September 30, 2013 (Unaudited)
U.S. Government agency obligations	$1,021,410	$(2,524)	$—	$—	$1,021,410	$(2,524)
December 31, 2012
U.S. Government agency obligations	$1,029,380	$(2,839)	$—	$—	$1,029,380	$(2,839)

At December 31, 2011, the Bank had no individual securities where the market value was less than the cost of the security.
There were no sales of investment securities for the nine months ended September 30, 2013 and 2012, or for the years ended December 31, 2012 and 2011.
Securities with a carrying value of $510,705, $514,260 and $2,499,457 for the nine months ended September 30, 2013 and years ended December 31, 2012 and 2011, respectively, were pledged to secure public deposits.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

4.
  Loans Receivable and Allowance for Loan Losses
A summary of the Bank’s loan portfolio at September 30, 2013 and December 31, 2012 and 2011 was as follows:

	September 30, 2013	December 31,
		2012	2011
	(Unaudited)
Loans secured by real estate
Construction, development and land loans	$10,539,207	$11,346,434	$18,203,921
Loans secured by residential properties	6,860,449	7,951,006	8,129,238
Loans secured by non-residential properties	8,872,617	10,298,415	10,683,970
Commercial and industrial loans	2,400,245	2,692,095	3,598,419
Consumer, personal and other loans	1,184,056	1,367,672	714,249
Total loans	29,856,574	33,655,622	41,329,797
Deferred loan origination fees	(35,985)	(47,270)	(64,770)
Allowance for loan losses	(881,886)	(1,112,932)	(1,304,722)
Loans receivable, net	$28,938,703	$32,495,420	$39,960,305

Risk management
The Bank engages in various loan types in order to meet the needs of the communities in which it operates. Primary loan types are construction, commercial property, commercial loans, and personal and other loans.
Credit quality of loans and the allowance for loan losses
Management segregates the loan portfolio into portfolio segments which are defined as the level at which the Bank develops and documents a systematic method for determining its allowance for loan losses. The portfolio segments are segregated based on loan types and the underlying risk factors present in each loan type. Such risk factors are periodically reviewed by management and revised as deemed appropriate.
The Bank’s loan portfolio is segregated into the following portfolio segments:
Construction, development and land loans.   This portfolio segment includes commercial construction loans for commercial development projects, including condominiums and small single family subdivisions as well as office buildings, retail and other income producing properties and land loans, which are loans made with land as security. Construction and land development financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, the Bank may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment. Construction loans also expose the Bank to the risks that improvements will not be completed on time in accordance with specifications and projected costs and that repayment will depend on the successful operation or sale of the properties, which may cause some borrowers to be unable to continue with debt service which exposes the Bank to greater risk of non-payment and loss.
Loans secured by residential properties.   This portfolio segment consists of the origination of first mortgage loans secured by one-to-four family owner and non-owner occupied residential properties, multi-family dwellings, home equity loans and home equity lines of credit.
Loans secured by non-residential properties.   This portfolio segment includes loans secured by commercial real estate for property owners and businesses in our market area. Loans secured by commercial real estate generally have larger loan balances and more credit risk than owner occupied one-to four-family mortgage loans.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Commercial and industrial.   This portfolio segment includes commercial business loans secured by assignments of corporate assets and personal guarantees of the business owners. Commercial business loans generally have higher interest rates and shorter terms than other loans, but they also may involve higher average balances, increased difficulty of loan monitoring and a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business.
Consumer, personal and other loans.   This portfolio segment includes loans secured by passbook or certificate accounts, marketable securities or automobiles, as well as unsecured personal loans and overdraft lines of credit.
Allowance for loan losses
The following tables set forth the balance of the allowance for loan losses at September 30, 2013 and December 31, 2012 and 2011, by portfolio segment, disaggregated by impairment methodology, which is then further segregated by amounts evaluated for impairment collectively and individually:

	Allowance for Loan Losses
(In thousands)	Construction, Development and Land Loans	Loans Secured by Residential Properties	Loans Secured by Non- Residential Properties	Commercial and Industrial Loans	Consumer, Personal and Other Loans	Unallocated	Total
September 30, 2013 (Unaudited)
Beginning balance	$283	$103	$250	$114	$36	$327	$1,113
Charge-offs	(225)	—	—	(86)	—	—	(311)
Recoveries	—	80	—	—	—	—	80
Provisions	80	(113)	(114)	140	64	(57)	—
Ending balance	$138	$70	$136	$168	$100	$270	$882
Ending loan balances individually evaluated for impairment	$4,797	$1,398	$502	$651	$332	—	$7,680
Ending loan balances collectively evaluated for impairment	$5,742	$5,462	$8,371	$1,749	$852	$—	$22,176
December 31, 2012
Beginning balance	$475	$244	$268	$187	$29	$102	$1,305
Charge-offs	(89)	(24)	—	(80)	—	—	(193)
Recoveries	—	—	—	1	—	—	1
Provisions	(103)	(117)	(18)	6	7	225	—
Ending balance	$283	$103	$250	$114	$36	$327	$1,113
Ending loan balances individually evaluated for impairment	$5,615	$1,735	$531	$448	$359	—	$8,688
Ending loan balances collectively evaluated for impairment	$5,732	$6,216	$9,767	$2,244	$1,009	$—	$24,968
December 31, 2011
Beginning balance	$617	$338	$234	$739	$59	$47	$2,034
Charge-offs	(1,191)	(55)	—	(388)	—	—	(1,634)
Recoveries	1	—	—	3	1	—	5
Provisions	1,048	(39)	34	(167)	(31)	55	900
Ending balance	$475	$244	$268	$187	$29	$102	$1,305
Ending loan balances individually evaluated for impairment	$11,023	$1,550	$613	$357	$6	$—	$13,549
Ending loan balances collectively evaluated for impairment	$7,181	$6,579	$10,071	$3,241	$709	$—	$27,781

The allowance for loan losses allocated to each portfolio segment is not necessarily indicative of future losses in any particular portfolio segment and does not restrict the use of the allowance to absorb losses in other portfolio segments.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Credit quality indicators
The Bank’s policies provide for the classification of loans into the following categories: pass, watch, special mention, substandard, doubtful and loss. Consistent with regulatory guidelines, loans that are considered to be of lesser quality are classified as substandard, doubtful, or loss. A loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans include those loans characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loans classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans (or portions of loans) classified as loss are those considered uncollectible and of such little value that there continuance as loans is not warranted. Loans that do not expose the Bank to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve close attention, are designated as watch and special mention.
When loans are classified as special mention, substandard or doubtful, the Bank allocates a portion of the related general loss allowances to such loans as the Bank deems prudent. The Bank regularly reviews its loan portfolio to determine whether any loans require classification in accordance with applicable regulations.
The following table is a summary of the loan portfolio quality indicators by portfolio segment at September 30, 2013 and as of December 31, 2012 and 2011:

(In thousands)	Construction, Development and Land Loans	Loans Secured by Residential Properties	Loans Secured by Non- Residential Properties	Commercial and Industrial Loans	Consumer, Personal and Other Loans
September 30, 2013 (Unaudited)
Grade:
Pass	$4,151	$4,607	$7,604	$1,517	$606
Watch	—	761	767	114	505
Special mention	—	—	—	—	—
Substandard	6,388	1,493	502	769	73
Doubtful	—	—	—	—	—
Loss	—	—	—	—	—
	$10,539	$6,861	$8,873	$2,400	$1,184
December 31, 2012
Grade:
Pass	$4,912	$5,444	$9,179	$1,582	$920
Watch	25	577	588	25	69
Special mention	—	—	—	1,085	278
Substandard	6,410	1,930	531	—	101
Doubtful	—	—	—	—	—
Loss	—	—	—	—	—
	$11,347	$7,951	$10,298	$2,692	$1,368
December 31, 2011
Grade:
Pass	$5,181	$5,643	$10,018	$2,632	$589
Watch	—	—	—	92	77
Special mention	2,000	128	—	93	—
Substandard	10,779	2,358	666	782	48
Doubtful	244	—	—	—	—
Loss	—	—	—	—	—
	$18,204	$8,129	$10,684	$3,599	$714

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Loan portfolio aging analysis
When a loan is 10 days past due, the Bank sends the borrower a late notice. The Bank also contacts the borrower by phone if the delinquency is not corrected promptly after the notice has been sent. When the loan is 30 days past due, the Bank may mail the borrower a letter reminding the borrower of the delinquency. By the 90th day of delinquency, if there is no payment arrangement or workout plan in place, the Bank may send the borrower a final demand for payment.
The following tables set forth certain information with respect to our loan portfolio delinquencies by portfolio segment and amount as of September 30, 2013 and December 31, 2012 and 2011:

(In thousands)	31 – 60 Days Past Due	61 – 90 Days Past Due	Greater > Than 90 Days and Nonaccrual Status	Total Past Due Loans	Total Current Loans	Loans > 90 Days and Accruing
September 30, 2013 (Unaudited)
Construction, development and land loans	$—	$—	$1,746	$1,746	$8,793	$—
Loans secured by residential properties	—	—	779	779	6,081	—
Loans secured by non-residential properties	—	—	435	435	8,438	—
Commercial and industrial loans	—	—	280	280	2,120	—
Consumer, personal and other loans	7	—	73	80	1,104	—
Total	$7	$—	$3,313	$3,320	$26,536	$—
December 31, 2012
Construction, development and land loans	$—	$—	$2,248	$2,248	$9,099	$—
Loans secured by residential properties	—	—	748	748	7,203	—
Loans secured by non-residential properties	—	—	—	—	10,298	—
Commercial and industrial loans	75	—	300	375	2,317	—
Consumer, personal and other loans	75	—	—	75	1,293	—
Total	$150	$—	$3,296	$3,446	$30,210	$—
December 31, 2011
Construction, development and land loans	$—	$1,400	$3,736	$5,136	$13,068	$—
Loans secured by residential properties	—	—	718	718	7,411	—
Loans secured by non-residential properties	53	103	—	156	10,528	—
Commercial and industrial loans	300	—	—	300	3,299	—
Consumer, personal and other loans	—	—	—	—	714	—
Total	$353	$1,503	$4,454	$6,310	$35,020	$—

Loans on nonaccrual status
Loans on nonaccrual status may be accounted for on either the cash basis method or the principal recapture method until qualifying for return to accrual status. As of December 31, 2011, all loans on nonaccrual status were accounted for on the principal recapture method. During 2012, one of these loans was transferred to the cash basis method. At September 30, 2013, all loans were accounted for on the principal recapture method.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

The following table is a summary of nonaccrual loans by portfolio segment as of September 30, 2013 and December 31, 2012 and 2011:

	September 30, 2013	December 31,
		2012	2011
(In thousands)	(Unaudited)
Construction, development and land loans	$4,573	$5,387	$10,540
Loans secured by residential properties	1,398	1,083	1,550
Loans secured by non-residential properties	502	453	520
Commercial and industrial loans	554	348	357
Consumer, personal and other loans	73	—	—
Total	$7,100	$7,271	$12,967

Included in nonaccrual loans at September 30, 2013 and December 31, 2012, respectively, are approximately $3,787,000 and $3,975,000 of loans which are performing in accordance with their contractual terms, however, these loans have not been returned to accrual status because they have not yet met necessary performance standards.
The amount of income that was contractually due but not recognized on nonperforming loans totaled $286,236 and $386,683 for the nine months ended September 30, 2013 and 2012 and $357,905 and $686,633 for the years ended December 31, 2012 and 2011, respectively.
Impaired loans
An impaired loan generally is one for which it is probable, based on current information, that the Bank will not collect all the amounts due under the contractual terms of the loan. Loans are individually evaluated for impairment. When the Bank classifies a problem asset as impaired, it provides a specific reserve for that portion of the asset that is deemed uncollectible.
The following table is a summary of impaired loans by portfolio segment as of September 30, 2013 and December 31, 2012 and 2011:

(In thousands)	Carrying Amount	Unpaid Principal Balance	Associated Allowance	Average Carrying Amount	Interest Income Recognized
September 30, 2013 (Unaudited)
Impaired loans with no specific allowance recorded:
Construction, development and land loans	$4,797	$5,264	$—	$4,770	$61
Loans secured by residential properties	1,398	1,544	—	1,198	12
Loans secured by non-residential properties	502	663	—	512	—
Commercial and industrial loans	420	915	—	442	5
Consumer, personal and other loans	252	252	—	265	16
Total impaired loans with no specific allowance recorded	$7,369	$8,638	$—	$7,187	$94
Impaired loans with an allowance recorded:
Construction, development and land loans	$—	$—	$—	$—	$—
Loans secured by residential properties	—	—	—	—	—
Loans secured by non-residential properties	—	—	—	—	—
Commercial and industrial loans	231	240	114	236	1
Consumer, personal and other loans	80	80	80	78	4
Total impaired loans with an allowance recorded	$311	$320	$194	$314	$5
Total impaired loans	$7,680	$8,958	$194	$7,501	$99

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

(In thousands)	Carrying Amount	Unpaid Principal Balance	Associated Allowance	Average Carrying Amount	Interest Income Recognized
December 31, 2012
Impaired loans with no specific allowance recorded:
Construction, development and land loans	$4,266	$4,769	$—	$5,987	$82
Loans secured by residential properties	1,735	1,879	—	1,761	49
Loans secured by non-residential properties	531	668	—	570	7
Commercial and industrial loans	448	921	—	360	—
Consumer, personal and other loans	353	353	—	369	28
Total impaired loans with no specific allowance recorded	$7,333	$8,590	$—	$9,047	$166
Impaired loans with an allowance recorded:
Construction, development and land loans	$1,349	$1,972	$49	$1,349	$—
Loans secured by residential properties	—	—	—	—	—
Loans secured by non-residential properties	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—
Consumer, personal and other loans	6	6	6	6	1
Total impaired loans with an allowance recorded	$1,355	$1,978	$55	$1,355	$1
Total impaired loans	$8,688	$10,568	$55	$10,402	$167
December 31, 2011
Impaired loans with no specific allowance recorded:
Construction, development and land loans	$10,779	$11,249	$—	$11,175	$25
Loans secured by residential properties	1,550	1,655	—	1,574	—
Loans secured by non-residential properties	613	700	—	656	8
Commercial and industrial loans	357	437	—	768	—
Consumer, personal and other loans	—	—	—	—	—
Total impaired loans with no specific allowance recorded	$13,299	$14,041	$—	$14,173	$33
Impaired loans with an allowance recorded:
Construction, development and land loans	$244	$244	$122	$244	$—
Loans secured by residential properties	—	—	—	—	—
Loans secured by non-residential properties	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—
Consumer, personal and other loans	6	6	6	6	1
Total impaired loans with an allowance recorded	$250	$250	$128	$250	$1
Total impaired loans	$13,549	$14,291	$128	$14,423	$34

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Troubled debt restructurings
The following table presents loans whose terms were modified under TDRs as of September 30, 2013 and December 31, 2012 and 2011:

	September 30, 2013	December 31,
		2012	2011
(In thousands)	(Unaudited)
Construction, development and land loans	$3,262	$3,373	$7,287
Loans secured by residential properties	1,336	1,395	786
Loans secured by non-residential properties	502	531	511
Commercial and industrial loans	219	148	57
Consumer, personal and other loans	252	278	—
Total TDRs	$5,571	$5,725	$8,641
TDRs included in nonperforming loans and leases	$4,919	$4,388	$8,065
TDRs in compliance with modified terms	$652	$1,337	$576

At December 31, 2012, the Bank had a $1,000,000 commitment to lend additional funds to a borrower with a loan which has been modified as a TDR. The new loan is a construction loan secured by a first mortgage, with a loan-to-value ratio of approximately 80%.
5.
  Premises and Equipment
At September 30, 2013 and December 31, 2012 and 2011, premises and equipment consisted of the following:

	September 30, 2013	December 31,
		2012	2011
	(Unaudited)
Land and buildings	$4,994,694	$4,990,319	$4,980,967
Furniture and equipment	511,846	509,818	502,002
Less accumulated depreciation and amortization	(1,193,997)	(1,108,161)	(986,019)
Total premises and equipment	$4,312,543	$4,391,976	$4,496,950

Depreciation and amortization expense amounted to $85,837 and $92,647 for the nine months ended September 30, 2013 and 2012 and $122,142 and $126,553 for the years ended December 31, 2012 and 2011, respectively.
6.
  Deposits
Deposits consisted of the following at September 30, 2013 and December 31, 2012 and 2011:

	September 30, 2013	December 31,
		2012	2011
	(Unaudited)
Noninterest bearing demand deposits	$13,421,916	$14,085,959	$15,533,054
Interest bearing accounts:
NOW, money market and savings	38,831,079	41,480,905	38,744,647
Time certificates of deposit	10,440,994	12,314,314	12,169,856
Total interest bearing	49,272,073	53,795,219	50,914,503
Total deposits	$62,693,989	$67,881,178	$66,447,557

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Time certificates of deposit in denominations of $100,000 or more were approximately $6,205,000 at September 30, 2013, and $7,425,000 and $7,140,000 as of December 31, 2012 and 2011, respectively. Interest expense related to such deposits was $26,324 and $34,372 at September 30, 2013 and 2012, and $45,622 and $66,894 for 2012 and 2011, respectively.
The Dodd-Frank Wall Street Reform and Consumer Protection Act signed into law in 2010, permanently raised the maximum deposit insurance amount to $250,000. At September 30, 2013, and December 31, 2012 and 2011, time certificates of deposit in denominations of $250,000 or more were approximately $3,257,000, $4,230,000 and $3,209,000, respectively.
Contractual maturities of time certificates of deposit as of September 30, 2013 and December 31, 2012, were as follows:

	September 30, 2013	December 31,
		2012	2011
	(Unaudited)
Less than one year	$9,607,058	$11,196,559	$10,676,597
One year to two years	477,070	867,382	1,093,418
Two years to three years	182,521	184,867	212,434
Three years to five years	94,345	65,506	187,407
Greater than five years	80,000	—	—
Total time certificates of deposit	$10,440,994	$12,314,314	$12,169,856

7.
  Commitments and Contingencies
Leases
The Bank leases excess office space to a tenant under a noncancelable operating lease, which was renewed in February, 2013. For the nine months ended September 30, 2013 and 2012, rental income under noncancelable leases were $82,575 and $82,531, respectively, compared with $113,756 and $108,121 for the years ended December 31, 2012 and 2011.
At September 30, 2013 and December 31, 2012, future minimum lease payments receivable are as follows:

	September 30, 2013	December 31, 2012
	(Unaudited)
2013	$20,994	$83,972
2014	6,998	6,998
	$27,992	$90,970

Legal matters
The Bank is involved in legal matters which have arisen in the normal course of business. Management believes that the resolution of these matters will not have a material effect on the Bank’s financial condition or results of operations.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

8.
  Federal Home Loan Bank of Boston Stock and Advances
As a member of the FHLBB, the Bank is required to maintain an investment in capital stock of the FHLBB, as collateral, in an amount equal to a percentage of certain loans outstanding and contracts secured by real estate, including mortgage-backed securities, and advances outstanding with the FHLBB. No ready market exists for FHLBB stock and it has no quoted market value. For disclosure purposes, market value equals cost since the Bank can redeem the stock with FHLBB at cost.
Additionally, at September 30, 2013 and December 31, 2012 the Bank has access to a pre-approved secured line of credit with the FHLBB of $450,000 and the ability to borrow up to a certain percentage of the value of the Bank’s qualified collateral, as defined in the FHLBB Statement of Products Policy, at the time of the borrowing. In accordance with an agreement with the FHLBB, the qualified collateral must be free and clear of liens, pledges and encumbrances. There were no advances outstanding at September 30, 2013 and December 31, 2012 and 2011.
9.
  Income Taxes
The components of the provision (benefit) for income taxes for the nine months ended September 30, 2013 and 2012, and the years ended December 31, 2012 and 2011 were as follows:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2013	2012	2012	2011
	(Unaudited)
Current provision	$—	$—	$—	$18,299
Deferred provision (benefit)	(374,499)	(288,172)	(601,928)	(737,840)
Total provision (benefit) for taxes before change in valuation allowance	(374,499)	(288,172)	(601,928)	(719,541)
Change in valuation allowance	374,499	288,172	601,928	2,070,312
Total provision for income taxes	$—	$—	$—	$1,350,771

A reconciliation of the anticipated income tax provision (computed by applying the statutory federal income tax rate of 34% to income before income taxes) to the amount reported in the statement of operations for the nine months ended September 30, 2013 and 2012, and the years ended December 31, 2012 and 2011 is as follows:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2013	2012	2012	2011
	(Unaudited)
Benefit for income taxes at statutory federal rate	$(327,817)	$(252,354)	$(592,501)	$(652,442)
State taxes, net of federal benefit	(47,196)	(36,332)	(73,837)	(95,704)
Valuation allowance on deferred tax assets	374,499	288,172	601,928	2,070,312
Non-deductible expenses	514	514	1,028	1,946
Other	—	—	63,382	26,659
Total provision (benefit) for income taxes	$—	$—	$—	$1,350,771

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Deferred income taxes reflect the impact of “temporary differences” between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. The Bank records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not, that some or all of the benefit related to the deferred tax assets will not be realized. The determination of the amount of deferred income tax assets which are more likely than not to be realized is primarily dependent on projections of future earnings, which are subject to uncertainty and estimates that may change given economic conditions and other factors. Management has reviewed the deferred tax position of the Bank at December 31, 2012. The deferred tax position has been affected by several significant transactions in the past three years, including increased provisions for loan losses, and the increasing levels of non-accrual loans.
The Bank has approximately $5,929,000 of federal net operating losses available to be carried forward at December 31, 2012. The ability to use these losses will begin to expire in 2030. The Bank also has approximately $10,729,000 of net operating losses available to be carried forward for State of Connecticut income tax purposes. Under Connecticut tax law, corporations are not allowed to carry net operating losses incurred back to open tax years, but instead must carry the losses forward to apply against future taxable income, for up to 12 years. These losses will begin to expire in 2021. Due to the magnitude of the tax losses, management has concluded that it is not more-likely-than-not that the Bank will be unable to realize its deferred tax assets related to net operating losses. The Bank has established a valuation allowance equal to 100% against these deferred tax assets at September 30, 2013 and December 31, 2012.
At September 30, 2013, December 31, 2012 and 2011, the components of deferred taxes were as follows:

	September 30, 2013	December 31,
		2012	2011
Deferred tax assets:
Allowance for loan losses	$49,547	$177,885	$251,759
Deferred loan fees	11,625	19,473	25,228
Net operating loss carryforwards	2,696,044	2,464,815	2,166,140
Nonaccrual interest	285,018	404,312	121,337
Other	17,893	23,921	21,169
Gross deferred tax asset	3,060,127	3,090,406	2,585,633
Valuation allowance	(3,009,061)	(3,026,565)	(2,424,637)
Deferred tax asset, net of valuation allowance	51,066	63,841	160,996
Deferred tax liabilities:
Premises and equipment	(3,614)	(11,236)	(27,283)
Prepaid expenses	(47,452)	(52,605)	(133,713)
Deferred tax liability	(51,066)	(63,841)	(160,996)
Net deferred taxes	$—	$—	$—

Retained earnings at December 31, 2012 includes a contingency allowance for loan losses of $27,000, which represents the tax allowance balance existing at December 31, 1987, and is maintained in accordance with provisions of the Internal Revenue Code applicable to savings banks. It is not anticipated that the Bank will incur a federal income tax liability related to the reduction of this allowance and accordingly, deferred income taxes of $10,700 has not been recognized as of December 31, 2012.
At September 30, 2013, the Bank is subject to unexpired statutes of limitation for examination of its tax returns for U.S Federal and Connecticut income taxes for the years 2010, 2011 and 2012. An examination of the Bank’s 2009 federal income tax return resulted in no changes.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

10.
  401(k) Profit Sharing Plan
The Bank’s employees are eligible to participate in The Wilton Bank, Inc. 401(k) Plan (the “Plan”). The Plan covers substantially all employees who are 21 years of age and have completed one year of service in which the employee worked a minimum of 1,000 hours. Under the terms of the Plan, participants can contribute up to a certain percentage of their compensation, subject to federal limitations. The Bank may make discretionary matching and/or profit sharing contributions. Participants are immediately vested in their contributions and become fully vested in Bank contributions after completing six years of service. The Bank contributed $44,282 and $43,518 for the nine months ended September 30, 2013 and 2012, and $58,249 and $62,685 to the Plan during 2012 and 2011, respectively.
11.
  Earnings (Loss) Per Share
The following is information about the computation of earnings (loss) per share for the nine months ended September 30, 2013 and 2012, and the years ended December 31, 2012 and 2011:

	Net Loss	Shares	Per Share Amount

September 30, 2013 (Unaudited)
Basic loss per share attributable to common shareholders	$(1,484,821)	372,985	$(3.98)
Effect of dilutive securities	—	—	—
Diluted loss per share attributable to common shareholders	$(1,484,821)	372,985	$(3.98)
September 30, 2012 (Unaudited)
Basic loss per share attributable to common shareholders	$(1,136,270)	372,985	$(3.05)
Effect of dilutive securities	—	—	—
Diluted loss per share attributable to common shareholders	$(1,136,270)	372,985	$(3.05)
December 31, 2012
Basic loss per share attributable to common shareholders	$(1,741,327)	372,985	$(4.67)
Effect of dilutive securities	—	—	—
Diluted loss per share attributable to common shareholders	$(1,741,327)	372,985	$(4.67)
December 31, 2011
Basic loss per share attributable to common shareholders	$(3,269,719)	372,985	$(8.77)
Effect of dilutive securities	—	—	—
Diluted loss per share attributable to common shareholders	$(3,269,719)	372,985	$(8.77)

12.
  Stock Options
The Bank has adopted two stock option plans, the 1995 Director Stock Plan (the “Director Plan”) and the 1995 Employee Stock Option Plan (the “Employee Plan”) under which an aggregate of 110,000 shares of the Bank’s common stock were reserved for issuance upon the exercise of both incentive options and non-qualified options granted under these plans.
Under both plans, the exercise price of each option is the fair value of the Bank’s common stock on the date of the option grant. Options are exercisable for ten years from the date of grant. The Bank recognizes compensation cost relating to option transactions in the financial statements with measurement based upon the fair value of the equity instruments issued. For the nine months ended September 30, 2013 and 2012, and years ended December 31, 2012 and 2011, no awards were granted and no compensation expense was recognized for stock options.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

At September 30, 2013 and December 31, 2012, there were no options available for future grants under the Director Plan or the Employee Plan.
A summary of the status of stock options at September 30, 2013, and December 31, 2012 and 2011, and changes during the periods then ended is as follows:

	September 30, 2013		December 31,
	(Unaudited)		2012		2011
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	200	$56.05	200	$56.05	400	$48.29
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Terminated	—	—	—	—	(200)	40.54
Outstanding and exercisable at end of period	200	56.05	200	56.05	200	56.05

At September 30, 2013 and December 31, 2012 and 2011, the exercise prices on outstanding options ranged from $54.25 to $57.85. The remaining contractual lives for the options outstanding at December 31, 2012 ranged from 1.13 years to 1.53 years, with a weighted-average remaining contractual life of 1.34 years.
13.
  Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory  —  and possibly additional discretionary  —  actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. The Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
In July 2010, the Bank agreed to the issuance of a formal, written Consent Agreement with the FDIC and the State of Connecticut Department of Banking (“DOB”). Under the terms of the Consent Agreement, the Bank is required to maintain its Tier 1 capital ratio at least equal to 12% to total assets, Tier 1 risk-based capital at least equal to 12% of total risk-weighted assets, and total risk-based capital at least equal to 15% of total risk-weighted assets. In addition, the Bank must report quarterly to the Board of Directors and to the FDIC and DOB on the Bank’s progress in complying with the Consent Agreement. The Consent Agreement also requires the Bank to review, adopt and implement a number of policies and programs related to credit and operational issues. It further provides for certain asset growth restrictions for a limited period of time together with the reduction of the Bank’s risk position in certain loans which are classified as substandard, or doubtful, and a restriction on the extension of credit to borrowers whose loans are so criticized. Failure to comply with the Consent Agreement and the minimum capital requirements specified above may subject the Bank to further regulatory actions.
At December 31, 2012, the Bank was not in compliance with the Consent Agreement’s minimum 12% Tier 1 Capital requirement. However, the Bank was in compliance with the two risk-based capital requirements as described above, as well as other requirements in the Consent Agreement. The Bank has submitted an updated Capital Plan to the FDIC and DOB. The Capital Plan describes actions the Bank will take to return the Tier 1 capital to the minimum required under the Consent Agreement. Subsequent to year end, the Capital Plan was accepted by the Bank’s regulators.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Restrictions on dividends
While the Consent Agreement is in effect, the Bank may not pay dividends or any other form of payment representing a reduction in capital without the prior written approval of the FDIC and the DOB. In addition to the Consent Agreement, certain other restrictions exist regarding the ability of the Bank to pay dividends. State of Connecticut Banking Rules and Regulations require regulatory approval to pay dividends in excess of the Bank’s earnings retained in the current year plus retained earnings from the previous two years. The Bank had an accumulated deficit for the three-year period ended December 31, 2012, and therefore is restricted from paying dividends. The Bank is also prohibited from paying dividends that would reduce its capital ratios below minimum regulatory requirements. The Bank suspended its dividend in March, 2010.
The Bank’s actual capital amounts and ratios at September 30, 2013, and December 31, 2012 and 2011 were as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2013 (Unaudited)
Total Capital to Risk-Weighted Assets	$7,037	18.10%	$3,110	8.00%	$3,888	10.00%
Tier 1 Capital to Risk-Weighted Assets	6,546	16.84%	1,555	4.00%	2,333	6.00%
Tier 1 Capital to Average Assets	6,546	9.24%	2,834	4.00%	3,542	5.00%
December 31, 2012
Total Capital to Risk-Weighted Assets	$8,583	19.70%	$3,486	8.00%	$4,357	10.00%
Tier 1 Capital to Risk-Weighted Assets	8,031	18.43%	1,743	4.00%	2,614	6.00%
Tier 1 Capital to Average Assets	8,031	10.81%	2,970	4.00%	3,713	5.00%
December 31, 2011
Total Capital to Risk-Weighted Assets	$10,429	20.09%	$4,153	8.00%	$5,192	10.00%
Tier 1 Capital to Risk-Weighted Assets	9,772	18.82%	2,077	4.00%	3,115	6.00%
Tier 1 Capital to Average Assets	9,772	12.97%	3,014	4.00%	3,768	5.00%

14.
  Related Party Transactions
The Bank currently precludes Directors and Officers of the Bank and their affiliates from entering into lending transactions with the Bank except for overdraft protection with a maximum line of credit of $5,000. Amounts outstanding under such lines of credit were $731, $878 and $523 at September 30, 2013, December 31, 2012 and 2011, respectively.
Related party deposits aggregated approximately $2,060,000, $1,788,000 and $1,330,000 at September 30, 2013, December 31, 2012 and 2011, respectively.
The Bank rents storage space on a month-to-month basis from an individual who is a director of the Bank. Expense related to this rental approximated $4,200 for the nine months ended September 30, 2013 and $5,600 the years ended December 31, 2012 and 2011, respectively.
15.
  Financial Instruments with Off-Balance Sheet Risk
In the normal course of business, the Bank is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. The contractual amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

The contractual amounts of commitments to extend credit represents the amounts of potential accounting loss should: the contract be fully drawn upon; the customer default; and; the value of any existing collateral becomes worthless. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. Management believes that the Bank controls the credit risk of these financial instruments through credit approvals, credit limits, monitoring procedures and the receipt of collateral as deemed necessary.
Financial instruments whose contract amounts represent credit risk are as follows at September 30, 2013, and December 31, 2012 and 2011:

	September 30, 2013	December 31,
		2012	2011
(In thousands)	(Unaudited)
Commitments to extend credit:
Undisbursed home equity lines of credit	$3,381	$3,037	$3,636
Undisbursed loans secured by real estate	1,982	2,830	3,418
Future loan commitments	481	2,710	377
Undisbursed commercial lines of credit	1,699	1,912	2,718
Overdraft protection lines	565	596	632
	$8,108	$11,085	$10,781

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee by the borrower. Since these commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the borrower.
16.
  Fair Values of Financial Instruments
GAAP requires disclosure of fair value information for financial instruments, whether or not recognized in the statements of financial condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparisons to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments are excluded from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.
The information presented should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only required for a limited portion of the Bank’s assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Bank’s disclosures and those of other banks may not be meaningful.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

As of September 30, 2013, and December 31, 2012 and 2011, the carrying amounts and fair values of the Bank’s financial instruments were:

	September 30, 2013 (Unaudited)		December 31,
			2012		2011
	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value	Carrying Amounts	Fair Value
Financial assets:
Cash and due from banks	$29,286,177	$29,286,177	$28,374,762	$28,374,762	$21,482,956	$21,482,956
Certificates of deposit	3,500,000	3,500,000	5,750,000	5,750,000	4,000,000	4,000,000
Held-to-maturity securities	1,023,934	1,021,410	1,032,219	1,029,380	2,499,457	2,511,560
Loans receivable, net	28,938,703	28,736,906	32,495,420	32,554,000	39,960,305	39,299,000
FHLBB stock	257,600	257,600	391,500	391,500	530,800	530,800
Accrued interest receivable	79,133	79,133	107,858	107,858	119,088	119,088
Financial liabilities:
Demand deposits	13,421,916	13,421,916	14,085,959	14,085,959	15,533,054	15,533,054
NOW, money market and savings deposits	38,831,079	38,831,079	41,480,905	41,480,905	38,744,647	38,744,647
Time deposits	10,440,994	10,447,220	12,314,314	12,324,000	12,169,856	12,191,000
Accrued interest payable	23,740	23,740	39,935	39,935	42,815	42,815

17.
  Fair Value Measurements
The Bank uses fair value measurements to record certain assets at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Fair value is best determined using quoted market prices. However, in certain instances, there are no quoted market prices for certain assets or liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the asset or liability.
Fair value measurements focus on exit prices in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there had been a significant decrease in the volume and level of activity for the asset or liability, a change in the valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.
The Bank’s fair value measurements are classified into a fair value hierarchy based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. The three categories within the hierarchy are as follows:
Level 1 —
  Quoted prices in active markets for identical assets or liabilities.
Level 2 —
  Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active; and model-based valuation techniques for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 —
  Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

Valuation techniques based on unobservable inputs are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that may appropriately reflect market and credit risks. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are as of a specific point in time, they are susceptible to material near-term changes. The fair values disclosed do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect the possible tax ramifications or estimated transaction costs.
At September 30, 2013, December 31, 2012 and 2011, the Bank had no financial instruments measured at fair value on a recurring basis.
The Bank uses fair value measurements to record certain financial instruments at fair value on a nonrecurring basis. These nonrecurring fair value adjustments typically involve the application of lower-of-cost-or-market value accounting or write-downs of individual assets.
Impaired loans and foreclosed real estate are carried at fair value on a nonrecurring basis. Collateral dependent loans and foreclosed real estate are considered Level 3, as the fair value is based on an appraisal and the adjustments to comparable sales made by the appraiser are unobservable. Non-collateral dependent loans are measured using a discounted cash flow technique and are also considered Level 3, as the inputs are the Bank’s own assumptions.
At September 30, 2013, and December 31, 2012 and 2011, financial instruments measured at fair value on a nonrecurring basis were as follows:

	Carrying Value
	Level 1	Level 2	Level 3	Total
September 30, 2013 (Unaudited)
Assets measured at fair value on a non-recurring basis:
Impaired loans	$—	$—	$7,679,706	$7,679,706
Foreclosed real estate	—	—	1,894,779	1,894,779
December 31, 2012
Assets measured at fair value on a non-recurring basis:
Impaired loans	$—	$—	$8,688,307	$8,688,307
Foreclosed real estate	—	—	3,269,863	3,269,863
December 31, 2011
Assets measured at fair value on a non-recurring basis:
Impaired loans	$—	$—	$13,549,406	$13,549,406
Foreclosed real estate	—	—	2,868,547	2,868,547

NOTES TO FINANCIAL STATEMENTS
September 30, 2013 and 2012 (Unaudited) and December 31, 2012 and 2011

The following table presents the valuation methodology and unobservable inputs for Level 3 financial instruments measured at fair value on a nonrecurring basis as of September 30, 2013 and December 31, 2012:

	Fair Value	Valuation Methodology	Unobservable Input	Range (Weighted Average)
September 30, 2013 (Unaudited)
Impaired loans	$7,680,000	Appraisals	Discount for dated appraisals and selling costs	6.75% – 23.75%
Foreclosed real estate	$1,894,779	Appraisals	Discount for dated appraisals and selling costs	7.30% – 10.00%
December 31, 2012
Impaired loans	$8,688,307	Appraisals	Discount for dated appraisals and selling costs	6.75% – 40.00%
Foreclosed real estate	$3,269,863	Appraisals	Discount for dated appraisals and selling costs	7.30% – 10.00%

18.
  Subsequent Event
At September 30, 2013, the Bank had entered into a definitive merger agreement (the “Agreement”) with Bankwell Financial Group, Inc., (“BFG”), under which BFG will acquire the Bank. On September 30, 2013 the shareholders of the Bank approved the Agreement. The acquisition by BFG closed on November 5, 2013, whereby BFG acquired all outstanding common shares of the Bank for a price of $13.50 per share.

APPENDIX A
AGREEMENT AND PLAN OF MERGER
DATED AS OF MARCH 31, 2014
BY AND BETWEEN
BANKWELL FINANCIAL GROUP, INC.
AND
QUINNIPIAC BANK & TRUST COMPANY

A-i

A-ii

A-iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of March 31, 2014, by and between Bankwell Financial Group, Inc., a Connecticut corporation (“BWFG”), and Quinnipiac Bank & Trust Company, a Connecticut chartered bank (“QBT”).
WITNESSETH
WHEREAS, the Board of Directors of BWFG and the Board of Directors of QBT have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;
WHEREAS, in accordance with the terms of this Agreement, QBT will merge with and into Bankwell Bank (the “Bank”), a Connecticut chartered bank and wholly owned subsidiary of BWFG (the “Merger”);
WHEREAS, as a material inducement to BWFG to enter into this Agreement, each of the directors and executive officers of QBT has entered into a voting agreement with BWFG dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of QBT Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;
WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
Section 1.01 Terms of the Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, QBT shall merge with and into Bank, and Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of Connecticut. BWFG will cause Bank to, and QBT shall, execute and deliver a Bank Merger Agreement substantially in the form attached to this Agreement as Exhibit B. As part of the Merger, shares of QBT Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.
Section 1.02 Tax Consequences.   It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. QBT and BWFG each hereby agree to deliver at closing a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinion contemplated by Section 6.01(e).
Section 1.03 Name of the Surviving Bank.   The name of the Surviving Bank upon consummation of the Merger shall be “Bankwell Bank.”

Section 1.04 Charter and Bylaws of the Surviving Bank.   The charter and bylaws of the Surviving Bank upon consummation of the Merger shall be the charter and bylaws of Bank as in effect immediately prior to consummation of the Merger.
Section 1.05 Directors and Executive Officers of BWFG and Surviving Bank.
(a)
  At the Effective Time, the directors of each of BWFG and Surviving Bank immediately prior to the Effective Time shall continue to be the directors of BWFG and Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of BWFG and Surviving Bank shall each be increased by one (1) director to be selected by BWFG after consultation with QBT (the “New Member”), and the New Member shall be appointed to the board of directors of both BWFG and Surviving Bank for a term to expire at BWFG’s and Surviving Bank’s next annual meeting in 2015. The New Member shall be nominated to the board of directors of BWFG and Surviving Bank and BWFG shall recommend that its stockholders vote in favor of the election of such nominee in 2015, subject to the New Member’s being recommended by BWFG’s Governance Committee after review applied to all candidates for re-nomination. Notwithstanding the foregoing, neither BWFG nor Surviving Bank shall have any obligation to appoint any New Member to serve on BWFG’s or Surviving Bank’s Board if such Person is not a member of the QBT’s board of directors immediately prior to the Effective Time. It is intended that the New Member will qualify as an “independent director” under applicable securities laws and NASDAQ listing standards. Each of the directors of BWFG and Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of BWFG and Surviving Bank.
(b)
  The Executive Officers of BWFG and Surviving Bank shall consist of the Executive Officers of BWFG and Surviving Bank in office immediately prior to the Effective Time. Without otherwise limiting the foregoing, Mark A. Candido and Richard Barredo, currently Executive Officers of QBT, shall be officers of Surviving Bank pursuant to the Retention Agreements referenced in Section — below.
Section 1.06 Advisory Board.   BWFG shall establish an Advisory Board (the “Advisory Board”), which shall operate pursuant to a written charter consistent with this Section 1.06, and which shall meet quarterly or less frequently as determined by BWFG. At or prior to the Effective Time, all of the directors of QBT in office immediately prior to the Effective Time, excluding the New Member appointed to the board of directors of BWFG and Surviving Bank, shall be invited to serve among the members of such Advisory Board. An in-person attendance fee of $500 shall apply to each meeting of the Advisory Board for a minimum of one year following the Effective Time.
Section 1.07 Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided under Connecticut law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of QBT shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of QBT shall be vested in and assumed by Bank.
Section 1.08 Effective Date and Effective Time; Closing.
(a)
  Subject to the terms and conditions of this Agreement, BWFG will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger provided for herein shall become effective as provided in the Bank Merger Agreement as filed with the Connecticut Secretary of the State’s Office. That date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified in the Bank Merger Agreement.
(b)
  A closing (the “Closing”) shall take place, unless BWFG and QBT agree otherwise, within two weeks following receipt of all regulatory approvals and QBT shareholder approval, and in any event immediately prior to the Effective Time at 10:00 a.m., Eastern time, at the offices of Hinckley Allen & Snyder LLP in Hartford, Connecticut, or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the

Closing, there shall be delivered to BWFG and QBT the certificates and other documents required to be delivered under Article VI hereof.
Section 1.09 Alternative Structure.   BWFG may, at any time prior to the Effective Time, change the method of effecting the combination of BWFG and QBT (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the amount or type of Merger Consideration; (b) adversely affect the tax treatment of QBT’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of BWFG or QBT pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event BWFG makes such a change, QBT agrees to execute an appropriate amendment to this Agreement in order to reflect such change.
Section 1.10 Additional Actions.   If, at any time after the Effective Time, BWFG shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in BWFG or the Bank its right, title or interest in, to or under any of the rights, properties or assets of QBT, or (ii) otherwise carry out the purposes of this Agreement, QBT and its officers and directors shall be deemed to have granted to BWFG or Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BWFG or Bank its right, title or interest in, to or under any of the rights, properties or assets of QBT or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of BWFG or Bank are authorized in the name of QBT or otherwise to take any and all such action.
ARTICLE II
CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01 Merger Consideration.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, all shares of QBT Stock held in the treasury of QBT and each share of QBT Stock owned by any direct or indirect wholly owned Subsidiary of QBT immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. All remaining shares of QBT Stock, excluding Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Merger Consideration, pursuant to the terms of this Article II.
Section 2.02 Stock Consideration.   Each outstanding share of QBT Stock that under the terms of Section 2.07 is to be converted into the right to receive shares of BWFG Stock (the “Stock Consideration”) shall be converted into and become the right to receive from BWFG 0.56 shares of BWFG Stock (the “Exchange Ratio”).
Section 2.03 Cash Consideration.   Each outstanding share of QBT Stock that under the terms of Section 2.07 is to be converted into the right to receive cash (the “Cash Consideration”) shall be converted into the right to receive a cash payment of $12.00.
Section 2.04 Rights as Shareholders; Stock Transfers.   At the Effective Time, holders of QBT Stock shall cease to be shareholders of QBT, and shall have no rights other than the right to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of QBT of shares of QBT Stock.
Section 2.05 No Fractional Shares.   Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of BWFG Stock shall be issued in the Merger. Each holder of a Certificate who otherwise would have been entitled to a fraction of a share of BWFG Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of QBT Stock owned by such holder at the Effective Time) by $12.00. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.06 Dissenting Shares.   Each outstanding share of QBT Stock the holder of which has perfected his or her right to dissent from the Merger under sections 33-855 to 33-872, inclusive of the Connecticut Business Corporations Act and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the Connecticut Business Corporations Act. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 2.07 hereof. QBT shall give BWFG prompt notice upon receipt by QBT of any such written demands for payment of the fair value of shares of QBT Stock and of withdrawals of such demands and any other instruments provided pursuant to sections 33-855 to 33-872, inclusive of the Connecticut Business Corporations Act. Any payments made in respect of Dissenting Shares shall be made by BWFG.
Section 2.07 Election Procedures.
(a)
  Holders of QBT Stock may elect to receive shares of BWFG Stock, cash or a combination thereof (in any case without interest) in exchange for their shares of QBT Stock in accordance with the following procedures, provided that, in the aggregate, seventy-five percent (75%) of the total number of shares of QBT Stock issued and outstanding at the Effective Time, including any Dissenting Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of QBT Stock shall be converted into the Cash Consideration. Shares of QBT Stock as to which a holder of QBT Stock has elected to receive the Cash Consideration (including, pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of QBT Stock as to which a holder of QBT Stock has elected to receive the Stock Consideration (including, pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of QBT Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of Stock Election Shares is referred to herein as the “Stock Election Number.”
(b)
  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as QBT and BWFG shall mutually agree (“Election Form”), shall be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the anticipated Effective Date or on such earlier date as QBT and BWFG shall mutually agree (the “Mailing Date”) to each holder of record of QBT Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.07, (i) to elect to receive all cash with respect to each share of QBT Stock held by such holder, (ii) to elect to receive all BWFG Stock with respect to each share of QBT Common Stock held by such holder, (iii) to elect to receive cash with respect to a part of such holder’s QBT Stock and BWFG Stock with respect to the remaining part of such holder’s QBT Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or BWFG Stock for such shares. A holder of record of shares of QBT Stock who holds such shares as nominee, trustee or in another representative capacity may submit multiple Election Forms, provided that each such Election Form covers all the shares of QBT Stock held by such nominee, trustee or held in another representative capacity for a particular beneficial owner. Any shares of QBT Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of BWFG Stock, subject to Section 2.06; provided, however, that for purposes of making the proration calculations provided for in this Section 2.07 only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c)
  To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Eastern time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as QBT and BWFG may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. QBT shall make available Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of QBT Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline. QBT shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of QBT Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a QBT shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of QBT Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. BWFG shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.
(d)
  If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.
(e)
  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(i)
  if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or
(ii)
  if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.
Section 2.08 Exchange of Certificates; Payment of the Consideration.
(a)
  Until the six (6) month anniversary of the Effective Time, BWFG shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article II, and (ii) certificates, or at BWFG’s option, evidence of shares in book entry form, representing the shares of BWFG Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, each to be given to the holders of QBT Stock in exchange for Certificates pursuant to this Article II. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to BWFG. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article II shall thereafter be entitled to look exclusively to BWFG, and only as a general creditor thereof, for the Merger Consideration to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of BWFG (and to the extent not in its possession shall be delivered to it), free and clear of all liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of QBT Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. BWFG and the Exchange Agent shall be entitled to rely upon the stock transfer books of QBT to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.
(b)
  The Exchange Agent or BWFG shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or BWFG such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.
(c)
  Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, BWFG shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of QBT Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than ten (10) Business Days after due surrender, a check in the amount of the Cash Consideration to which such holder is entitled pursuant to this Article II, plus any amounts due pursuant to Section 2.05 above, as well as a certificate representing the Stock Consideration to which such holder is entitled pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.
(d)
  If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Cash Consideration in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any certificate representing shares of BWFG Stock is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefore, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of BWFG Stock in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(e)
  No dividends or other distributions with a record date after the Effective Time with respect to BWFG Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the recordholder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BWFG Stock.
(f)
  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by BWFG or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Bank or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Bank or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the Merger Consideration deliverable in respect of the shares of QBT Stock formerly represented by such Certificate pursuant to this Article II.
(g)
  BWFG shall cause the aggregate Cash Consideration to be deposited with the Exchange Agent no later than the Closing Date.
Section 2.09 Reservation of Shares.   Effective upon the date of this Agreement, BWFG shall reserve for issuance a sufficient number of shares of BWFG Stock for the purpose of issuing shares of BWFG Stock to QBT shareholders in accordance with this Article II.
Section 2.10 Listing of Additional Shares.   Prior to the Effective Time, BWFG shall notify NASDAQ of the additional shares of BWFG Stock to be issued by BWFG in exchange for the shares of QBT Stock.
Section 2.11 Options.   QBT Disclosure Schedule 3.03(b) sets forth all of the outstanding stock options pursuant to which persons may acquire shares of QBT (“QBT Options”), as of the date hereof.
At the Effective Time, each option granted by QBT to purchase shares of QBT Common Stock under the QBT Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “QBT Stock Option”) shall cease to represent a right to acquire shares of QBT Common Stock and shall be converted automatically into an option to purchase shares of BWFG Common Stock for a number of shares and at an exercise price determined as provided below, with such converted option to continue to be subject to the same terms and conditions as were applicable to the QBT Stock Option under the QBT Stock Plan and the applicable award agreement thereunder (but taking into account any acceleration of vesting thereof provided for in the QBT Stock Plan, or in the related award agreement, by reason of the consummation of the transactions contemplated hereby):
(a)
  the number of shares of BWFG Common Stock to be subject to the new option shall be equal to the product of the number of shares of QBT Common Stock subject to the QBT Stock Option and the Exchange Ratio; provided, that any fractional shares of BWFG Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and
(b)
  the exercise price per share of BWFG Common Stock under the new option shall be equal to the exercise price per share of QBT Common Stock subject to the QBT Stock Option divided by the Exchange Ratio subject to the QBT Stock Option; provided, that such exercise price shall be rounded up to the nearest whole cent.
For purposes of this Agreement, “QBT Stock Plan” mean the QBT 2010 Stock Plan.
Section 2.12 Warrants.   QBT Disclosure Schedule 3.03(b) sets forth all of the outstanding warrants issued by QBT (“QBT Warrants”) as of the date hereof.
At the Effective Time, each warrant granted by QBT to purchase shares of QBT Common Stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “QBT Warrant”) shall cease to represent a right to acquire shares of QBT Common Stock and shall be converted automatically into a warrant to purchase 0.56 shares of BWFG Common Stock for $17.86; provided, that any fractional shares of BWFG Common Stock resulting from such exercise shall rounded down to the nearest whole share.
Section 2.13 Adjustment to Stock/Cash Election.   The provisions of this Agreement assume that there will be no more than 510,169 shares of BWFG Stock issued as Stock Consideration at the Effective Time. If, between the date hereof and the Effective Time, QBT Options or QBT Warrants are exercised for QBT Stock, the Stock Election Shares shall not exceed 510,169 shares of BWFG Stock and the Cash Election Shares shall be increased accordingly. Nothing in this Section 2.13 shall be interpreted to permit an adjustment to the total Merger Consideration payable under this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF QBT
Section 3.01 Making of Representations and Warranties.   Except as set forth in the QBT Disclosure Schedule, QBT hereby represents and warrants to BWFG that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.
Section 3.02 Organization, Standing and Authority of QBT.   QBT is a Connecticut chartered bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. QBT’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by QBT when due. QBT is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on QBT Disclosure Schedule 3.02. The Certificate of Incorporation and Bylaws of QBT, copies of which have been made available to BWFG, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.
Section 3.03 QBT Capital Stock.
(a)
  The authorized capital stock of QBT consists solely of 3,000,000 shares of common stock, par value $.01 per share, of which 1,214,688 shares are outstanding as of the date hereof (“QBT Stock”). As of the date hereof, there are no shares of QBT Stock held in treasury by QBT. The outstanding shares of QBT Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the QBT Options to acquire 109,000 shares of QBT Stock, and (b) the QBT Warrants exercisable for 122,500 shares of QBT Stock, QBT does not have any Rights issued or outstanding with respect to QBT Stock and QBT does not have any commitment to authorize, issue or sell any QBT Stock or Rights.
(b)
  QBT Disclosure Schedule 3.03(b), contains a list setting forth, as of the date of this Agreement, all outstanding QBT Options, the exercise price per share with respect to each such QBT Option, a list of all option holders with respect to each QBT Stock Option including identification of any such optionees that are not current or former employees, directors or officers of QBT, the date of grant and date of expiration of each QBT Option, and any vesting schedule applicable to each unvested QBT Option. Upon issuance in accordance with the terms of the outstanding option agreements, the shares of QBT Stock issued pursuant to the QBT Options shall be issued in compliance with all applicable laws. QBT Disclosure Schedule 3.03(b) also contains a list of all QBT Warrants, including (i) the number of outstanding warrants, (ii) the exercise price of each warrant, and (iii) the names and addresses of the warrant holders.
Section 3.04 Subsidiaries.   QBT does not, directly or indirectly, own or control any Affiliate. Except as disclosed on QBT Disclosure Schedule 3.04, QBT does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by QBT has not been conducted through any other direct or indirect Subsidiary or Affiliate of QBT. No such equity investment identified in QBT Disclosure Schedule 3.04 is prohibited by the State of Connecticut, the CTDOB or the FDIC.
Section 3.05 Corporate Power; Minute Books.   QBT has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and QBT has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of QBT’s shareholders of this Agreement. QBT does not conduct any trust business. The minute books of QBT contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of QBT and the QBT Board (including committees of the QBT Board).
Section 3.06 Execution and Delivery.   Subject to the approval of this Agreement by the shareholders of QBT, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of QBT and the QBT Board on or prior to the date hereof. The QBT Board has directed that this Agreement be submitted to QBT’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of two-thirds of the outstanding shares of QBT Stock entitled to vote thereon, no other vote of the shareholders of QBT is required by law, the Certificate of Incorporation of QBT, the Bylaws of QBT or otherwise to approve this Agreement and the transactions contemplated hereby. QBT has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BWFG, this Agreement is a valid and legally binding obligation of QBT, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
Section 3.07 Regulatory Approvals; No Defaults.
(a)
  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by QBT in connection with the execution, delivery or performance by QBT of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by the CTDOB and FDIC, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of two-thirds of the outstanding shares of QBT Stock. As of the date hereof, QBT is not aware of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.
(b)
  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by QBT, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Certificate of Incorporation or Bylaws (or similar governing documents) of QBT, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to QBT, or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of QBT under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which QBT is a party, or by which it or any of its properties or assets may be bound or affected.
Section 3.08 Financial Statements.
(a)
  QBT has previously made available to BWFG copies of the statements of condition of QBT as of December 31 for the fiscal years 2013 and 2012, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2013, 2012 and 2011, in each case other than the 2013 statements accompanied by the audit report of McGladrey & Pullen, LLP, the independent registered public accounting firm of QBT (the “QBT Financial Statements”). The QBT Financial Statements (including the related notes, where applicable) fairly present the results of the operations and financial position of QBT for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of QBT have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. McGladrey & Pullen, LLP has not resigned or been dismissed as independent public accountants of QBT as a result of or in connection with any disagreements with QBT on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. QBT will provide BWFG with audited 2013 QBT Financial Statements when available. The audited 2013 Financial Statements shall show an amount for total equity that is not less than total equity in the unaudited 2013 QBT Financial Statements by more than .1% (one-tenth of one percent); no materiality qualification shall apply to a breach of this representation.
(b)
  QBT is not now, nor has it ever been, required to file with the Securities and Exchange Commission (the “SEC”) any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.
Section 3.09 Absence of Certain Changes or Events.
(a)
  Since December 31, 2013, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on QBT.
(b)
  Since December 31, 2013, QBT has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).
(c)
  Except as set forth in QBT Disclosure Schedule 3.09, since December 31, 2013, QBT has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2013, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of QBT’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of QBT’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of QBT’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of QBT affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by QBT or any settlement or compromise of any income tax liability by QBT, (vi) made any material change in QBT’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans,

(vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.
Section 3.10 Financial Controls and Procedures.   During the periods covered by the QBT Financial Statements, QBT has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of QBT’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of QBT or its accountants.
Section 3.11 Regulatory Matters.
(a)
  QBT has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of QBT, and except as set forth in QBT Disclosure Schedule 3.11, no Governmental Authority has initiated any proceeding, or to the Knowledge of QBT, investigation into the business or operations of QBT. Other than as set forth in QBT Disclosure Schedule 3.11, there is no unresolved violation, matter requiring attention, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of QBT. QBT is “well-capitalized” as defined in applicable laws and regulations, and QBT has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.
(b)
  Other than as set forth in QBT Disclosure Schedule 3.11, neither QBT, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. QBT has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.
Section 3.12 Legal Proceedings.
(a)
  There are no pending or, to QBT’s Knowledge, threatened legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against QBT.
(b)
  QBT is not a party to any, nor are there any pending or, to QBT’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against QBT in which, to the Knowledge of QBT, there is a demand for any material recovery against or other Material Adverse Effect on QBT or which challenges the validity or propriety of the transactions contemplated by this Agreement.
(c)
  There is no injunction, order, judgment or decree imposed upon QBT, or the assets of QBT, and QBT has not been advised of, or is aware of, the threat of any such action.

Section 3.13 Compliance with Laws.
(a)
  Other than as set forth in QBT Disclosure Schedule 3.13(a), QBT is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;
(b)
  QBT has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to QBT’s Knowledge, no suspension or cancellation of any of them is threatened; and
(c)
  Other than as set forth in QBT Disclosure Schedule 3.13(c), QBT has received no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to QBT’s Knowledge, do any grounds for any of the foregoing exist).
Section 3.14 Material Contracts; Defaults.
(a)
  Other than as set forth in QBT Disclosure Schedule 3.14, QBT is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of QBT to indemnification from QBT; (iii) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $10,000 per annum; (iv) which relates to any new branch or business activity not in place or engaged in at the time of this Agreement; or (v) materially restricts the conduct of any business by QBT. QBT has previously delivered to BWFG true, complete and correct copies of each such document.
(b)
  To its Knowledge, QBT is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by QBT is currently outstanding.
Section 3.15 Brokers.   Neither QBT nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that QBT has engaged, and will pay a fee or commission to, Sterne, Agee & Leach, Inc. A true, complete and correct copy of the engagement letter with Sterne, Agee & Leach, Inc. has been provided to BWFG.
Section 3.16 Employee Benefit Plans.
(a)
  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of QBT (the “QBT Employees”) and current or former directors of QBT including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “QBT Benefit Plans”), are identified in QBT Disclosure Schedule 3.16(a). True and complete copies of all QBT Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any QBT Benefit Plans and all amendments thereto, have been provided to BWFG.
(b)
  All QBT Benefit Plans covering QBT Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each QBT Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “QBT Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of QBT, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such QBT Pension Plan under Section 401(a) of the Code. There is no pending or, to QBT’s Knowledge, threatened litigation relating to the QBT Benefit Plans. QBT has not engaged in a transaction with respect to any QBT Benefit Plan or QBT Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject QBT to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
(c)
  No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by QBT with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with QBT under Section 4001 of ERISA or Section 414 of the Code (a “QBT ERISA Affiliate”). QBT has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a QBT ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any QBT Pension Plan or by any QBT ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement.
(d)
  All contributions required to be made under the terms of any QBT Benefit Plan have been timely made or have been reflected on the financial statements of QBT. No QBT Pension Plan or single-employer plan of a QBT ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no QBT ERISA Affiliate has an outstanding funding waiver. QBT has not provided, and is not required to provide, security to any QBT Pension Plan or to any single-employer plan of a QBT ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
(e)
  QBT has no obligations for retiree health and life benefits under any QBT Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. QBT may amend or terminate any such QBT Benefit Plan at any time without incurring any liability thereunder.
(f)
  Other than as set forth in QBT Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any QBT Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the QBT Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the QBT Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of QBT, or after the consummation of the transactions contemplated hereby, BWFG or Surviving Bank, to merge amend, or terminate any of the QBT Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. QBT Disclosure Schedule 3.16(f) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of QBT who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any QBT Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other related fees or expenses together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.
(g)
  Each QBT Benefit Plan that is a deferred compensation plan and any deferral elections thereunder are in substantial compliance with Section 409A of the Code, to the extent applicable.
(h)
  Each QBT Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of QBT Stock on the date of such grant, (iii) has a grant date identical to the date on which the QBT Board or the QBT’s compensation committee actually awarded it, (iv) is exempt from Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the QBT Tax Returns and the QBT Financial Statements, respectively.
Section 3.17 Labor Matters.   QBT is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is QBT the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel QBT to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to QBT’s Knowledge, threatened, nor is QBT aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
Section 3.18 Environmental Matters.
(a)
  QBT and its owned or leased real properties are in material compliance with all Environmental Laws. QBT is not aware of, nor has QBT received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of QBT with all Environmental Laws.
(b)
  QBT has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.
(c)
  No Hazardous Substances exist within any of the owned or leased real properties, nor to QBT’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that QBT makes and intends to make of the owned real properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of those properties.
(d)
  There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to QBT’s Knowledge threatened against QBT relating in any way to any Environmental Law. QBT has no liability for remedial action under any Environmental Law. QBT has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the owned real properties or QBT Loan Property nor has QBT received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of the owned or leased real properties or QBT Loan Property.

Section 3.19 Tax Matters.
(a)
  QBT has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by QBT (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of QBT and which QBT is contesting in good faith. QBT is not the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on QBT Disclosure Schedule 3.19, neither QBT nor any its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where QBT does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of QBT.
(b)
  QBT has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
(c)
  No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of QBT are pending with respect to QBT. QBT has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where QBT has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against QBT.
(d)
  QBT has provided BWFG with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to QBT for taxable periods ended December 31, 2012, 2011 and 2010. QBT has delivered to BWFG correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by QBT filed for the years ended December 31, 2012, 2011 and 2010. QBT has timely and properly taken such actions in response to and in compliance with notices QBT has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.
(e)
  QBT has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)
  QBT has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). QBT has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. QBT is not a party to or bound by any Tax allocation or sharing agreement. QBT (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than QBT) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(g)
  The unpaid Taxes of QBT (i) did not, as of the end of the most recent period covered by QBT’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in QBT’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of QBT in filing its Tax Returns. Since the end of the most recent period covered by QBT’s call reports filed prior to the date hereof, QBT has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(h)
  QBT shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i)
  QBT has not distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j)
  QBT has not participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and QBT has not been notified of, or to QBT’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).
Section 3.20 Investment Securities.   QBT Disclosure Schedule 3.20 sets forth the book and market value as of December 31, 2013 of the investment securities, mortgage backed securities and securities held for sale of QBT, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.
Section 3.21 Derivative Transactions.
(a)
  All Derivative Transactions entered into by QBT or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by QBT, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. QBT has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of QBT, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)
  Except as set forth in QBT Disclosure Schedule 3.21, no Derivative Transactions, were it to be a Loan held by QBT, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of QBT under or with respect to each such Derivative Transactions has been reflected in the books and records of QBT in accordance with GAAP consistently applied, and no open exposure of QBT with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists.
Section 3.22 Loans; Nonperforming and Classified Assets.
(a)
  Except as set forth in QBT Disclosure Schedule 3.22(a), as of the date hereof, QBT is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of December 31, 2013, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of QBT, or to the Knowledge of QBT, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. QBT Disclosure Schedule 3.22(a) identifies (x) each Loan that as of December 31, 2013 was classified as “Special Mention,”

“Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by QBT or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of QBT that as of December 31, 2013 was classified as other real estate owned (“OREO”) and the book value thereof.
(b)
  Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens which have been perfected and (iii) to the Knowledge of QBT, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)
  The loan documents with respect to each Loan were in compliance with applicable laws and regulations and QBT’s lending policies at the time of origination of such Loans and are complete and correct.
(d)
  Except as set forth in QBT Disclosure Schedule 3.22(d), QBT is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates QBT to repurchase from any such Person any Loan or other asset of QBT.
Section 3.23 Tangible Properties and Assets.
(a)
  QBT Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by QBT. Except as set forth in QBT Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, QBT has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any lien, except for (i) statutory liens for amounts not yet delinquent and (ii) liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.
(b)
  QBT Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which QBT uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, QBT has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by QBT of, or material default by QBT in, the performance of any covenant, agreement or condition contained in any Lease, and to QBT’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on QBT Disclosure Schedule 3.23(b), there is no pending or, to QBT’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that QBT uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. QBT has paid all rents and other charges to the extent due under the Leases.
Section 3.24 Intellectual Property.   QBT Disclosure Schedule 3.24 sets forth a true, complete and correct list of all QBT Intellectual Property. QBT owns or has a valid license to use all QBT Intellectual Property, free and clear of all liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). QBT Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of QBT as currently conducted. QBT Intellectual Property owned by QBT, and to the Knowledge of QBT, all other QBT Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and QBT has not received notice challenging the validity or enforceability of QBT Intellectual Property. To the Knowledge of QBT, the conduct of the business of QBT does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Transactions will not result in the loss or impairment of the right of QBT to own or use any of the QBT Intellectual Property.
Section 3.25 Fiduciary Accounts.   QBT has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither QBT nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
Section 3.26 Insurance.
(a)
  QBT Disclosure Schedule 3.26(a) identifies all of the material insurance policies, binders, or bonds currently maintained by QBT, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. QBT is insured with reputable insurers against such risks and in such amounts as the management of QBT reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, QBT is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.
(b)
  QBT Disclosure Schedule 3.26(b) sets forth a true, correct and complete description of all QBT key person life insurance as of the end of the month prior to the date hereof. The value of such insurance as of the date hereof is fairly and accurately reflected in the QBT Financial Statements in accordance with GAAP.
Section 3.27 Antitakeover Provisions.   No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.
Section 3.28 Fairness Opinion.   The QBT Board has received the written opinion of Sterne, Agee & Leach, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of QBT Stock from a financial point of view.
Section 3.29 Proxy Statement/Prospectus.   As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of QBT to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus, as it relates to QBT, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to BWFG included in the Proxy Statement/Prospectus.
Section 3.30 Disclosure.   The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BWFG
Section 4.01 Making of Representations and Warranties.   Except as set forth in the BWFG Disclosure Schedule, BWFG hereby represents and warrants to QBT that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority of BWFG.   BWFG is a Connecticut corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. BWFG has full corporate power and authority to carry on its business as now conducted. BWFG is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The Certificate of Incorporation and Bylaws of BWFG, copies of which have been made available to QBT, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.
Section 4.03 Organization, Standing and Authority of Bank.   Bank is a Connecticut chartered bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Bank when due. Bank is a member in good standing of each of the FHLB and owns the requisite amount of stock of FHLB as set forth on BWFG Disclosure Schedule 4.03. The Certificate of Incorporation and Bylaws of Bank, copies of which have been made available to QBT, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.
Section 4.04 BWFG Capital Stock.   The authorized capital stock of BWFG consists of 10,000,000 shares of BWFG Stock, of which 3,876,393 shares are outstanding as of the date hereof, and 100,000 shares of preferred stock, of which 10,980 shares are outstanding. The outstanding shares of BWFG Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the BWFG Option Plans pursuant to which there are outstanding options to acquire 208,568 shares of BWFG Stock; (b) BWFG Warrants pursuant to which there are outstanding warrants to acquire 304,640 shares of BWFG Stock; and (c) the BWFG Stock to be issued pursuant to this Agreement, BWFG does not have any Rights issued or outstanding with respect to BWFG Stock and BWFG does not have any commitments to authorize, issue or sell any BWFG Stock or Rights.
Section 4.05 Subsidiaries.   Except as set forth on BWFG Disclosure Schedule 4.05, BWFG does not, directly or indirectly, own or control any Affiliate. Except as disclosed on BWFG Disclosure Schedule 4.05, BWFG does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by BWFG has not been conducted through any other direct or indirect Subsidiary or Affiliate of BWFG. No such equity investment identified in BWFG Disclosure Schedule 4.05 is prohibited by the State of Connecticut, the FRB, the CTDOB or the FDIC.
Section 4.06 Corporate Power; Minute Books.   Each of BWFG and Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of BWFG and Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of BWFG contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of BWFG and the BWFG Board (including committees of the BWFG Board).
Section 4.07 Execution and Delivery.   This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BWFG and the BWFG Board on or prior to the date hereof. BWFG has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Bank, this Agreement is a valid and legally binding obligation of BWFG, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
Section 4.08 Regulatory Approvals; No Defaults.
(a)
  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BWFG or any of its Subsidiaries in connection with the execution, delivery or performance by BWFG or Bank of this

Agreement, or to consummate the transactions contemplated hereby, except for filings of applications or notices with, and consents, approvals or waivers by, the FRB, the FDIC and the CTDOB, as may be required. As of the date hereof, BWFG is not aware of any reason why the approvals set forth above will not be received in a timely manner.
(b)
  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by BWFG, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of BWFG or any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BWFG or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the respective properties or assets of BWFG or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which BWFG or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.
Section 4.09 Financial Statements.   BWFG has previously made available to QBT copies of the consolidated statements of condition of BWFG and its Subsidiaries as of December 31 for the fiscal years 2013 and 2012, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2013, 2012 and 2011, in each case accompanied by the audit report of Whittlesey & Hadley, P.C., the independent registered public accounting firm of BWFG (the “BWFG Financial Statements”). The BWFG Financial Statements (including the related notes, where applicable) fairly present the results of the consolidated operations and consolidated financial position of BWFG and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of BWFG and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Whittlesey & Hadley, P.C. has not resigned or been dismissed as independent public accountants of BWFG as a result of or in connection with any disagreements with BWFG on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
Section 4.10 Absence of Certain Changes or Events.   Except as disclosed on BWFG Disclosure Schedule 4.10, since December 31, 2013, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BWFG.
Section 4.11 Financial Controls and Procedures.   During the periods covered by the BWFG Financial Statements, BWFG has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of BWFG’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of BWFG or its accountants.

Section 4.12 Regulatory Matters.
(a)
  BWFG has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2011 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of BWFG, no Governmental Authority has initiated any proceeding, or to the Knowledge of BWFG, investigation into the business or operations of BWFG, since December 31, 2011. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Bank. Bank is “well-capitalized” as defined in applicable laws and regulations, and Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(b)
  Neither BWFG, nor any of its properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. BWFG has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.
Section 4.13 Legal Proceedings.
(a)
  Other than as set forth in BWFG Disclosure Schedule 4.13, there are no pending or, to BWFG’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BWFG.
(b)
  BWFG is not a party to any, nor are there any pending or, to BWFG’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BWFG in which, to the Knowledge of BWFG, there is a reasonable probability of any material recovery against or other Material Adverse Effect on BWFG or which challenges the validity or propriety of the transactions contemplated by this Agreement.
(c)
  There is no injunction, order, judgment or decree imposed upon BWFG, or the assets of BWFG, and BWFG has not been advised of, or is aware of, the threat of any such action.
Section 4.14 Compliance With Laws.
(a)
  BWFG is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;
(b)
  BWFG has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BWFG’s Knowledge, no suspension or cancellation of any of them is threatened; and
(c)
  BWFG has received, since December 31, 2011, no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to BWFG’s Knowledge, do any grounds for any of the foregoing exist).
Section 4.15 Brokers.   Neither BWFG nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BWFG has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, LP. A true, complete and correct copy of the engagement letter with Sandler O’Neill & Partners, LP has been previously delivered to QBT.
Section 4.16 Employee Benefit Plans.
(a)
  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of BWFG and its Subsidiaries and current or former directors of BWFG and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “BWFG Benefit Plans”), are identified in BWFG Disclosure Schedule 4.16.
(b)
  To the Knowledge of BWFG, each BWFG Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each BWFG Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and BWFG is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of BWFG, threatened action, suit or claim relating to any of the BWFG Benefit Plans (other than routine claims for benefits). Neither BWFG nor any of its Subsidiaries have engaged in a transaction, or omitted to take any action, with respect to any BWFG Benefit Plan that would reasonably be expected to subject BWFG or any Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
(c)
  No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by BWFG or any Subsidiary with respect to any BWFG Benefit Plan which is subject to Title IV of ERISA (“BWFG Defined Benefit Plan”) currently or formerly maintained by BWFG or any entity which is considered one employer with BWFG under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “BWFG ERISA Affiliate”). Neither BWFG nor any BWFG ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any BWFG Pension Plan or by any BWFG ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement.
(d)
  All material contributions required to be made under the terms of any BWFG Benefit Plan have been made, and all anticipated contributions and funding obligations are accrued on BWFG’s consolidated financial statements to the extent required by GAAP. BWFG and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable BWFG Benefit Plan for financial reporting purposes as required by GAAP.
Section 4.17 Tax Matters.
(a)
  BWFG has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by BWFG (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of BWFG and which BWFG is contesting in good faith. BWFG is not the beneficiary of any extension of time within which to file any Tax Return, and neither BWFG nor any of its subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where BWFG does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BWFG.
(b)
  BWFG has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
(c)
  No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of BWFG are pending with respect to BWFG. BWFG has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where BWFG has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against BWFG.
Section 4.18 Financial Ability.    On the Effective Date, BWFG will have all funds necessary to consummate the Merger and pay the aggregate Merger Consideration to holders of QBT Stock pursuant to Article II hereof and will remain a “well-capitalized” institution as defined by the FDIC.
Section 4.19 BWFG Stock.    The shares of BWFG Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights except as described on Schedule 4.19.
Section 4.20 Disclosure.    The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.
ARTICLE V
COVENANTS
Section 5.01 Covenants of QBT.    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of BWFG, QBT shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. QBT will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and BWFG the present services of the current officers and employees of QBT and (iii) preserve for itself and BWFG the goodwill of the customers of QBT and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the QBT Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by BWFG, whose consent shall not be unreasonably withheld, QBT shall not:
(a)
  Capital Stock.    Other than pursuant to stock options or warrants outstanding as of the date hereof and listed in the QBT Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any QBT Stock, or obligate itself to purchase, retire or redeem, any of its shares of QBT Stock.
(b)
  Dividends; Etc.    (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of QBT Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c)
  Compensation; Employment Agreements, Etc.    Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of QBT or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than three percent (3%) of annual base salary with respect to any individual officer, director or employee, and (ii) QBT shall be permitted to make cash contributions to the QBT 401(k) Plan in the ordinary course of business consistent with past practice.
(d)
  Hiring.    Hire any person as an employee of QBT or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on QBT Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $50,000 and whose employment is terminable at the will of QBT, as applicable.
(e)
  Benefit Plans.    Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to BWFG, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on QBT Disclosure Schedule 5.01(e)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of QBT.
(f)
  Transactions with Affiliates.   Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;
(g)
  Dispositions.   Other than as set forth in QBT Disclosure Schedule 5.01(g), sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to QBT taken as a whole.
(h)
  Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.
(i)
  Capital Expenditures.   Other than as set forth on QBT Disclosure Schedule 5.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $25,000 in the aggregate.
(j)
  Governing Documents.   Amend QBT’s Certificate of Incorporation or Bylaws.
(k)
  Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.
(l)
  Contracts.   Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.
(m)
  Claims.   Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which QBT is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by QBT of an amount which exceeds $10,000 and/or would impose any material restriction on the business of QBT.

(n)
  Banking Operations.   Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.
(o)
  Derivatives Transactions.    Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.
(p)
  Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.
(q)
  Investment Securities.    Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a Connecticut state-chartered bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.
(r)
  Loans.    Except to satisfy contractual obligations existing as of the date hereof and set forth on QBT Disclosure Schedule 5.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with QBT’s loan policies and procedures in effect as of the date hereof; provided, however, that the prior notification and approval of BWFG is required for any new origination in excess of $350,000. For purposes of this Section 5.01(r), consent shall be deemed given unless BWFG objects within 48 hours of written notification.
(s)
  Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).
(t)
  Taxes.    Make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(u)
  Compliance with Agreements.    Commit any act or omission which constitutes a material breach or default by QBT under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.
(v)
  Environmental Assessments.    Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.
(w)
  Insurance.    Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x)
  Liens.    Discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.
(y)
  Adverse Actions.    Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.
(z)
  Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
Section 5.02 Covenants of BWFG.    From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of QBT, BWFG will not, and will cause each of its Subsidiaries not to:
(a)
  Adverse Actions.    Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, (iv) adversely affect BWFG’s ability to obtain regulatory approvals in a timely manner; or (v) adversely affect its ability to perform its covenants and agreements under this Agreement.
(b)
  Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
Section 5.03 Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.
Section 5.04 QBT Shareholder Approval.    QBT agrees to take, in accordance with applicable law, the Certificate of Incorporation of QBT and the Bylaws of QBT, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by QBT’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “QBT Meeting”) and, subject to Section 5.07, shall take all lawful action to solicit such approval by such shareholders. QBT agrees to use its best efforts to convene the QBT Meeting within thirty-five (35) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of QBT, and in any event shall convene the QBT Meeting within forty-five (45) days after such mailing. Except with the prior approval of BWFG, no other matters unrelated to this Agreement shall be submitted for the approval of QBT shareholders at the QBT Meeting. The QBT Board shall at all times prior to and during the QBT Meeting recommend adoption of this Agreement by the shareholders of QBT and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to BWFG or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of QBT for their approval at the QBT Meeting and nothing contained herein shall be deemed to relieve QBT of such obligation.
Section 5.05 Merger Registration Statement; Proxy Statement/Prospectus.   For the purposes of (x) registering BWFG Stock to be offered to holders of QBT Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the QBT Meeting, BWFG shall draft and prepare, and QBT shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by BWFG in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. BWFG shall provide QBT and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. BWFG shall file the Merger Registration Statement with the SEC. Each of BWFG and QBT shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and QBT shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders. BWFG shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and QBT shall furnish to BWFG all information concerning QBT and the holders of QBT Stock as may be reasonably requested in connection with such action.
Section 5.06 Cooperation and Information Sharing.    QBT shall provide BWFG with any information concerning QBT that BWFG may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to QBT promptly copies of all correspondence between it or any of its representatives and the SEC. BWFG shall provide QBT and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of BWFG and QBT agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. QBT agrees to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of QBT Stock entitled to vote at the QBT Meeting at the earliest practicable time.
Section 5.07 Supplements or Amendment.    QBT and BWFG shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, QBT shall cooperate with BWFG in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and BWFG shall file an amended Merger Registration Statement with the SEC, and each of BWFG and QBT shall mail an amended Proxy Statement/Prospectus to their respective shareholders.
Section 5.08 Regulatory Approvals.    Each of QBT and BWFG will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. QBT and BWFG will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of BWFG, QBT, or QBT to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, BWFG and QBT shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
Section 5.09 Press Releases.    QBT and BWFG shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. QBT and BWFG shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10 Access; Information.
(a)
  QBT agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford BWFG and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of QBT and to such other information relating to QBT as BWFG may reasonably request and, during such period, it shall furnish promptly to BWFG all information concerning the business, properties and personnel of QBT as BWFG may reasonably request.
(b)
  All information furnished to BWFG by QBT pursuant to Section 5.10(a) shall be subject to, and BWFG shall hold all such information in confidence in accordance with, the provisions of the Mutual Agreement of Confidentiality, dated as of            , 2013, by and between QBT and BWFG (the “Confidentiality Agreement”).
(c)
  No investigation by BWFG of the business and affairs of QBT shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of BWFG to consummate the transactions contemplated by this Agreement.
Section 5.11 No Solicitation by QBT.
(a)
  From the date of this Agreement through the Effective Time, QBT shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal, unless, and only to the extent that, (x) the QBT Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of QBT to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.11(a) that the QBT Board believes in good faith is a Superior Proposal; provided, however, that no Acquisition Proposal shall be considered a Superior Proposal unless, during the three (3) day period following BWFG’s notification of the Superior Proposal, QBT and its advisors shall have negotiated in good faith with BWFG to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and (y) QBT provides notice to BWFG of its decision to take such action in accordance with the requirements of Section 5.11(b), QBT may (1) furnish information with respect to QBT to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by QBT after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to BWFG than, the terms contained in any such agreement between QBT and BWFG, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred to in Section 5.04.
(b)
  QBT shall notify BWFG promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to QBT or for access to the properties, books or records of QBT by any Person that informs the QBT Board or a member of the senior management of QBT that it is making, or has made, an Acquisition Proposal. Such notice to BWFG shall be made orally and in writing, and shall indicate the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. QBT shall keep BWFG fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. QBT also shall promptly, and in any event within twenty-four (24) hours, notify BWFG, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.11(a).
(c)
  QBT shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than BWFG) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than BWFG who have been furnished confidential information regarding QBT in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. QBT agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which QBT is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.
(d)
  QBT shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of QBT are aware of the restrictions described in this Section 5.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 5.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of QBT, at the direction or with the consent of QBT, shall be deemed to be a breach of this Section 5.11 by QBT.
Section 5.12 Certain Policies.    Prior to the Effective Date, QBT shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BWFG; provided, however, that QBT shall not be obligated to take any action pursuant to this Section 5.12 unless and until BWFG acknowledges, and QBT is satisfied, that all conditions to QBT’s obligation to consummate the Merger have been satisfied and that BWFG shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by QBT pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of QBT or its management with any such adjustments.
Section 5.13 Indemnification.
(a)
  From and after the Effective Time, BWFG (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of QBT, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of QBT or is or was serving at the request of QBT as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of QBT, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the Transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Bylaws of BWFG as in effect on the date hereof (subject to change as required by law). BWFG’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
(b)
  Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.
(c)
  Prior to the Effective Time, BWFG shall use its reasonable best efforts to cause the persons serving as directors and officers of QBT immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by QBT (provided that BWFG may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to QBT’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall BWFG be required to expend in any one year more than an amount equal to 175% of the current annual amount expended by QBT to maintain such insurance (the “Insurance Amount”), and further provided that if BWFG is unable to maintain or obtain the insurance called for by this Section 5.13(c) as a result of the preceding provision, BWFG shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.
(d)
  If BWFG or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of BWFG shall assume the obligations set forth in this Section 5.13.
Section 5.14 Employees; Benefit Plans.
(a)
  Following the Closing Date, BWFG may choose not to maintain any or all of the QBT Benefit Plans in its sole discretion and QBT shall cooperate with BWFG in order to effect any plan terminations to be made as of the Effective Time. However, for any QBT Benefit Plan terminated for which there is a comparable BWFG Benefit Plan of general applicability, BWFG shall take all reasonable action so that employees of QBT shall be entitled to participate in such BWFG Benefit Plan to the same extent as similarly-situated employees of BWFG (it being understood that inclusion of the employees of QBT in the BWFG Benefit Plans may occur at different times with respect to different plans, including after the Effective Time). BWFG shall cause each BWFG Benefit Plan in which employees of QBT are eligible to participate to take into account for purposes of eligibility and vesting under the BWFG Benefit Plans but not for purposes of benefit accrual the service of such employees with QBT to the same extent as such service was credited for such purpose by QBT; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of BWFG to amend or terminate any of the QBT Benefit Plans or BWFG Benefit Plans in accordance with their terms at any time; provided, however, that BWFG shall continue to maintain the QBT Benefit Plans (other than stock-based or incentive plans) for which there is a comparable BWFG Benefit Plan until the QBT Employees are permitted to participate in the BWFG Benefit Plans, unless such BWFG Benefit Plan has been frozen or terminated with respect to similarly situated employees of BWFG or any Subsidiary of BWFG.
(b)
  BWFG shall assume and honor, for 2014, the vacation policies of QBT, as disclosed on QBT Disclosure Schedule 3.16,
(c)
  If employees of QBT become eligible to participate in a medical, dental or health plan of BWFG in accordance with BWFG plan documents, upon termination of such plan of QBT, BWFG shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of BWFG, and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous QBT Benefit Plan prior to the Effective Time.
(d)
  BWFG agrees to cause BWFG or QBT to provide severance pay, as set forth below, to any full-time, current employee of QBT (excluding any employee of QBT who is a party to an employment agreement, change-in-control agreement or any other agreement that provides for severance payments) whose employment is terminated by QBT prior to the Effective Time at the request of BWFG or by BWFG or a subsidiary of BWFG within six (6) months beyond the Effective Time because such employee’s position is eliminated or such employee is not offered or retained in comparable employment (i.e., a position with no reduction in base pay, or scheduled hours, and where the employee is not required to commute more than 35 miles farther than the employee’s present commute), excluding any employee who has accepted an offer from BWFG of noncomparable employment and also excluding any employee whose employment is terminated for “cause” (as defined below). The severance pay to be provided by QBT or BWFG under this provision shall equal two weeks “base pay” (as defined below) for each full year of service (including service with QBT and BWFG and any subsidiary of each), with a minimum of four (4) weeks and a maximum of fourteen (14) weeks of base pay. For purposes of this provision, the term “base pay” means (A) with respect to a salaried employee, the employee’s annual base salary prior to any pre-tax deductions, but shall not include bonus payments, and (B) with respect to an hourly employee, the employee’s total scheduled hours (prorated, as appropriate) prior to any pre-tax deductions for the twelve (12) full calendar months preceding the month in which the Effective Time occurs, including base salary and overtime pay, but excluding bonus payments. Also, for purposes of this provision, the term “cause” means termination because of neglect of or refusal to perform, other than as a result of sickness, accident or similar cause beyond an employee’s reasonable control, any duty or responsibility as an employee of QBT or BWFG or any subsidiary; dishonesty with respect to QBT or BWFG or the commission of any crime (other than minor traffic violations); or any material misconduct or material neglect of duties by the employee in connection with the business or affairs of QBT or BWFG. The foregoing definition of “cause” is in no way intended to limit or qualify the right of QBT or BWFG to terminate any person’s employment for any reason. Employees receiving severance payments will be required to execute appropriate release documents.
(e)
  Concurrently with the execution of this Agreement, QBT shall obtain from each of the individuals named in QBT Disclosure Schedule 5.14(e) an agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the aggregate amount of such payment to be specified in QBT Disclosure Schedule 5.14(e)) and pay such amounts to such individuals who are employed at the Effective Time pursuant to the terms of the Settlement Agreement. As to, and only as to, each individual who enters into a Settlement Agreement, BWFG acknowledges and agrees that (i) the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such employment agreements. Any officer or employee of QBT who is a party to a Settlement Agreement shall be entitled to receive the benefits payable or to be otherwise provided pursuant to the terms of such Settlement Agreement, and BWFG agrees to provide the non-cash benefits, if any, pursuant to the terms of the Settlement Agreement.
(f)
  BWFG and QBT shall discuss the advisability of a retention pool in an amount to be determined for certain employees of QBT to be designated by BWFG in consultation with QBT. Such designated employees, if any will enter into retention agreement to be agreed upon by BWFG and QBT.
Section 5.15 Notification of Certain Changes.    BWFG and QBT shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or the compliance by QBT or BWFG, as the case may be, with the respective covenants and agreements of such parties contained herein.
Section 5.16 Current Information.   During the period from the date of this Agreement to the Effective Time, QBT will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of BWFG and to report the general status of the ongoing operations of QBT. Without limiting the foregoing, QBT agrees to provide BWFG (i) a copy of each report filed by QBT with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in QBT Disclosures Schedule 3.14 and 3.22. QBT shall permit BWFG representatives access to QBT books and records as appropriate to support the information provided in the reports and monthly updates.
Section 5.17 Board Packages.    QBT shall distribute a copy of the QBT Board package, including the agenda and any draft minutes, to BWFG at the same time and in the same manner in which it distributes a copy of such packages to the QBT Board; provided, however, that QBT shall not be required to copy BWFG on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of QBT or any other matter that the QBT Board has been advised of by counsel that such distribution to BWFG may violate a confidentiality obligation or fiduciary duty or any law or regulation.
Section 5.18 Transition; Informational Systems Conversion.    From and after the date hereof, BWFG and QBT shall use their reasonable best efforts to facilitate the integration of QBT with the business of BWFG following consummation of the Transactions, and shall meet on a regular basis to discuss and plan for the conversion of QBT’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by BWFG and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of QBT’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by QBT in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. QBT shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that BWFG shall indemnify QBT for requested expenses or charges that QBT may incur as a result of taking, at the written request of BWFG, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by BWFG and/or QBT in accordance with

Section 7.01(a), 7.01(b), 7.01(c) or 7.01(f), or by QBT only in accordance with Section 7.01(d) or 7.01(e), BWFG shall indemnify QBT for any reasonable fees, expenses or charges related to reversing the Informational Systems Conversion.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01 Conditions to Obligations of the Parties to Effect the Merger.    The respective obligations of QBT and BWFG to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:
(a)
  Regulatory Approvals.    All consents and approvals of a Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.
(b)
  Merger Registration Statement Effective.    The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.
(c)
  NASDAQ Listing.    The shares of BWFG Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.
(d)
  No Injunctions or Restraints; Illegality.    No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.
(e)
  Shareholder Approval.    This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of QBT Stock.
(f)
  Tax Opinions.    BWFG shall have received a letter setting forth the written opinion of Hinckley, Allen & Snyder LLP, in and form and substance reasonably satisfactory to BWFG, dated as of the Closing Date, and QBT shall have received a letter setting forth the written opinion of Luse Gorman Pomerenk & Schick PC, in form and substance reasonably satisfactory to QBT, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.
Section 6.02 Conditions to Obligations of BWFG.    The obligations of BWFG to consummate the Merger also are subject to the fulfillment or written waiver by BWFG prior to the Closing Date of each of the following conditions:
(a)
  Representations and Warranties.    The representations and warranties of QBT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on QBT or the Surviving Bank. BWFG shall have received a certificate, dated the Closing Date, signed on behalf of QBT by the Chief Executive Officer of QBT to such effect.
(b)
  Performance of Obligations of QBT.    QBT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date,

and BWFG shall have received a certificate, dated the Closing Date, signed on behalf of QBT by the Chief Executive Officer of QBT to such effect.
(c)
  Adverse Regulatory Conditions.    No regulatory approval referred to in Section 6.01(a) hereof shall contain any condition, restriction or requirement which the Board of Directors of BWFG reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that BWFG would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof, except to the extent such condition, restriction or requirement relates primarily to the operations and activities of BWFG.
(d)
  Voting Agreements.    The Voting Agreements shall have been executed and delivered by each director and executive officer of QBT concurrently with QBT’s execution and delivery of this Agreement.
(e)
  Agreements with QBT Executives.    Mark A. Candido, current President and Chief Executive officer of QBT, and Richard R. Barredo, current Executive Vice President and Chief Lending Officer, shall have entered into Employment Agreements with the Bank satisfactory in form and substance to the Bank.
(f)
  Absence of any Regulatory Order.    There shall be no outstanding Regulatory Order to which QBT is a party and which will apply to BWFG after the Effective Time.
(g)
  Opening of North Haven Branch.    QBT’s proposed branch at 24 Washington Avenue, North Haven, Connecticut shall have received all regulatory approvals and shall have begun business there.
(h)
  Other Actions.    QBT shall have furnished BWFG with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as BWFG may reasonably request.
Section 6.03 Conditions to Obligations of QBT.    The obligations of QBT to consummate the Merger also are subject to the fulfillment or written waiver by QBT prior to the Closing Date of each of the following conditions:
(a)
  Representations and Warranties.    The representations and warranties of BWFG set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on BWFG or the Surviving Bank. QBT shall have received a certificate, dated the Closing Date, signed on behalf of BWFG by the Chief Executive Officer and the Chief Financial Officer of BWFG to such effect.
(b)
  Performance of Obligations of BWFG.    BWFG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and QBT shall have received a certificate, dated the Closing Date, signed on behalf of BWFG by the Chief Executive Officer and the Chief Financial Officer of BWFG to such effect.
(c)
  Other Actions.    BWFG shall have furnished QBT with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as QBT may reasonably request.
Section 6.04 Frustration of Closing.    Neither BWFG nor QBT may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement.
ARTICLE VII
TERMINATION
Section 7.01 Termination.    This Agreement may be terminated, and the Transactions may be abandoned:
(a)
  Mutual Consent.    At any time prior to the Effective Time, by the mutual consent of BWFG and QBT if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
(b)
  No Regulatory Approval.    By either BWFG or QBT, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c)
  No Shareholder Approval.    By either BWFG or QBT (provided, in the case of QBT, that it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders of QBT required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)
  Breach of Representations and Warranties.    By either BWFG or QBT (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by BWFG) or Section 6.03(a) (in the case of a breach of a representation or warranty by QBT).
(e)
  Breach of Covenants.    By either BWFG or QBT (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by QBT) or Section 6.03(b) in the case of a breach of a representation or warranty by BWFG).
(f)
  Delay.    By either BWFG or QBT if the Merger shall not have been consummated on or before December 31, 2014 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.
(g)
  Failure to Recommend; Third-Party Acquisition Transaction; Etc.    By either BWFG or QBT, if (i) QBT shall have breached its obligations under Section 5.11, (ii) the QBT Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of BWFG, (iii) the QBT Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than BWFG or a Subsidiary of BWFG or (iv) QBT shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the QBT Meeting in accordance with Section 5.04.
Section 7.02 Termination Fee.   In recognition of the efforts, expenses and other opportunities foregone by BWFG while structuring and pursuing the Merger, the parties hereto agree that QBT shall pay to BWFG a termination fee of Six Hundred Thousand Dollars ($600,000) within three (3) Business Days after written demand for payment is made by BWFG, following the occurrence of any of the events set forth below:
(a)
  BWFG or QBT terminates this Agreement pursuant to Section 7.01(g); or
(b)
  QBT enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving QBT within fifteen (15) months following the termination of this Agreement by BWFG pursuant to Section 7.01(d) or Section 7.01(e) because of a willful breach by QBT after an Acquisition Proposal has been publicly announced or otherwise made known to QBT.
Section 7.03 Effect of Termination and Abandonment.    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.
ARTICLE VIII
MISCELLANEOUS
Section 8.01 Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 5.10(b), 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.
Section 8.02 Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the QBT Meeting no amendment shall be made which by law requires further approval by the shareholders of QBT without obtaining such approval.
Section 8.03 Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. A facsimile copy or electronic transmission of a signature page shall be deemed an original signature.
Section 8.04 Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Connecticut, without regard for conflict of law provisions.
Section 8.05 Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, SEC filing and registration fees shall be borne by BWFG and printing expenses shall be borne equally, provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.
Section 8.06 Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to BWFG: Bankwell Financial Group, Inc. 220 Elm Street New Canaan, Ct 06840 Attention: Peyton R. Patterson President and Chief Executive Officer

With a copy to: Hinckley, Allen & Snyder LLP 20 Church Street Hartford, Ct. 06103 Attention: William W. Bouton III

If to QBT: Quinnipiac Bank & Trust Company 2704 Dixwell Avenue Hamden, CT 06518 Attention: Mark A. Candido President and Chief Executive Officer

With a copy to: Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW Suite 780 Washington, D.C. 20015 Attention: Lawrence M.F. Spacassi

Section 8.07 Entire Understanding; No Third Party Beneficiaries.   This Agreement, the Plan of Merger, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Bank Merger Agreement, the Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce BWFG’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 8.08 Severability.    In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 8.09 Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 8.10 Interpretation.    When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
Section 8.11 Assignment.    No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
ARTICLE IX
ADDITIONAL DEFINITIONS
Section 9.01 Additional Definitions.    In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:
“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving QBT: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of QBT in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 10% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the States of Connecticut are authorized or obligated to close.
“BWFG Board” means the Board of Directors of BWFG.
“BWFG Disclosure Schedule” means the disclosure schedule delivered by BWFG to QBT on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V.
“BWFG Option Plans” means the following plans of BWFG: 2002 Bank Management, Director and Founder Stock Option Plan, 2006 Stock Option Plan, 2007 Stock Option and Equity Award Plan, 2011 Stock Option and Equity Award Plan and 2012 Stock Plan, each as amended, from time to time.
“BWFG Stock” means the common stock, no par value per share, of BWFG.

“Certificate” means any certificate that immediately prior to the Effective Time represents shares of QBT Stock.
“Connecticut Business Corporations Act” means the Connecticut Business Corporations Act, §33-600 et seq. of the Connecticut General Statues.
“CTDOB” means the State of Connecticut Banking Department.
“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” means such exchange agent as may be designated by BWFG and reasonably acceptable to QBT to act as agent for purposes of conducting the exchange procedures described in Article II.
“FDIC” means the Federal Deposit Insurance Corporation.
“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.
“FRB” means the Board of Governors of the Federal Reserve Bank.
“GAAP” means accounting principles generally accepted in the United States of America.
“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.
“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person. Knowledge of BWFG shall include knowledge of the Bank.
“Material Adverse Effect” means with respect to QBT or BWFG , any effect that is material and adverse to the financial position, results of operations or business of QBT or BWFG or that would materially impair the ability of QBT to perform its obligations under this Agreement or otherwise materially impairs the ability of QBT or BWFG to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions (including interest rates) affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated by this Agreement; (vi) the effects of any action or omission taken with the prior consent of the other party or as otherwise expressly permitted or contemplated by this Agreement; and (vii) exclusive of the performance of QBT or BWFG’s investment portfolio.
“Merger Consideration” means the cash or BWFG Stock, or combination thereof, in an aggregate per share amount to be paid by BWFG for each share of QBT Stock, pursuant to the terms of Article II.
“NASDAQ” means The Nasdaq Stock Market, LLC.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by BWFG and QBT and as delivered to holders of QBT Stock in connection with the solicitation of their approval of this Agreement.
“QBT Board” means the Board of Directors of QBT.
“QBT Disclosure Schedule” means the disclosure schedule delivered by QBT to BWFG on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V.
“QBT Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of QBT.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.
“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of QBT Stock then outstanding or all or substantially all of the assets of QBT and otherwise (a) on terms which the QBT Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to QBT’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the QBT Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANKWELL FINANCIAL GROUP, INC.

By:	/s/ Peyton R. Patterson
Name:	Peyton R. Patterson
Title:	President and Chief Executive Officer

QUINNIPIAC BANK & TRUST COMPANY

By:	/s/ Mark A. Candido
Name:	Mark A. Candido
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Voting Agreement
This VOTING AGREEMENT (this “Agreement”) is dated as of March       , 2014, by and between the undersigned holder (“Shareholder”) of common stock, par value $0.01 per share (“QBT Common Stock”) of Quinnipiac Bank & Trust Company, a Connecticut chartered bank (“QBT”), and Bankwell Financial Group, Inc., a Connecticut corporation (“BWFG”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution of this Agreement, BWFG and QBT are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which QBT shall merge with and into Bankwell Bank, a Connecticut chartered and a wholly owned subsidiary of BWFG, and in connection therewith, each outstanding share of QBT Common Stock will be converted into the right to receive the Merger Consideration;
WHEREAS, Shareholder owns the shares of QBT Common Stock identified on Exhibit A hereto (such shares, together with all shares of QBT Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and
WHEREAS, it is a condition to the willingness of BWFG to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Section 1. Agreement to Vote Shares.   Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of QBT, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by BWFG, Shareholder shall:
(a)
  appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)
  vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of QBT contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement.
Section 2. No Transfers.   While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (d) such transfers as BWFG may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3. Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with BWFG as follows:
(a)
  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)
  This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by BWFG, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c)
  The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)
  Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of QBT other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity and no representation by Shareholder is made thereby pursuant to the terms hereof. Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.
Section 4. Irrevocable Proxy.   Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint BWFG with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of QBT, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of QBT taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.
Section 5. No Solicitation.   From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of QBT, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than BWFG) any information or data with respect to QBT or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act)

with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of QBT’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of QBT that takes any action in support of an Acquisition Proposal.
Section 6. Specific Performance and Remedies.   Shareholder acknowledges that it will be impossible to measure in money the damage to BWFG if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, BWFG will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that BWFG has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with BWFG’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, BWFG shall have the right to inform any third party that BWFG reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of BWFG hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with BWFG set forth in this Agreement may give rise to claims by BWFG against such third party.
Section 7. Term of Agreement; Termination.   The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.
Section 8. Entire Agreement; Amendments.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
Section 9. Severability.   In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 10. Capacity as Shareholder.   The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of QBT, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of QBT or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of QBT.
Section 11. Governing Law.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Connecticut, without regard for conflict of law provisions.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
BANKWELL FINANCIAL GROUP, INC.

By:
Name:	Peyton R. Patterson
Title:	President and Chief Executive Officer

SHAREHOLDER

Name:

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF QBT COMMON STOCK BENEFICIALLY OWNED

Exhibit B
Bank Merger Agreement
AGREEMENT OF MERGER
OF
QUINNIPIAC BANK & TRUST COMPANY
WITH AND INTO
BANKWELL BANK
THIS AGREEMENT OF MERGER, dated as of March       , 2014 (this “Agreement”), is made and entered into between Bankwell Bank, a Connecticut chartered stock bank and trust company (“Bankwell Bank”), and Quinnipiac Bank and trust company, a Connecticut chartered bank and trust company (“Quinnipiac Bank”).
WITNESSETH:
WHEREAS, Bankwell Bank, a Connecticut chartered stock bank and trust company duly organized and existing under the laws of the State of Connecticut with its head office located at 220 Elm Street, New Canaan, Connecticut, 06840 has authorized capital stock consisting of        shares of common stock, par value $       per share, of which        shares are issued and outstanding as of the date hereof;
WHEREAS, Quinnipiac Bank, a Connecticut chartered stock bank and trust company duly organized and existing under the laws of the State of Connecticut with its main office located 2704 Dixwell Avenue Hamden, CT 06518, has authorized capital stock consisting of 3,000,000 shares of common stock, par value $0.01 per share, of which 1,214,688 shares of common stock are issued and outstanding as of the date hereof;
WHEREAS, Bankwell Financial Group, Inc. (the parent company of Bankwell Bank) (“Bankwell”) and Quinnipiac Bank are parties to an Agreement and Plan of Merger, dated as of March       , 2014, as it may be amended from time to time (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Quinnipiac Bank shall merge with and into Bankwell Bank whereby (i) the corporate existence of Quinnipiac Bank shall cease and Bankwell Bank shall continue its corporate existence under the laws of the State of Connecticut as the surviving corporation;
WHEREAS, Bankwell Bank and Quinnipiac Bank have previously entered into a certain Agreement of Merger dated November 14, 2013 (“Prior Agreement of Merger”); and
WHEREAS, the respective boards of directors and shareholders of Bankwell Bank and Quinnipiac Bank, acting pursuant to resolutions duly adopted, have approved this Agreement and authorized the execution hereof.
NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
1.
  THE MERGER
A.
  Merger; Surviving Bank
Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Quinnipiac Bank shall be merged with and into Bankwell Bank, pursuant to the provisions of, and with the effect provided in, Connecticut General Statutes Section 36a-412(b) (said transaction, the “Merger”) and the corporate existence of Quinnipiac Bank shall cease. Bankwell Bank shall continue its corporate existence as a state chartered bank and trust company under the laws of the State of Connecticut and shall be the bank surviving the Merger (the “Surviving Bank”). The name of the Surviving Bank shall be Bankwell Bank. The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

B.
  Certificate of Incorporation and Bylaws
From and after the Effective Time (as hereinafter defined), the Certificate of Incorporation of Bankwell Bank as in effect immediately prior to the Effective Time, a copy of which is attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law, and as described in Section 1.F. below and in Exhibit B hereto. From and after the Effective Time, the Bylaws of Bankwell Bank immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law, and as described in Section I.F. below and in Exhibit B hereto.
C.
  Effective Time of the Merger
The Merger shall become effective at such time and date as are agreed to by Bankwell Bank and Quinnipiac Bank, subject to the prior approval of the Commissioner of the Connecticut Department of Banking, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Boston, or at such other time and date as shall be provided by law. The date and time of such effectiveness is herein referred to as the “Effective Time.”
D.
  Effect of the Merger
All assets as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including, but not limited to, liabilities arising from any operation of a trust department, of the merging institutions existing as of the Effective Time of the Merger.
E.
  Business of Surviving Bank
The business of the Surviving Bank after the Merger shall be that of a state chartered bank and trust company and shall be conducted at its main office, which shall be 220 Elm Street, New Canaan, Connecticut, 06840, and at all legally established branches, which are listed herein on Exhibit C.
F.
  Directors
The initial directors of the Surviving Bank shall initially consist of the current directors from Bankwell Bank and one new director added from among the ranks of current Quinnipiac Bank Board members. The minimum number of directors will be six. The maximum number of directors will be 16.
G.
  Treatment of Shares
At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Quinnipiac Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of Bankwell Bank common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.
H.
  Savings Account Issuance by Resulting Institution
After the Effective Time, the Surviving Bank will continue to issue deposit accounts, including savings accounts, on the same basis as immediately before the Effective Time.
2.
  CONDITIONS PRECEDENT
The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

A. Shareholder Approval.   This Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of Bankwell Bank and approval by not less than two-thirds of the outstanding shares of Quinnipiac Bank stock.
B. Regulatory Approvals.   The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.
C. No Injunctions or Restraints.   There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.
D. Parent Merger.   The Parent Merger Agreement closing conditions shall have been satisfied.
3.
  TERMINATION AND AMENDMENT
A.
  Termination
Notwithstanding the approval of this Agreement by the stockholders of Bankwell Bank or Quinnipiac Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.
B.
  Effect of Termination
In the event of termination of this Agreement as provided in Section 3.A above, this Agreement shall forthwith become void and have no effect, and none of Bankwell Bank or Quinnipiac Bank, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.
C.
  Amendment
This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.
4.
  MISCELLANEOUS
A.
  Representations and Warranties
Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
B.
  Further Assurances
If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Quinnipiac Bank or otherwise carry out the provisions hereof, the proper officers and directors of Quinnipiac Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Quinnipiac Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

C.
  Nonsurvival of Agreements
None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement as provided in Section 3.A.
D.
  Notices
All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
E.
  Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to any applicable conflicts of law that would result in the application of the laws of a State other than Connecticut.
F.
  Successors and Assigns
This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of the other party hereto.
G.
  Counterparts
This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
BANKWELL BANK

Blake S. Drexler, Chairman

James A. Fieber, Vice Chairman

Frederick A. Afragola, Director

George P. Bauer, Director

Richard E. Castiglioni, Director

Eric J. Dale, Director

Mark Fitzgibbon, Director

William J. Fitzpatrick III, Director

Hugh Halsell, III, Director

Daniel S. Jones, Director

Carl R. Kuehner III, Director

Todd Lampert, Director

Victor S. Liss, Director

Peyton R. Patterson, Director
[Signature Page to Bank Merger Agreement]

QUINNIPIAC BANK & TRUST COMPANY

Brian P. McArdle, Chairman of the Board

Raymond W. Palumbo, Vice Chairman of the Board

Richard R. Barredo, Director

Mark A. Candido, Director

Richard A. Ciardiello, Director

Carl R. DaVia, Director

Sallie A. DeMarsilis, Director

Stephen J. DiCapua, Director

Richard H. Fitzpatrick Jr., Director

Gregory O. Scott, Director

Richard C. Simione, Director

Richard Spero, Director

Lorenzo B. Wyatt, Director
[Signature Page to Bank Merger Agreement]

APPENDIX B
Sec. 33-855. Definitions.   As used in sections 33-855 to 33-872, inclusive:
(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive thereof. For purposes of subdivision (4) of subsection (b) of section 33-856, a person is deemed to be an affiliate of its senior executives.
(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for purposes of sections 33-862 to 33-872, inclusive, includes the surviving entity in a merger.
(4) “Fair value” means the value of the corporation’s shares determined: (A) Immediately before the effectuation of the corporate action to which the shareholder objects, (B) using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and (C) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the certificate of incorporation pursuant to subdivision (5) of subsection (a) of section 33-856.
(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.
(6) “Interested transaction” means a corporate action specified in subsection (a) of section 33-856, other than a merger pursuant to section 33-818, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition: (A) “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action: (i) Was the beneficial owner of twenty per cent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; (ii) had the power, contractually or otherwise, to cause the appointment or election of twenty-five per cent or more of the directors to the board of directors of the corporation; or (iii) was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than: (I) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action; or (II) employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 33-783; or (III) in the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate; and (B) “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.
(7) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.
(8) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.
(9) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer and any individual in charge of a principal business unit or function.
(10) “Shareholder” means both a record shareholder and a beneficial shareholder.
Sec. 33-856. Right to appraisal.   (a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(1) Consummation of a merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (B) if the corporation is a subsidiary and the merger is governed by section 33-818;
(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;
(3) Consummation of a disposition of assets pursuant to section 33-831 if the shareholder is entitled to vote on the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if (A) under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash its net assets, in excess of a reasonable amount reserved to meet claims of the type described in sections 33-886 and 33-887, (i) within one year after the shareholders’ approval of the action, and (ii) in accordance with their respective interests determined at the time of such distribution, and (B) the disposition of assets is not an interested transaction;
(4) An amendment of the certificate of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or
(5) Any other merger, share exchange, disposition of assets or amendment to the certificate of incorporation to the extent provided by the certificate of incorporation, the bylaws or a resolution of the board of directors.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4) of subsection (a) of this section shall be limited in accordance with the following provisions:
(1) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
(A) A covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended;
(B) Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than ten per cent of such shares; or
(C) Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.
(2) The applicability of subdivision (1) of this subsection shall be determined as of: (A) The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights; or (B) the day before the effective date of such corporate action if there is no meeting of shareholders.
(3) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares (A) who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective, or (B) in the case of the consummation of a disposition of assets pursuant to section 33-831, unless such cash, shares or proprietary interests are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders, as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in sections 33-886 and 33-887, (i) not later than one year after the shareholders’ approval of the action, and (ii) in accordance with their respective interests determined at the time of the distribution.
(4) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.
(c) Notwithstanding any other provision of this section, the certificate of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the certificate of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.
(d) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be the exclusive remedy as holder of such shares against the corporate actions described in this section, whether or not the shareholder proceeds as provided in sections 33-855 to 33-872, inclusive.
Sec. 33-857. Assertion of rights by nominees and beneficial owners.   (a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder: (1) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subparagraph (B) of subdivision (2) of subsection (b) of section 33-862; and (2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
Sec. 33-860. Notice of appraisal rights.   (a) Where any corporate action specified in subsection (a) of section 33-856 is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not or may be entitled to assert appraisal rights under sections 33-855 to 33-872, inclusive. If the corporation concludes that appraisal rights are or may be available, a copy of sections 33-855 to 33-872, inclusive, must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.
(b) In a merger pursuant to section 33-818, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section 33-862.
(c) Where any corporate action specified in subsection (a) of section 33-856 is to be approved by written consent of the shareholders pursuant to section 33-698:
(1) Written notice that appraisal rights are, are not or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of sections 33-855 to 33-872, inclusive; and
(2) Written notice that appraisal rights are, are not or may be available must be delivered together with the notice to nonvoting and nonconsenting shareholders required by subsections (e) and (f) of section 33-698, may include the materials described in section 33-862 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of sections 33-855 to 33-872, inclusive.
(d) Where any corporate action specified in subsection (a) of section 33-856 is proposed, or a merger pursuant to section 33-818 is effected, the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section, shall be accompanied by:

(1) The annual financial statements specified in subsection (a) of section 33-951 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than sixteen months before the date of the notice and shall comply with subsection (b) of section 33-951, except that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and
(2) The latest available quarterly financial statements of such corporation, if any.
(e) The right to receive the information described in subsection (d) of this section may be waived in writing by a shareholder before or after the corporate action.
Sec. 33-861. Notice of intent to demand payment. Consequences of voting or consenting.   (a) If a corporate action specified in subsection (a) of section 33-856 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares: (1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated, and (2) must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(b) If a corporate action specified in subsection (a) of section 33-856 is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed action with respect to that class or series of shares.
(c) A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under sections 33-855 to 33-872, inclusive.
Sec. 33-862. Appraisal notice and form.   (a) If proposed corporate action requiring appraisal rights under subsection (a) of section 33-856 becomes effective, the corporation must send a written appraisal notice and the form required by subdivision (1) of subsection (b) of this section to all shareholders who satisfied the requirements of section 33-861. In the case of a merger under section 33-818, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.
(b) The appraisal notice must be delivered no earlier than the date the corporate action specified in subsection (a) of section 33-856 became effective and no later than ten days after such date, and shall:
(1) Supply a form that (A) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (B) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (C) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;
(2) State:
(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph (B) of this subdivision;
(B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice under subsection (a) of this section is sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;
(C) The corporation’s estimate of the fair value of the shares;
(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (B) of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and
(E) The date by which the notice to withdraw under section 33-863 must be received, which date must be within twenty days after the date specified in subparagraph (B) of this subdivision; and
(3) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.
Sec. 33-863. Perfection of rights. Right to withdraw.   (a) A shareholder who receives notice pursuant to section 33-862 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subparagraph (B) of subdivision (2) of subsection (b) of section 33-862. In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1) of subsection (b) of section 33-862. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 33-867. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.
(b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subparagraph (E) of subdivision (2) of subsection (b) of section 33-862. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(c) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 33-862, shall not be entitled to payment under sections 33-855 to 33-872, inclusive.
Sec. 33-865. Payment.   (a) Except as provided in section 33-867, within thirty days after the form required by subparagraph (B) of subdivision (2) of subsection (b) of section 33-862 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 33-863 the amount the corporation estimates to be the fair value of their shares, plus interest.
(b) The payment to each shareholder pursuant to subsection (a) of this section shall be accompanied by:
(1) (A) The annual financial statements specified in subsection (a) of section 33-951 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than sixteen months before the date of payment and shall comply with subsection (b) of section 33-951, except that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information, and (B) the latest available quarterly financial statements of such corporation, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares which estimate must equal or exceed the corporation’s estimate given pursuant to subparagraph (C) of subdivision (2) of subsection (b) of section 33-862; and
(3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section 33-868 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under sections 33-855 to 33-872.
Sec. 33-867. After-acquired shares.   (a) A corporation may elect to withhold payment required by section 33-865 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1) of subsection (b) of section 33-862.
(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by subparagraph (B) of subdivision (2) of subsection (b) of section 33-862 is due, notify all shareholders who are described in subsection (a) of this section:
(1) Of the information required by subdivision (1) of subsection (b) of section 33-865;
(2) Of the corporation’s estimate of fair value pursuant to subdivision (2) of subsection (b) of section 33-865;
(3) That such shareholders may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand payment under section 33-868;
(4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and
(5) That those shareholders who do not satisfy the requirements for demanding payment under section 33-868 shall be deemed to have accepted the corporation’s offer.
(c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2) of subsection (b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.
(d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2) of subsection (b) of this section to each shareholder described in subdivision (5) of subsection (b) of this section.
Sec. 33-868. Procedure if shareholder dissatisfied with payment or offer.   (a) A shareholder paid pursuant to section 33-865 who is dissatisfied with the amount of the payment must notify the corporation in writing of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate, plus interest, less any payment under section 33-865. A shareholder offered payment under section 33-867 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.
(b) A shareholder who fails to notify the corporation in writing of the shareholder’s demand to be paid the shareholder’s stated estimate of the fair value of the shares plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment under section 33-865 or offer of payment under section 33-867 waives the right to demand payment under this section and shall be entitled only to the payment made under section 33-865 or the payment offered under section 33-867.
Sec. 33-871. Court action.   (a) If a shareholder makes demand for payment under section 33-868 which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 33-868 plus interest.
(b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation’s principal office or, if none, its registered office in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the principal office or registered office of the domestic corporation that merged with the foreign corporation was located at the time of the transaction.
(c) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
(e) Each shareholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares, or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 33-867.
Sec. 33-872. Court costs and expenses.   (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.
(b) The court in an appraisal proceeding may also assess the expenses of the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.
(c) If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated, and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.
(d) To the extent the corporation fails to make a required payment pursuant to section 33-865, 33-867 or 33-868, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

APPENDIX C
[Sterne, Agee & Leach, Inc. Letterhead]
March 31, 2014
Board of Directors
Quinnipiac Bank & Trust Company
2704 Dixwell Avenue
Hamden, CT 06518
Members of the Board of Directors:
Quinnipiac Bank & Trust Company (“Quinnipiac”) and Bankwell Financial Group, Inc. (“BWFG”) have entered into an Agreement and Plan of Merger dated March 31, 2014 (the “Agreement”), pursuant to which Quinnipiac will merge with and into BWFG, with BWFG continuing as the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, upon the Merger the shares of Quinnipiac common stock (the “Quinnipiac Shares”), then outstanding shall be cancelled, and subject to the allocation and proration procedures in the Agreement, 75% of the Quinnipiac Shares shall be converted into the right to receive 0.56 shares of BWFG common stock (the “BWFG Shares”), and 25% of the Quinnipiac Shares shall be converted into an amount of cash equal to $12.00 (the “Cash Consideration” and, together with the BWFG Shares, the “Merger Consideration”), in each case payable upon surrender of the certificate that formerly evidenced such Quinnipiac Shares. The other terms and conditions of the Merger are set forth in the Agreement, and capitalized terms used herein without definition shall have meanings assigned to them in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Quinnipiac Shares.
In arriving at our opinion, we have, among other things:
1.
  Reviewed the Agreement dated March 31, 2014;
2.
  Reviewed certain publicly-available financial and business information of Quinnipiac, BWFG and their affiliates which we deemed to be relevant;
3.
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of Quinnipiac and BWFG;
4.
  Reviewed materials detailing the Merger prepared by Quinnipiac, BWFG and their affiliates and by their legal and accounting advisors including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”);

5.
  Conducted conversations with members of senior management and representatives of both Quinnipiac and BWFG regarding the matters described in clauses 1-4 above, as well as their respective businesses and prospects before and after giving effect to the Merger;
6.
  Compared certain financial metrics of Quinnipiac and BWFG to other selected banks and thrifts that we deemed to be relevant;
7.
  Analyzed the terms of the Merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;
8.
  Analyzed the projected pro forma impact of the Merger on certain projected balance sheet, capital ratios, tangible book value per share and estimated earnings per share of BWFG;
9.
  Analyzed the Merger Consideration offered relative to Quinnipiac’s tangible book value, core deposits and last twelve months earnings as of December 31, 2013;
10.
  Reviewed the recent price performance of the common stock of BWFG and compared it to other selected banks and thrifts that we deemed relevant;
11.
  Reviewed the overall environment for depository institutions in the United States; and
12.
  Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.
In preparing our opinion, we assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Quinnipiac, BWFG and their affiliates for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information, without independent verification, that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information. We were not engaged to express, and are not expressing, any opinion with respect to any other transactions or alternative proposed transactions, if any, between Quinnipiac and BWFG. In preparing our opinion, we used provided internal projections for Quinnipiac and BWFG. With respect to the financial forecasts supplied to us, including the Synergies, we have assumed with your consent that they were reasonably prepared and reflect the best currently available estimates and judgments of Quinnipiac and BWFG as to future operating and financial performance of Quinnipiac, BWFG and the surviving corporation and its affiliates. In addition, we have assumed that the Agreement is a valid, binding and enforceable agreement upon the parties and their affiliates and will not be terminated or breached by either party. We have also assumed that the representations and warranties of each party in the Agreement are true and correct and that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party under the Agreement. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Quinnipiac, BWFG and their affiliates since either (i) the date of the last financial statements made available to us, and that no legal, political, economic, regulatory or other developments have occurred or will occur that will adversely affect these entities. We did not make an independent evaluation of the assets or liabilities of Quinnipiac, BWFG or their affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities nor have we conducted any review of individual credit files of Quinnipiac or BWFG or evaluated the solvency of Quinnipiac or BWFG under any state or federal laws relating to bankruptcy, insolvency or similar matters. We render no opinion or evaluation on the collectability of any asset or the future performance of any loan of Quinnipiac or BWFG. We were not retained to evaluate loan or lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of Quinnipiac or BWFG or on the credit mark assumed taken in the Merger, and we have assumed, with your consent, that the respective allowances for loan and lease losses for both Quinnipiac and BWFG, respectively, as well as the credit mark are adequate to cover such losses and will be adequate on a pro forma basis for BWFG. We have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. We have assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger or BWFG after the Effective Time.
Our opinion is necessarily based on economic, market, and other conditions as existed on, and could be evaluated as of, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.
Sterne, Agee & Leach, Inc. (“Sterne Agee”) is acting as financial advisor to Quinnipiac in connection with the Merger and will receive fees from Quinnipiac for our services, a significant portion of which are contingent upon the consummation of the Merger. Sterne Agee also will receive a fee in connection with the delivery of this opinion. In addition, Quinnipiac has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Other than our engagement by Quinnipiac in connection with the Merger, we have not provided investment banking services to Quinnipiac, BWFG or their affiliates over the past two years; however, we may do so in the future. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from and sell securities to Quinnipiac, BWFG or their affiliates.
This opinion is for the use and benefit of the Board of Directors of Quinnipiac and does not constitute a recommendation to any holder of Quinnipiac Shares as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is limited to the fairness, from a financial point of view to the holders of Quinnipiac Shares of the Merger Consideration and does not address the underlying business decision of Quinnipiac, or constitute a recommendation whether or not, to engage in the Merger, or the relative merits of the Merger relative to any strategic alternative that may be available to Quinnipiac. In rendering this opinion, we express no view or opinion with respect to the price at which the BWFG Shares may trade in the future. Further, in rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any of the parties to the Merger relative to the Merger Consideration. The issuance of this opinion has been approved by the Fairness Opinion Committee of Sterne Agee.
Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration is fair from a financial point of view to the holders of Quinnipiac Shares.
Very truly yours,
/s/ Sterne, Agee & Leach, Inc.
STERNE, AGEE & LEACH, INC.